Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-233934 and 333-233934-01

PROSPECTUS DATED MARCH 12, 2020

BROOKFIELD INFRASTRUCTURE CORPORATION

Class A Exchangeable Subordinate Voting Shares of

Brookfield Infrastructure Corporation

Limited Partnership Units of Brookfield Infrastructure Partners L.P.

(issuable or deliverable upon exchange, redemption or acquisition of Class A Exchangeable Subordinate Voting Shares)

This prospectus is being furnished to you as a unitholder of Brookfield Infrastructure Partners L.P., or the partnership, in connection with the planned special distribution, or the special distribution, by the partnership to the holders of its non-voting limited partnership units, or units, of approximately 32.8 million class A exchangeable subordinate voting shares, or exchangeable shares, of Brookfield Infrastructure Corporation, or our company, a corporation incorporated under, and governed by, the laws of British Columbia. Each exchangeable share will be structured with the intention of providing an economic return equivalent to one unit (subject to adjustment to reflect certain capital events). Each exchangeable share will be exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our company). The partnership may elect to satisfy our exchange obligation by acquiring such tendered exchangeable shares for an equivalent number of units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the partnership). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” Our company and the partnership currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. It is expected that following completion of the special distribution each exchangeable share will receive identical dividends to the distributions paid on each unit, as more fully described in this prospectus. We therefore expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of the partnership, our company and our respective subsidiaries as a whole, which we refer to throughout this prospectus as our group. Prior to the special distribution, our company will acquire our operating subsidiaries from certain of the partnership’s subsidiaries. Following completion of the special distribution, our company will own and operate high-quality, long-life infrastructure assets that generate stable cash flows, require relatively minimal maintenance capital expenditures and, by virtue of barriers to entry and other characteristics, tend to appreciate in value over time. Our initial operations will consist of utilities businesses in Europe and South America.

This prospectus also relates to (i) the delivery of up to approximately 46.5 million units to holders of exchangeable shares if our company or the partnership elects to satisfy any exchange, redemption or acquisition of exchangeable shares by delivering units pursuant to this prospectus (including in connection with any liquidation, dissolution or winding up of our company) and (ii) the delivery by Brookfield Asset Management Inc., as selling unitholder, of up to approximately 46.5 million units to holders of exchangeable shares, pursuant to the rights agreement between Brookfield Asset Management Inc. and Wilmington Trust, National Association. Brookfield has agreed that, until the fifth anniversary of the distribution date, in the event that our company or the partnership has not satisfied an exchange, redemption or acquisition of exchangeable shares in cash or by delivering units, then Brookfield, as selling unitholder, will satisfy or cause to be satisfied such exchange, redemption or purchase by paying such cash amount or delivering such units pursuant to this prospectus. The partnership and Brookfield currently intend to satisfy any exchange, redemption or acquisition of exchangeable shares through the delivery of units rather than cash.

The partnership is a holding entity and its sole material asset is its managing general partnership interest and preferred limited partnership interest in Brookfield Infrastructure L.P., or Holding LP. Immediately prior to the special distribution, the partnership will receive our exchangeable shares through a distribution in specie by Holding LP, or the Holding LP Distribution, of the exchangeable shares to all the holders of its equity units (which does not include preferred partnership units). As a result of the Holding LP Distribution, (i) Brookfield Asset Management Inc. and its subsidiaries (other than entities within our group), or Brookfield, who has a current approximate 29.6% economic interest in the partnership on a fully-exchanged basis, as indirect holder of redeemable partnership units of Holding LP and special general partner units in Brookfield Infrastructure Special LP, or Infrastructure Special LP, will receive approximately 13.7 million exchangeable shares and (ii) the partnership will receive approximately 32.8 million exchangeable shares, which it will subsequently distribute to unitholders pursuant to the special distribution. Immediately following the special distribution, our company’s sole direct investment will be an interest in the common equity of BIPC Holdings Inc., or Canada SubCo. It is currently anticipated that immediately following the special distribution, (i) holders of units will hold approximately 70.4% of the issued and outstanding exchangeable shares of our company, (ii) Brookfield and its affiliates will hold approximately 29.6% of the issued and outstanding exchangeable shares, and (iii) a subsidiary of the partnership will own all of the issued and outstanding class B multiple voting shares, or class B shares, which represent a 75% voting interest, and all of the issued and outstanding class C non-voting shares, or class C shares, of our company, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. Holders of exchangeable shares are expected to hold an aggregate 25% voting interest in our company. Brookfield, through its ownership of exchangeable shares, will initially hold an approximate 7.4% voting interest in our company. Holders of exchangeable shares, excluding Brookfield, will initially hold an approximate 17.6% aggregate voting interest in our company. Together, Brookfield and Brookfield Infrastructure will hold an approximate 82% voting interest in our company. The holders of the exchangeable shares will be entitled to one vote for each exchangeable share held at all meetings of our shareholders, except for meetings at which only holders of another specified class or series of shares of our company are entitled to vote separately as a class or series. The holders of the class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares. Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares will vote together and not as separate classes. Holders of class C shares will have no voting rights.

Pursuant to the special distribution, holders of units as of March 20, 2020, the record date for the special distribution, or the record date, will be entitled to receive one (1) exchangeable share for every nine (9) units held as of the record date, provided that the special distribution will be subject to any applicable withholding tax and no holder will be entitled to receive any fractional interests in the exchangeable shares. The distribution date for the special distribution is expected to be on or about March 31, 2020, or the distribution date. Holders of units who would otherwise be entitled to a fractional exchangeable share will receive a cash payment.

Holders of units will not be required to pay for the exchangeable shares to be received upon completion of the special distribution or tender or surrender units or take any other action in connection with the special distribution. Holders of units are not being asked for a proxy and are requested not to send a proxy. See “Questions and Answers Regarding the Special Distribution” for further details.

Our company may, at any time and in our sole discretion, upon sixty (60) days’ prior written notice to holders of exchangeable shares, redeem all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to adjustment to reflect certain capital events as described in more detail in this prospectus) or its cash equivalent. See “Description of Our Share Capital”.

In addition, wholly-owned subsidiaries of Brookfield will provide management services to us pursuant to the partnership’s existing master services agreement, or the Master Services Agreement, which will be amended in connection with the completion of the special distribution. There will be no increase to the base management fee and incentive distribution fees currently paid by the partnership to the Service Providers, though following completion of the special distribution, our company will be responsible for reimbursing the partnership or its subsidiaries, as the case may be, for our proportionate share of the base management fee. See also “Relationship with Brookfield – Incentive Distributions”.

There is currently no public market for our exchangeable shares. We have applied to have our exchangeable shares listed on the New York Stock Exchange, or the NYSE, and the Toronto Stock Exchange, or the TSX, under the symbol “BIPC” and we anticipate that trading in our exchangeable shares will begin on a “when-issued” basis as early as one (1) trading day prior to the record date and will continue up to and including the distribution date. “When-issued” trades generally settle within two (2) trading days after the distribution date. On the first trading day following the distribution date, any “when-issued” trading of our exchangeable shares will end and “regular-way” trading will begin. The NYSE has conditionally authorized our company to list on the NYSE and the TSX has conditionally approved the listing of these securities. Listing on the NYSE is subject to our company fulfilling all of the requirements of the NYSE, and listing on the TSX is subject to our company fulfilling all of the requirements of the TSX on or before May 5, 2020, including distribution of our exchangeable shares to a minimum number of public shareholders.

In reviewing this prospectus, you should carefully consider the matters described in the section entitled “Risk Factors” beginning on page 33.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS INFORMATION IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities.

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(continued)

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NOTICE TO INVESTORS

About this Prospectus

In Canada, this prospectus constitutes (i) a long-form prospectus of our company with respect to the exchangeable shares to be distributed in the special distribution and (ii) a short-form prospectus of the partnership with respect to the units to be issued or delivered in connection with the exchange, redemption or acquisition, if any, of exchangeable shares (including in connection with any liquidation, dissolution or winding up of our company). In the U.S., for purposes of the Securities Act, this prospectus constitutes (i) a prospectus of our company with respect to the exchangeable shares to be distributed in the special distribution and (ii) a prospectus of the partnership with respect to the units to be issued or delivered in connection with the exchange, redemption or acquisition, if any, of exchangeable shares (including in connection with any liquidation, dissolution or winding up of our company).

You should rely only on the information contained in or incorporated by reference into this prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects could have changed since that date. We expressly disclaim any duty to update this prospectus, except as required by applicable law.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which, or from any person with respect to whom, it is unlawful to make any such offer in such jurisdiction.

Meaning of Certain References

Unless otherwise noted or the context otherwise requires, when used in this prospectus, the terms “we”, “us”, “our” and “our company” mean Brookfield Infrastructure Corporation together with all of its subsidiaries. References to “Brookfield Infrastructure” mean the partnership collectively with Holding LP, the Brookfield Infrastructure Holding Entities and the Brookfield Infrastructure Operating Entities (but excluding our company). References to “our group” mean, collectively, our company and Brookfield Infrastructure. Unless otherwise noted or the context otherwise requires, the disclosure in this prospectus assumes that the special distribution has been completed and we have acquired our operating subsidiaries from Brookfield Infrastructure, although we will not acquire such subsidiaries until prior to the special distribution. Certain capitalized terms and phrases used in this prospectus are defined in the “Glossary”. Words importing the singular number include the plural, and vice versa, and words importing any gender include all genders.

Historical Performance and Market Data

This prospectus contains information relating to our Business as well as historical performance and market data for Brookfield Infrastructure and certain of its operating subsidiaries. When considering this data, you should bear in mind that historical results and market data may not be indicative of the future results that you should expect from us or the partnership.

Financial Information

The financial information contained in this prospectus is presented in United States dollars and, unless otherwise indicated, has been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. All figures are unaudited unless otherwise indicated. In this prospectus, all references to “$” are to United States dollars, references to “C$” are to Canadian dollars and references to “R$” are to Brazilian real.

Use of Non-IFRS Measures

To measure performance, we focus on net income, an IFRS measure, as well as certain non-IFRS measures, including Funds from Operations, or FFO, Adjusted Funds from Operations, or AFFO, proportionate debt and proportionate net debt.

We define FFO as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. FFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by IFRS or the IASB. FFO is therefore unlikely to be comparable to similar measures presented by other issuers. FFO has limitations as an analytical tool. Specifically, our definition of FFO may differ from the definition used by other organizations, as well as the definition of Funds from Operations used by the Real Property Association of Canada and the National Association of Real Estate Investment Trusts, Inc., or NAREIT, in part because the NAREIT definition is based on U.S. GAAP, as opposed to IFRS.

We define AFFO as FFO less capital expenditures required to maintain the current performance of our operations (maintenance capital expenditures). AFFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. AFFO is therefore unlikely to be comparable to similar measures presented by other issuers and has limitations as an analytical tool.

Proportionate debt is presented based on our proportionate share of borrowings obligations relating to our investments in various portfolio businesses. Proportionate net debt is proportionate debt net of our proportionate share of cash.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for reconciliations of non-IFRS measures to the nearest IFRS measures.

Market Data and Industry Data

Market and industry data presented throughout, or incorporated by reference in, this prospectus was obtained from third party sources, industry publications, and publicly available information, as well as industry and other data prepared by us and the partnership on the basis of our collective knowledge of the Canadian, U.S. and international markets and economies (including estimates and assumptions relating to these markets and economies based on that knowledge). Our group believes that the market and economic data is accurate and that the estimates and assumptions are reasonable, but there can be no assurance as to the accuracy or completeness thereof. The accuracy and completeness of the market and economic data used throughout this prospectus, or incorporated by reference herein, are not guaranteed and our group does not make any representation as to the accuracy of such information. Although our group believes it to be reliable, our group has not independently verified any of the data from third party sources referred to or incorporated by reference in this prospectus, analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic and other assumptions relied upon by such sources.

GLOSSARY

“AFFO” means Adjusted Funds from Operations;

“Annual Report” means the partnership’s annual report on Form 20-F for the fiscal year ended December 31, 2019 (filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form), which includes the partnership’s audited consolidated statements of financial position as of December 31, 2019 and December 31, 2018, together with the report thereon of the independent registered public accounting firm and management’s discussion and analysis of the partnership as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019;

“ANP” means Agência Nacional do Petróleo;

“articles” means the notice of articles and articles of our company;

“audit committee” means the audit committee of our board, as further described under “Governance — Corporate Governance Disclosure — Committees of the Board of Directors — Audit Committee”;

“BCBCA” means the Business Corporations Act (British Columbia);

“Bermuda Holdco” means BUUK Bermuda Holdco Limited;

“BIPIC” means BIP Investment Corporation;

“board” means the board of directors of our company;

“Brookfield” has the meaning ascribed thereto on the cover page of this prospectus;

“Brookfield Accounts” means Brookfield and/or other Brookfield-sponsored vehicles, consortiums and/or partnerships (including private funds, joint ventures and similar arrangements);

“Brookfield Class A Shares” has the meaning ascribed thereto under “Executive Compensation — Compensation Elements Paid by Brookfield”;

“Brookfield Infrastructure” means the partnership collectively with Holding LP, the Brookfield Infrastructure Holding Entities and the Brookfield Infrastructure Operating Entities (but excluding our company);

“Brookfield Infrastructure Debt Issuers” means Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Limited and Brookfield Infrastructure Finance Pty Ltd., collectively;

“Brookfield Infrastructure Holding Entities” means certain subsidiaries of Holding LP, including Canada HoldCo, through which the partnership holds all of its interest in the Brookfield Infrastructure Operating Entities;

“Brookfield Infrastructure Operating Entities” means the entities which directly or indirectly hold the partnership’s current operations and assets that the partnership may acquire in the future, including any assets held through joint ventures, partnerships and consortium arrangements;

“Brookfield Personnel” means the partners, members, shareholders, directors, officers and employees of Brookfield;

“Brookfield Trading Policy” has the meaning ascribed thereto under “Governance — Corporate Governance Disclosure — Personal Trading Policy”;

“Brookfield’s compensation committee” has the meaning ascribed thereto under “Executive Compensation — Compensation Elements Paid by Brookfield”;

“Business” means the initial infrastructure business to be acquired by our company immediately prior to the special distribution;

“BUUK” means BUUK Infrastructure No 1 Limited;

“Canada HoldCo” means Brookfield Infrastructure Holdings (Canada) Inc.;

“Canada SubCo” has the meaning ascribed thereto on the cover page of this prospectus;

“CDS” means CDS Clearing and Depository Services Inc.;

“chair” means the chairperson of the board;

“class B shares” means the class B multiple voting shares in the capital of our company, as further described under “Description of Our Share Capital — Class B Shares”, and “class B share” means any one of them;

“class C shares” means the class C non-voting shares in the capital of our company, as further described under “Description of Our Share Capital — Class C Shares”, and “class C share” means any one of them;

“code” means the Code of Business Conduct and Ethics;

“collateral account” means the non-interest bearing trust account established by Brookfield or its affiliates to be administered by the rights agent;

“committees” means the audit committee and the nominating and governance committee;

“company” has the meaning ascribed thereto on the cover page of this prospectus;

“company notice” has the meaning ascribed thereto under “Relationship with Brookfield — Rights Agreement — Satisfaction of Secondary Exchange Rights”;

“conflicts management policy” has the meaning ascribed thereto under “Relationship with Brookfield — Conflicts of Interest and Fiduciary Duties”;

“CRA” means the Canada Revenue Agency;

“customary rates” means the same or substantially similar services provided by Brookfield to one or more third parties;

“distribution date” has the meaning ascribed thereto on the cover page of this prospectus;

“DSU allotment price” has the meaning ascribed thereto under “Executive Compensation — Cash Bonus and Long-Term Incentive Plans”;

“DSUP” means the Deferred Share Unit Plan;

“DSUs” has the meaning ascribed thereto under “Executive Compensation — Cash Bonus and Long-Term Incentive Plans”;

“DTC” means the Depository Trust Company;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system at www.sec.gov;

“Enercare” means Enercare Inc.;

“escrow company” has the meaning ascribed thereto under “Executive Compensation — Cash Bonus and Long-Term Incentive Plans”;

“escrowed shares” has the meaning ascribed thereto under “Executive Compensation — Cash Bonus and Long-Term Incentive Plans”;

“ESG” means environmental, social and governance;

“exchangeable shares” means the class A exchangeable subordinate voting shares in the capital of our company, as further described under “Description of Our Share Capital — Exchangeable Shares”, and “exchangeable share” means any one of them;

“Exchange LP” means Brookfield Infrastructure Partners Exchange LP;

“FFO” means Funds from Operations;

“forward-looking information” has the meaning ascribed thereto under “Special Note Regarding Forward-Looking Information”;

“group” means collectively, our company and Brookfield Infrastructure;

“GTAs” means inflation-adjusted gas transportation agreements;

“Holding LP” means Brookfield Infrastructure L.P.;

“Holding LP Distribution” means the distribution in specie by Holding LP of the exchangeable shares to all the holders of its equity units (which does not include preferred partnership units) that occurs immediately prior to the special distribution;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Infrastructure Special LP” means Brookfield Infrastructure Special L.P.;

“investing affiliate” has the meaning ascribed thereto under “Relationship with Brookfield — Conflicts of Interest and Fiduciary Duties — Investments by the Investing Affiliate”;

“IRS” means the Internal Revenue Service;

“LIBOR” means the London Inter-bank Offered Rate;

“Licensing Agreement” has the meaning ascribed thereto under “Relationship with Brookfield — Licensing Agreement”;

“Master Services Agreement” means the amended and restated master services agreement dated as of March 13, 2015, among the Service Recipients, Brookfield, the Service Providers and others, as amended;

“MSOP” means the Management Share Option Plan;

“NAREIT” means the National Association of Real Estate Investment Trusts, Inc.;

“NEOs” means the named executive officers of our company;

“nominating and governance committee” means the nominating and governance committee of the board, as further described under “Governance — Corporate Governance Disclosure — Committees of the Board of Directors — Nominating and Governance Committee”;

“non-resident holder” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations — Taxation of Holders Not Resident in Canada”;

“non-U.S. unitholder” has the meaning ascribed thereto under “Material United States Federal Income Tax Considerations”;

“NTS” means Nova Tranportadora do Sudeste S.A.;

“NTS entities” means collectively, the entities through which our company holds our interest in NTS;

“NYSE” means the New York Stock Exchange;

“OFGEM” means the Office of Gas and Electricity Markets Authority;

“operating performance compensation” means performance-based compensation;

“partnership” means Brookfield Infrastructure Partners L.P.;

“PFIC” has the meaning ascribed thereto under “Material United States Federal Income Tax Considerations”;

“pre-approval policy” means the written policy on auditor independence that our board of directors has adopted;

“preferred shares” has the meaning ascribed thereto under “Description of Our Share Capital”;

“preferred units” means the preferred limited partnership units of the partnership;

“proposed amendments” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations”;

“prospectus” means this prospectus dated as of March 12, 2020;

“PSG” means Brookfield’s Public Securities Group;

“RDSP” means registered disability savings plan;

“record date” has the meaning ascribed thereto on the cover page of this prospectus;

“Registration Rights Agreement” has the meaning ascribed thereto under “Relationship with Brookfield — Registration Rights Agreement”;

“Relationship Agreement” means the amended and restated relationship agreement dated as of March 28, 2014, as amended from time to time, by, among others, Brookfield Asset Management Inc., the partnership and Holding LP;

“resident holder” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations — Taxation of Holders Resident in Canada”;

“RESP” means registered education savings plan;

“restricted shares” has the meaning ascribed thereto under “Executive Compensation — Compensation Elements Paid by Brookfield”;

“restricted stock plan” has the meaning ascribed thereto under “Executive Compensation — Compensation Elements Paid by Brookfield”;

“rights agent” means Wilmington Trust, National Association;

“Rights Agreement” has the meaning ascribed thereto under “Relationship with Brookfield — Rights Agreement”;

“RRIF” means registered retirement income fund;

“RRSP” means registered retirement savings plan;

“RSU allotment price” has the meaning ascribed thereto under “Executive Compensation — Cash Bonus and Long-Term Incentive Plans”;

“RSUP” means the Restricted Share Unit Plan;

“RSUs” has the meaning ascribed thereto under “Executive Compensation — Cash Bonus and Long-Term Incentive Plans”;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (United States);

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval at www.sedar.com;

“Service Providers” has the meaning ascribed thereto in the Master Services Agreement;

“Service Recipients” has the meaning ascribed thereto in the Master Services Agreement;

“special distribution” has the meaning ascribed thereto on the cover page of this prospectus;

“Tax Act” means the Income Tax Act (Canada);

“TFSA” means tax-free savings account;

“Transactions” has the meaning ascribed thereto under “Unaudited Pro Forma Financial Information of Our Company”;

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the U.S. Internal Revenue Code;

“TSX” means the Toronto Stock Exchange;

“U.K.” means United Kingdom;

“Unaudited Pro Forma Financial Statements” means our unaudited condensed combined pro forma financial statements;

“units” has the meaning ascribed thereto on the cover page of this prospectus;

“U.S. Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder;

“U.S. unitholder” has the meaning ascribed thereto under “Material United States Federal Income Tax Considerations”; and

“Voting Agreement” has the meaning ascribed thereto under “Relationship with Brookfield Infrastructure — Voting Agreements”.

QUESTIONS AND ANSWERS REGARDING THE SPECIAL DISTRIBUTION

The following questions and answers address briefly some questions you may have regarding the special distribution. These questions and answers may not address all questions that may be important to you as a holder of units and these questions and answers should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus. See “Glossary” for the definitions of the various defined terms used throughout this prospectus.

Questions	Answers About the Special Distribution
Why is the partnership distributing our exchangeable shares to its unitholders?

The partnership believes that certain investors in certain jurisdictions may be dissuaded from investing in the partnership because of the tax reporting framework that results from investing in units of a Bermuda-exempted limited partnership. Creating our company, a corporation, and distributing our exchangeable shares, which have been structured with the intention of providing an economic return equivalent to the units, is intended to achieve the following objectives:

•   Provide investors that would not otherwise invest in the partnership with an opportunity to gain access to the partnership’s globally diversified portfolio of high-quality infrastructure assets.

•   Provide investors with the flexibility to own, through the ownership of an exchangeable share of our company, the economic equivalent of a unit because of the ability to exchange into a unit or its cash equivalent and the identical distributions that are expected to be paid on each exchangeable share.

•   Provide investors with a tax reporting framework that may be favored by investors in some jurisdictions over the tax reporting framework provided by an investment in the partnership, which we believe will attract new investors who will benefit from investing in our business.

•   Provide non-corporate U.S. investors in the maximum U.S. federal tax bracket with a higher after-tax yield.

•   Create a company that we expect to be eligible for inclusion in several indices, which may be attractive to certain investors.

•   Provide our group with a greater securityholder base, thereby creating enhanced liquidity for our group’s securityholders.

•   Create a company that will provide our group with the ability to access new capital pools.

The special distribution is being effected in a manner that we expect will not result in any adverse impact on Brookfield Infrastructure’s credit rating or its preferred unitholders or debtholders.

See “The Special Distribution — Background to and Purpose of the Special Distribution” and “Relationship with Brookfield

Questions	Answers About the Special Distribution
Infrastructure — Credit Support”. For additional information regarding Brookfield Infrastructure, see “Brookfield Infrastructure Partners L.P.”.

How will our company’s performance track to the partnership’s performance?

Each exchangeable shares has been structured with the intention of providing an economic return equivalent to one unit. We therefore expect that the market price of our exchangeable shares will be significantly impacted by the combined business performance of our group as a whole and the market price of the units in a manner that should result in the market price of the exchangeable shares tracking the market price of the units. Following the special distribution, it is expected that dividends on our exchangeable shares will be declared and paid at the same time as distributions are declared and paid on the units and that dividends on each exchangeable share will be declared and paid in the same amount as distributions are declared and paid on each unit to provide holders of our exchangeable shares with an economic return equivalent to holders of units. We expect to commence paying dividends on our exchangeable shares on the first distribution payment date for the units occurring after the distribution date for the special distribution.

Each exchangeable share will be exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our company). The partnership may elect to satisfy our exchange obligation by acquiring such tendered exchangeable shares for an equivalent number of units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the partnership). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events” for a description of such capital events. Our company and the partnership currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. However, factors that the partnership and our company may consider when determining whether to satisfy any exchange request for cash rather than units include, without limitation, compliance with applicable securities laws, changes in law (including the Bermuda limited partnership laws), the partnership’s and our company’s respective available consolidated liquidity, and any tax consequences to the partnership or our company or to a holder as a result of delivery of units.

Do you intend to pay dividends on the exchangeable shares?

Yes. The board of directors of our company, or our board, may declare dividends at its discretion. However, each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit and it is expected that dividends on the exchangeable shares will be declared and paid at the same time as distributions are declared and paid on units and that dividends on each exchangeable share will be declared and paid

Questions	Answers About the Special Distribution

in the same amount as distributions are declared and paid on each unit. We expect to commence paying dividends on our exchangeable shares on the first distribution payment date for the units occurring after the distribution date for the special distribution. The partnership’s distributions are underpinned by stable, highly regulated and contracted cash flows generated from operations. The partnership’s objective is to pay a distribution that is sustainable on a long-term basis and it has set its target payout ratio at 60-70% of Brookfield Infrastructure’s FFO.

Immediately following completion of the special distribution, the aggregate distribution received by a holder on its units and exchangeable shares (assuming such holder did not dispose of its units or exchangeable shares) will be the same as it would have received if the special distribution had not been made, with distributions on each unit representing nine-tenths (9/10ths) of such aggregate amount as a result of the one (1) for nine (9) special distribution, and the dividends on each exchangeable share being identical to the distributions on each unit after the special distribution. See also “Dividend Policy”.

For example, assuming a partnership unitholder owns 90 units prior to the special distribution, it would be entitled to receive an aggregate of $48.375 in distributions (based on a quarterly distribution amount per unit of $0.5375) for the distribution period immediately prior to the special distribution. Based on the distribution ratio of one exchangeable share for nine units, the unitholder is expected to receive 10 exchangeable shares and therefore immediately after the special distribution the holder would own 100 securities (90 units and 10 exchangeable shares). The holder will still receive an aggregate distribution of $48.375 (assuming the holder continues to own the 90 units and 10 exchangeable shares), but that $48.375 would be divided among the 90 units it owns and the 10 exchangeable shares it owns immediately after the special distribution. Therefore, while the aggregate distributions to be received by the holder for the distribution period immediately after the special distribution would remain the same (i.e., $48.375), the per unit/per share distribution amount would no longer be $0.5375 but rather $0.48375 per unit and $0.48375 per exchangeable share. Therefore, the distribution amount per unit/exchangeable share will be identical (i.e., $0.48375), but on a per unit/exchangeable share basis it will be reduced from the pre-closing level to take into account that there are more securities outstanding (100 rather than 90, in the above example) that will be entitled to receive distributions. This effect on the quarterly distribution level mirrors what would happen in the event of a stock split.

Questions	Answers About the Special Distribution

What will our relationship with Brookfield be after the special distribution?

Our relationship with Brookfield will be substantially the same as Brookfield Infrastructure’s existing relationship with Brookfield. After the special distribution:

•   Brookfield will be our largest investor and will hold approximately 29.6% of our exchangeable shares.

•   The Service Providers, being wholly-owned subsidiaries of Brookfield, will provide management and administrative services to us pursuant to the Master Services Agreement in exchange for a base management fee and incentive distributions. The Master Services Agreement will continue in perpetuity until terminated in accordance with its terms.

•   Until the fifth anniversary of the distribution date, if our company or the partnership has not satisfied its obligation under our notice of articles and articles, or our articles, to deliver the unit amount or its cash equivalent amount upon an exchange request, Brookfield will satisfy or cause to be satisfied the obligation to deliver units or cash on an exchange of the exchangeable shares.

For additional information, see “Management and the Master Services Agreement — The Master Services Agreement” and “Relationship with Brookfield”.

What will our company’s relationship with Brookfield Infrastructure be after the special distribution?

Brookfield Infrastructure, together with our company, comprise our group, which will serve as a primary vehicle through which Brookfield will make future infrastructure-related acquisitions. After the special distribution:

•   Each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit. We therefore expect that the market price of our exchangeable shares will be significantly impacted by the combined business performance of our group as a whole and the market price of the units in a manner that should result in the market price of the exchangeable shares tracking the market price of the units.

•   Following the special distribution, it is expected that dividends on our exchangeable shares will be declared and paid at the same time as distributions are declared and paid on the units and that dividends on each exchangeable share will be declared and paid in the same amount as distributions are declared and paid on each unit to provide holders of our exchangeable shares with an economic return equivalent to holders of units. We expect to commence paying dividends on our exchangeable shares on the first distribution payment date for the units occurring after the distribution date for the special distribution. Immediately following completion of the special distribution, the aggregate distribution received by

Questions	Answers About the Special Distribution

a holder on its units and exchangeable shares (assuming such holder did not dispose of its units or exchangeable shares) will be the same as it would have received if the special distribution had not been made, with distributions on each unit representing nine-tenths (9/10ths) of such aggregate amount as a result of the one (1) for nine (9) special distribution, and the dividends on each exchangeable share being identical to the distributions on each unit after the special distribution.

•   Each exchangeable share will be exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our company). The partnership may elect to satisfy our exchange obligation by acquiring such tendered exchangeable shares for an equivalent number of units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the partnership).

•   Brookfield Infrastructure will hold a 75% voting interest in our company through its holding of our class B shares and will hold all of the class C shares which entitles the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. Brookfield Infrastructure’s ownership of class C shares will entitle it to receive dividends as and when declared by our board, subject to the holders of the exchangeable shares receiving the dividends to which they are entitled.

•   Brookfield Infrastructure will provide our company with an equity commitment in the amount of $1 billion. In addition, we expect to enter into two credit agreements with Brookfield Infrastructure, one as borrower and one as lender, each providing for a ten-year revolving credit facility to facilitate the movement of cash within our group. Each credit facility will contemplate potential deposit arrangements pursuant to which the lender thereunder would, with the consent of the borrower, deposit funds on a demand basis to such borrower’s account at a reduced rate of interest.

•   We expect that our board will mirror the board of the general partner of the partnership, except that there will be one additional non-overlapping board member to assist us with, among other things, resolving any conflicts of interest that may arise from our relationship with Brookfield Infrastructure. John Fees will initially serve as the non-overlapping member of our board of directors.

Questions	Answers About the Special Distribution

Mr. Fees has served on the board of directors of the general partner of the partnership since April 22, 2013 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, our company considers a related party transaction in which the partnership is an interested party within the meaning of MI 61-101, Mr. Fees will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction.

This prospectus, which forms a part of a registration statement on Form F-1, constitutes a prospectus of the partnership with respect to the delivery of units to holders of exchangeable shares upon exchange, redemption or acquisition of the exchangeable shares as contemplated by our articles and the Rights Agreement (including in connection with any liquidation, dissolution or winding up of our company); however, the partnership has filed a registration statement on Form F-3 in order to register the delivery of units in connection with any such redemption, exchange or purchase from and after the effective date of the special distribution.

For additional information, see “Description of Our Share Capital — Exchangeable Shares”, “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events,” and “Relationship with Brookfield Infrastructure”.

Will there be any significant shareholders of our company after the special distribution?

Yes. Brookfield Infrastructure will hold all of our class B shares thereby giving Brookfield Infrastructure a 75% voting interest and all of our class C shares, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. In addition, Brookfield will, directly and indirectly, hold approximately 29.6% of our exchangeable shares immediately upon completion of the special distribution as a result of exchangeable shares distributed to Brookfield on the redeemable partnership units that it holds in Holding LP, the units that it holds in the partnership and the special general partner interest that it holds in Infrastructure Special LP. Together, Brookfield and Brookfield Infrastructure will hold an approximate 82% voting interest in our company. See “The Special Distribution — Background to and Purpose of the Special Distribution”.

Questions	Answers About the Special Distribution

How will the special distribution work?

Immediately prior to the special distribution, Holding LP will complete the Holding LP Distribution pursuant to which the partnership will receive 32.8 million exchangeable shares of our company. The partnership will subsequently make a special distribution to holders of its equity units of these exchangeable shares. As a result of the special distribution, holders of units will be entitled to receive one (1) exchangeable share for every nine (9) units held as of the record date, provided that the special distribution will be subject to any applicable withholding tax and no holder will be entitled to receive any fractional interests in the exchangeable shares. Holders who would otherwise be entitled to a fractional exchangeable share will receive a cash payment. For additional information, see “The Special Distribution — Mechanics of the Special Distribution”.

The special distribution is, in effect, a stock split of the units of the partnership. As of the date of this prospectus, there are approximately 415 million units outstanding (assuming exchange of the redeemable partnership units of Holding LP), which are expected to receive a cash distribution of $0.5375 per unit in the next quarter, for a total of $223.1 million to be paid. As a result of the special distribution of one (1) exchangeable share for every nine (9) units held:

•   a total of approximately 32.8 million exchangeable shares will be distributed to the unitholders of the partnership and 13.7 million exchangeable shares will be distributed to holders of redeemable partnership units and other equity units of Holding LP;

•   the distribution level for each unit will immediately be reduced to 9/10ths of the pre-special distribution level, or to $0.48375 per unit in the next quarter, and this will be the same as the initial dividend level for an exchangeable share;

•   each holder of ninety (90) units before the special distribution will, after completion of the special distribution, own 100 securities (ninety (90) units and ten (10) exchangeable shares) and will be expected to receive, as would have been the case before the special distribution, an aggregate distribution of $48.375 in the next quarter (assuming the holder continues to own ninety (90) units and ten (10) exchangeable shares);

•   a holder who decides to exchange its exchangeable share for a unit will own ten (10) units in lieu of the nine (9) units pre-distribution (and a holder who decides to sell the one (1) exchangeable share, will now have the cash value of that share and 9/10ths of its initial investment in the partnership);

Questions	Answers About the Special Distribution

•   the aggregate cash to be paid in distributions on the units by the partnership and our company (assuming exchange of the redeemable partnership units of Holding LP) will be $223.1 million, which is identical to the amount that would have been paid if the special distribution were not effected; and

•   if all of the exchangeable shares are exchanged, there will be approximately 461 million units outstanding (assuming exchange of the redeemable partnership units of Holding LP), our company will be wholly-owned by the partnership and there will more units outstanding, each receiving a lower per unit distribution than before the special distribution.

The distribution ratio is intended to cause a proportionate split of the market capitalization of the partnership between the units and the exchangeable shares based on the value of the businesses to be transferred to our company relative to the partnership’s market capitalization. The final distribution ratio has been determined using the fair market value of the businesses to be transferred by the partnership to our company, the number of the units outstanding (assuming exchange of the redeemable partnership units of Holding LP), and the market capitalization of the partnership. The fair market value of the businesses to be transferred by the partnership has been determined by the management of the partnership using commonly accepted valuation methodologies and the value of the exchangeable shares and the partnership’s market capitalization has been determined using the market price for the units, each as of the most recent practicable date.

Holders of the partnership’s preferred limited partnership units, or the preferred units, will not participate in this special distribution.

On October 16, 2018, Brookfield Infrastructure, alongside institutional partners, acquired an effective 30% interest in Enercare, a North American residential energy infrastructure business. As part of the transaction, certain qualified Canadian Enercare shareholders elected to receive, in lieu of cash consideration, exchangeable units of Brookfield Infrastructure Partners Exchange LP, or Exchange LP, a subsidiary of the partnership, for each share of Enercare. The exchangeable units of Exchange LP provide holders with economic terms that are substantially equivalent to those of units and are exchangeable, on a one-for-one basis, for units. Holders of exchangeable units of Exchange LP will, without taking any action, receive one (1) additional exchangeable unit of Exchange LP for every nine (9) exchangeable units held as of the record date in connection with a unit split by way of a subdivision that Exchange LP will complete concurrently with the special distribution pursuant to the governing documents of Exchange LP. In order to participate in the special distribution instead of receiving an additional exchangeable unit, holders of exchangeable units are required to exchange their exchangeable units for units prior to the record date. Because such an exchange may have tax consequences, we urge such holders of exchangeable units to consult with their own tax, legal or financial advisors.

Questions	Answers About the Special Distribution

If I am a holder of units, what do I have to do to participate in the distribution?

Nothing. You are not required to pay for the exchangeable shares that you will receive upon the special distribution or tender or surrender your units or take any other action in connection with the special distribution. No vote of the partnership’s unitholders will be required for the special distribution. If you own units as of the close of business on the record date, a book-entry account statement reflecting your ownership of the exchangeable shares will be mailed to you, or your brokerage account will be credited for the exchangeable shares, on or about March 31, 2020.

Are there risks associated with owning the exchangeable shares or units?

Yes, our Business and the ownership of exchangeable shares are subject to both general and specific risks and uncertainties. Owning units of the partnership also is subject to risks. For a discussion of factors you should consider, please see “Risk Factors”.

How will owning an exchangeable share be different from owning a unit?

Each exchangeable share will be structured with the intention of providing an economic return equivalent to one unit (subject to adjustment to reflect certain capital events), including identical dividends on a per share basis as are paid on each unit. See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” Our company and the partnership currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. However, there are certain material differences between the rights of holders of exchangeable shares and holders of the units under the governing documents of our company and the partnership and applicable law, such as the right of holders of exchangeable shares to request an exchange of their exchangeable shares for an equivalent number of units or its cash equivalent (the form of payment to be determined at the election of our group) and the redemption right of our company. These material differences are described in the section entitled “Comparison of Rights of Holders of Our Exchangeable Shares and the Partnership’s Units”.

What are the key dates associated with the special distribution?	The key dates associated with the special distribution are as follows:

	Special distribution declaration date:	March 9, 2020

	Commencement of “when-issued” trading of exchangeable shares:	March 19, 2020

	Commencement of “due bill” and “ex-distribution” trading of units:	March 19, 2020

	Record date:	March 20, 2020

	Distribution date:	On or about March 31, 2020

“When-issued” trading in the context of the special distribution refers to a sale or purchase made conditionally on or before the distribution date because the securities of the entity have not yet

Questions	Answers About the Special Distribution

been distributed. If you own units at the close of business on the record date, you will be entitled to receive exchangeable shares in the special distribution. You may trade this entitlement to receive our exchangeable shares, without units you own, on the “when-issued” markets established by the NYSE and the TSX under the symbols “BIPC WI” and “BIPC”, respectively. We expect “when-issued” trades of our exchangeable shares to settle within two (2) days after the distribution date.

“Due bill” trading in the context of the special distribution refers to a sale or purchase of units that includes a sale or purchase of the entitlement to receive our exchangeable shares in the special distribution. “Ex-distribution” trading in the context of the special distribution refers to a sale or purchase of units that does not include a sale or purchase of the entitlement to receive our exchangeable shares in the special distribution.

How many exchangeable shares will I receive?

You will be entitled to receive one (1) exchangeable share for every nine (9) units you hold as of the record date of the special distribution. Based on the number of units expected to be outstanding on the record date for the special distribution, the partnership expects to distribute approximately 32.8 million exchangeable shares. As a result of the Holding LP Distribution, approximately 13.7 million exchangeable shares will be distributed to Brookfield on its indirectly owned redeemable partnership units and special general partner units in Holding LP. No holder will be entitled to receive any fractional interests in the exchangeable shares. Holders who would otherwise be entitled to a fractional exchangeable share will receive a cash payment. For additional information on the distribution, see “The Special Distribution — Mechanics of the Special Distribution”.

Holders of the preferred units of the partnership will not receive any exchangeable shares pursuant to the special distribution.

Can units be exchanged for exchangeable shares of our company?

No, units are not exchangeable. A unitholder who would like to acquire additional exchangeable shares of our company would be required to acquire them in the market. However, our company or one of its affiliates may in the future consider, subject to market and other conditions, making an offer to unitholders to permit them to exchange their units for exchangeable shares.

Is the special distribution taxable for Canadian federal income tax purposes?

In general, subject to the conditions and limitations set forth below under the heading “Material Canadian Federal Income Tax Considerations”, the special distribution will reduce the adjusted cost base of a resident holder’s interest in the partnership and the special distribution should not be taxable to a non-resident holder for Canadian federal income tax purposes.

Unitholders who receive exchangeable shares pursuant to the special distribution should consult their own tax advisors having regard to their particular circumstances.

Questions	Answers About the Special Distribution

Is the special distribution taxable for United States federal income tax purposes?

In general, subject to the conditions and limitations set forth below under the heading “Material United States Federal Income Tax Considerations”, and based on representations made by the general partner of the partnership and the Infrastructure Special LP, as of the date hereof, Torys LLP is of the opinion that each of the partnership and Holding LP should qualify as an “investment partnership” within the meaning of the U.S. Internal Revenue Code. If the partnership and Holding LP so qualify, then the special distribution of exchangeable shares to a U.S. unitholder that is an “eligible partner” (as defined below) will qualify as a non-taxable distribution of property. However, the treatment of the partnership and Holding LP as investment partnerships is not free from doubt, as it depends on the highly factual determination that, for such U.S. federal income tax purposes, neither the partnership nor Holding LP has ever been engaged in a trade or business since the date of formation. Accordingly, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the positions described herein. U.S. unitholders should consult their own tax advisors regarding the U.S. federal income tax consequences of the special distribution in light of their particular circumstances.

Where will I be able to trade the exchangeable shares?

There is no public trading market for our exchangeable shares. However, we have applied to have our exchangeable shares listed on the NYSE and the TSX under the symbol “BIPC”. The NYSE has conditionally authorized our company to list on the NYSE and the TSX has conditionally approved the listing of these securities. Listing on the NYSE is subject to our company fulfilling all of the requirements of the NYSE, and listing on the TSX is subject to our company fulfilling all of the requirements of the TSX on or before May 5, 2020, including distribution of our exchangeable shares to a minimum number of public shareholders.

We anticipate that trading in our exchangeable shares will begin on a “when-issued” basis as early as one (1) trading day prior to the record date and will continue up to and including the distribution date. “When-issued” trading in the context of a special distribution refers to a sale or purchase made conditionally on or before the distribution date because the securities of the entity have not yet been distributed.

How do I exchange the exchangeable shares I will receive into units?

As an exchangeable shareholder, you will be entitled to exchange your exchangeable shares for an equivalent number of units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our company) at any time. The partnership may elect to satisfy our exchange obligation by acquiring such tendered exchangeable shares for an equivalent number of units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the partnership). Our company and the partnership currently intend to satisfy any exchange requests through the delivery of units rather than cash. For additional

Questions	Answers About the Special Distribution

information, see “Description of Our Share Capital — Exchangeable Shares” and “— Exchange by Holder — Adjustments to Reflect Certain Capital Events.” However, factors that the partnership and our company may consider when determining whether to satisfy any exchange request for cash rather than units include, without limitation, compliance with applicable securities laws, changes in law (including the Bermuda limited partnership laws), the partnership’s and our company’s respective available consolidated liquidity, and any tax consequences to the partnership or our company or to a holder as a result of delivery of units.

If you hold your units and exchangeable shares through a broker, please contact your broker to request an exchange. If you are a registered holder and hold your units and exchangeable shares in certificated form or in an account directly with the transfer agent, Computershare Trust Company of Canada, please contact the transfer agent to request an exchange.

An exchange of exchangeable shares for an equivalent number of units or its cash equivalent may have tax consequences. See “Material Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations”.

Will the number of units I own or the distributions I receive change as a result of the special distribution?

No. The number of units that you own will not change as a result of the special distribution. Following completion of the special distribution, the distribution level for each unit will be immediately reduced to nine-tenths (9/10ths) of the pre-special distribution level as a result of the one (1) for nine (9) special distribution and the dividends on each exchangeable share will be identical to the distributions on each unit after the special distribution. Consequently, the aggregate distribution received by a holder on its units and exchangeable shares (assuming such holder did not dispose of its units or exchangeable shares) will be the same as it would have received if the special distribution had not been made).

What will happen to the listing of the partnership’s units?	Nothing. The units will continue to trade on the TSX under the symbol “BIP.UN” and on the NYSE under the symbol “BIP”.

Whom do I contact for information regarding our company and the special distribution?

Before the special distribution, you should direct inquiries relating to the special distribution to:

Brookfield Infrastructure Partners L.P.

73 Front Street, 5th Floor

Hamilton HM12, Bermuda

Attention: Company Secretary

Questions	Answers About the Special Distribution

After the special distribution, you should direct inquiries relating to the exchangeable shares to:

Brookfield Infrastructure Corporation

250 Vesey Street, 15th Floor

New York NY 10281

Attention: Investor Relations

Phone: (416) 956-5129

Email: bip.enquiries@brookfield.com

After the special distribution, the transfer agent and registrar for the exchangeable shares will be:

Computershare Trust Company of Canada

100 University Avenue, 8th Floor

Toronto, Ontario

M5J 2YI

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated herein by reference and does not contain all of the information you should know about our group, the exchangeable shares and the units. You should read this entire prospectus carefully, especially the “Risk Factors” section and the more detailed information and financial data and statements contained elsewhere in this prospectus and incorporated herein by reference. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Information” for more information. Unless otherwise indicated or the context otherwise requires, the disclosure in this prospectus assumes that the special distribution has been completed and we have acquired our operating subsidiaries from Brookfield Infrastructure, although we will not acquire such subsidiaries until prior to the special distribution. See “Glossary” for the definitions of the various defined terms used throughout this prospectus.

Special Distribution Key Dates

The key dates associated with the special distribution are as follows:

Special distribution declaration date:	March 9, 2020
Commencement of “when-issued” trading of exchangeable shares:	March 19, 2020
Commencement of “due bill” and “ex-distribution” trading of units:	March 19, 2020
Record date:	March 20, 2020
Distribution date:	On or about March 31, 2020

“When-issued” trading in the context of the special distribution refers to a sale or purchase made conditionally on or before the distribution date because the securities of the entity have not yet been distributed. If you own units at the close of business on the record date, you will be entitled to receive exchangeable shares in the special distribution. You may trade this entitlement to receive our exchangeable shares, without units you own, on the “when-issued” markets established by the NYSE and the TSX under the symbols “BIPC WI” and “BIPC”, respectively. We expect “when-issued” trades of our exchangeable shares to settle within two (2) days after the distribution date.

“Due bill” trading in the context of the special distribution refers to a sale or purchase of units that includes a sale or purchase of the entitlement to receive our exchangeable shares in the special distribution. “Ex-distribution” trading in the context of the special distribution refers to a sale or purchase of units that does not include a sale or purchase of the entitlement to receive our exchangeable shares in the special distribution.

Our Business

Our company was established by Brookfield Infrastructure as a vehicle to own and operate certain infrastructure assets on a global basis. Prior to the special distribution, we will acquire our operating subsidiaries from Brookfield Infrastructure. Following completion of the special distribution, through these operating subsidiaries, we will own and operate high-quality, long-life assets that generate stable cash flows, require relatively minimal maintenance capital expenditures and, by virtue of barriers to entry or other characteristics, tend to appreciate in value over time. Specifically, our initial operations will consist principally of the ownership and operation of regulated gas transmission systems in Brazil and of regulated distribution operations in the United Kingdom, but upon Brookfield’s recommendation and allocation of opportunities to our company, we intend to seek acquisition opportunities in other sectors with similar attributes and in which we can deploy our operations-oriented approach to create value. See “Our Business — Current Operations” for further details.

Current Operations

United Kingdom

Our company, through BUUK Infrastructure No 1 Limited, or BUUK, is the leader among independent providers of last-mile utility networks, constructing and operating essential utility assets in the United Kingdom. Our businesses design, construct and operate utility infrastructure networks throughout England, Wales and Scotland. We have over 35,000 discrete networks serving over 1.5 million homes. We support the new-build residential and commercial markets by providing both traditional and next generation utility solutions. Our customers include a majority of the largest U.K. home builders and construction firms as well as hundreds of smaller regional builders in a fully competitive market process.

Our business is currently a market leader in terms of new gas and electricity connection sales on the new-build housing market and in terms of total installed connections among independent utilities. We compete with other connection providers to secure contracts to construct, own and operate connections to the home for six product lines which include: natural gas, electricity, fiber, water, wastewater and district heating.

Brazil

Our company’s regulated gas transmission operation in Brazil was acquired by Brookfield Infrastructure in April 2017 through its acquisition, alongside institutional investors and a Brookfield-sponsored infrastructure fund, of a 90% interest in Nova Tranportadora do Sudeste S.A., or NTS. Following completion of the special distribution, we will hold a 28% economic interest in NTS. NTS owns the backbone natural gas transmission system that serves the core economic regions in the highly populated states of São Paulo, Rio de Janeiro and Minas Gerais in South Central Brazil. These long-life assets earn revenues that are indexed to inflation and have no volume risk.

NTS is a critical, strategic infrastructure asset with a robust and long-term cash generation profile with over 2,000 km of natural gas transportation pipelines in the states of Rio de Janeiro, Sao Paulo and Minas Gerais. These pipelines operate under regulatory authorizations, overseen by the Brazilian gas regulator Agência Nacional do Petróleo, or ANP. The authorizations have an average remaining life of 20 years and expire between 2039 and 2041.

Growth Strategy

Our group’s vision is to be a leading owner and operator of high-quality infrastructure assets. We will seek to grow by deploying our group’s operations-oriented approach to enhance value and by leveraging our group’s relationship with Brookfield to pursue acquisitions. To execute our group’s strategy, we seek to:

•	incorporate our group’s technical insight into the evaluation and execution of acquisitions;

•	maintain a disciplined approach to acquisitions;

•	actively manage our group’s assets to improve operating performance; and

•	employ a hands-on approach to key value drivers such as capital investments, development projects, follow-on acquisitions and financings.

We believe that our group’s relationship with Brookfield will provide us with competitive advantages in comparison with a stand-alone infrastructure company in the following respects:

•	ability to leverage Brookfield’s transaction structuring expertise;

•	ability to pursue acquisitions of businesses that own infrastructure assets together with other assets that have a riskier cash flow profile;

•	ability to acquire assets developed by Brookfield through its operating platforms; and

•	ability to participate alongside Brookfield and in or alongside Brookfield-sponsored or co-sponsored consortiums, partnerships and companies.

Management

Similar to Brookfield Infrastructure, the Service Providers, being wholly-owned subsidiaries of Brookfield, will provide management services to us pursuant to the Master Services Agreement of Brookfield Infrastructure. Many of the members of the senior management team that is principally responsible for providing services to Brookfield Infrastructure have been doing so since the formation of Brookfield Infrastructure in 2008, including Sam Pollock, who will serve as our Chief Executive Officer, and Bahir Manios, who will serve as our Chief Financial Officer. See “Management and the Master Services Agreement” for further details.

Stock Exchange Listing

We have applied to have our exchangeable shares listed on the NYSE and the TSX under the symbol “BIPC”. The NYSE has conditionally authorized our company to list on the NYSE and the TSX has conditionally approved the listing of these securities. Listing on the NYSE is subject to our company fulfilling all of the requirements of the NYSE, and listing on the TSX is subject to our company fulfilling all of the requirements of the TSX on or before May 5, 2020, including distribution of our exchangeable shares to a minimum number of public shareholders.

The Special Distribution

The special distribution will entitle unitholders to receive one (1) exchangeable share for every nine (9) units held as of the record date. The record date for the special distribution is March 20, 2020 and the distribution date is expected to be on or about March 31, 2020.

The partnership believes that certain investors in certain jurisdictions may be dissuaded from investing in the partnership because of the tax reporting framework that results from investing in units of a Bermuda-exempted limited partnership. Creating our company, a corporation, and distributing our exchangeable shares, with each share structured with the intention of providing an economic return equivalent to one unit, is intended to achieve the following objectives:

•	Provide investors that would not otherwise invest in the partnership with an opportunity to gain access to the partnership’s globally diversified portfolio of high-quality infrastructure assets.

•

Provide investors with the flexibility to own, through the ownership of an exchangeable share of our company, the economic equivalent of a unit because of the ability to exchange into a unit or its cash equivalent and the identical distributions that are expected to be paid on each exchangeable share.

•

Provide investors with a tax reporting framework that may be favored by investors in some jurisdictions over the tax reporting framework provided by an investment in the partnership, which we believe will attract new investors who will benefit from investing in our business.

•	Provide non-corporate U.S. investors in the maximum U.S. federal tax bracket with a higher after-tax yield.

•	Create a company that we expect to be eligible for inclusion in several indices, which may be attractive to certain investors.

•	Provide our group with a greater securityholder base, thereby creating enhanced liquidity for our group’s securityholders.

•	Create a company that will provide our group with the ability to access new capital pools.

The special distribution is, in effect, a stock split of the units of the partnership. As of the date of this prospectus, there are approximately 415 million units outstanding (assuming exchange of the redeemable partnership units of Holding LP), which are expected to receive a cash distribution of $0.5375 per unit in the next quarter, for a total of $223.1 million to be paid. As a result of the special distribution of one (1) exchangeable share for every nine (9) units held:

•

a total of approximately 32.8 million exchangeable shares will be distributed to the unitholders of the partnership and 13.7 million exchangeable shares will be distributed to holders of redeemable partnership units and other equity units of Holding LP;

•

the distribution level for each unit will immediately be reduced to 9/10ths of the pre-special distribution level, or to $0.48375 per unit in the next quarter, and this will be the same as the initial dividend level for an exchangeable share;

•

each holder of ninety (90) units before the special distribution will, after completion of the special distribution, own 100 securities (ninety (90) units and ten (10) exchangeable shares) and will be expected to receive, as would have been the case before the special distribution, an aggregate distribution of $48.375 in the next quarter (assuming the holder continues to own ninety (90) units and ten (10) exchangeable shares);

•

a holder who decides to exchange its exchangeable share for a unit will own ten (10) units in lieu of the nine (9) units pre-distribution (and a holder who decides to sell the one (1) exchangeable share, will now have the cash value of that share and 9/10ths of its initial investment in the partnership);

•

the aggregate cash to be paid in distributions on the units by the partnership and our company (assuming exchange of the redeemable partnership units of Holding LP) will be $223.1 million, which is identical to the amount that would have been paid if the special distribution were not effected; and

•

if all of the exchangeable shares are exchanged, there will be approximately 461 million units outstanding (assuming exchange of the redeemable partnership units of Holding LP), our company will be wholly-owned by the partnership and there will more units outstanding, each receiving a lower per unit distribution than before the special distribution.

The special distribution is being effected in a manner that we expect will not result in any adverse impact on Brookfield Infrastructure’s credit rating or its preferred unitholders or debtholders. See “The Special Distribution — Background to and Purpose of the Special Distribution” and “Relationship with Brookfield Infrastructure — Credit Support” for further details. For additional information regarding Brookfield Infrastructure, see “Brookfield Infrastructure Partners L.P.”.

Ownership and Organizational Structure

Prior to the completion of the special distribution, our company was an indirect subsidiary of the partnership. The following diagram provides an illustration of the simplified corporate structure of our group immediately prior to completion of the special distribution.

(1)	Brookfield’s general partner interest is held through Brookfield Infrastructure Partners Limited, a Bermuda company that is indirectly wholly-owned by Brookfield.
(2)

Brookfield’s limited partnership interest in the Holding LP, held in redeemable partnership units, is redeemable for cash or exchangeable for units, which could result in Brookfield eventually owning approximately 29.4% of the partnership’s issued and outstanding units assuming exchange of the redeemable partnership units (and including the issued and outstanding units that Brookfield currently also owns).

(3)	The Service Provider provides services to the Service Recipients pursuant to the Master Services Agreement.
(4)

Brookfield has provided an aggregate of $20 million of working capital through a subscription of preferred shares. Except for the preferred share of Brookfield Infrastructure US Holdings I Corporation, which is entitled to one vote, the preferred shares are not entitled to vote, except as required by law.

The following diagram provides an illustration of the simplified corporate structure of our group after completion of the special distribution.

(1)	Brookfield’s general partner interest is held through Brookfield Infrastructure Partners Limited, a Bermuda company that is indirectly wholly-owned by Brookfield.
(2)

Brookfield’s limited partnership interest in the Holding LP, held in redeemable partnership units, is redeemable for cash or exchangeable for units, which could result in Brookfield eventually owning approximately 29.4% of the partnership’s issued and outstanding units assuming exchange of the redeemable partnership units (and including the issued and outstanding units that Brookfield currently also owns).

(3)	The Service Provider provides services to the Service Recipients pursuant to the Master Services Agreement, including our company.
(4)

Brookfield has provided an aggregate of $20 million of working capital through a subscription of preferred shares. Except for the preferred share of Brookfield Infrastructure US Holdings I Corporation, which is entitled to one vote, the preferred shares are not entitled to vote, except as required by law.

(5)	The class C shares entitle the partnership to all of the residual value in our company after the exchange of the exchangeable shares and payment of any accrued dividends.

Exchange LP

On October 16, 2018, Brookfield Infrastructure, alongside institutional partners, acquired an effective 30% interest in Enercare, a North American residential energy infrastructure business. As part of the transaction, certain qualified Canadian Enercare shareholders elected to receive, in lieu of cash consideration, exchangeable units of Exchange LP, a subsidiary of the partnership, for each share of Enercare. The exchangeable units of Exchange LP provide holders with economic terms that are substantially equivalent to those of units and are exchangeable, on a one-for-one basis, for units. Holders of exchangeable units of Exchange LP, will, without taking any action, receive one (1) additional exchangeable unit for every nine (9) exchangeable units held as of the record date in connection with a unit split by way of a subdivision that Exchange LP will complete concurrently with the special distribution. In order to participate in the special distribution instead of receiving an additional exchangeable unit, holders of exchangeable units are required to exchange their exchangeable units for units prior to the record date. Because such an exchange may have tax consequences, we urge such holders of exchangeable units to consult with their own tax, legal or financial advisors.

Relationship with Brookfield

Our organizational and ownership structure involves a number of relationships that may give rise to conflicts of interest between our company and our shareholders, on the one hand, and Brookfield and Brookfield Infrastructure, on the other hand. For example, we expect that our board will mirror the board of the general partner of the partnership, except that prior to the completion of the special distribution, we will add one additional non-overlapping board member to assist us with, among other things, resolving any conflicts of interest that may arise from our relationship with Brookfield Infrastructure. John Fees will initially serve as the non-overlapping member of our board of directors. Mr. Fees has served on the board of directors of the general partner of the partnership since April 22, 2013 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, our company considers a related party transaction in which the partnership is an interested party within the meaning of MI 61-101, Mr. Fees will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction. In certain instances, the interests of Brookfield or Brookfield Infrastructure may differ from the interests of our company and our shareholders. Further, Brookfield may make decisions, including with respect to tax or other reporting positions, from time to time that may be more beneficial to one type of investor or beneficiary than another, or to Brookfield rather than to our company and our shareholders. See “Relationship with Brookfield — Conflicts of Interest and Fiduciary Duties” below for more information.

Dividend Policy

Our board may declare dividends at its discretion. However, each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit and following the special distribution it is expected that dividends on our exchangeable shares will be declared and paid at the same time as distributions are declared and paid on the units and that dividends on each exchangeable share will be declared and paid in the same amount as distributions are declared and paid on each unit to provide holders of our exchangeable shares with an economic return equivalent to holders of units. We expect to commence paying dividends on our exchangeable shares on the first distribution payment date for the units occurring after the distribution date for the special distribution. The partnership’s distributions are underpinned by stable, highly regulated and contracted cash flows generated from operations. The partnership’s objective is to pay a distribution that is sustainable on a long-term basis and has set its target payout ratio at 60-70% of Brookfield Infrastructure’s FFO.

Participants in the partnership’s distribution reinvestment plan will automatically receive the special distribution of exchangeable shares on the same basis as other unitholders provided they continue to own such units on the record date. However, participants should be aware that we do not currently anticipate establishing a similar dividend reinvestment plan for our company, and future dividends paid on exchangeable shares will be paid in cash and not reinvested.

Our Capital Structure

Each exchangeable share will be structured with the intention of providing an economic return equivalent to one unit (subject to adjustment to reflect certain capital events), including identical dividends on a per share basis as are paid on each unit, and will be exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our company), as more fully described in this prospectus. The partnership may elect to satisfy our exchange obligation by acquiring such tendered exchangeable shares for an equivalent number of units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the partnership). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” Our company and the partnership currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. We therefore expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of our group as a whole. However, there are certain material differences between the rights of holders of exchangeable shares and holders of the units under the governing documents of our company and the partnership and applicable law, such as the right of holders of exchangeable shares to request an exchange of their exchangeable shares for an equivalent number of units or its cash equivalent (the form of payment to be determined at the election of our group) and the redemption right of our company. These material differences are described in the section entitled “Comparison of Rights of Holders of our Exchangeable Shares and the Partnership’s Units”. In making an investment decision relating to our securities, you should also carefully consult the documents prepared by the partnership and described in the section of this prospectus entitled “Brookfield Infrastructure Partners L.P. — Information Regarding the Units”.

Further, the exchangeable shares will be held by public shareholders and Brookfield, and the class B shares and class C shares will be held by Brookfield Infrastructure. Dividends on each exchangeable share are expected to be declared and paid at the same time and in the same amount per share as distributions on each partnership unit. Brookfield Infrastructure’s ownership of class C shares will entitle it to receive dividends as and when declared by our board. The holders of the exchangeable shares will be entitled to one vote for each exchangeable share held at all meetings of our shareholders, except for meetings at which only holders of another specified class or series of shares of our company are entitled to vote separately as a class or series. The holders of the class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares. Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares will vote together and not as separate classes. Holders of class C shares will have no voting rights. See “Description of Our Share Capital”.

This prospectus, which forms a part of a registration statement on Form F-1, constitutes a prospectus of the partnership with respect to the delivery of units to holders of exchangeable shares upon exchange, redemption or acquisition of the exchangeable shares as contemplated by our articles and the Rights Agreement (including in connection with any liquidation, dissolution or winding up of our company); however, the partnership has filed a registration statement on Form F-3 in order to register the delivery of units in connection with any such redemption, exchange or purchase from and after the effective date of the special distribution. We expect to commence paying dividends on our exchangeable shares on the first distribution payment date for the units occurring after the distribution date for the special distribution.

Rights Agreement

Prior to the distribution date, Wilmington Trust, National Association, or the rights agent, and Brookfield will enter into a rights agreement, or the Rights Agreement, pursuant to which Brookfield has agreed that, until the fifth anniversary of the distribution date, in the event that, on the applicable specified exchange date with respect to any exchangeable shares submitted for exchange, (i) our company has not satisfied its obligation under our articles by delivering the unit amount or its cash equivalent amount and (ii) Brookfield Infrastructure has not, upon its election in its sole and absolute discretion, acquired such exchanged exchangeable shares from the holder thereof and delivered the unit amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to our articles to exchange such subject exchangeable shares for the unit amount or its cash equivalent. The holders of exchangeable shares have a right to receive the unit amount or its cash equivalent in such circumstances, which we refer to as the secondary exchange rights. Brookfield currently intends to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. After the expiry of the Rights Agreement, holders of exchangeable shares will continue to have all of the rights provided for in our company’s articles but will no longer be entitled to rely on the secondary exchange rights.

Management Fee and Incentive Distributions

Our company, like Brookfield Infrastructure, will be externally managed by the Service Providers. In connection with the completion of the special distribution, the Master Services Agreement will be amended to contemplate our company receiving management services comparable to the services currently provided to Brookfield Infrastructure by the Service Providers. Pursuant to the Master Services Agreement, in exchange for the management services provided to Brookfield Infrastructure by the Service Providers, Brookfield Infrastructure pays a quarterly base management fee to the Service Providers equal to 0.3125% (1.25% annually) of the market value of Brookfield Infrastructure. For purposes of calculating the base management fee, the market value of Brookfield Infrastructure is equal to the aggregate value of all outstanding units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including our exchangeable shares and the exchangeable limited partnership units issued by Exchange LP in connection with Brookfield Infrastructure’s acquisition of an effective 30% interest in Enercare) that are not held by Brookfield Infrastructure, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. Brookfield Infrastructure Special GP, a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on Holding LP units (other than Holding LP Class A Preferred Units), as well as economically equivalent securities of the other Service Recipients, including our company, exceed specified target levels as set forth in Holding LP’s limited partnership agreement. The value of the special distribution will not be included in the relevant quarterly incentive distribution calculation. There will be no increase to the base management fee and incentive distribution fees currently paid by Brookfield Infrastructure to the Service Providers, though following completion of the special distribution, our company will be responsible for reimbursing Brookfield Infrastructure for our proportionate share of the base management fee. See “Relationship with Brookfield – Incentive Distributions”. Our company’s proportionate share of the base management fee will be calculated on the basis of the value of our company’s business relative to that of the partnership.

For additional information, see “Management and the Master Services Agreement”.

Summary of Material Canadian Federal Income Tax Considerations

In general, subject to the conditions and limitations set forth below under the heading “Material Canadian Federal Income Tax Considerations”, the special distribution will reduce the adjusted cost base of a resident holder’s interest in the partnership and the special distribution should not be taxable to a non-resident holder for Canadian federal income tax purposes.

Unitholders who receive exchangeable shares pursuant to the special distribution should consult their own tax advisors having regard to their particular circumstances.

Summary of Material United States Federal Income Tax Considerations

In general, subject to the conditions and limitations set forth below under the heading “Material United States Federal Income Tax Considerations”, and based on representations made by the general partner of the partnership and the Infrastructure Special LP, as of the date hereof, Torys LLP is of the opinion that each of the partnership and Holding LP should qualify as an “investment partnership” within the meaning of the U.S. Internal Revenue Code. If the partnership and Holding LP so qualify, then the special distribution of exchangeable shares to a U.S. unitholder that is an “eligible partner” (as defined below) will qualify as a non-taxable distribution of property. However, the treatment of the partnership and Holding LP as investment partnerships is not free from doubt, as it depends on the highly factual determination that, for such U.S. federal income tax purposes, neither the partnership nor Holding LP has ever been engaged in a trade or business since the date of formation. Accordingly, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the positions described herein. U.S. unitholders should consult their own tax advisors regarding the U.S. federal income tax consequences of the special distribution in light of their particular circumstances.

Corporate Information

Our company’s head office is at 250 Vesey Street, 15th Floor, New York NY 10281 and our company’s registered office is at 1055 West Georgia Street, Suite 1500, P.O Box 11117, Vancouver, British Columbia V6E 4N7. Our telephone number is +1 (212) 417-7000.

Risk Factors

We are subject to a number of risks of which you should be aware. For a discussion of factors you should consider, we direct you to the risks described under “Risk Factors”.

Each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit. We therefore expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of our group as a whole. See “Risk Factors” and the risk factors included in the partnership’s Annual Report that the partnership has incorporated herein by reference for a discussion of the risk factors applicable to Brookfield Infrastructure’s business and an investment in units.

Summary of Selected Financial Information

The following tables present selected financial data for our Business and are derived from, and should be read in conjunction with, the combined carve-out financial statements of the utilities operations of the partnership as at December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019. The information included in this section should also be read in conjunction with our Unaudited Pro Forma Financial Statements as at and for the year ended December 31, 2019, included elsewhere in the prospectus. The selected financial information set forth below for the fiscal period ended December 31, 2016 has been derived from combined carve-out financial statements of the utilities operation of the partnership that are not included in this prospectus. The presentation of selected financial information as of December 31, 2016 and December 31, 2015 and for the fiscal period ended December 31, 2015 has not been provided due to the fact that the entities which comprise the combined carve-out financial statements had not existed as a combined standalone entity and could not be provided without unreasonable effort or expense.

	Year ended December 31,
US$ MILLIONS	2019	2018	2017	2016
Statement of Operating Results Data
Revenues	$1,619	$1,561	$1,323	$347
Direct operating costs	(244)	(236)	(195)	(89)
General and administrative expenses	(30)	(24)	(25)	(9)
Depreciation and amortization expense	(308)	(319)	(263)	(104)
Interest expense	(156)	(127)	(71)	(51)
Mark-to-market on hedging items	5	(4)	(3)	(28)
Other expense	(44)	(36)	(13)	(9)

Income before income tax	842	815	753	57
Income tax expense
Current	(175)	(134)	(75)	—
Deferred	(97)	(100)	(101)	—

Net income	$570	$581	$577	$57

Attributable to:
Parent company	$197	$202	$207	$45
Non-controlling interests	373	379	370	12

US$ MILLIONS	December 31, 2019	December 31, 2018	December 31, 2017
Statement of Financial Position Data
Cash and cash equivalents	204	99	78
Total assets	9,853	9,240	9,969
Borrowings	3,526	3,246	1,768
Equity in net assets attributable to parent company	1,654	1,462	2,041
Non-controlling interests	1,623	1,787	3,298

Total equity in net assets	3,277	3,249	5,339

RISK FACTORS

You should carefully consider the following factors in addition to the other information set forth or incorporated by reference in this prospectus. The following factors assume that the special distribution has been completed and we have acquired our operating subsidiaries from Brookfield Infrastructure, although we will not acquire such subsidiaries until prior to the completion of the special distribution. If any of the following risks were actually to occur, our business, financial condition and results of operations and the value of the exchangeable shares would likely suffer. Each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit. We therefore expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of our group as a whole. In addition to carefully considering the risks factors contained in this prospectus and described below, you should carefully consider the risk factors applicable to Brookfield Infrastructure’s business and an investment in units, which are incorporated by reference from the partnership’s Annual Report. For additional information regarding Brookfield Infrastructure, see “Brookfield Infrastructure Partners L.P.” and “Where You Can Find More Information”.

Risks Relating to our Company

Each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit and therefore we expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of our group as a whole.

Each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit and, in addition to contemplating identical dividends to the distributions paid on one unit, each exchangeable share is exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” Our company currently intends to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. As a result, the business operations of Brookfield Infrastructure, and the market price of the units, are expected to have a significant impact on the market price of the exchangeable shares, which could be disproportionate in circumstances where the business operations and results of our company on a standalone basis are not indicative of such market trends. Exchangeable shareholders will have no ability to control or influence the decisions or business of Brookfield Infrastructure. You should therefore carefully consider the risk factors applicable to Brookfield Infrastructure’s business and an investment in units, as described in the partnership’s Annual Report, which is incorporated by reference in this prospectus. For additional information regarding Brookfield Infrastructure, see “Brookfield Infrastructure Partners L.P.”.

Our company is a newly formed corporation with no separate operating history and the historical and pro forma financial information included herein does not reflect the financial condition or operating results we would have achieved during the periods presented, and therefore may not be a reliable indicator of our future financial performance.

Our company was formed on August 30, 2019 and has only recently commenced its activities. Although our assets and operating businesses have been under Brookfield Infrastructure’s control prior to the formation of our company, their combined results have not previously been reported on a stand-alone basis and the historical and pro forma financial statements included in this prospectus may not be indicative of our future financial condition or operating results and will make it difficult to assess our ability to operate profitably and pay dividends to our shareholders. Our company has not yet acquired its assets and operating businesses from Brookfield Infrastructure and will do so prior to the special distribution. A failure by our company to acquire its assets and operating businesses from Brookfield Infrastructure would represent a material change from the business, assets, revenues and operations of our company presented in this prospectus.

Our company is a holding company and its material assets consist solely of interests in our operating subsidiaries.

Our company has no independent means of generating revenue. We depend on distributions and other payments from our operating businesses to provide us with the funds necessary to meet our financial obligations. Our operating businesses are legally distinct from our company and some of them are or may become restricted in their ability to pay dividends and distributions or otherwise make funds available to our company pursuant to local law, regulatory requirements and their contractual agreements, including agreements governing their financing arrangements. Our operating businesses will generally be required to service their debt obligations before making distributions to our company.

Our company is expected to be a “foreign private issuer” under U.S. securities law. Therefore, we will be exempt from requirements applicable to U.S. domestic registrants listed on the NYSE.

Although our company will be subject to the periodic reporting requirement of the Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from periodic disclosure required of U.S. domestic registrants. Therefore, there may be less publicly available information about our company than is regularly published by or about other companies in the United States. Our company is exempt from certain other sections of the Exchange Act to which U.S. domestic issuers are subject, including the requirement to provide our shareholders with information statements or proxy statements that comply with the Exchange Act. In addition, insiders and large shareholders of our company are not obligated to file reports under Section 16 of the Exchange Act, and we will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE Listed Company Manual for domestic issuers. We currently intend to follow the same corporate practices as would be applicable to U.S. domestic companies under the U.S. federal securities laws and NYSE corporate governance standards; however, as our company will be externally managed by the Service Providers pursuant to the Master Services Agreement, we will not have a compensation committee. However, we may in the future elect to follow our home country law for certain of our other corporate governance practices (being Bermuda and British Columbia for the partnership and our company, respectively), as permitted by the rules of the NYSE, in which case our shareholders would not be afforded the same protection as provided under NYSE corporate governance standards to U.S. domestic registrants. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. domestic company listed on the NYSE may provide less protection than is accorded to investors of U.S. domestic issuers.

Our company’s operations in the future may be different than our current Business.

Our operations are currently utilities businesses, but we may own interests in other infrastructure operations in the future. Brookfield Infrastructure’s operations today include utilities (including our Business), transport, energy and data infrastructure businesses in North and South America, Europe and Asia Pacific. The risks associated with the operations of Brookfield Infrastructure, or our future operations, may differ than those associated with our Business.

The completion of new acquisitions can have the effect of significantly increasing the scale and scope of our operations, including operations in new geographic areas and industry sectors, and the Service Providers may have difficulty managing these additional operations. In addition, acquisitions involve risks to our business.

A key part of our group’s strategy will involve seeking acquisition opportunities upon Brookfield’s recommendation and allocation of opportunities to our company. Acquisitions may increase the scale, scope and diversity of our operating businesses. We depend on the diligence and skill of Brookfield’s and our professionals to effectively manage us, integrating acquired businesses with our existing operations. These individuals may have difficulty managing additional acquired businesses and may have other responsibilities within Brookfield’s asset management business. If any such acquired businesses are not effectively integrated and managed, our existing business, financial condition and results of operations may be adversely affected.

Future acquisitions will likely involve some or all of the following risks, which could materially and adversely affect our business, financial condition or results of operations: the difficulty of integrating the acquired operations and personnel into our current operations; potential disruption of our current operations; diversion of resources, including Brookfield’s time and attention; the difficulty of managing the growth of a larger organization; the risk of entering markets in which we have little experience; the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprise; risk of environmental or other liabilities associated with the acquired business; and the risk of a change of control resulting from an acquisition triggering rights of third parties or government agencies under contracts with, or authorizations held by the operating business being acquired. While it is our practice to conduct extensive due diligence investigations into businesses being acquired, it is possible that due diligence may fail to uncover all material risks in the business being acquired, or to identify a change of control trigger in a material contract or authorization, or that a contractual counterparty or government agency may take a different view on the interpretation of such a provision to that taken by us, thereby resulting in a dispute.

Our company is not, and does not intend to become, regulated as an investment company under the Investment Company Act of 1940, or the Investment Company Act (and similar legislation in other jurisdictions) and, if our company were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to operate as contemplated.

The Investment Company Act (and similar legislation in other jurisdictions) provides certain protections to investors and imposes certain restrictions on companies that are required to be regulated as investment companies. Among other things, such rules limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities and impose certain governance requirements. Our company has not been and does not intend to become regulated as an investment company and our company intends to conduct its activities so it will not be deemed to be an investment company under the Investment Company Act (and similar legislation in other jurisdictions). In order to ensure that we are not deemed to be an investment company, we may be required to materially restrict or limit the scope of our operations or plans. We will be limited in the types of acquisitions that we may make, and we may need to modify our organizational structure or dispose of assets which we would not otherwise dispose. Moreover, if anything were to happen which would cause our company to be deemed an investment company under the Investment Company Act, it would be impractical for us to operate as contemplated. Agreements and arrangements between and among us and Brookfield would be impaired, the type and number of acquisitions that we would be able to make as a principal would be limited and our business, financial condition and results of operations would be materially adversely affected. Accordingly, we would be required to take extraordinary steps to address the situation, such as the amendment or termination of the Master Services Agreement, the restructuring of our company and our operating subsidiaries, the amendment of our governing documents or the dissolution of our company, any of which could materially adversely affect the value of our exchangeable shares.

Our failure to maintain effective internal controls could have a material adverse effect on our business in the future and the price of our exchangeable shares.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and stock exchange rules promulgated in response to the Sarbanes-Oxley Act. A number of our current operating subsidiaries are and potential future acquisitions will be private companies and their systems of internal controls over financial reporting may be less developed as compared to public company requirements. Any failure to maintain adequate internal controls over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation, could cause material weaknesses or significant deficiencies in our internal controls over financial reporting and could result in errors or misstatements in our consolidated financial statements that could be material. If we or our independent registered public accounting firm were to conclude that our internal controls over financial reporting were not effective, investors could lose confidence in our reported financial information and the price of our exchangeable shares could decline. Our failure to achieve and maintain effective internal controls could have a material adverse effect on our business, our ability to access capital markets and investors’ perception of us. In addition, material weaknesses in our internal controls could require significant expense and management time to remediate.

Risks Relating to the Exchangeable Shares

Our company may redeem the exchangeable shares at any time without the consent of the holders.

Our board, in its sole discretion and for any reason, and without the consent of holders of exchangeable shares, may elect to redeem all of the then outstanding exchangeable shares at any time upon sixty (60) days’ prior written notice, including without limitation following the occurrence of any of the following redemption events: (i) the total number of exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the partnership approve an acquisition of the partnership by way of arrangement or amalgamation; (iv) unitholders of the partnership approve a restructuring or other reorganization of the partnership; (v) there is a sale of all or substantially all of the partnership assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of our company and our shareholders, that may result in adverse tax consequences for our company or our shareholders; or (vii) our board, in its sole discretion, concludes that the unitholders of the partnership or holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to our company. For greater certainty, unitholders do not have the ability to vote on such redemption and the board’s decision to redeem all of the then outstanding exchangeable shares will be final. In addition, the holder of class B shares may deliver a notice to our company specifying a redemption date upon which our company shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from our company to holders of the exchangeable shares and without the consent of holders of exchangeable shares, our company shall be required to redeem all of the then outstanding exchangeable shares on such redemption date. In the event of such redemption, holders of exchangeable shares will no longer own a direct interest in our company and will become unitholders of the partnership or receive cash based on the value of a unit, even if such holders desired to remain holders of exchangeable shares. Such redemption could occur at a time when the trading price of the exchangeable shares is greater than the trading price of the units, in which case holders would receive units (or its cash equivalent) with a lower trading price.

See “Description of Our Share Capital — Exchangeable Shares — Redemption by Issuer”.

In the event that an exchangeable share held by a holder is redeemed by our company or exchanged by the holder, the holder will be considered to have disposed of such exchangeable share for Canadian income tax purposes. See “Material Canadian Federal Income Tax Considerations” for more information.

Holders of exchangeable shares do not have a right to elect whether to receive cash or units upon a liquidation, exchange or redemption event. Rather, our group has the right to make such election in its sole discretion.

In the event that (i) there is a liquidation, dissolution or winding up of our company or the partnership, (ii) our company or the partnership exercises its right to redeem (or cause the redemption of) all of the then outstanding exchangeable shares, or (iii) a holder of exchangeable shares requests an exchange of exchangeable shares, holders of exchangeable shares shall be entitled to receive one unit per exchangeable share held (subject to adjustment to reflect certain capital events described in this prospectus and certain other payment obligations in the case of a liquidation, dissolution or winding up of our company or the partnership) or its cash equivalent. The form of payment will be determined at the election of our group so a holder will not know whether cash or units will be delivered in connection with any of the events described above. Our company and the partnership currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. See “Description of Our Share Capital — Exchangeable Shares”.

Any holder requesting an exchange of their exchangeable shares for which our company or the partnership elects to provide units in satisfaction of the exchange amount may experience a delay in receiving such units, which may affect the value of the units the holder receives in an exchange.

Each exchangeable share will be exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” In the event cash is used to satisfy an exchange request, the amount payable per exchangeable share will be equal to the NYSE closing price of one unit on the date that the request for exchange is received by the transfer agent. As a result, any decrease in the value of the units after that date will not affect the amount of cash received. However, any holder whose exchangeable shares are exchanged for units will not receive such units for up to ten (10) business days after the applicable request is received. During this period, the market price of units may decrease. Any such decrease would affect the value of the unit consideration to be received by the holder of exchangeable shares on the effective date of the exchange.

The partnership will be required to maintain an effective registration statement in order to exchange any exchangeable shares for units. If a registration statement with respect to the units issuable upon any exchange, redemption or acquisition of exchangeable shares (including in connection with any liquidation, dissolution or winding up of our company) is not current or is suspended for use by the SEC, no exchange or redemption of exchangeable shares for units may be effected during such period.

The exchangeable shares may not trade at the same price as the units.

Although the exchangeable shares are intended to provide an economic return that is equivalent to the units, there can be no assurance that the market price of exchangeable shares will be equal to the market price of units at any time. If our company redeems the exchangeable shares (which can be done without the consent of the holders) at a time when the trading price of the exchangeable shares is greater than the trading price of the units, holders will receive units (or its cash equivalent) with a lower trading price. Factors that could cause differences in such market prices may include:

•	perception and/or recommendations by analysts, investors and/or other third parties that these securities should be priced differently;

•	actual or perceived differences in distributions to holders of exchangeable shares versus holders of the units, including as a result of any legal prohibitions;

•	business developments or financial performance or other events or conditions that may be specific to only Brookfield Infrastructure or our company; and

•	difficulty in the exchange mechanics between exchangeable shares and units, including any delays or difficulties experienced by the transfer agent in processing the exchange requests.

If a sufficient amount of exchangeable shares are exchanged for units, then the exchangeable shares may be de-listed.

Upon completion of the special distribution, the exchangeable shares are expected to commence trading on the NYSE and the TSX. However, if a sufficient amount of exchangeable shares are exchanged for units following the special distribution, or our company exercises our redemption right at any time including if the total number of exchangeable shares decreases by 50% or more over any twelve-month period, our company may fail to meet the minimum listing requirements on the NYSE and the TSX, and the NYSE or the TSX may take steps to de-list the exchangeable shares. Though holders of exchangeable shares will still be entitled to exchange each such share at any time for one unit (subject to adjustment to reflect certain capital events described in this prospectus), or its cash equivalent (the form of payment to be determined at the election of our group), a de-listing of the exchangeable shares would have a significant adverse effect on the liquidity of the exchangeable shares, and holders thereof may not be able to exit their investments in the market on favorable terms.

The exchangeable shares have never been publicly traded and an active and liquid trading market for our exchangeable shares may not develop.

Prior to the special distribution, there has not been a market for our exchangeable shares. We have applied to have our exchangeable shares listed on the NYSE and the TSX under the symbol “BIPC”. The NYSE has conditionally authorized our company to list on the NYSE and the TSX has conditionally approved the listing of these securities. Listing on the NYSE is subject to our company fulfilling all of the requirements of the NYSE, and listing on the TSX is subject to our company fulfilling all of the requirements of the TSX on or before May 5, 2020, including distribution of our exchangeable shares to a minimum number of public shareholders. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market for our exchangeable shares or, if such a market develops, whether it will be maintained. We cannot predict the effects on the price of our exchangeable shares if a liquid and active trading market for our exchangeable shares does not develop. In addition, if such a market does not develop, relatively small sales of our exchangeable shares may have a significant negative impact on the price of our exchangeable shares. A number of factors, principally factors relating to our company but also including factors specific to Brookfield Infrastructure and its business, financial condition and liquidity, economic and financial market conditions, interest rates, availability of capital and financing sources, volatility levels and other factors could lead to a decline in the value of exchangeable shares and a lack of liquidity in any market for exchangeable shares.

The market price of the exchangeable shares and units may be volatile, and holders of exchangeable shares and/or units may lose a significant portion of their investment due to drops in the market price of exchangeable shares and/or units following the special distribution.

The market price of the exchangeable shares and the units may be volatile and, following completion of the special distribution, holders of such securities may not be able to resell their securities at or above the implied price at which they acquired such securities pursuant to the special distribution or otherwise due to fluctuations in the market price of such securities, including changes in market price caused by factors unrelated to our company or Brookfield Infrastructure’s operating performance or prospects. Specific factors that may have a significant effect on the market price of the exchangeable shares and the units following the special distribution include:

•

changes in stock market analyst recommendations or earnings estimates regarding the exchangeable shares or units, other companies and partnerships that are comparable to our company or Brookfield Infrastructure or are in the industries that they serve;

•	with respect to the exchangeable shares, changes in the market price of the units, and vice versa;

•	actual or anticipated fluctuations in our company and partnership’s operating results or future prospects;

•	reactions to public announcements by our company and Brookfield Infrastructure;

•	strategic actions taken by our company or Brookfield Infrastructure;

•	adverse conditions in the financial market or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

•	sales of such securities by our company, Brookfield Infrastructure or significant stockholders.

Exchanges of exchangeable shares for units may negatively affect the market price of the units, and additional issuances of exchangeable shares would be dilutive to the units.

Upon completion of the special distribution, each exchangeable share will be exchangeable by the holder thereof for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” If our group elects to deliver units in satisfaction of any such exchange request, a significant number of additional units may be issued from time to time which could have a negative impact on the market price for units. Additionally, any exchangeable shares issued by our company in the future will be exchangeable on the same terms as the exchangeable shares distributed in the special distribution, and, accordingly, any future exchanges satisfied by the delivery of units would dilute the percentage interest of existing holders of the units and may reduce the market price of the units.

We or the partnership may issue additional shares or units in the future, including in lieu of incurring indebtedness, which may dilute holders of our equity securities. We or the partnership may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to our equity holders.

Subject to the terms of any of our securities then outstanding, we may issue additional securities, including exchangeable shares, class B shares, class C shares, preference shares, options, rights and warrants for any purpose and for such consideration and on such terms and conditions as our board may determine. Subject to the terms of any of our securities then outstanding, our board will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in our profits, losses and dividends, any rights to receive our company’s assets upon our dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of our securities then outstanding, our board may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of our exchangeable shares.

Similarly, under the partnership’s limited partnership agreement, subject to the terms of any preferred units then outstanding, the partnership’s general partner may issue additional partnership securities, including units, preferred units, options, rights, warrants and appreciation rights relating to partnership securities for any purpose and for such consideration and on such terms and conditions as the board of the partnership’s general partner may determine. Subject to the terms of any of the partnership securities then outstanding, the board of the partnership’s general partner will be able to determine the class, designations, preferences, rights, powers and duties of any additional partnership securities, including any rights to share in the partnership’s profits, losses and dividends, any rights to receive the partnership’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of the partnership securities then outstanding, the board of the partnership’s general partner may use such authority to issue such additional partnership securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the units.

The sale or issuance of a substantial number of our exchangeable shares, the units or other equity securities of our company or the partnership in the public markets, or the perception that such sales or issuances could occur, could depress the market price of our exchangeable shares and impair our ability to raise capital through the sale of additional exchangeable shares. We cannot predict the effect that future sales or issuances of our exchangeable shares, units or other equity securities would have on the market price of our exchangeable shares. Subject to the terms of any of our securities then outstanding, holders of exchangeable shares will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.

Our company cannot assure you that it will be able to pay dividends equal to the levels currently paid by the partnership and holders of exchangeable shares may not receive dividends equal to the distributions paid on the units and, accordingly, may not receive the intended economic equivalence of those securities.

The exchangeable shares are intended to provide an economic return per exchangeable share equivalent to one unit (subject to adjustment to reflect certain capital events). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” However, dividends are at the discretion of our board of directors and unforeseen circumstances (including legal prohibitions) may prevent the same dividends from being paid on each security. Accordingly, there can be no assurance that dividends and distributions will be identical for each exchangeable share and unit, respectively, in the future, which may impact the market price of these securities. Dividends on our exchangeable shares may not equal the levels currently paid by the partnership for various reasons, including, but not limited to, the following:

•	our company may not have enough unrestricted funds to pay such dividends due to changes in our company’s cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future dividends will be dependent on then-existing conditions, including our company’s financial conditions, earnings, legal requirements, including limitations under British Columbia law, restrictions on our company’s borrowing agreements that limit our ability to pay dividends and other factors we deem relevant; and

•	our company may desire to retain cash to improve our credit profile or for other reasons.

Non-U.S. shareholders will be subject to foreign currency risk associated with our company’s dividends.

A significant number of our shareholders will reside in countries where the U.S. dollar is not the functional currency. Our dividends are denominated in U.S. dollars but are settled in the local currency of the shareholder receiving the dividend. For each non-U.S. shareholder, the value received in the local currency from the dividend will be determined based on the exchange rate between the U.S. dollar and the applicable local currency at the time of payment. As such, if the U.S. dollar depreciates significantly against the local currency of the non-U.S. shareholder, the value received by such shareholder in its local currency will be adversely affected.

The exchangeable shares are not units and will not be treated as units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers.

Units and exchangeable shares are not securities of the same class. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire units, and holders of units will not be entitled to participate in an offer or bid made to acquire exchangeable shares. In the event of a takeover bid for units, a holder of exchangeable shares who would like to participate would be required to tender his or her exchangeable shares for exchange, in order to receive a unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the units at a price in excess of the market price of the units and a comparable offer is not made for the exchangeable shares, then the conversion factor for the exchangeable shares may be adjusted. See “Description of Our Share Capital — Exchangeable Shares — Exchange by Holder — Adjustments to Reflect Certain Capital Events” for more information on the circumstances in which adjustments may be made to the conversion factor.

The Rights Agreement will terminate on the fifth anniversary of the distribution date.

The Rights Agreement will terminate on the fifth anniversary of the distribution date, unless otherwise terminated earlier pursuant to its terms. After such date, holders of exchangeable shares will no longer have the benefit of the protections provided for by the Rights Agreement and will be reliant solely on the rights provided for in our company’s articles. In the event that our company or the partnership fails to satisfy a request for exchange after the expiry of the Rights Agreement, a tendering holder will not be entitled to rely on the secondary exchange rights.

See “Description of Our Share Capital — Exchange by Holder” and “Relationship with Brookfield — Rights Agreement”.

U.S. investors in our exchangeable shares may find it difficult or impossible to enforce service of process and enforcement of judgments against us and our board and the Service Providers.

We were established under the laws of the Province of British Columbia, and most of our subsidiaries are organized in jurisdictions outside of the United States. In addition, our executive officers and the experts identified in this prospectus are located outside of the United States. Certain of our directors and officers and the

Service Providers reside outside of the United States. A substantial portion of our assets are, and the assets of our directors and officers and the Service Providers and the experts identified in this prospectus may be located outside of the United States. It may not be possible for investors to effect service of process within the United States upon our directors and officers and the Service Providers or the experts identified in this prospectus. It may also not be possible to enforce against us, the experts identified in this prospectus, or our directors and officers and the Service Providers, judgments obtained in U.S. courts predicated upon the civil liability provisions of applicable securities law in the United States.

Risks Relating to Our Group’s Operating Entities, Operating Geographies and the Infrastructure Industry

All of our group’s operating subsidiaries are subject to general economic and political conditions and risks relating to the markets in which our group operates.

The industries in which our group operates are impacted by political and economic conditions, and in particular, adverse events in financial markets, which may have a profound effect on global or local economies. Some key impacts of general financial market turmoil include contraction in credit markets resulting in a widening of credit spreads, devaluations and enhanced volatility in global equity, commodity and foreign exchange markets and a general lack of market liquidity. A slowdown in the financial markets or other key measures of the global economy or the local economies of the regions in which our group operates, including, but not limited to, new home construction, employment rates, business conditions, inflation, fuel and energy costs, commodity prices, lack of available credit, the state of the financial markets, interest rates and tax rates may adversely affect our group’s growth and profitability.

The demand for services provided by our group’s operating subsidiaries are, in part, dependent upon and correlated to general economic conditions and economic growth of the regions applicable to the relevant asset. Poor economic conditions or lower economic growth in a region or regions may, either directly or indirectly, reduce demand for the services provided by an asset.

In addition, our group may be affected by political uncertainties in the United States and Europe, which may have global repercussions, including in markets where our group currently operates or intends to expand into in the future.

All of our group’s operating subsidiaries are subject to changes in government policy and legislation.

Our group’s financial condition and results of operations could also be affected by changes in economic or other government policies or other political or economic developments in each country or region, as well as regulatory changes or administrative practices over which our group has no control such as: the regulatory environment related to our group’s business operations, concession agreements and periodic regulatory resets; interest rates; benchmark interest rate reforms, including changes to the administration of the London Inter-bank Offered Rate, or LIBOR; currency fluctuations; exchange controls and restrictions; inflation; tariffs; liquidity of domestic financial and capital markets; policies relating to climate change or policies relating to tax; and other political, social, economic, and environmental and occupational health and safety developments that may occur in or affect the countries in which our group’s operating subsidiaries are located or conduct business or the countries in which the customers of our group’s operating subsidiaries are located or conduct business or both.

In addition, operating costs can be influenced by a wide range of factors, many of which may not be under the control of the owner/operator, including the need to comply with the directives of central and local government authorities. For example, in the case of our group’s utility, transport and energy operations, our group cannot predict the impact of future economic conditions, energy conservation measures, alternative fuel requirements or governmental regulation, all of which could reduce the demand for or availability of commodities our group’s transport and energy operations rely upon, most notably coal and natural gas. It is difficult to predict government policies and what form of laws and regulations will be adopted or how they will be construed by the relevant courts, or the extent to which any changes may adversely affect our group. The Financial Conduct Authority in the United Kingdom has announced that it will cease to compel banks to participate in LIBOR after 2021. This change to the administration of LIBOR, and any other reforms to benchmark interest rates, could create significant risks and challenges for us, our and our group’s operating subsidiaries. The discontinuance of, or changes to, benchmark interest rates may require adjustments to agreements to which our group and other market participants are parties, as well as to related systems and processes. Similarly, on June 23, 2016, the United Kingdom voted in favor of exiting the European Union, or Brexit. The results of the United Kingdom’s referendum and the initiation of the Brexit process have caused, and are anticipated to continue to cause, volatility in the financial markets generally, which may in turn have a material adverse effect on our business, financial condition and results of operations.

Some of our group’s operating subsidiaries operate in jurisdictions with less developed legal systems and could experience potential difficulties in obtaining effective legal redress and create uncertainties.

Some of our group’s operating subsidiaries operate in jurisdictions with less developed legal systems than those in more established economies. In these jurisdictions, our group could be faced with: potential difficulties in obtaining effective legal redress; a higher degree of discretion on the part of governmental authorities; a lack of judicial or administrative guidance on interpreting applicable rules and regulations; inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; and relative inexperience of the judiciary and courts in such matters. In addition, in certain jurisdictions, our group may find that the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements could be uncertain, creating particular concerns with respect to permits, approvals and licenses required or desirable for, or agreements entered into in connection with, our group’s business in any such jurisdiction. These may be susceptible to revision or cancellation and legal redress may be uncertain or delayed. There can be no assurance that joint ventures, licenses, permits or approvals (or applications for licenses, permits or approvals) or other legal arrangements will not be adversely affected by the actions of government authorities or others and the effectiveness of and enforcement of such arrangements in these jurisdictions cannot be assured.

Action taken by national, state or provincial governments, including nationalization or the imposition of new taxes, could materially impact the financial performance or value of our group’s assets.

Our group’s assets, including BUUK and NTS, are located in different jurisdictions, each with its own government and legal system. Different levels of political risk exist in each jurisdiction and it is possible that action taken by a national, state or provincial government, including the nationalization of a business or the imposition of new taxes, could materially impact our group’s financial performance or in extreme cases deprive our group of one or more of its businesses without adequate compensation.

Our group may suffer a significant loss resulting from fraud, bribery, corruption other illegal acts, inadequate or failed internal processes or systems, or from external events.

Our group may suffer a significant loss resulting from fraud, bribery, corruption, other illegal acts by our group’s employees or those of Brookfield (including those in parts of the Brookfield group that do not engage or interact with our company), inadequate or failed internal processes or systems, or from external events, such as security threats affecting our ability to operate. Both Brookfield and our group operate in different markets and rely on our group’s employees to follow our group’s policies and processes as well as applicable laws in their activities. Risk of illegal acts or failed systems is managed through our group’s infrastructure, controls, systems and people, complemented by a focus on enterprise-wide management of specific operational risks such as fraud, bribery and corruption, as well as personnel and systems risks. Specific programs, policies, standards and methodologies have been developed to support the management of these risks. However, these cannot guarantee that such conduct does not occur and if it does, it can result in direct or indirect financial loss, reputational impact or regulatory consequences.

Some of our group’s operating subsidiaries depend on continued strong demand for commodities, such as natural gas or minerals, for their financial performance. Material reduction in demand for these key commodities can potentially result in reduced value for assets, or in extreme cases, a stranded asset.

Some of our group’s operating subsidiaries are critically linked to the transport or production of key commodities. While our group endeavors to protect against short to medium-term commodity demand risk wherever possible by structuring our contracts in a way that minimizes volume risk (e.g., minimum guaranteed volumes and ‘take-or-pay’ arrangements), these contract terms are finite and in some cases, contracts contain termination or suspension rights for the benefit of the customer. Accordingly, a long-term and sustained downturn in the demand for or price of a key commodity linked to one of our group’s operating subsidiaries may result in termination, suspension or default under a key contract, or otherwise have a material adverse impact on the financial performance or growth prospects of that particular operation, notwithstanding our group’s efforts to maximize contractual protections.

If a critical upstream or downstream business entity ceased to operate, this could materially impact our group’s financial performance or the value of one or more of our group’s operating businesses. In extreme cases, our group’s infrastructure could become redundant, resulting in an inability to recover a return on or of capital and potentially triggering covenants and other terms and conditions under associated debt facilities.

Our Brazilian business is dependent on a single customer for the majority of our revenues.

Our Brazilian business is dependent on a sole customer for the majority of our revenues. Our future success in this market is dependent upon the continued demand by this customer and expansion of our customer base. Any decline in or loss of demand from this customer for any reason may have a negative impact on our revenues, and an adverse effect on our business, financial condition and results of operations. In addition, our dependence on a single customer in this market exposes us to the risk that current or future economic conditions could negatively affect our major customer and cause them to significantly reduce operations or file for bankruptcy.

Our group is subject to foreign currency risk and our group’s risk management activities may adversely affect the performance of our group’s operations.

A significant portion of our group’s current operating subsidiaries, including BUUK and NTS, are in countries where the U.S. dollar is not the functional currency. These operating subsidiaries pay distributions in currencies other than the U.S. dollar, which our group must convert to U.S. dollars prior to making distributions, and certain of our group’s operating subsidiaries have revenues denominated in currencies different from our group’s expense structure, thus exposing our group to currency risk. Fluctuations in currency exchange rates could reduce the value of cash flows generated by our group’s operating subsidiaries or could make it more expensive for our group’s customers to purchase our group’s services and consequently reduce the demand for our group’s services. In addition, a significant depreciation in the value of such foreign currencies may have a material adverse effect on our group’s business, financial condition and results of operations.

When managing our group’s exposure to such market risks, our group may use forward contracts, options, swaps, caps, collars and floors or pursue other strategies or use other forms of derivative instruments. The success of any hedging or other derivative transactions that our group enters into generally will depend on our group’s ability to structure contracts that appropriately offset our group’s risk position. As a result, while our group may enter into such transactions in order to reduce our group’s exposure to market risks, unanticipated market changes may result in poorer overall investment performance than if the derivative transaction had not been executed. Such transactions may also limit the opportunity for gain if the value of a hedged position increases.

General economic and business conditions that impact the debt or equity markets could impact our group’s ability to access credit markets.

General economic and business conditions that impact the debt or equity markets could impact the availability of credit to, and cost of credit for, our group. Our group has, or may have, revolving credit facilities and other short-term borrowings. The amount of interest charged on these will fluctuate based on changes in short-term interest rates. Any economic event that affects interest rates or the ability to refinance borrowings could materially adversely impact our group’s financial condition. Movements in interest rates could also affect the discount rates used to value our group’s assets, which in turn could cause their valuations calculated under IFRS to be reduced resulting in a material reduction in our group’s equity value. In addition, some of our group’s operating subsidiaries either currently have a credit rating or may have a credit rating in the future. A credit rating downgrade may result in an increase in the cost of debt for the relevant businesses and reduced access to debt markets.

Some assets in our group’s portfolio have a requirement for significant capital expenditure. For other assets, cash, cash equivalents and short-term investments combined with cash flow generated from operations are believed to be sufficient for it to make the foreseeable required level of capital investment. However, no assurance can be given that additional capital investments will not be required in these businesses. If our group is unable to generate enough cash to finance necessary capital expenditures through operating cash flow, then our group may be required to issue additional equity or incur additional indebtedness. The issue of additional equity would be dilutive to existing shareholders at the time. Any additional indebtedness would increase our group’s leverage and debt payment obligations, and may negatively impact our group’s business, financial condition and results of operations.

Our group’s business relies on continued access to capital to fund new investments and capital projects. While our group aims to prudently manage our group’s capital requirements and ensure access to capital is always available, it is possible our group may overcommit ourselves or misjudge the requirement for capital or the availability of liquidity. Such a misjudgment may require capital to be raised quickly and the inability to do so could result in negative financial consequences or in extreme cases bankruptcy.

Some of our group’s transactions and current operations are structured as joint ventures, partnerships and consortium arrangements, including our interest in NTS, and our group intends to continue to operate in this manner in the future, which may reduce Brookfield’s and our group’s influence over our group’s operating subsidiaries and may subject our group to additional obligations.

Some of our group’s transactions and current operations are structured as joint ventures, partnerships and consortium arrangements, including our interest in NTS. An integral part of our group’s strategy is to participate with institutional investors in Brookfield-sponsored or co-sponsored consortiums for single asset acquisitions and as a partner in or alongside Brookfield-sponsored or co-sponsored partnerships that target acquisitions that suit our group’s profile. These arrangements are driven by the magnitude of capital required to complete acquisitions of infrastructure assets, strategic partnering arrangements to access operating expertise, and other industry-wide trends that our group believes will continue. Such arrangements involve risks not present where a third party is not involved, including the possibility that partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions. Additionally, partners or co-venturers might at any time have economic or other business interests or goals different from our group and Brookfield.

While our group’s strategy is to structure these arrangements to afford our group certain protective rights in relation to operating and financing activities, joint ventures, partnerships and consortium investments may provide for a reduced level of influence over an acquired company because governance rights are shared with others. For example, these arrangements are structured to provide our group with veto rights over key operational activities and to require these arrangements to distribute available funds generated by the arrangement, subject to maintaining prudent reserves. Accordingly, decisions relating to the underlying operations and financing activities, including decisions relating to the management and operation, the investment of capital within the arrangement, and the timing and nature of any exit, will be made by a majority or supermajority vote of the investors or by separate agreements that are reached with respect to individual decisions. For example, although we own a controlling stake in our interest in NTS, the arrangements in place with our consortium partners require that certain actions with respect to our investment in NTS and our influence over its business operations require supermajority or greater approval of the consortium, which we cannot carry on our own. As a further example, when our group participates with institutional investors in Brookfield-sponsored or co-sponsored consortiums for asset acquisitions and as a partner in or alongside Brookfield-sponsored or co-sponsored partnerships, there is often a finite term to the investment or a date after which partners are granted liquidity rights, which could lead to the investment being sold prior to the date our group would otherwise choose. In addition, such operations may be subject to the risk that the other investors may make business, financial or management decisions with which our group does not agree, or the management of the applicable company may take risks or otherwise act in a manner that does not serve our group’s interests. Because our group may have a reduced level of influence over such operations, our group may not be able to realize some or all of the benefits that our group believes will be created from our group and Brookfield’s involvement. If any of the foregoing were to occur, our group’s business, financial condition and results of operations could suffer as a result.

In addition, because some of our group’s transactions and current operations are structured as joint ventures, partnerships or consortium arrangements, the sale or transfer of interests in some of our group’s operations, including our interest in NTS, are or may be subject to rights of first refusal or first offer, tag along rights or drag along rights and some agreements provide for buy-sell or similar arrangements. Such rights may be triggered at a time when our group may not want them to be exercised and such rights may inhibit our group’s ability to sell our group’s interest in an entity within our group’s desired time frame or on any other desired basis.

Our group uses leverage and such indebtedness may result in our group or our group’s operating businesses being subject to certain covenants that restrict our group’s ability to engage in certain types of activities or to make distributions to equity.

Many of our group’s operating subsidiaries, including BUUK and NTS, have entered into or will enter into credit facilities or have incurred or will incur other forms of debt, including for acquisitions. The total quantum of exposure to debt within our group is significant, and we may become more leveraged in the future.

Leveraged assets are more sensitive to declines in revenues, increases in expenses and interest rates, and adverse economic, market and industry developments. A leveraged company’s income and net assets also tend to increase or decrease at a greater rate than would otherwise be the case if money had not been borrowed. As a result, the risk of loss associated with a leveraged company, all other things being equal, is generally greater than for companies with comparatively less debt. In addition, the use of indebtedness in connection with an acquisition may give rise to negative tax consequences to certain investors. Leverage may also result in a requirement for short-term liquidity, which may force the sale of assets at times of low demand and/or prices for such assets. This may mean that our group is unable to realize fair value for the assets in a sale.

Our group’s credit facilities also contain, and will contain in the future, covenants applicable to the relevant borrower and events of default. Covenants can relate to matters including limitations on financial indebtedness, dividends, acquisitions, or minimum amounts for interest coverage, adjusted EBITDA, cash flow or net worth. If an event of default occurs, or minimum covenant requirements are not satisfied, this can result in a requirement to immediately repay any drawn amounts or the imposition of other restrictions including a prohibition on the payment of distributions to equity.

Our group’s operating subsidiaries are exposed to the risk of increasing environmental legislation and the broader impacts of climate change.

With an increasing global focus and public sensitivity to environmental sustainability and environmental regulation becoming more stringent, our group’s assets could be subject to increasing environmental responsibility and liability. For example, some jurisdictions in which our group operates are considering implementing, or have implemented, schemes relating to the regulation of carbon emissions. As a result, there is a risk that the consumer demand for some of the energy sources supplied by our group will be reduced. For example, the United Kingdom’s phasing out of analog meters and use of gas as a source of heating for residential customers could lead to a reduction in revenue and growth at our U.K. utility business. The nature and extent of future regulation in the various jurisdictions in which our group’s operations are situated is uncertain but is expected to become more complex and stringent.

It is difficult to assess the impact of any such changes on our group. These schemes may result in increased costs to our group’s operations that may not be able to be passed onto our group’s customers and may have an adverse impact on prospects for growth of some businesses. To the extent such regimes (such as carbon emissions schemes or other carbon emissions regulations) become applicable to the operating subsidiaries of our group (and the costs of such regulations are not able to be fully passed on to consumers), our group’s financial performance may be impacted due to costs applied to carbon emissions and increased compliance costs.

Our group’s operating subsidiaries are also subject to laws and regulations relating to the protection of the environment and pollution. Standards are set by these laws and regulations regarding certain aspects of environmental quality and reporting, provide for penalties and other liabilities for the violation of such standards, and establish, in certain circumstances, obligations to remediate and rehabilitate current and former facilities and locations where our group’s operations are, or were, conducted. These laws and regulations may have a detrimental impact on the financial performance of our group’s infrastructure operations and projects through increased compliance costs or otherwise. Any breach of these obligations, or even incidents relating to the environment that do not amount to a breach, could adversely affect the results of our group’s operating subsidiaries and their reputations and expose them to claims for financial compensation or adverse regulatory consequences.

Our group’s operating subsidiaries may also be exposed directly or indirectly to the broader impacts of climate change, including extreme weather events, export constraints on commodities, increased resource prices and restrictions on energy and water usage.

Our group’s operating subsidiaries may be exposed to higher levels of regulation than in other sectors and breaches of such regulations could expose our group’s operating subsidiaries to claims for financial compensation and adverse regulatory consequences.

In many instances, our group’s ownership and operation of infrastructure assets involves an ongoing commitment to a governmental agency. The nature of these commitments exposes the owners of infrastructure assets to a higher level of regulatory control than typically imposed on other businesses. For example, our group’s utilities operations are subject to government safety and reliability regulations that are specific to their industries. The risk that a governmental agency will repeal, amend, enact or promulgate a new law or regulation or that a governmental authority will issue a new interpretation of the law or regulations, could affect our group’s operating subsidiaries substantially. Sometimes commitments to governmental agencies involve the posting of financial security for performance of obligations. If obligations are breached these financial securities may be called upon by the relevant agency. There is also the risk that our group’s operating subsidiaries do not have, might not obtain, or may lose permits necessary for their operations. Permits or special rulings may be required on taxation, financial and regulatory-related issues. Even though most permits and licenses are obtained before the commencement of operations, many of these licenses and permits must be renewed or maintained over the life of the business. The conditions and costs of these permits, licenses and consents may be changed on any renewal, or, in some cases, may not be renewed due to unforeseen circumstances or a subsequent change in regulations. In any event, the renewal or non-renewal could have a material adverse effect on our group’s business, financial condition and results of operations. The risk that a government will repeal, amend, enact or promulgate a new law or regulation or that a regulator or other government agency will issue a new interpretation of the law or regulations, may affect our group’s operations or a project substantially. This may also be due to court decisions and actions of government agencies that affect these operations or a project’s performance or the demand for its services. For example, a government policy decision may result in adverse financial outcomes for our group through directions to spend money to improve security, safety, reliability or quality of service.

The lands used for our group’s infrastructure assets may be subject to adverse claims or governmental rights.

Our group’s operating subsidiaries require large areas of land on which to be constructed and operated. The rights to use the land can be obtained through freehold title, leases and other rights of use. Although our group believes that we have valid rights to all material easements, licenses and rights of way for our group’s infrastructure operations, not all of our easements, licenses and rights of way are registered against the lands to which they relate and may not bind subsequent owners. Additionally, different jurisdictions have adopted different systems of land title and in some jurisdictions, it may not be possible to ascertain definitively who has the legal right to enter into land tenure arrangements with the asset owner. In some jurisdictions where our group has operations, it is possible to claim indigenous or aboriginal rights to land and the existence or declaration of native title may affect the existing or future activities of our group’s utilities, transport or energy operations and impact on their business, financial condition and results of operations. In addition, a government, court, regulator, or indigenous or aboriginal group may make a decision or take action that affects an asset or project’s performance or the demand for its services. In particular, a regulator may restrict our group’s access to an asset, or may require our group to provide third parties with access, or may affect the pricing structure so as to lower our group’s revenues and earnings. Adverse claims or government rights may affect the existing or future activities of our group’s operations, impact our group’s business, financial condition and results of operations, or require that compensation be paid.

Alternative technologies could impact the demand for, or use of, the business and assets that our group’s entities own and operate and could impair or eliminate our group’s competitive advantage of such businesses and assets.

There are alternative technologies that may impact the demand for, or use of, the businesses and assets that our group owns and are operated by our group’s operating subsidiaries. While some such alternative technologies are in earlier stages of development, ongoing research and development activities may improve such alternative technologies. For example, changes in the materials used in construction may reduce the demand for thermal coal and iron ore. Additionally, off-grid energy solutions may reduce the need for electricity and gas generation networks and pipelines, and technologies that enable remote working opportunities could reduce traffic on our group’s toll roads. If this were to happen, the competitive advantage of our group’s businesses and assets may be significantly impaired or eliminated and our group’s business, financial condition, results of operations and cash flow could be materially and adversely affected as a result.

Our group operates in a highly competitive market for acquisition opportunities.

Our group’s acquisition strategy is dependent to a significant extent on the ability of Brookfield to identify acquisition opportunities that are suitable for our group. Our group faces competition for acquisitions primarily from investment funds, operating companies acting as strategic buyers, construction companies, commercial and investment banks and commercial finance companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than are available to our group. Some of these competitors may also have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of acquisitions and to offer terms that our group is unable or unwilling to match. Due to the capital intensive nature of infrastructure acquisitions, in order to finance acquisitions our group will need to compete for equity capital from institutional investors and other equity providers, including Brookfield, and our group’s ability to consummate acquisitions will be dependent on such capital continuing to be available. Increases in interest rates could also make it more difficult to consummate acquisitions because our group’s competitors may have a lower cost of capital which may enable them to bid higher prices for assets. In addition, because of our group’s affiliation with Brookfield, there is a higher risk that when our group participates with Brookfield and others in joint ventures, partnerships and consortiums on acquisitions our group may become subject to antitrust or competition laws that our group would not be subject to if our group was acting alone. These factors may create competitive disadvantages for our group with respect to acquisition opportunities. Our group cannot provide any assurance that the competitive pressures our group faces will not have a material adverse effect on our group’s business, financial condition and results of operations or that Brookfield will be able to identify and make acquisitions on our group’s behalf that are consistent with our group’s objectives or that generate attractive returns for our group’s respective shareholders. Our group may lose acquisition opportunities if our group does not match prices, structures and terms offered by competitors, if our group is unable to access sources of equity or obtain indebtedness at attractive rates or if our group becomes subject to antitrust or competition laws. Alternatively, our group may experience decreased rates of return and increased risks of loss if our group matches prices, structures and terms offered by competitors.

Our group may acquire distressed companies and these acquisitions may subject our group to increased risks, including the incurrence of additional legal or other expenses.

As part of our group’s acquisition strategy, our group may acquire distressed companies. This could involve acquisitions of securities of companies in event-driven special situations, such as acquisitions, tender offers, bankruptcies, recapitalizations, spinoffs, corporate and financial restructurings, litigation or other liability impairments, turnarounds, management changes, consolidating industries and other catalyst-oriented situations. Acquisitions of this type involve substantial financial and business risks that can result in substantial or total losses. Among the problems involved in assessing and making acquisitions in troubled issuers is the fact that it frequently may be difficult to obtain information as to the condition of such issuer. If, during the diligence process, our group fails to identify issues specific to a company or the environment in which our company operates, our group may be forced to later write down or write off assets, restructure our group’s operations, or incur impairment or other charges that may result in other reporting losses.

As a consequence of our group’s role as an acquirer of distressed companies, our group may be subject to increased risk of incurring additional legal, indemnification or other expenses, even if we are not named in any action. In distressed situations, litigation often follows when disgruntled shareholders, creditors and other parties seek to recover losses from poorly performing investments. The enhanced litigation risk for distressed companies is further elevated by the potential that Brookfield or entities within our group may have controlling or influential positions in these companies.

Our group may be unable to complete acquisitions, dispositions and other transactions as planned.

Our group’s acquisitions, dispositions and other transactions typically are subject to a number of closing conditions, including, as applicable, security holder approval, regulatory approval (including competition authorities) and other third party consents and approvals that are beyond our group’s control and may not be satisfied. In particular, many jurisdictions in which our group seeks to invest (or divest) impose government consent requirements on investments by foreign persons. Consents and approvals may not be obtained, may be obtained subject to conditions which adversely affect anticipated returns, and/or may be delayed and delay or ultimately preclude the completion of acquisitions, dispositions and other transactions. Government policies and attitudes in relation to foreign investment may change, making it more difficult to complete acquisitions, dispositions and other transactions in such jurisdictions. Furthermore, interested stakeholders could take legal steps to prevent transactions from being completed. If all or some of our group’s acquisitions, dispositions and other transactions are unable to be completed on the terms agreed, our group may need to modify or delay or, in some cases, terminate these transactions altogether, the market value of our group’s respective securities may significantly decline, and our group may not be able to achieve the expected benefits of the transactions.

Infrastructure assets may be subject to competition risk.

Some assets may be affected by the existence of other competing assets owned and operated by other parties. There can be no assurance that our group’s businesses can renew all their respective existing contracts or win additional contracts with their respective existing or potential customers. The ability of our group’s businesses to maintain or improve their revenue is dependent on price, availability and customer service as well as on the availability of access to alternative infrastructure. In the case where the relevant business is unable to retain customers and/or unable to win additional customers to replace those customers it is unable to retain, the revenue from such assets will be reduced.

Investments in infrastructure projects prior to or during a construction or expansion phase are likely to be subject to increased risk.

A key part of our group’s growth strategy involves identifying and taking advantage of organic growth opportunities within our group’s existing businesses. These opportunities typically involve development and construction of new infrastructure or expansion or upgrades to existing infrastructure. Investments in new infrastructure projects during a development or construction phase are likely to be subject to additional risk that the project will not receive all required approvals, will not be completed within budget, within the agreed timeframe and to the agreed specifications and, where applicable, will not be successfully integrated into the existing assets. During the construction phase, major risks include: (i) a delay in the projected completion of the project, which can result in an increase in total project construction costs through higher capitalized interest charges and additional labor, material expenses, and a resultant delay in the commencement of cash flow; (ii) the insolvency of the head contractor, a major subcontractor and/or a key equipment supplier; (iii) construction costs exceeding estimates for various reasons, including inaccurate engineering and planning, labor and building material costs in excess of expectations and unanticipated problems with project start-up; and (iv) defects in design, engineering or construction (including, without limitation, latent defects that do not materialize during an applicable warranty or limitation periods). Such unexpected increases may result in increased debt service costs, operations and maintenance expenses and damage payments for late delivery. This may result in the inability of project owners to meet the higher interest and principal repayments arising from the additional debt required. In addition, construction projects may be exposed to significant liquidated damages to the extent that commercial operations are delayed beyond prescribed dates or that performance levels do not meet guaranteed levels.

Our group may be exposed to natural disasters, weather events, uninsurable losses and force majeure events.

Force majeure is the term generally used to refer to an event beyond the control of the party claiming that the event has occurred, including but not limited to acts of God, fires, floods, earthquakes, wars and labor strikes. The assets of our group’s infrastructure businesses are exposed to unplanned interruptions caused by significant catastrophic events such as cyclones, landslides, explosions, terrorist attacks, war, floods, earthquakes, fires, major plant breakdowns, pipeline or electricity line ruptures, accidents, extreme weather events or other disasters. Operational disruption, as well as supply disruption, could adversely affect the cash flow available from these assets. In addition, the cost of repairing or replacing damaged assets could be considerable and could give rise to third party claims. In some cases, project agreements can be terminated if the force majeure event is so catastrophic as to render it incapable of remedy within a reasonable time period. Repeated or prolonged interruption may result in a permanent loss of customers, substantial litigation, damage, or penalties for regulatory or contractual non-compliance. Moreover, any loss from such events may not be recoverable in whole or in part under relevant insurance policies. Business interruption insurance is not always available, or available on reasonable economic terms to protect the business from these risks.

Given the nature of the assets operated by our group’s operating subsidiaries, we may be more exposed to risks in the insurance market that lead to limitations on coverage and/or increases in premium. The ability of our group’s operating subsidiaries to obtain the required insurance coverage at a competitive price may have an impact on the returns generated by them and accordingly the returns our group receives.

All of our group’s infrastructure operations may require substantial capital expenditures in the future.

Utilities, transport and energy operations, including our current utilities operations and the operations of Brookfield Infrastructure, are capital intensive and require substantial ongoing expenditures for, among other things, additions and improvements, and maintenance and repair of plant and equipment. Any failure to make necessary capital expenditures to maintain our group’s current or future operations could impair the ability of our group’s operations to serve existing customers or accommodate increased volumes. In addition, our group may not be able to recover such investments based upon the rates our group’s operations are able to charge.

In some of the jurisdictions in which our group has operations, certain maintenance capital expenditures may not be covered by the regulatory framework. If our group’s operations in these jurisdictions require significant capital expenditures to maintain our group’s asset base, our group may not be able to recover such costs through the regulatory framework. In addition, our group may be exposed to disallowance risk in other jurisdictions to the extent that capital expenditures and other costs are not fully recovered through the regulatory framework.

Performance of our group’s operating subsidiaries may be harmed by future labor disruptions and economically unfavorable collective bargaining agreements. Our group’s current operations or other business operations have workforces that are unionized or that in the future may become unionized and, as a result, are required to negotiate the wages, benefits and other terms with many of their employees collectively. If an operating entity were unable to negotiate acceptable contracts with any of its unions as existing agreements expire, it could experience a significant disruption of its operations, higher ongoing labor costs and restrictions on its ability to maximize the efficiency of its operations, which could have a material adverse effect on its business, financial condition and results of operations.

In addition, in some jurisdictions where our group has operations, labor forces have a legal right to strike, which may have an impact on our group’s operations, either directly or indirectly, for example if a critical upstream or downstream counterparty was itself subject to a labor disruption which impacted our group’s ability to operate. Our group’s operating subsidiaries are exposed to occupational health and safety and accident risks. Infrastructure projects and operational assets are highly exposed to the risk of accidents that may give rise to personal injury, loss of life, disruption to service and economic loss. Some of the tasks undertaken by employees and contractors are inherently dangerous and have the potential to result in serious injury or death.

Our group’s operating subsidiaries are subject to laws and regulations governing health and safety matters, protecting both members of the public and their employees and contractors. Occupational health and safety legislation and regulations differ in each jurisdiction. Any breach of these obligations, or serious accidents involving our employees, contractors or members of the public could expose them to adverse regulatory consequences, including the forfeit or suspension of operating licenses, potential litigation, claims for material financial compensation, reputational damage, fines or other legislative sanction, all of which have the potential to impact the results of our group’s operating subsidiaries and our group’s ability to make distributions. Furthermore, where our group does not control a business, we have a limited ability to influence health and safety practices and outcomes.

Our group’s operations are subject to economic regulation and may be exposed to adverse regulatory decisions. Due to the essential nature of some of the services provided by our group’s assets and the fact that some of these services are provided on a monopoly or near monopoly basis, many of our group’s operations are subject to forms of economic regulation. This regulation can involve different forms of price control and can involve ongoing commitments to economic regulators and other governmental agencies. The terms upon which access to our group’s facilities is provided, including price, can be determined or amended by a regulator periodically. Future terms to apply, including access charges that our group’s operations are entitled to charge, cannot be determined with any certainty, as we do not have discretion as to the amount that can be charged. New legislation, regulatory determinations or changes in regulatory approaches may result in regulation of previously unregulated businesses or material changes to the revenue or profitability of our group’s operations. In addition, a decision by a government or regulator to regulate non-regulated assets may significantly and negatively change the economics of these businesses and the value or financial performance of our group.

Our group’s operating subsidiaries are exposed to the risk of environmental damage. Many of our group’s assets are involved in using, handling or transporting substances that are toxic, combustible or otherwise hazardous to the environment. Furthermore, some of our group’s assets have operations in or in close proximity to environmentally sensitive areas or densely populated communities. There is a risk of a leak, spillage or other environmental emission at one of these assets, which could cause regulatory infractions, damage to the environment, injury or loss of life. Such an incident if it occurred could result in fines or penalties imposed by regulatory authorities, revocation of licenses or permits required to operate the business or the imposition of more stringent conditions in those licenses or permits, or legal claims for compensation (including punitive damages) by affected stakeholders. In addition, some of our group’s assets may be subject to regulations or rulings made by environmental agencies that conflict with existing obligations we have under concession or other permitting agreements. Resolution of such conflicts may lead to uncertainty and increased risk of delays or cost over-runs on projects. All of these have the potential to significantly impact the value or financial performance of our group.

Our group’s infrastructure business is at risk of becoming involved in disputes and possible litigation.

Our group’s infrastructure business is at risk of becoming involved in disputes and possible litigation, the extent of which cannot be ascertained. Any material or costly dispute or litigation could adversely affect the value of the assets or future financial performance of our group. In addition, as a result of the actions of the operating subsidiaries, our group could be subject to various legal proceedings concerning disputes of a commercial nature, or to claims in the event of bodily injury or material damage. The final outcome of any proceeding could have a negative impact on the business, financial condition or results of operations of our group during a given quarter or financial year.

Our group’s business relies on the use of technology, and as a result, we may be exposed to cyber-security attacks.

Our group’s business places significant reliance on information and other technology. This technology includes the computer systems used for information, processing, administrative and commercial operations and the operating plant and equipment used by our group’s business. In addition, our group’s business also relies upon telecommunication services to interface with its widely distributed business network and customers. The information and embedded systems of key business partners and regulatory agencies are also important to our group’s operations. Our group’s business relies on this technology functioning as intended. The computer systems used by our group’s business may be subject to cybersecurity risks or other breaches of information technology security, noting the increasing frequency and severity of these kinds of incidents. In particular, the information technology systems used by our group’s business may be subject to cyber-terrorism intended to obtain unauthorized access to our group’s proprietary information and that of our group’s business partners, destroy data or disable, degrade or sabotage these systems, through the introduction of computer viruses, fraudulent emails, cyber-attacks and other means, and could originate from a variety of sources including our group’s own employees or unknown third parties. Further, the operating equipment used by our group’s business may not continue to perform as it has in the past, and there is a risk of equipment failure due to wear and tear, latent defect, design or operator errors or early obsolescence, among other things.

A breach of our group’s data or cyber-security measures, the failure of any such computerized system or of the operating equipment used by our group’s business for a significant time period could have a material adverse effect on our group’s business prospects, financial condition, results of operations and cash flow and it may not be possible to recover losses suffered from such incidents under our group’s insurance policies. Although our group is continuing to develop defenses to such attacks, our group can provide no assurance that our group will be successful in preventing or ameliorating damage from such an attack on our group and, as the manner in which cyber-attacks are undertaken has become more sophisticated, there is a risk that the occurrence of cyber-attack may remain undetected for an extended period. Furthermore, our group’s data infrastructure operations rely for their continued viability on the ongoing demand for tower infrastructure, which is uncertain and could be subject to bypass risk or obsolescence as a result of new or developing technologies.

Our group’s operating subsidiaries depend on relevant contractual arrangements.

Our group’s operating subsidiaries rely on revenue from customers under contracts. There is a risk that customers will default under these contracts. Our group cannot provide assurance that one or more customers will not default on their obligations to our group or that such a default or defaults will not have a material adverse effect on our group’s operations, financial position, future results of operations, or future cash flows. Furthermore, the bankruptcy of one or more of our group’s customers, or some other similar proceeding or liquidity constraint, might make it unlikely that our group would be able to collect all or a significant portion of amounts owed by the distressed entity or entities. In addition, such events might force such customers to reduce or curtail their future use of our products and services, which could have a material adverse effect on our group’s business, financial condition and results of operations. Our group endeavors to minimize risk wherever possible by structuring our group’s contracts in a way that minimizes volume risk (e.g., minimum guaranteed volumes and ‘take-or-pay’ arrangements). However, it is possible that the take-or-pay arrangements may not be fully effective. In addition, the contract terms are finite and in some cases the contracts contain termination or suspension rights for the benefit of the customer.

Certain of our group’s assets with revenues contracted under contracts will be subject to re-contracting risk in the future. Our group cannot provide assurance that our group will be able to re-negotiate these contracts once their terms expire, or that even if our group is able to do so, that our group will be able to obtain the same prices or terms our group currently receives. If our group is unable to renegotiate these contracts, or unable to receive prices at least equal to the current prices our group receives, our group’s business, financial condition, results of operations and prospects could be adversely affected.

Our group relies on, or may rely on, tolling and revenue collection systems.

Revenues at some of our group’s assets depend on, or may depend on, reliable and efficient tolling, metering or other revenue collection systems. There is a risk that, if one or more of our group’s businesses are not able to operate and maintain these tolling, metering or other revenue collection systems in the manner expected, or if the cost of operation and maintenance is greater than expected, our group’s assets, business, financial condition, and risks of operations could be materially adversely affected. Users of our group’s facilities who do not pay tolls or other charges may be subject to either direct legal action from the relevant business, or in some cases may be referred to the state for enforcement action. Our group bears the ultimate risk if enforcement actions against defaulting customers are not successful or if enforcement actions are costlier or take more time than expected.

Our group’s operating subsidiaries’ ability to finance their operations is subject to various risks relating to the state of the capital markets.

Our group’s financing strategy involves both the issuance of equity and corporate debt. Our group, including BUUK and NTS, has corporate debt and limited recourse project level debt, the majority of which is nonrecourse that will need to be replaced from time to time. Our group’s financings may contain conditions that limit our group’s ability to repay indebtedness prior to maturity without incurring penalties, which may limit our group’s capital markets flexibility. As such, a number of risks arise with respect to refinancing our group’s existing indebtedness, including, among other factors, dependence on continued operating performance of our group’s assets, future electricity market prices, future capital markets conditions, the level of future interest rates and investors’ assessment of our group’s credit risk at such time. In addition, certain of our group’s financings are, and future financings may be exposed to floating interest rate risks, and if interest rates increase, an increased proportion of our group’s cash flow may be required to service indebtedness.

Future acquisitions, development and construction of new facilities and other capital expenditures, including those arising from our group’s committed backlog of organic growth projects, will be financed out of cash generated from our group’s operations, borrowings and possible future sales of equity. Further, our group may look to finance transactions through our group’s capital recycling program, resulting in the disposition of certain of our group’s assets. As a large portion of our group’s capital is invested in physical assets and securities, relying on capital recycling as a means of financing could be difficult, as such assets can be hard to sell, especially if market conditions are poor. A lack of liquidity could limit our group’s ability to vary our group’s portfolio or assets promptly in response to changing economic or investment conditions. Additionally, if financial or operating difficulties of other owners result in distress sales, such sales could depress asset values in the markets in which our group operates.

In addition to the above, our group’s ability to obtain financing to finance our group’s growth is dependent on, among other factors, the overall state of the capital markets, continued operating performance of our group’s assets, future electricity market prices, the level of future interest rates and investors’ assessment of our group’s credit risk at such time, and investor appetite for investments in infrastructure assets in general and in our group’s securities in particular. To the extent that external sources of capital become limited or unavailable or available on onerous terms, our group’s ability to fund acquisitions and make necessary capital investments to construct new or maintain existing facilities will be impaired, and as a result, our group’s business, financial condition, results of operations and prospects may be materially adversely affected.

Changes in our group’s credit ratings may have an adverse effect on our group’s financial position and ability to raise capital.

Our group cannot assure you that any credit rating assigned to our group or any of our group’s operating subsidiaries or their debt securities will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency. A lowering or withdrawal of such ratings may have an adverse effect on our group’s financial position and ability to raise capital.

Risks Relating to Our Relationship with Brookfield and Brookfield Infrastructure

Brookfield exercises substantial influence over our group and we are highly dependent on the Service Providers.

Brookfield will, directly and indirectly, hold approximately 29.6% of our exchangeable shares immediately upon completion of the special distribution. In addition, Brookfield Infrastructure, which itself is controlled by Brookfield, will hold all of our issued and outstanding class B shares, having a 75% voting interest, and class C shares, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. Together, Brookfield and Brookfield Infrastructure will hold an approximate 82% voting interest in our company. As a result, Brookfield is able to control the appointment and removal of our directors and the directors of the partnership’s general partner and, accordingly, exercise substantial influence over our group. In addition, the Service Providers, which include wholly-owned subsidiaries of Brookfield, provide management and administration services to our group pursuant to the Master Services Agreement. With the exception of our group’s operating subsidiaries, our group generally does not have any employees and depends on the management and administration services provided by the Service Providers. Other subsidiaries of Brookfield also provide management services to certain of our group’s operating subsidiaries, including NTS.

The partners, members, shareholders, directors, officers and employees of Brookfield, or Brookfield Personnel, and support staff that provide services to our group are not required to have as their primary responsibility the management and administration of our group or to act exclusively for our group. Any failure to effectively manage our group’s current operations or to implement our group’s strategy could have a material adverse effect on our group’s business, financial condition and results of operations.

Brookfield has no obligation to source acquisition opportunities for our group and our group may not have access to all infrastructure acquisitions that Brookfield identifies.

Our ability to grow depends on Brookfield’s ability to identify and present our group with acquisition opportunities. However, Brookfield has no obligation to source acquisition opportunities for our group. In addition, Brookfield has not agreed to commit to our group any minimum level of dedicated resources for the pursuit of infrastructure-related acquisitions. There are a number of factors which could materially and adversely impact the extent to which suitable acquisition opportunities are made available by Brookfield, for example:

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there is no accepted industry standard for what constitutes an infrastructure asset. For example, Brookfield may consider certain assets that have both real estate-related characteristics and infrastructure-related characteristics to be real estate and not infrastructure;

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it is an integral part of Brookfield’s (and our group) strategy to pursue the acquisition of infrastructure assets through consortium arrangements with institutional investors, strategic partners and/or financial sponsors and to form partnerships (including private funds, joint ventures and similar arrangements) to pursue such acquisitions on a specialized or global basis. Although Brookfield has agreed that it will not enter any such arrangements that are suitable for our group without giving our group an opportunity to participate in them, there is no minimum level of participation to which our group will be entitled;

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the same professionals within Brookfield’s organization that are involved in sourcing and executing acquisitions that are suitable for our group are responsible for sourcing and executing opportunities for the vehicles, consortiums and partnerships referred to above, as well as having other responsibilities within Brookfield’s broader asset management business. Limits on the availability of such individuals will likewise result in a limitation on the availability of acquisition opportunities for us;

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Brookfield will only recommend acquisition opportunities that it believes are suitable and appropriate for our group. Our focus is on assets where we believe that our operations-oriented approach can be deployed to create value. Accordingly, opportunities where Brookfield cannot play an active role in influencing the underlying assets may not be consistent with our acquisition strategy and, therefore, may not be suitable for our group, even though they may be attractive from a purely financial perspective. Legal, regulatory, tax and other commercial considerations will likewise be an important consideration in determining whether an opportunity is suitable and/or appropriate for our group and will limit our ability to participate in certain acquisitions; and

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in addition to structural limitations, the question of whether a particular acquisition is suitable and/or appropriate is highly subjective and is dependent on a number of portfolio construction and management factors including our liquidity position at the relevant time, the expected risk return profile of the opportunity, its fit with the balance of our investments and related operations, other opportunities that we may be pursuing or otherwise considering at the relevant time, our interest in preserving capital in order to secure other opportunities and/or to meet other obligations, and other factors. If Brookfield determines that an opportunity is not suitable or appropriate for us, it may still pursue such opportunity on its own behalf, on behalf of Brookfield Infrastructure or on behalf of a Brookfield-sponsored vehicle, partnership or consortium.

In making determinations about acquisition opportunities and investments, consortium arrangements or partnerships, Brookfield may be influenced by factors that result in a misalignment or conflict of interest and may take the interests of others into account, as well as our own interests and the interests of Brookfield Infrastructure.

Among others, we may pursue acquisition opportunities indirectly through investments in Brookfield-sponsored vehicles, consortiums and partnerships or directly (including by investing alongside such vehicles, consortiums and partnerships). Any references to our acquisitions, investments, assets, expenses, portfolio companies or other terms should be understood to mean such items held, incurred or undertaken directly by us or indirectly by us through our investment in such Brookfield-sponsored vehicles, consortiums and partnerships.

The departure of some or all of Brookfield’s professionals could prevent us and Brookfield Infrastructure from achieving our objectives.

Our group depends on the diligence, skill and business contacts of Brookfield’s professionals and the information and opportunities they generate during the normal course of their activities. Our group’s future success will depend on the continued service of these individuals, who are not obligated to remain employed with Brookfield. Brookfield has experienced departures of key professionals in the past and may do so in the future, and we cannot predict the impact that any such departures will have on our group’s ability to achieve its objectives. The departure of a significant number of Brookfield’s professionals for any reason, or the failure to appoint qualified or effective successors in the event of such departures, could have a material adverse effect on our group’s ability to achieve its objectives. The Master Services Agreement does not require Brookfield to maintain the employment of any of its professionals or to cause any particular professionals to provide services to us or on our behalf.

Brookfield’s and Brookfield Infrastructure’s ownership position of our company entitles them to a significant percentage of our dividends, and Brookfield may increase its ownership relative to other shareholders.

Brookfield will own, directly and indirectly, approximately 29.6% of our exchangeable shares, entitling it to all dividends exchangeable shareholders will receive. In addition, Brookfield Infrastructure will own all of the issued and outstanding class B shares of our company, which represent a 75% voting interest, and all of the issued and outstanding class C shares of our company, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. Together, Brookfield and Brookfield Infrastructure will hold an approximate 82% voting interest in our company. Brookfield Infrastructure’s ownership of class C shares will entitle it to receive dividends as and when declared by our board. Accordingly, Brookfield and Brookfield Infrastructure’s ownership position of exchangeable shares and class C shares of our company allows them to receive a substantial percentage of our dividends. In addition, Brookfield may increase its ownership position in our company. Brookfield may purchase additional exchangeable shares of our company in the open market or pursuant to a private placement, which may result in Brookfield increasing its ownership of our exchangeable shares relative to other shareholders, which could reduce the amount of cash available for distribution to public shareholders.

None of British Columbia corporate law, the Master Services Agreement and our other arrangements with Brookfield impose on Brookfield any fiduciary duties to act in the best interests of our shareholders or the partnership’s unitholders.

None of British Columbia corporate law, the Master Services Agreement and our other arrangements with Brookfield impose on Brookfield any duty (statutory or otherwise) to act in the best interests of the Service Recipients, nor do they impose other duties that are fiduciary in nature.

Our organizational and ownership structure may create significant conflicts of interest that may be resolved in a manner that is not in the best interests of our company or the best interests of our shareholders.

Our organizational and ownership structure involves a number of relationships that may give rise to conflicts of interest between our company and our shareholders, on the one hand, and Brookfield and Brookfield Infrastructure, on the other hand. For example, we expect that our board will mirror the board of the general partner of the partnership, except that prior to the completion of the special distribution, we will add one additional non-overlapping board member to assist us with, among other things, resolving any conflicts of interest that may arise from our relationship with Brookfield Infrastructure. John Fees will initially serve as the non-overlapping member of our board of directors. Mr. Fees has served on the board of directors of the general partner of the partnership since April 22, 2013 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, our company considers a related party transaction in which the partnership is an interested party within the meaning of MI 61-101, Mr. Fees will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction. In certain instances, the interests of Brookfield or Brookfield Infrastructure may differ from the interests of our company and our shareholders, including with respect to the types of acquisitions made, the timing and amount of dividends by our company, the reinvestment of returns generated by our operations, the use of leverage when making acquisitions and the appointment of outside advisors and service providers. Further, Brookfield may make decisions, including with respect to tax or other reporting positions, from time to time that may be more beneficial to one type of investor or beneficiary than another, or to Brookfield rather than to our company and our shareholders.

It is expected that Brookfield will, directly and indirectly, hold approximately 29.6% of our exchangeable shares immediately upon completion of the special distribution. In accordance with our articles, the holders of the class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares (which carry one vote per exchangeable share), and except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares will vote together and not as separate classes. Brookfield Infrastructure, which itself is controlled by Brookfield, will hold all of our issued and outstanding class B shares, having a 75% voting interest in our company, and class C shares of our company, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. As a result, Brookfield is able to control the election and removal of our directors and the directors of the partnership’s general partner and, accordingly, exercises substantial influence over our group.

In addition, the Service Providers, being wholly-owned subsidiaries of Brookfield, will provide management services to us pursuant to the Master Services Agreement. Pursuant to the Master Services Agreement, on a quarterly basis, Brookfield Infrastructure will pay a quarterly base management fee to the Service Providers equal to 0.3125% (1.25% annually) of the market value of Brookfield Infrastructure. We will reimburse Brookfield Infrastructure for our proportionate share of such fee. For purposes of calculating the base management fee, the market value of Brookfield Infrastructure is equal to the aggregate value of all outstanding units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including our exchangeable shares and the exchangeable limited partnership units issued by Exchange LP in connection with Brookfield Infrastructure’s acquisition of an effective 30% interest in Enercare) that are not held by Brookfield Infrastructure, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. Brookfield Infrastructure Special GP, a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on Holding LP units (other than Holding LP Class A Preferred Units) as well as economically equivalent securities, such as the exchangeable shares, of the other Service Recipients exceed specified target levels as set forth in Holding LP’s limited partnership agreement. This relationship may give rise to conflicts of interest between our company and our shareholders, on the one hand, and Brookfield, on the other, as Brookfield’s interests may differ from the interests of Brookfield Infrastructure, our company or our shareholders.

Brookfield Infrastructure’s arrangements with Brookfield, which will apply to our company, were negotiated in the context of an affiliated relationship and may contain terms that are less favorable than those which otherwise might have been obtained from unrelated parties.

The terms of Brookfield Infrastructure’s arrangements with Brookfield, that will apply to our company, were effectively determined by Brookfield. These terms, including terms relating to compensation, contractual or fiduciary duties, conflicts of interest and Brookfield’s ability to engage in outside activities, including activities that compete with us, our activities and limitations on liability and indemnification, may be less favorable than otherwise might have resulted if the negotiations had involved unrelated parties.

The liability of the Service Providers is limited under our arrangements with them and we and the other Service Recipients, including Brookfield Infrastructure, have agreed to indemnify the Service Providers against claims that they may face in connection with such arrangements, which may lead them to assume greater risks when making decisions relating to us than they otherwise would if acting solely for their own account.

Under the Master Services Agreement, the Service Providers have not assumed any responsibility other than to provide or arrange for the provision of the services described in the Master Services Agreement in good faith and will not be responsible for any action that our company takes in following or declining to follow their advice or recommendations. The liability of the Service Providers under the Master Services Agreement is limited to the fullest extent permitted by law to conduct involving bad faith, fraud or willful misconduct or, in the case of a criminal matter, action that was known to have been unlawful, except that the Service Providers are also liable for liabilities arising from gross negligence. In addition, our company and the other Service Recipients, including Brookfield Infrastructure, have agreed to indemnify the Service Providers to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses incurred by an indemnified person or threatened in connection with our operations, investments and activities or in respect of or arising from the Master Services Agreement or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the conduct in respect of which such persons have liability as described above. These protections may result in the Service Providers tolerating greater risks when making decisions than otherwise would be the case, including when determining whether to use leverage in connection with acquisitions. The indemnification arrangements to which the Service Providers are a party may also give rise to legal claims for indemnification that are adverse to our company and our shareholders.

The role and ownership of Brookfield may change.

Our arrangements with Brookfield do not require Brookfield to maintain any ownership level in our group, and Brookfield may sell the units or exchangeable shares that it holds in the partnership or our company, respectively. Brookfield may sell or transfer all or part of its interests in the Service Providers without the approval of our group, which could result in changes to the management of our group and its current growth strategy. Additionally, our group cannot predict with any certainty the effect that any changes in ownership level of Brookfield of our group would have on the trading price of our exchangeable shares, the units or our group’s ability to raise capital or make investments in the future. As a result, the future of the group would be uncertain and our group’s business, financial condition and results of operations may suffer.

Our company is not entitled to terminate the Master Services Agreement. Only the general partner of the partnership may terminate the Master Services Agreement, and it may be unable or unwilling to do so.

Our company is not entitled to terminate the Master Services Agreement. Only the general partner of the partnership may terminate the Master Services Agreement, and it may be unable or unwilling to do so. The Master Services Agreement provides that the Service Recipients may terminate the agreement only if: the Service Providers default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Recipients and the default continues unremedied for a period of sixty (60) days after written notice of the breach is given to the Service Providers; the Service Providers engage in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to us; the Service Providers are grossly negligent in the performance of their duties under the agreement and such negligence results in material harm to the Service Recipients; or upon the happening of certain events relating to the bankruptcy or insolvency of the Service Providers. The Master

Services Agreement cannot be terminated for any other reason, including if the Service Providers or Brookfield experience a change of control or due solely to the poor performance or under-performance of our group’s operations or assets, and the agreement continues in perpetuity, until terminated in accordance with its terms. Because the general partner of the partnership is an affiliate of Brookfield, it may be unwilling to terminate the Master Services Agreement, even in the case of a default. If the Service Providers’ performance does not meet the expectations of investors, and the general partner of the partnership is unable or unwilling to terminate the Master Services Agreement, our group is not entitled to terminate the agreement and the market price of our exchangeable shares or the units could suffer. Furthermore, the termination of the Master Services Agreement would terminate our group’s rights under the Relationship Agreement and the Licensing Agreement. See “Relationship with Brookfield — Relationship Agreement” and “Relationship with Brookfield — Licensing Agreement” for more details.

We guarantee certain debt obligations of Brookfield Infrastructure, which may adversely affect our financial health and make us more vulnerable to adverse economic conditions.

Prior to completion of the special distribution, an indirect wholly-owned subsidiary of our company will fully and unconditionally guarantee certain unsecured debt securities and preferred securities issued by Brookfield Infrastructure, as well as Brookfield Infrastructure’s obligations under certain credit facilities, thereby causing us to become liable for such obligations. In light of the guarantees, our company is exposed to the credit risk of Brookfield Infrastructure. If Brookfield Infrastructure is unable or fails to pay any of its indebtedness in respect of which our company has provided a guarantee, we may be required to pay all amounts due under such indebtedness, which may affect our financial health and make us more vulnerable to adverse economic conditions. See “Relationship with Brookfield Infrastructure — Credit Support” for more details.

Risks Relating to Taxation

The exchange of exchangeable shares for units may result in the U.S. federal income taxation of any gain realized by a U.S. unitholder.

Depending on the facts and circumstances, a U.S. unitholder’s exchange of exchangeable shares for units may result in the U.S. federal income taxation of any gain realized by such U.S. unitholder. In general, a U.S. unitholder exchanging exchangeable shares for units pursuant to the exercise of the exchange right will recognize capital gain or loss (i) if the exchange request is satisfied by the delivery of units by Brookfield pursuant to the Rights Agreement or (ii) if the exchange request is satisfied by the delivery of units by our company and the exchange is, within the meaning of Section 302(b) of the U.S. Internal Revenue Code, in “complete termination” of the U.S. unitholder’s equity interest in our company, a “substantially disproportionate” redemption of stock, or “not essentially equivalent to a dividend”, applying certain constructive ownership rules that take into account not only the exchangeable shares and other equity interests in our company actually owned but also other equity interests in our company treated as constructively owned by such U.S. unitholder for U.S. federal income tax purposes. If an exchange request satisfied by the delivery of units by our company is not treated as a sale or exchange under the foregoing rules, then it will be treated as a taxable distribution equal to the amount of cash and the fair market value of property received (such as units) without any offset for a U.S. unitholder’s tax basis in the exchangeable shares exchanged.

In general, if the partnership satisfies an exchange request by delivering units to a U.S. unitholder pursuant to the partnership’s exercise of the partnership call right, then the U.S. unitholder’s exchange of exchangeable shares for units will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, unless the partnership (i) is a publicly traded partnership treated as a corporation or (ii) would be an “investment company” if it were incorporated for purposes of Section 721(b) of the U.S. Internal Revenue Code. In the case described in (i) or (ii) of the preceding sentence, a unitholder that is a U.S. taxpayer may recognize gain upon the exchange. The general partner of the partnership believes that the partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. In addition, based on the shareholders’ rights in the event of the liquidation or dissolution of our company (or the partnership) and the terms of the exchangeable shares, which are intended to provide an economic return equivalent to the units (including identical distributions), and taking into account the expected relative values of the partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of the partnership currently expects that a U.S. unitholder’s exchange of exchangeable shares for units pursuant to the exercise of the partnership call right will not be treated as a transfer to an investment company for purposes of Section 721(b) of the U.S. Internal Revenue Code. Accordingly, the general partner of the partnership currently expects a U.S. unitholder’s exchange of exchangeable shares for units pursuant to the partnership’s exercise of the partnership call right to qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the partnership. In addition, based on the highly factual nature of such future exchange, and taking into account that many of the relevant facts and circumstances are not within the control of the partnership, Torys LLP has rendered no opinion with respect to whether any such future exchange of exchangeable shares for units pursuant to the exercise of the partnership call right will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code. If Section 721(a) of the U.S. Internal Revenue Code does not apply, then a U.S. unitholder who exchanges exchangeable shares for units pursuant to the partnership’s exercise of the partnership call right will be treated as if such holder had sold in a taxable transaction such holder’s exchangeable shares to the partnership for cash in an amount equal to the value of the units received.

Even if a U.S. unitholder’s transfer of exchangeable shares in exchange for units pursuant to the partnership’s exercise of the partnership call right qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code, the general partner of the partnership currently expects for the partnership and Holding LP to immediately undertake subsequent transfers of such exchangeable shares that would result in the allocation to such U.S. unitholder of any gain realized under Section 704(c)(1) of the U.S. Internal Revenue Code. Under this provision, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. If, contrary to the current expectations of the general partner of the partnership, Section 704(c)(1) does not apply as a result of any such subsequent transfers by the partnership or Holding LP of exchangeable shares transferred by a U.S. unitholder for units in an exchange qualifying as tax-free under Section 721(a) of the U.S. Internal Revenue Code, then such U.S. unitholder could, nonetheless, be required to recognize part or all of the built-in gain in its exchangeable shares deferred as a result of such exchange under Section 737 or Section 707(a) of the U.S. Internal Revenue Code, depending on whether the partnership or Holding LP were to make certain types of distributions to such U.S. unitholder following the exchange.

For a more complete discussion of the U.S. federal income tax consequences of the exchange of exchangeable shares for units, see “Material United States Federal Income Tax Considerations — Consequences to U.S. Unitholders — Ownership of Exchangeable Shares” below. The U.S. federal income tax consequences of exchanging exchangeable shares for units are complex, and each U.S. unitholder should consult its own tax advisor regarding such consequences in light of such unitholder’s particular circumstances.

Distributions on exchangeable shares made to non-U.S. unitholders may be subject to U.S. withholding tax if Section 871(m) of the U.S. Internal Revenue Code applies.

Distributions on exchangeable shares made to non-U.S. unitholders generally will not be subject to U.S. federal income tax, except that U.S. withholding tax may apply to any portion of a distribution made on exchangeable shares that is treated as a deemed dividend under Section 871(m) of the U.S. Internal Revenue Code. Specifically, a 30% withholding tax generally applies to deemed dividend amounts (“dividend equivalents”) with respect to certain contractual arrangements held by non-U.S. persons which reference any interest in an entity if that interest could give rise to a U.S.-source dividend. Under Treasury Regulations, a Section 871(m) transaction is treated as directly referencing the assets of a partnership that holds significant investments in certain securities (such as stock of a U.S. corporation). Our partnership indirectly holds stock of a U.S. corporation through the Holding LP, and the exchangeable shares are intended to be structured so that distributions are identical to distributions on partnership units. Accordingly, the contractual arrangements relating to the exchangeable shares could be subject to Section 871(m) of the U.S. Internal Revenue Code, as discussed below.

Whether U.S. withholding tax applies with respect to a Section 871(m) transaction depends, in part, on whether it is classified for purposes of Section 871(m) of the U.S. Internal Revenue Code as a “simple” contract or “complex” contract. No direct authority addresses whether the contractual arrangements relating to the exchangeable shares constitute a simple contract or a complex contract. In the absence of direct authority, Torys LLP has rendered no opinion regarding the classification of the contractual arrangements relating to the exchangeable shares as a simple contract or a complex contract for purposes of Section 871(m) of the U.S. Internal Revenue Code and the Treasury Regulations thereunder. Our company intends to take the position and believes that such contractual arrangements do not constitute a simple contract. In such case, under Treasury Regulations, as modified by an IRS Notice, such contractual arrangements should not be subject to Section 871(m) of the U.S. Internal Revenue Code before January 1, 2023, and no portion of a distribution made on exchangeable shares before such date should be subject to U.S. withholding tax by reason of treatment as a dividend equivalent under Section 871(m). For distributions made on exchangeable shares on or after January 1, 2023, Section 871(m) of the U.S. Internal Revenue Code will apply if the contractual arrangements relating to the exchangeable shares meet a “substantial equivalence” test. If this is the case, our company expects to withhold U.S. federal income tax, generally at a rate of 30%, on any portion of a distribution on exchangeable shares that is treated as a dividend equivalent and paid on or after January 1, 2023.

This 30% withholding tax may be reduced or eliminated under the U.S. Internal Revenue Code or an applicable income tax treaty, provided that the non-U.S. unitholder properly certifies its eligibility by providing an IRS Form W-8. If, notwithstanding the foregoing, our company is unable to accurately or timely determine the tax status of a non-U.S. unitholder for purposes of establishing whether reduced rates of withholding apply, then U.S. withholding tax at a rate of 30% may apply to any portion of a distribution on exchangeable shares that is treated as a dividend equivalent under Section 871(m) of the U.S. Internal Revenue Code. A dividend equivalent may also be subject to a 30% withholding tax under the Foreign Account Tax Compliance (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act of 2010, unless a non-U.S. unitholder properly certifies its FATCA status on IRS Form W-8 or other applicable form and satisfies any additional requirements under FATCA.

Notwithstanding the foregoing, our company’s position that the contractual arrangements relating to the exchangeable shares do not constitute a simple contract does not bind the IRS. The Treasury Regulations under Section 871(m) of the U.S. Internal Revenue Code require complex determinations with respect to contractual arrangements linked to U.S. equities, and the application of these regulations to the exchangeable shares is uncertain. Accordingly, the IRS could challenge our company’s position and assert that the contractual arrangements relating to the exchangeable shares constitute a simple contract, in which case U.S. withholding tax currently would apply, generally at a rate of 30% (subject to reduction or elimination under the U.S. Internal Revenue Code or an applicable income tax treaty), to that portion, if any, of a distribution on exchangeable shares that is treated as referencing a U.S.-source dividend paid to the partnership or the Holding LP. Non-U.S. unitholders should consult their own tax advisors regarding the implications of Section 871(m) of the U.S. Internal Revenue Code and FATCA for their ownership of exchangeable shares with regard to their particular circumstances.

For a more complete discussion of the U.S. federal income tax consequences to non-U.S. unitholders of owning exchangeable shares, see “Material United States Federal Income Tax Considerations — Consequences to Non-U.S. Unitholders — Ownership of Exchangeable Shares” below. The U.S. federal income tax consequences of owning exchangeable shares are complex, and each non-U.S. unitholder should consult its own tax advisor regarding such consequences in light of such unitholder’s particular circumstances.

Canadian federal income tax considerations described herein may be materially and adversely impacted by certain events.

If our company ceases to qualify as a “mutual fund corporation” under the Tax Act, the income tax considerations described under the heading “Material Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects.

In general, there can be no assurance that Canadian federal income tax laws respecting the treatment of mutual fund corporations or otherwise respecting the treatment of our company will not be changed in a manner that adversely affects our shareholders, or that such tax laws will not be administered in a way that is less advantageous to our company or our shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information may relate to our group’s outlook and anticipated events or results and may include information regarding the financial position, business strategy, growth strategy, budgets, operations, financial results, taxes, dividends, distributions, plans and objectives of our group. Particularly, information regarding future results, performance, achievements, prospects or opportunities of our group or the Canadian, U.S. or international markets is forward-looking information. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”.

Discussions containing forward-looking information may be found, among other places, under “Risk Factors”, “Capitalization”, “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. The following factors, among others, which are discussed in greater detail in the “Risk Factors” section of this prospectus, could cause our actual results to vary from our forward-looking statements:

•	our company’s lack of operating history;

•	our company’s lack of independent means of generating revenue;

•	an economic downturn in the jurisdictions in which our company engages in business activities;

•	increased regulation of our operations;

•	our failure to comply with conditions in, or our inability to maintain, governmental permits;

•	force majeure events;

•	uninsurable losses and higher insurance premiums;

•	changes to laws, rules or regulations that impact our company or our businesses;

•	health, safety, security and environmental risks;

•	changes to general economic and political conditions in the markets in which our group operates;

•	counterparties to our contracts not fulfilling their obligations and the time and expense of enforcing contracts against non-performing counter-parties and the uncertainty of success;

•	fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems;

•	an inability to meet our debt obligations;

•	reduction in demand for key commodities;

•	fluctuations in the returns and values of securities in our investment portfolio;

•	fluctuations in interest rates;

•	our inability to finance our operations due to the status of the capital markets;

•	operating and financial restrictions imposed on us by our loan, debt and security agreements;

•	an inability to obtain financing or a downgrade in our credit ratings;

•	adverse changes in currency exchange rates and our inability to effectively manage foreign currency exposure;

•	Brookfield’s election not to source acquisition opportunities for our company or our group and our lack of access to all infrastructure acquisitions that Brookfield identifies;

•	the growth of our portfolio and our inability to realize the expected benefits of our transactions or acquisitions;

•	the separation of economic interest from control within our organizational structure;

•	the incurrence of debt at multiple levels within our organizational structure;

•	being deemed an “investment company” under the Investment Company Act;

•	the effectiveness of our internal controls over financial reporting;

•	our dependence on Brookfield and Brookfield Infrastructure and Brookfield’s significant influence over us;

•	the departure of some or all of Brookfield’s key professionals;

•	our company’s lack of independent means of generating revenue;

•	changes in how Brookfield or Brookfield Infrastructure elects to hold ownership interests in our company;

•	Brookfield acting in a way that is not in the best interests of our company;

•	broader impact of climate change;

•	failure of our systems technology;

•	our reliance on computerized business systems, which could expose us to cyber-attacks;

•	involvement in disputes, governmental and regulatory investigations and litigation;

•	the business operations of the partnership;

•	any changes in the market price of the units; and

•	the redemption of exchangeable shares by our company at any time or upon notice from the holder of the class B shares.

These statements and other forward-looking information are based on opinions, assumptions and estimates made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Accordingly, readers should not place undue reliance on forward-looking information. We do not undertake to update any forward-looking information contained herein, except as required by applicable securities laws.

THE SPECIAL DISTRIBUTION

Background to and Purpose of the Special Distribution

The partnership is a leading global infrastructure company that owns and operates high-quality, long-life assets in the utilities, transport, energy and data infrastructure sectors across North and South America, Asia Pacific and Europe. The partnership is focused on assets that generate stable cash flows and require minimal maintenance capital expenditures. Because each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit of the partnership, we expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of our group as a whole.

The partnership believes that certain investors in certain jurisdictions may be dissuaded from investing in the partnership because of the tax reporting framework that results from investing in units of a Bermuda-exempted limited partnership. Creating our company, a corporation, and distributing our exchangeable shares, which have been structured with the intention of providing an economic return equivalent to the units, is intended to achieve the following objectives:

•	Provide investors that would not otherwise invest in the partnership with an opportunity to gain access to the partnership’s globally diversified portfolio of high-quality infrastructure assets.

•

Provide investors with the flexibility to own through the ownership of an exchangeable share of our company, the economic equivalent of a unit because of the ability to exchange into a unit or its cash equivalent and the identical distributions that are expected to be paid on each exchangeable share.

•

Provide investors with a tax reporting framework that may be favored by investors in some jurisdictions over the tax reporting framework provided by an investment in the partnership, which we believe will attract new investors who will benefit from investing in our business.

•	Provide non-corporate U.S. investors in the maximum U.S. federal tax bracket with a higher after-tax yield.

•	Create a company that we expect to be eligible for inclusion in several indices, which may be attractive to certain investors.

•	Provide our group with a greater securityholder base, thereby creating enhanced liquidity for our group’s securityholders.

•	Create a company that will provide our group with the ability to access new capital pools.

The special distribution is being effected in a manner that we expect will not result in any adverse impact on Brookfield Infrastructure’s credit rating or its preferred unitholders or debtholders. See “Relationship with Brookfield Infrastructure — Credit Support” for further details.

Transactions Occurring Prior to the Special Distribution

TIMING	TRANSACTION
After the record date and prior to the special distribution

Our company’s articles will be amended to provide for, among other share classes as described in “Description of Our Share Capital”, the exchangeable shares, class B shares and class C shares.

Holding LP will transfer its interest in BUUK and NTS to our company in consideration for (i) approximately 46.5 million exchangeable shares and approximately 1.0 million class C shares, such shares constituting all of the issued and outstanding exchangeable shares and class C shares of our company and (ii) promissory notes in the aggregate approximate amount of $829 million. The one common share of our company that is currently issued to Brookfield Infrastructure will be converted into one class B share of our company.

Timing	Transaction
On the same date as and immediately prior to the special distribution

Holding LP will declare the Holding LP Distribution pursuant to which all of its holders of equity units (excluding preferred partnership units) will receive one exchangeable share for every nine equity units, for an aggregate of approximately 46.5 million exchangeable shares. The Holding LP Distribution is being made proportionately to Holding LP unitholders’ equity interests. The holders of equity units of Holding LP include:

•   the partnership, holding all of the managing general partner units (receiving approximately 32.8 million exchangeable shares);

•   BIP REU Holdings (2015) LP, holding redeemable partnership units (receiving approximately 11.1 million exchangeable shares);

•   BIP REU Holdings (2016) LP, holding redeemable partnership units (receiving approximately 1.7 million exchangeable shares);

•   BIP REU Holdings (2019) LP, holding redeemable partnership units (receiving approximately 681,000 exchangeable shares); and

•   Brookfield Infrastructure Special L.P., holding all of the special general partner interests (receiving approximately 178,000 exchangeable shares).

The 32.8 million exchangeable shares received by the partnership will be distributed to holders of the partnership’s units through the special distribution.

Mechanics of the Special Distribution

The partnership is a holding entity and its sole material asset is its managing general partnership interest and preferred limited partnership interest in Holding LP. Immediately prior to the special distribution, the partnership will receive our exchangeable shares through the Holding LP Distribution. Brookfield, who has a current approximate 29.6% economic interest in the partnership including through its ownership of redeemable partnership units of Holding LP and special general partner units that it holds in Infrastructure Special LP, will also receive exchangeable shares through the Holding LP Distribution.

Pursuant to the special distribution, holders of units will be entitled to receive one (1) exchangeable share (less any exchangeable shares withheld to satisfy withholding tax obligations) for every nine (9) units held as of the record date of the special distribution. Because each exchangeable share is structured with the intention of providing an economic return equivalent to one unit, including identical dividends on a per share basis as are paid on each unit, we expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and combined business performance of our group as a whole. Each exchangeable share will be exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our company). The partnership may elect to satisfy our exchange obligation by acquiring such tendered exchangeable shares for an equivalent number of units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the partnership). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” Our company and the partnership currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. However, factors that our company and the partnership may consider when determining whether to satisfy any exchange request for cash rather than units include, without limitation, compliance with applicable securities laws, changes in law (including the Bermuda limited partnership laws), our company’s or the partnership’s respective available consolidated liquidity, and any tax consequences to our company or the partnership or to a holder as a result of delivery of units.

Based on approximately 415 million units that we expect to be outstanding (assuming exchange of the redeemable partnership units of Holding LP) on the record date for the special distribution, the partnership intends to make a special distribution of approximately 32.8 million exchangeable shares of our company to holders of units as of the record date. As a result of the Holding LP Distribution, approximately 13.7 million exchangeable shares will be distributed to Brookfield on its indirectly owned redeemable partnership units and special general partner units in Holding LP.

Holders of units as of the record date will not be required to take any action in connection with the special distribution, and no vote of the partnership’s unitholders will be required to approve the special distribution. If a holder owns units as of the close of business on the record date, a book-entry account statement reflecting the holder’s ownership of the exchangeable shares will be mailed to the holder, or the holder’s brokerage account will be credited for the exchangeable shares, on the distribution date. The number of units that a holder owns will not change as a result of the special distribution. However, immediately following completion of the special distribution, the aggregate distribution received by a holder on its units and exchangeable shares (assuming such holder did not dispose of its units or exchangeable shares) will be the same as it would have received if the special distribution had not been made, with distributions on each unit representing nine-tenths (9/10ths) of such aggregate amount as a result of the one (1) for nine (9) special distribution, and the dividends on each exchangeable share being identical to the distributions on each unit after the special distribution.

For example, assuming a partnership unitholder owns 90 units prior to the special distribution, it would be entitled to receive an aggregate of $48.375 in distributions (based on a quarterly distribution amount per unit of $0.5375) for the distribution period immediately prior to the special distribution. Based on the distribution ratio of one exchangeable share for nine units, the unitholder is expected to receive 10 exchangeable shares and therefore immediately after the special distribution the holder would own 100 securities (90 units and 10 exchangeable shares). The holder will still receive an aggregate distribution of $48.375 (assuming the holder continues to own the 90 units and 10 exchangeable shares), but that $48.375 would be divided among the 90 units it owns and the 10 exchangeable shares it owns immediately after the special distribution. Therefore, while the aggregate distributions to be received by the holder for the distribution period immediately after the special distribution would remain the same (i.e., $48.375), the per unit/per share distribution amount would no longer be $0.5375 but rather $0.48375 per unit and $0.48375 per exchangeable share. Therefore, the distribution amount per unit/exchangeable share will be identical (i.e., $0.48375), but on a per unit/exchangeable share basis it will be reduced from the pre-closing level to take into account that there are more securities outstanding (100 rather than 90, in the above example) that will be entitled to receive distributions. This effect on the quarterly distribution level mirrors what would happen in the event of a stock split.

The units will continue to be traded on the NYSE under the symbol “BIP” and on the TSX under the symbol “BIP.UN”.

No holder will be entitled to receive any fractional interests in the exchangeable shares. Holders who would otherwise be entitled to a fractional exchangeable share will receive a cash payment. The partnership will use the volume-weighted average of the trading price of the exchangeable shares for the five (5) trading days immediately following the special distribution date to determine the value of the exchangeable shares for the purpose of calculating the cash payable in lieu of any fractional interests.

Holders of the partnership’s preferred units will not participate in the special distribution and will not receive any exchangeable shares as a direct result of the special distribution.

On October 16, 2018, Brookfield Infrastructure, alongside institutional partners, acquired an effective 30% interest in Enercare, a North American residential energy infrastructure business. As part of the transaction, certain qualified Canadian Enercare shareholders elected to receive, in lieu of cash consideration, exchangeable units of Exchange LP, a subsidiary of the partnership, for each share of Enercare. The exchangeable units of Exchange LP provide holders with economic terms that are substantially equivalent to those of units and are exchangeable, on a one-for-one basis, for units. Holders of exchangeable units of Exchange LP that were issued in connection with Brookfield Infrastructure’s acquisition of an effective 30% interest in Enercare will, without taking any action, receive one (1) additional exchangeable unit for every nine (9) exchangeable units held as of the record date in connection with a unit split by way of a subdivision that Exchange LP will complete concurrently with the special distribution. In order to participate in the special distribution instead of receiving an additional exchangeable unit, holders of exchangeable units are required to exchange their exchangeable units for units prior to the record date. Because such an exchange may have tax consequences, we urge such holders of exchangeable units to consult with their own tax, legal or financial advisors.

Transaction Agreements

Prior to the special distribution, we will acquire our operating subsidiaries from Brookfield Infrastructure pursuant to securities purchase agreements and other agreements. These transfer agreements will each contain customary representations and warranties and related indemnities to us from Brookfield Infrastructure, including representations and warranties concerning: (i) organization and good standing; (ii) authorization, execution, delivery and enforceability of the agreement and all agreements executed in connection therewith; and (iii) title to the securities being transferred to us. The transfer agreements will not contain representations and warranties or indemnities relating to the underlying assets and operations.

In consideration for the transfer of the Business to our company, (i) Holding LP will receive approximately 46.5 million exchangeable shares, which it will subsequently distribute to the partnership and others through the Holding LP Distribution, (ii) Brookfield Infrastructure will receive class C shares, and (iii) our company will issue to Brookfield Infrastructure loans payable of approximately $829 million in the aggregate pursuant to an interest bearing promissory note issued by Bermuda Holdco in favor of BIP (Barbados) Holdings II Limited, or the Bermuda Holdco Promissory Note, and an interest bearing promissory note issued by our company in favor of Holding LP, or the Holding LP Promissory Note. The determination to transfer the regulated gas transmission systems in Brazil and the regulated distribution operations in the United Kingdom from Brookfield Infrastructure to our company was based on the size of the businesses and related regulatory, financial, legal and tax considerations. The distribution ratio is intended to cause a proportionate split of the market capitalization of the partnership between the units and the exchangeable shares based on the value of the businesses to be transferred to our company relative to the partnership’s market capitalization. The final distribution ratio has been determined using the fair market value of the businesses to be transferred by the partnership to our company, the number of the units outstanding (assuming exchange of the redeemable partnership units of Holding LP), and the market capitalization of the partnership. The fair market value of the businesses to be transferred by the partnership has been determined by the management of the partnership using commonly accepted valuation methodologies and the value of the exchangeable shares and the partnership’s market capitalization has been determined using the market price for the units, each as of the most recent practicable date.

Our company and Brookfield Infrastructure have determined that it is desirable for our company to have control over certain of the entities through which we hold our interest in NTS, or the NTS entities. Accordingly, our company will enter into a voting agreement to provide us with voting rights over the NTS entities. See “Relationship with Brookfield Infrastructure — Voting Agreements”.

Trading of Exchangeable Shares

We anticipate that trading in our exchangeable shares will begin on a “when-issued” basis as early as one (1) trading day prior to the record date for the special distribution and continue up to and including the distribution date.

“When-issued” trading in the context of the special distribution refers to a sale or purchase made conditionally on or before the distribution date because the securities of the entity have not yet been distributed. If you own units at the close of business on the record date, you will be entitled to receive exchangeable shares in the special distribution. You may trade this entitlement to receive our exchangeable shares, without units you own, on the “when-issued” markets established by the NYSE and the TSX under the symbols “BIPC WI” and “BIPC”, respectively. We expect “when-issued” trades of our exchangeable shares to settle within two (2) days after the distribution date. On the first trading day following the distribution date, we expect that “when-issued” trading of our exchangeable shares will end and “regular-way” trading will begin.

We also anticipate that, as early as one (1) trading day prior to the record date and continuing up to and including the distribution date, there will be two markets in units: a “due bill” market and an “ex-distribution” market. Units that trade on the due bill market will trade with an entitlement to receive our exchangeable shares in the special distribution. Units that trade on the ex-distribution market will trade without an entitlement to receive our exchangeable shares in the special distribution. Therefore, if you sell units in the due bill market up to and including the distribution date, you will be selling your right to receive our exchangeable shares in the special distribution. However, if you own units at the close of business on the record date and sell those units on the ex-distribution market up to and including the distribution date, you will still receive our exchangeable shares that you would otherwise be entitled to receive in the special distribution.

We have applied to have our exchangeable shares listed on the NYSE and the TSX under the symbol “BIPC”. The NYSE has conditionally authorized our company to list on the NYSE and the TSX has conditionally approved the listing of these securities. Listing on the NYSE is subject to our company fulfilling all of the requirements of the NYSE, and listing on the TSX is subject to our company fulfilling all of the requirements of the TSX on or before May 5, 2020, including distribution of our exchangeable shares to a minimum number of public shareholders. If the special distribution does not occur, all “when-issued” trading will be null and void.

USE OF PROCEEDS

Neither our company, the partnership nor Brookfield, as selling unitholder, will receive any proceeds from the transactions described in this prospectus.

DIVIDEND POLICY

Our board may declare dividends at its discretion. However, each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit, and following the special distribution it is expected that dividends on our exchangeable shares will be declared and paid at the same time as distributions are declared and paid on the units and that dividends on each exchangeable share will be declared and paid in the same amount as distributions are declared and paid on each unit to provide holders of our exchangeable shares with an economic return equivalent to holders of units. We expect to commence paying dividends on our exchangeable shares on the first distribution payment date for the units occurring after the distribution date for the special distribution. The partnership’s distributions are underpinned by stable, highly regulated and contracted cash flows generated from operations. The partnership’s objective is to pay a distribution that is sustainable on a long-term basis and has set its target payout ratio at 60-70% of Brookfield Infrastructure’s FFO.

Participants in the partnership’s distribution reinvestment plan will automatically receive the special distribution of exchangeable shares on the same basis as other unitholders provided they continue to own such units on the record date. However, participants should be aware that we do not currently anticipate establishing a similar dividend reinvestment plan for our company, and future dividends paid on exchangeable shares will be paid in cash and not reinvested.

See “Brookfield Infrastructure Partners L.P. — Distribution Policy and Distribution History” for further information on the partnership’s distribution policy and Brookfield Infrastructure’s distribution history for the last two years ended December 31, 2019. Future distributions by Brookfield Infrastructure will be at the discretion of the board of directors of its general partner, and dividends on the exchangeable shares also will be made at the discretion of our board of directors, and while Brookfield Infrastructure expects future distributions to be made in accordance with its distribution policy, there can be no assurance that Brookfield Infrastructure or our company will make comparable distributions or dividends in the future or at all. Further, immediately following completion of the special distribution, the aggregate distribution received by a holder on its units and exchangeable shares (assuming such holder did not dispose of its units or exchangeable shares) will be the same as it would have received if the special distribution had not been made, with distributions on each unit representing nine-tenths (9/10ths) of such aggregate amount as a result of the one (1) for nine (9) special distribution, and the dividends on each exchangeable share being identical to the distributions on each unit after the special distribution. See “Risk Factors — Our company cannot assure you that it will be able to pay dividends equal to the levels currently paid by the partnership and holders of exchangeable shares may not receive dividends equal to the distributions paid on the units and, accordingly, may not receive the intended economic equivalence of those securities”.

After completion of the special distribution, our company does not expect there to be any material restrictions (contractual or otherwise) on our ability or the ability of our subsidiaries to declare or pay dividends.

LISTING OF OUR EXCHANGEABLE SHARES AND THE UNITS

We have applied to have our exchangeable shares listed on the NYSE and the TSX under the symbol “BIPC”. The NYSE has conditionally authorized our company to list on the NYSE and the TSX has conditionally approved the listing of these securities. Listing on the NYSE is subject to our company fulfilling all of the requirements of the NYSE, and listing on the TSX is subject to our company fulfilling all of the requirements of the TSX on or before May 5, 2020, including distribution of our exchangeable shares to a minimum number of public shareholders.

The units are listed for trading under the symbol “BIP.UN” on the TSX and “BIP” on the NYSE.

CAPITALIZATION

The following table sets forth our cash and capitalization as at December 31, 2019 on an actual basis and on a pro forma basis to give effect to the special distribution, the Holding LP Distribution, the transfers of BUUK and NTS from Brookfield Infrastructure to our company as though they had occurred on December 31, 2019 and the other Transactions described in the Unaudited Pro Forma Financial Statements.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the “Unaudited Pro Forma Financial Information of Our Company” and the combined carve-out financial statements of the utilities operations of the partnership as at December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019 included elsewhere in this prospectus.

US$ MILLIONS
As of December 31, 2019	Actual(1)	Pro forma
Cash and cash equivalents	$—	$204

Liabilities
Exchangeable and class B shares	—	2,082	(2)
Non-recourse borrowings	—	3,526
Other liabilities	—	3,883

Total liabilities	—	9,491

Equity
Equity in net assets attributable to parent company	—	(1,261)
Non-controlling interests - interests of others in consolidated subsidiaries	—	1,623	(3)

Total equity	—	362

Total capitalization	—	9,853

(1)

Brookfield Infrastructure Corporation was formed on August 30, 2019. The pro forma adjustments were based on the combined carve-out financial statements of the utilities operations of Brookfield Infrastructure Partners L.P. as of December 31, 2019.

(2)

Assumes approximately 32.8 million exchangeable shares expected to be issued in the special distribution. An additional approximate 13.7 million exchangeable shares are expected to be distributed to Brookfield. There will also be one class B share outstanding.

(3)	Reflects approximately 1.0 million class C shares expected to be owned by Brookfield Infrastructure.

PRIOR SALES

On August 30, 2019, our company issued one common share to Brookfield Infrastructure in exchange for $100.

CORPORATE STRUCTURE

Our company was incorporated under the Business Corporations Act (British Columbia), or the BCBCA, on August 30, 2019. Our head office is located at 250 Vesey Street, 15th Floor, New York NY 10281 and our registered office is located at 1055 West Georgia Street, Suite 1500, P.O Box 11117, Vancouver, British Columbia V6E 4N7. As illustrated in the following organizational chart, unitholders of the partnership other than Brookfield and its affiliates will hold approximately 70.4% of the issued and outstanding exchangeable shares of our company, and Brookfield and its affiliates will hold approximately 29.6% of the issued and outstanding exchangeable shares of our company. Brookfield Infrastructure Holdings (Canada) Inc., or Canada HoldCo, an indirect subsidiary of the partnership, will own all of the issued and outstanding class B shares, which will represent a 75% voting interest in our company, and all of the issued and outstanding class C shares, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. Holders of exchangeable shares are expected to hold an aggregate 25% voting interest in our company. Brookfield, through its ownership of exchangeable shares, will initially hold an approximate 7.4% voting interest in our company. Holders of exchangeable shares, excluding Brookfield, will initially hold an approximate 17.6% aggregate voting interest in our company. Together, Brookfield and Brookfield Infrastructure will hold an approximate 82% voting interest in our company.

Prior to the completion of the special distribution, our company was an indirect subsidiary of the partnership. The following diagram provides an illustration of the simplified corporate structure of our group immediately prior to completion of the special distribution.

(1)	Brookfield’s general partner interest is held through Brookfield Infrastructure Partners Limited, a Bermuda company that is indirectly wholly-owned by Brookfield.
(2)

Brookfield’s limited partnership interest in the Holding LP, held in redeemable partnership units, is redeemable for cash or exchangeable for units, which could result in Brookfield eventually owning approximately 29.4% of the partnership’s issued and outstanding units assuming exchange of the redeemable partnership units (and including the issued and outstanding units that Brookfield currently also owns).

(3)	The Service Provider provides services to the Service Recipients pursuant to the Master Services Agreement.
(4)

Brookfield has provided an aggregate of $20 million of working capital through a subscription of preferred shares. Except for the preferred share of Brookfield Infrastructure US Holdings I Corporation, which is entitled to one vote, the preferred shares are not entitled to vote, except as required by law.

The following diagram provides an illustration of the simplified corporate structure of our group after completion of the special distribution.

(1)	Brookfield’s general partner interest is held through Brookfield Infrastructure Partners Limited, a Bermuda company that is indirectly wholly-owned by Brookfield.
(2)

Brookfield’s limited partnership interest in the Holding LP, held in redeemable partnership units, is redeemable for cash or exchangeable for units, which could result in Brookfield eventually owning approximately 29.4% of the partnership’s issued and outstanding units assuming exchange of the redeemable partnership units (and including the issued and outstanding units that Brookfield currently also owns).

(3)	The Service Provider provides services to the Service Recipients pursuant to the Master Services Agreement, including our company.
(4)

Brookfield has provided an aggregate of $20 million of working capital through a subscription of preferred shares. Except for the preferred share of Brookfield Infrastructure US Holdings I Corporation, which is entitled to one vote, the preferred shares are not entitled to vote, except as required by law.

(5)	The class C shares entitle the partnership to all of the residual value in our company after the exchange of the exchangeable shares and payment of any accrued dividends.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

These unaudited condensed combined pro forma financial statements of our company, or the Unaudited Pro Forma Financial Statements, have been prepared to illustrate the effects of the following transactions, which we refer to as the Transactions:

•	The transfer of Brookfield Infrastructure’s interest in its U.K. regulated distribution operations and the Brazilian regulated gas transmission operations, or the Business, to our company.

•	The issuance of exchangeable shares, class B shares and class C shares of our company and an intercompany loan to Brookfield Infrastructure in connection with the transfer of the Business.

•	The delivery of exchangeable shares of our company to the holders of equity units of Holding LP (which does not include preferred partnership units), including the partnership.

•	The delivery of exchangeable shares of our company to the holders of equity units of the partnership (which does not include preferred partnership units) through the special distribution.

Prior to the completion of the special distribution, we expect to enter into two credit agreements with Brookfield Infrastructure, one as borrower and one as lender, each providing for a ten-year $1 billion revolving credit facility to permit the movement of cash within our group. We expect that no amounts will be drawn under these credit facilities as of the date of the special distribution.

It is currently anticipated that immediately following the special distribution, (i) holders of units will hold approximately 70.4% of the issued and outstanding exchangeable shares of our company, (ii) Brookfield and its affiliates will hold 29.6% of the issued and outstanding exchangeable shares, and (iii) a subsidiary of the partnership will own all of the issued and outstanding class B shares and all of the issued and outstanding class C shares of our company. The class B shares will represent a 75% voting interest in our company and the class C shares entitle the partnership to all of the residual value in our company after the exchange of the exchangeable shares and payment of any accrued dividends.

The information in the Unaudited Condensed Combined Pro Forma Statement of Operating Results gives effect to the Transactions as if they had been consummated on January 1, 2019. The information in the Unaudited Condensed Combined Pro Forma Statement of Financial Position gives effect to the Transactions as if they had been consummated on December 31, 2019. All financial data in the Unaudited Pro Forma Financial Statements is presented in U.S. dollars and has been prepared using accounting policies that are consistent with IFRS as issued by the IASB. The Unaudited Pro Forma Financial Statements have been derived by the application of pro forma adjustments to the financial statements of our company and the historical audited combined carve-out financial statements of the utilities operations of the partnership included elsewhere in this prospectus, to give effect to the Transactions.

The historical financial information has been adjusted in the Unaudited Pro Forma Financial Statements to give effect to pro forma adjustments that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Condensed Combined Statement of Operating Results, expected to have a continuing impact on the combined results of the Business. The Unaudited Pro Forma Financial Statements are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the Unaudited Pro Forma Financial Statements provide a detailed discussion of how such adjustments were derived and presented in the Unaudited Pro Forma Financial Statements. The Unaudited Pro Forma Financial Statements should be read in conjunction with ‘‘Capitalization,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited combined carve-out financial statements of the utilities operations of the partnership as at December 31, 2019 and 2018 and for each of the years in the three years ended December 31, 2019, and the financial statements of our company as at December 31, 2019 and related notes thereto included elsewhere in this prospectus. The Unaudited Pro Forma Financial Statements have been prepared for illustrative purposes only and are not necessarily indicative of our financial position or results of operations had the Transactions for which we are giving pro forma effect occurred on the dates or for the periods indicated, nor is such pro forma financial information necessarily indicative of the results to be expected for any future period. A number of factors may affect our results.

UNAUDITED CONDENSED COMBINED

PRO FORMA STATEMENT OF FINANCIAL POSITION

			Pro forma adjustments(1)
US$ MILLIONS As of December 31, 2019	BIPC	Historical business	Common shares	Intercompany loan	Other	Total pro forma adjustments	Pro forma
			(2)	(3)	(4)
Assets
Cash and cash equivalents	$—	$204	$—	$—	$—	$—	$204
Accounts receivable and other	—	390	—	—	—	—	390

Current assets	—	594	—	—	—	—	594
Property, plant and equipment	—	4,497	—	—	—	—	4,497
Intangible assets	—	3,936	—	—	—	—	3,936
Goodwill	—	667	—	—	—	—	667
Financial assets	—	29	—	—	—	—	29
Other assets	—	89	—	—	—	—	89
Deferred income tax asset	—	41	—	—	—	—	41

Total assets	$—	$9,853	$—	$—	$—	$—	$9,853

Liabilities and Equity
Liabilities
Accounts payable and other	—	487	—	—	4	4	491
Financial liabilities	—	6	2,082	—	—	2,082	2,088

Current liabilities	—	493	2,082	—	4	2,086	2,579
Non-recourse borrowings	—	3,526	—	—	—	—	3,526
Financial liabilities	—	1,002	—	—	—	—	1,002
Other liabilities	—	90	—	829	—	829	919
Deferred income tax liability	—	1,465	—	—	—	—	1,465

Total liabilities	—	6,576	2,082	829	4	2,915	9,491

Equity
Equity in net assets attributable to parent company	—	1,654	(2,082)	(829)	(4)	(2,915)	(1,261)
Non-controlling interests — interests of others in consolidated subsidiaries	—	1,623	—	—	—	—	1,623

Total equity	—	3,277	(2,082)	(829)	(4)	(2,915)	362

Total liabilities and equity	$—	$9,853	$—	$—	$—	$—	$9,853

See the accompanying notes to the pro forma financial statements.

UNAUDITED CONDENSED COMBINED

PRO FORMA STATEMENT OF OPERATING RESULTS

			Pro forma adjustments(1)
US$ MILLIONS, EXCEPT PER SHARE AMOUNTS For the year ended December 31, 2019	BIPC	Historical business	Common shares	Intercompany loan	Other	Total pro forma adjustments	Pro forma
			(2)	(3)	(4)
Revenues	$—	$1,619	$—	$—	—	$—	$1,619
Direct operating costs	—	(244)	—	—	—	—	(244)
General and administrative expenses	—	(30)	—	—	—	—	(30)
Depreciation and amortization expense	—	(308)	—	—	—	—	(308)

	—	1,037	—	—	—	—	1,037
Interest expense	—	(156)	—	(25)	—	(25)	(181)
Mark-to-market on hedging items	—	5	—	—	—	—	5
Other expense	—	(44)	—	—	—	—	(44)

Income before income tax	—	842	—	(25)	—	(25)	817
Income tax expense
Current	—	(175)	—	—	—	—	(175)
Deferred	—	(97)	—	—	—	—	(97)

Net income(5)	$—	$570	$—	$(25)	—	$(25)	$545

Attributable to:
Parent company	$—	$197	$—	$(25)	—	$(25)	$172
Non-controlling interests—interests of others in consolidated subsidiaries	—	373	—	—	—	—	373

See the accompanying notes to the pro forma financial statements.

NOTES TO THE UNAUDITED CONDENSED COMBINED

PRO FORMA FINANCIAL STATEMENTS

(1) Pro Forma Adjustments

Brookfield Infrastructure Corporation (“our company” or “BIPC”) was formed on August 30, 2019 pursuant to a contribution of one hundred dollars from Brookfield Infrastructure Holdings (Canada) Inc. (together with Brookfield Infrastructure Partners L.P., or the partnership, and its related companies, “Brookfield Infrastructure”). The pro forma financial statements are derived from the combined carve-out financial statements of the utilities operations of the partnership and the statement of financial position of our company, included elsewhere in this prospectus. Brookfield Infrastructure will contribute the U.K. regulated distribution business and the Brazilian regulated gas transmission business, or the Business, to our company. This contribution will be recorded based on Brookfield Infrastructure’s book value on the date of contribution, as the transfer of these assets to our company is considered to be a transaction between entities under common control. The pro forma adjustments include necessary adjustments to account for the issuance of equity and other transactions to account for the transfer of the Business to our company.

(2) Issuance of exchangeable shares and class B and C shares

Immediately after the transfer of the Business, our company’s capital structure will be comprised of exchangeable shares, class B shares and class C shares. Upon completion of the special distribution, our company expects to have approximately 46.5 million exchangeable shares, 1 class B share and 1.0 million class C shares outstanding. Exchangeable shares will be exchangeable at the option of the holder at any time at a price equal to the market price of a unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership). See “Description of Our Share Capital - Exchange by Holder - Adjustments to Reflect Certain Capital Events.” Our company will have the option to satisfy the exchange either by delivering a unit or the cash equivalent. Class B shares and class C shares will be redeemable for cash in an amount equal to the market price of a unit. Due to the exchange feature of the exchangeable shares and the cash redemption feature of the class B shares, the Exchangeable shares and the class B shares are classified as financial liabilities in the Unaudited Condensed Combined Pro Forma Financial Statements. Class C shares, as the most subordinated class of all common shares, will be classified as equity instruments.

Valuation of the liabilities associated with the exchangeable shares and class B shares will be based on market values, with mark-to-market gains or losses recognized in our company’s Combined Statements of Operating Results. The impact of the mark-to-market gains or losses has not been reflected in these pro forma statements. An increase or a decrease in the per share fair market value of the exchangeable shares and class B shares by 10% is expected to decrease or increase, respectively, net income by approximately $210 million for the year ended December 31, 2019. The fluctuation in net income is estimated based on the volume weighted average unit price for the last five business days ending December 31, 2019 of $49.77 and assuming that approximately 46.5 million of exchangeable shares and class B shares in aggregate will be issued.

(3) Issuance of intercompany loan to Brookfield Infrastructure

In exchange for Brookfield Infrastructure’s interest in the Business, our company will issue shares and loans payable to Brookfield Infrastructure. The amount and the terms of the loans have not been finalized as of the date of this prospectus and are subject to change. The loans are expected to be for approximately $829 million repayable in 10 years and to bear weighted average interest at 3% annually.

(4) Other pro forma adjustments

(i)	Transaction fees

The pro forma adjustments include provisions for transaction fees associated with the special distribution and the transfer of the Business to our company. As the transaction costs were incurred subsequent to the periods presented in the pro forma statements, the transaction costs of $4 million are recorded in equity.

(ii)	Tax impact

The adjustment to reflect the tax effects of the pro forma adjustments is calculated at the average statutory rates in effect in each relevant jurisdiction for the periods presented. The impact of the pro forma adjustments has the effect of increasing deductible temporary differences for which no deferred income tax recoveries have been recognized.

(5) Earnings per share

Earnings per share have not been presented as all the classes of common share do not represent “ordinary shares” under IAS 33 Earnings per share.

SELECTED HISTORICAL FINANCIAL INFORMATION

Overview

The following tables present selected financial data for our Business and are derived from, and should be read in conjunction with, the combined carve-out financial statements of the utilities operations of the partnership as at December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019. The information included in this section should also be read in conjunction with our Unaudited Pro Forma Financial Statements as at and for the year ended December 31, 2019, included elsewhere in the prospectus. The selected financial information set forth below for the fiscal period ended December 31, 2016 has been derived from combined carve-out financial statements of the utilities operation of the partnership that are not included in this prospectus. The presentation of selected financial information as of December 31, 2016 and December 31, 2015 and for the fiscal period ended December 31, 2015 has not been provided due to the fact that the entities which comprise the combined carve-out financial statements had not existed as a combined standalone entity and could not be provided without unreasonable effort or expense.

	Year ended December 31,
US$ MILLIONS	2019	2018	2017	2016
Statement of Operating Results Data
Revenues	$1,619	$1,561	$1,323	$347
Direct operating costs	(244)	(236)	(195)	(89)
General and administrative expenses	(30)	(24)	(25)	(9)
Depreciation and amortization expense	(308)	(319)	(263)	(104)
Interest expense	(156)	(127)	(71)	(51)
Mark-to-market on hedging items	5	(4)	(3)	(28)
Other expense	(44)	(36)	(13)	(9)

Income before income tax	842	815	753	57
Income tax expense
Current	(175)	(134)	(75)	—
Deferred	(97)	(100)	(101)	—

Net income	$570	$581	$577	$57

Attributable to:
Parent company	$197	$202	$207	$45
Non-controlling interests	373	379	370	12

US$ MILLIONS	December 31, 2019	December 31, 2018	December 31, 2017
Statement of Financial Position Data
Cash and cash equivalents	204	99	78
Total assets	9,853	9,240	9,969
Borrowings	3,526	3,246	1,768
Equity in net assets attributable to parent company	1,654	1,462	2,041
Non-controlling interests	1,623	1,787	3,298

Total equity in net assets	3,277	3,249	5,339

OUR BUSINESS

Overview of Business

Our company was established by Brookfield Infrastructure as a vehicle to own and operate certain infrastructure assets on a global basis. Prior to the special distribution, we will acquire our operating subsidiaries from Brookfield Infrastructure. Following completion of the special distribution, through these operating subsidiaries, we will own and operate high-quality, long-life assets that generate stable cash flows, require relatively minimal maintenance capital expenditures and, by virtue of barriers to entry or other characteristics, tend to appreciate in value over time. Specifically, our initial operations will consist principally of the ownership and operation of regulated gas transmission systems in Brazil and of regulated distribution operations in the United Kingdom, but upon Brookfield’s recommendation and allocation of opportunities to our company, we intend to seek acquisition opportunities in other sectors with similar attributes and in which we can deploy our operations-oriented approach to create value.

Although our company will acquire only a subset of Brookfield Infrastructure’s current investments prior to completion of the special distribution, each exchangeable share has been structured to provide an economic return equivalent to one unit. We therefore expect that the market price of our exchangeable shares will be significantly impacted by the combined business performance of our group as a whole and the market price of the units in a manner that should result in the market price of the exchangeable shares tracking the market price of the units. In making an investment decision relating to our securities, you should carefully consult the documents prepared by the partnership and described in the section of this prospectus entitled “Brookfield Infrastructure Partners L.P. — About the Partnership”.

Our group’s mission is to own and operate a globally diversified portfolio of high-quality infrastructure assets that will generate sustainable and growing distributions over the long-term for our shareholders. To accomplish this objective, our group will seek to leverage its operating segments to acquire infrastructure assets and actively manage them to extract additional value following our group’s initial investment. An integral part of our group’s strategy is to participate along with institutional investors in Brookfield-sponsored infrastructure funds that target acquisitions that suit our group’s profile. Our group focuses on investments in which Brookfield has sufficient influence or control to deploy an operations-oriented approach.

Currently, the Service Providers, which are wholly-owned subsidiaries of Brookfield, provide certain management, administrative and advisory services to Brookfield Infrastructure for a fee pursuant to the Master Services Agreement. Our company will also be externally managed by the Service Providers. In connection with the completion of the special distribution, the Master Services Agreement will be amended to contemplate our company receiving similar services. See “Management and the Master Services Agreement”.

Current Operations

United Kingdom

Our company, through BUUK, is the leader among independent providers of last-mile utility networks, constructing and operating essential utility assets in the United Kingdom. Our businesses design, construct and operate utility infrastructure networks throughout England, Wales and Scotland. We have over 35,000 discrete networks serving over 1.5 million homes. We support the new-build residential and commercial markets by providing both traditional and next generation utility solutions. Our customers include a majority of the largest U.K. home builders and construction firms as well as hundreds of smaller regional builders in a fully competitive market process.

Our business is currently a market leader in terms of new gas and electricity connection sales on the new-build housing market and in terms of total installed connections among independent utilities. We compete with other connection providers to secure contracts to construct, own and operate connections to the home for seven product lines which include: natural gas, electricity, fiber, water, wastewater, district heating and cooling. As at December 31, 2019, our company had over 2.2 million installed connections, predominantly of gas and electricity.

With respect to gas and electricity, once connections are established, we charge retailers rates based on the tariff of the upstream regional distribution utility to which we are connected. Tariffs for gas and electricity markets are determined by the U.K. regulator, the Office of Gas and Electricity Markets Authority, or OFGEM. Every five years, the tariffs for the regional gas and electricity distribution network operators are determined on the basis of a regulated asset base. As an independent connection provider, our U.K. business charges customers a tariff based on the proportion of the distribution utility network with which our connection comprises. The connection rate is typically adjusted annually and provides inflation protection. During the first 20 years after the commissioning of a connection, the gas connection rate is subject to a cap and floor that escalates by an inflation factor set by the OFGEM.

We believe that our regulated distribution operations will be able to grow organically. Our operations in the United Kingdom are expected to benefit from (i) the progressive build-out of our large existing backlog of connections, (ii) continued strong momentum in the new-build housing sector and (iii) the further development of our multi-utility service offering, specifically focused on growing our fiber, water and district energy operations.

In addition, we continue to benefit from participation in the United Kingdom smart meter roll-out program. In an effort to reduce energy consumption, the OFGEM has encouraged our customers, energy retailers, to replace their traditional and conventional electricity and gas meters with smart meters. This is expected to involve the replacement of over 50 million meters in the next four years, of which we have secured up to 3.0 million meters. It is the responsibility of the energy retailers to roll this out across the country. The majority of energy retailers have commenced market engagement processes to source investors and funding of the smart meter ownership. Through its conventional gas metering business, our U.K. regulated distribution business has the necessary systems and expertise to be able to own and maintain the replacement smart meters. In 2019, we adopted approximately 230,000 smart meters as part of our arrangements with U.K. energy retailers, bringing our total adopted meters to 1.3 million. We believe we are well-positioned to deploy meaningful amounts of capital towards the continuing roll-out of smart meters with the goal to increase our current portfolio to over 3.0 million meters based on our existing arrangements with energy suppliers.

Brazil

Our company’s regulated gas transmission operation in Brazil was acquired by Brookfield Infrastructure in April 2017 through its acquisition, alongside institutional investors and a Brookfield-sponsored infrastructure fund, of a 90% interest in NTS. Following completion of the special distribution, we will hold a 28% economic interest in NTS. NTS owns the backbone natural gas transmission system that serves the core economic regions in the highly populated states of São Paulo, Rio de Janeiro and Minas Gerais in South Central Brazil. These long-life assets earn contracted revenues that are indexed to inflation and have no volume risk.

NTS is a critical, strategic infrastructure asset with a robust and long-term cash generation profile with over 2,000 km of natural gas transportation pipelines in the states of Rio de Janeiro, Sao Paulo and Minas Gerais. These pipelines operate under regulatory authorizations, overseen by the Brazilian gas regulator Agência Nacional do Petróleo, or ANP. The authorizations have an average remaining life of 20 years and expire between 2039 and 2041.

These pipelines are a critical natural gas distribution network in Brazil, operating as a natural monopoly and linking natural gas supply to key markets. The end users include local distribution companies, power plants and large industrial clients. We service the most economically important region of Brazil, which accounts for approximately 50% of the country’s natural gas demand and gross domestic product. Furthermore, we have a fully contracted, inflation-protected cash flow profile.

As of the date hereof, NTS’ pipeline total capacity is 158 million cubic meters and is fully contracted under five long-term “ship-or-pay” gas transportation agreements, or GTAs, that have an average remaining life of 10 years. For each GTA, revenues are adjusted annually based on the prevailing inflation rate at the date of indexation. Following the expiration of the currently in place GTAs, the business will be subject to new tariff rates at the determination of the ANP. At that time, NTS will put forth an open season process to recontract the capacity at rates that will have been established by the ANP.

The business is currently regulated under the 1999 Gas Law, in addition to several rulings and instructions from ANP. Currently, the federal government of Brazil is sponsoring a number of initiatives to reshape and modernize the current framework. Reform is welcomed by market participants as the goal of a new gas law is to expand the system capabilities and attract additional investment into the sector. Potential revisions are expected to be reviewed by the Brazil congress in the coming months. It is our understanding that any legislation enacted under the new law would only be automatically enforceable for contracts entered into after such legislation’s enactment, meaning the GTAs, that were negotiated bilaterally under the existing law will be unimpacted. In any case, we have been participating in all discussions with the key stakeholders, including the regulator and members of congress responsible for the new law. Based on the final law ultimately enacted, it is possible that NTS opts in to having its GTAs adhere to the new rules, after a reasonable transition period. We expect that the expansion of the gas market arising from the new gas law should positively impact our business, especially when we recontract our capacity, mainly due to the potential to see a higher demand for the transportation capacity, or to participate in future expansion opportunities.

Moving forward, the domestic natural gas supply is expected to remain competitively priced, encouraging future demand growth. Brazil is expected to remain an importer of natural gas and we expect that additional pipeline capacity will need to be built to deliver natural gas volumes produced to demand centers within the country. Furthermore, our natural gas transmission operation in Brazil is strategically located in the region where the majority of Brazilian economic activity and pre-salt offshore oil production occurs. This operation is well-positioned to absorb increasing demand at natural gas-fueled thermal plants as hydro energy production is normalized and the production of natural gas generated from pre-salt oil fields increases.

Our Growth Strategy

Our group’s vision is to be a leading owner and operator of high-quality infrastructure assets. We will seek to grow by deploying our group’s operations-oriented approach to enhance value and by leveraging our group’s relationship with Brookfield to pursue acquisitions. To execute our group’s strategy, we seek to:

•	incorporate our group’s technical insight into the evaluation and execution of acquisitions;

•	maintain a disciplined approach to acquisitions;

•	actively manage our group’s assets to improve operating performance; and

•	employ a hands-on approach to key value drivers such as capital investments, development projects, follow-on acquisitions and financings.

We believe that our group’s relationship with Brookfield will provide us with competitive advantages in comparison with a stand-alone infrastructure company in the following respects:

•	ability to leverage Brookfield’s transaction structuring expertise;

•	ability to pursue acquisitions of businesses that own infrastructure assets together with other assets that have a riskier cash flow profile;

•	ability to acquire assets developed by Brookfield through its operating platforms; and

•	ability to participate alongside Brookfield and in or alongside Brookfield-sponsored or co-sponsored consortiums, partnerships and companies.

Intellectual Property

Brookfield Infrastructure, as licensee, has entered into the Licensing Agreement with Brookfield pursuant to which Brookfield has granted our group a non-exclusive, royalty-free license to use the name “Brookfield” and the Brookfield logo in connection with marketing activities. Our company is automatically entitled to the benefits and certain obligations under a licensing agreement, or the Licensing Agreement, that Brookfield Infrastructure has entered into with Brookfield, by virtue of the fact that our company is a controlled subsidiary of the partnership. Other than under this limited license, we do not have a legal right to the “Brookfield” name and the Brookfield logo. Brookfield may terminate the Licensing Agreement immediately upon termination of our Master Services Agreement and it may be terminated in the circumstances described under “Relationship with Brookfield — Licensing Agreement”.

Governmental, Legal and Arbitration Proceedings

Our group, and our company specifically may be named as a party in various claims and legal proceedings which arise in the ordinary course of business. Our group has not been in the previous 12 months and is not currently subject to any material governmental, legal or arbitration proceedings which may have or have had a significant impact on our company’s financial position or profitability nor is our company aware of such proceedings that are pending or threatened.

Employees

Our company will not employ any of the individuals who carry out the management and activities of our infrastructure business, other than employees of our operating subsidiaries. The personnel that carry out these activities are employees of Brookfield, and their services are provided to Brookfield Infrastructure or for its benefit under our Master Services Agreement. In connection with the completion of the special distribution, the Master Services Agreement will be amended to contemplate our company receiving similar services. For a discussion of the individuals from Brookfield’s management team that are expected to be involved in our infrastructure business, see “Management and the Master Services Agreement — About Brookfield”. Our operating subsidiaries currently employ approximately 1,300 individuals within the United Kingdom and Brazil.

Environmental, Social and Governance Management

Grounded in Brookfield Infrastructure’s history as owners and operators of real assets, strong environmental, social and governance, or ESG, management has always been an integral part of our group’s asset management approach. We believe that having a robust ESG strategy is crucial for us to create long-term value for our shareholders, and we understand that well-run businesses are those that have a solid moral authority from all stakeholders to execute their business plans.

As described under the heading “Management and the Master Services Agreement — Our Management”, Brookfield will provide services to us under the Master Services Agreement. Brookfield employs a framework of having a common set of ESG principles across its business, while at the same time recognizing that the geographic and sector diversity of our portfolio requires a tailored approach. The following are Brookfield’s and our group’s ESG principles:

•	mitigate the impact of our operations on the environment;

•	minimize our environmental impact and improve our efficient use of resources over time;

•	ensure the well-being and safety of employees;

•

strive to meet or exceed all applicable labor laws in jurisdictions where we operate and aim to have zero serious safety incidents within our businesses by encouraging consistent health and safety principles;

•	conduct business according to the highest ethical and legal/regulatory standards;

•

operate with high ethical standards by conducting business in compliance with applicable legal and regulatory requirements and in line with our code of business conduct and ethics, while being accessible to our investors and stakeholders; and

•	be good stewards in the communities in which we operate.

ESG management is embedded throughout our group’s investment process, starting with the due diligence of a potential investment through to the exit process. During the initial due diligence phase, our group utilizes its operating expertise to identify material ESG risks and opportunities relevant to a potential investment. In completing these initial assessments, our group utilizes internal experts and, as needed, third party consultants.

To ensure ESG considerations are fully integrated in the due diligence phase, our group’s investment team prepares a detailed memorandum outlining the merits of the transaction and disclosing potential risks, mitigants and opportunities. Senior management discusses material ESG issues and potential mitigation strategies, including bribery and corruption risks, health and safety risks, and legal risks, as well as environmental and social risks.

Post-acquisition, the management teams at our portfolio companies are accountable for the preparation and implementation of ESG initiatives within their operations. This is consistent with our group’s overall approach to overseeing our businesses and it ensures full alignment between responsibility, authority, experience and execution. This approach is particularly important given the wide range of industries and locations in which our group invests that require tailored ESG risk identification and management systems to mitigate unique risks and capitalize on distinct opportunities.

Given the size of our group’s portfolio, our group’s businesses execute a significant number of ESG initiatives on an annual basis. Below are a few examples of key initiatives.

Environmental Initiatives

Our group’s businesses continuously strive to mitigate the impact of their operations on the environment. Specifically, in Brazil, our natural gas transmission business has a sustainability policy which covers environmental initiatives. In all of the communities we operate in, programs are put in place to minimize any potential negative impacts the projects may have if something were to go wrong. In an effort to minimize potential environmental risks, our team ensures appropriate maintenance programs are in place and the integrity of the pipelines are tested on a regular basis.

Social Initiatives

Our group’s priority is ensuring a safe, inclusive and diverse workplace for our group’s employees and portfolio companies. The health and safety of our group’s operating employees, including our group’s contractors, is integral to our group’s success. This is why our group targets zero serious safety incidents and encourages a culture of safe practice and leadership. To ensure this message is effectively and consistently communicated, our group holds a quarterly forum with all its portfolio companies to share best practices and lessons learned.

Our group is also deeply aware of the benefits that diversity and inclusion add to a workplace and to our group’s ability to achieve better business outcomes. Brookfield released a Positive Work Environment Policy for use by our group’s portfolio companies, which consolidates Brookfield’s previous regional harassment policies into one global policy and sets a consistent and high standard across all jurisdictions by explicitly expressing commitment to maintaining a workplace free from discrimination, violence and harassment. Further, to ensure that protecting a positive work environment is everyone’s responsibility, the policy requires all employees to report violations experienced or witnessed. Each of our group’s portfolio companies requires compliance with the Positive Work Environment Policy to ensure it is meeting these standards.

In Brazil, we recently sponsored a program to bring musical education to public schools in a number of under-developed communities located near our pipeline. The program partnered with the Brazilian Symphonic Orchestra to provide free musical education to more than 10,000 students in the public education system.

Governance Initiatives

On the governance side, our group undertook several initiatives in key areas. In recent years, data privacy and cyber-security have become key ESG priorities for global companies. Our group has continued to focus on strengthening our risk mitigation in this area through a number of measures. For example, our group has established an information security steering committee, which ensures that our group’s cybersecurity efforts are aligned across the organization. In addition, our group’s cyber-security program consists of key internal and external initiatives, from vulnerability scanning of our group’s data systems to improving our group’s employees’ cyber-security awareness through mandatory firm-wide training sessions.

Emerging Markets Operations

Brookfield and its predecessor corporations have invested in Brazil for over 100 years and Brookfield Infrastructure has been invested in Brazil since its inception in 2008, with Brazilian operations including NTS. Our group and Brookfield employ a number of key practices in managing the various risks associated with the emerging markets in which they operate, including Brazil. These practices include the following:

Oversight of Subsidiaries. Our company’s corporate structure has been designed to ensure that our company controls, or has an appropriate measure of direct oversight over, the operations of NTS. A majority of the equity interests in NTS are held by Nova Infraestrutura Fundo de Investimento em Participações, or NIF, which is in turn externally managed by Brookfield Brasil Asset Management Investmentos Ltda., or Brookfield Brazil, a subsidiary of Brookfield. The partnership has the right to remove Brookfield Brazil as the manager of NIF at any time. This right will be assigned to our company prior to the special distribution pursuant to the terms of the Voting Agreement.

Transfer of Funds. Brookfield, by virtue of its control of NTS, may cause NTS to make distributions to our group.

Local Management and Advisors. NTS is staffed by some personnel seconded from Brookfield and our group to NTS and resident in the local jurisdiction, which ensures a degree of oversight and control in the day-to-day operations which would not be present in a passive investment. Our group also retains legal advisors with knowledge of the local laws and regulations. Some of these legal advisors are employees of our group, and others are external counsel who work in the foreign jurisdiction and are fluent in English and the local languages, familiar with the local laws, and resident or formerly resident in the local jurisdictions.

Internal Audit. As part of our group’s internal audit plan, each year our group’s internal auditor conducts an on-site internal audit with respect to specific matters as instructed by our audit committee. The audit report is reviewed and discussed by our audit committee.

Strategic Direction. Our board of directors of the general partner of the partnership is responsible for the overall stewardship of our group and, as such, supervises the management of the business and affairs of our group. Going forward, our board of directors and the board of directors of the general partner of the partnership will be responsible for reviewing the strategic business plans and corporate objectives, and approving acquisitions, dispositions, investments, capital expenditures and other transactions and matters that are thought to be material to the partnership and our company, respectively, including those that occur relating to NTS.

In addition to the above practices, many of Brookfield Infrastructure’s directors and Brookfield’s directors and executive officers have acquired experience conducting business in Brazil. The board of directors of the general partner of the partnership is, and our company’s board following the special distribution will be, composed of directors residing in Canada, Bermuda, Mexico, the United Kingdom and Australia who have experience with various international issuers. In addition, Brookfield has a global presence and an international network of corporate and regional offices that allows it to work with local management and oversee the operations of our group’s subsidiaries in Brazil and elsewhere in the world.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (“MD&A”)

Introduction

This management’s discussion and analysis, or MD&A, covers the financial position as of December 31, 2019 and 2018 and results of operations for the years ended December 31, 2019, 2018, and 2017, which are prepared in accordance with IFRS as issued by the IASB. The information in this MD&A should be read in conjunction with the audited combined carve-out financial statements as of December 31, 2019 and December 31, 2018 and each of the years in the three years ended December 31, 2019, the unaudited condensed combined pro forma statement of financial position as of December 31, 2019 and the unaudited condensed combined pro forma statement of operating results for the year ended December 31, 2019 contained elsewhere in this prospectus.

In addition to historical information, this MD&A contains forward-looking statements. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. See “Special Note Regarding Forward-Looking Statements”.

Continuity of Interests

Prior to completing the special distribution, we will acquire the Business from the partnership. The carve-out financial statements are in respect of the Business. As the financial performance of the Business has not been reported on a stand-alone basis, the historical financial statements may not be indicative of future operating results. The partnership directly and indirectly controlled the Business prior to the special distribution and will continue to control the Business subsequent to the special distribution through its interests in our company. Accordingly, we have reflected the Business and its financial position and results of operations using the partnership’s carrying values prior to the special distribution. Where the context requires, the discussion assumes the acquisition of the Business has been completed.

To reflect the continuity of interests, this MD&A provides comparative information of the Business for the periods prior to the special distribution.

Basis of Presentation

The assets, liabilities and results of operations of the Business have not previously been reported on a stand-alone basis and therefore the historical financial statements of the Business as of December 31, 2019 and December 31, 2018 and each of the years in the three years ended December 31, 2019 contained elsewhere in this prospectus may not be indicative of future financial condition or operating results. The financial statements include the assets, liabilities, revenues, expenses and cash flows of the Business, including non-controlling interests therein, which reflect the ownership interests of other parties.

The principal operating entities of the Business generally maintain their own independent management and infrastructure. The Business constitutes a single operating segment. However, certain resources for oversight of operations and associated overhead are incurred at the partnership. These corporate costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated based on management’s best estimate of costs attributable to the Business.

Financial data provided has been prepared using accounting policies in accordance with IFRS. Non-IFRS measures used in this MD&A are reconciled to or calculated from such values. All dollar references, unless otherwise stated, are in millions of U.S. Dollars.

When we discuss our performance measures, we present the Business’ proportionate share of results, in order to demonstrate the impact of key value drivers of each of these operating entities on the overall performance. As a result, proportionate revenues, costs attributable to revenues, other income, interest expense, depreciation and amortization, deferred taxes, fair value adjustments and other items will differ from results presented in accordance with IFRS as they exclude the share of earnings of investments not held by the partnership apportioned to each of the above noted items. However, net income attributable to the partnership for each operating entity is consistent with results presented in accordance with IFRS.

Overview of our Business

Our company is a Canadian corporation incorporated under, and governed by, the laws of British Columbia. We were established by the partnership to be an alternative investment vehicle for investors who prefer owning our infrastructure operations through a corporate structure. While our current operations are utilities located in the U.K. and Brazil, shareholders have exposure to ten other markets across the transport, energy, and data infrastructure operating segments by virtue of the exchange feature of our company’s exchangeable shares, whereby our company has the option to satisfy the exchange request by delivering units or its cash equivalent.

Our U.K. regulated distribution operations benefit from inflationary tariff increases (inflation indexation) and volume growth through the installation of new utility connections. Revenues generated at our Brazilian regulated gas transmission operations are capacity based and primarily affected by an inflationary rate increase. The U.K. regulated distribution operations’ revenues predominantly relate to the distribution of gas and electricity as well as the revenues generated from new connection construction. Our Brazilian regulated gas transmission business has only one revenue stream and generates revenue from the transmission of natural gas. For our U.K. regulated distribution operations, costs are predominantly impacted by the number of connections in place while for our Brazilian regulated gas transmission business, costs are impacted by inflation.

Our group targets a total return of 12% to 15% per annum on the infrastructure assets that it owns, measured over the long term. Our group intends to generate this return from the in-place cash flows from our operations plus growth through investments in upgrades and expansions of our asset base, as well as acquisitions. We determine our distributions to shareholders based primarily on an assessment of our operating performance. The group uses FFO to assess operating performance and can be used on a per unit basis as a proxy for future distribution growth over the long-term. For further details, see the “Performance Disclosures” section of this MD&A.

Performance Measures Used by Management

To measure performance, we focus on net income, an IFRS measure, as well as certain non-IFRS measures, including FFO, AFFO, and adjusted EBITDA, or Adjusted EBITDA. FFO, AFFO, and Adjusted EBITDA are proportionate measures.

FFO

We define FFO as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. FFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by IFRS as issued by the IASB. FFO is therefore unlikely to be comparable to similar measures presented by other issuers. FFO has limitations as an analytical tool. Specifically, our definition of FFO may differ from the definition used by other organizations, as well as the definition of Funds from Operations used by the Real Property Association of Canada, or REALPAC, and the National Association of Real Estate Investment Trusts, Inc., or NAREIT, in part because the NAREIT definition is based on U.S. GAAP, as opposed to IFRS.

AFFO

We define AFFO as FFO less capital expenditures required to maintain the current performance of our operations (maintenance capital expenditures). AFFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by IFRS as issued by the IASB. AFFO is therefore unlikely to be comparable to similar measures presented by other issuers and has limitations as an analytical tool.

Adjusted EBITDA

In addition to FFO and AFFO, we focus on Adjusted EBITDA, which we define as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by IFRS as issued by the IASB. Adjusted EBITDA is therefore unlikely to be comparable to similar measures presented by other issuers. Adjusted EBITDA has limitations as an analytical tool.

Benefits and Uses of Non-IFRS Measures

We believe our presentation of FFO, AFFO, and Adjusted EBITDA are useful to investors because it supplements investors’ understanding of our operating performance by providing information regarding our ongoing performance that excludes items we believe do not directly affect our core operations. Our presentation of FFO, AFFO, and Adjusted EBITDA also provide investors enhanced comparability of our ongoing performance across periods. Our presentation of FFO, AFFO, and Adjusted EBITDA is consistent with the partnership.

In deriving FFO, AFFO and Adjusted EBITDA, we add back depreciation and amortization to net income. Specifically, in our financial statements we use the revaluation approach in accordance with IAS 16, Property, Plant and Equipment, whereby depreciation expense is determined based on a revalued amount, thereby reducing comparability with our peers who do not report under IFRS as issued by the IASB or who do not employ the revaluation approach to measuring property, plant and equipment. We add back deferred income taxes on the basis that we do not believe this item reflects the present value of the actual tax obligations that we expect to incur over our long-term investment horizon. We add back non-cash valuation gains or losses recorded in net income as well as breakage and transaction costs as these items are not reflective of our ongoing sustainable performance.

To provide a supplemental understanding of the performance of our business and to enhance comparability across periods and relative to our peers we utilize Adjusted EBITDA. Adjusted EBITDA excludes the impact of interest expense and current income taxes to assist in assessing the operating performance of our business by eliminating for the effect of its current capital structure and tax profile.

While FFO provides a basis for assessing current operating performance, it does not take into consideration the cost to sustain the operating performance of our asset base. In order to assess the long-term, sustainable operating performance of our businesses, we observe that investors take into account the impact of maintenance capital expenditures to derive AFFO, in addition to FFO.

For further details regarding our use of FFO, AFFO, and Adjusted EBITDA, as well as a reconciliation of net income to these measures, see the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

Dividend Policy

The board may declare dividends at its discretion. However, each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit. Following the special distribution, it is expected that dividends on the exchangeable shares will be declared and paid at the same time as distributions are declared and paid on the units and that dividends on each exchangeable share will be declared and paid in the same amount as distributions are declared and paid on each unit to provide holders of an exchangeable share with an economic return equivalent to holders of a unit. We expect to commence paying dividends on our exchangeable shares on the first distribution payment date for the units occurring after the distribution date for the special distribution. The partnership’s distributions are underpinned by stable, highly regulated and contracted cash flows generated from operations. The partnership’s objective is to pay a distribution that is sustainable on a long-term basis and has set its target payout ratio at 60-70% of Brookfield Infrastructure’s FFO.

In light of current prospects, the board of directors of the partnership approved a 7% increase in its annual distribution to $2.15 per unit, or $0.5375 per unit quarterly, starting with the distribution paid in March 2020. This increase reflects the forecasted contribution from the partnership’s recently commissioned capital projects, as well as, the expected cash yield on recent acquisitions. The partnership targets 5% to 9% annual distribution growth in light of growth it foresees in its operations. Immediately following completion of the special distribution, the distribution level on the units will be reduced to be nine-tenths (9/10ths) of the pre-closing distribution level as a result of the one (1) for nine (9) special distribution, and the dividend level on an exchangeable share will be identical to the post-closing unit distribution level. As a result of these adjustments, the aggregate distribution received by a holder on its units and exchangeable shares will be the same, in aggregate, as it would have received if the special distribution had not been made.

Critical Accounting Policies and Estimates

The preparation of financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgments made by management and utilized in the normal course of preparing the Business’ combined carve-out financial statements are outlined below.

Revaluation of property, plant and equipment

Property, plant and equipment is revalued on a regular basis. The critical estimates and assumptions underlying the valuation of property, plant and equipment are set out in Note 7, “Property, Plant and Equipment” in our audited combined carve-out financial statements as of December 31, 2019 and December 31, 2018 and each of the years in the three years ended December 31, 2019. The Business’ property, plant, and equipment is measured at fair value on a recurring basis with an effective date of revaluation for all asset classes of December 31, 2019 and 2018. The Business determined fair value under the income method with due consideration to significant inputs such as the discount rate, terminal value multiple and overall investment horizon.

Impairment of goodwill and intangibles with indefinite lives

The Business assesses the impairment of goodwill and intangible assets with indefinite lives by reviewing the value-in-use or fair value less costs of disposal of the cash-generating units to which goodwill or the intangible asset has been allocated. We use the following critical assumptions and estimates: the circumstances that gave rise to the goodwill, timing and amount of future cash flows expected from the cash-generating unit; discount rates; terminal capitalization rates; terminal valuation dates; useful lives and residual values.

Other estimates utilized in the preparation of the Business’ financial statements are: depreciation and amortization rates and useful lives; recoverable amount of goodwill and intangible assets; ability to utilize tax losses and other tax measurements.

Recently Adopted Accounting Standards

IFRS 16 Leases (“IFRS 16”)

In January 2016, the IASB published a new standard, IFRS 16. The new standard brings most leases on balance sheet, eliminating the distinction between operating and finance leases. Lessor accounting, however, remains largely unchanged and the distinction between operating and finance leases is retained. IFRS 16 supersedes IAS 17, Leases (“IAS 17”) and related interpretations and is effective for periods beginning on or after January 1, 2019.

The Business adopted the standard using a modified retrospective approach, whereby any transitional impact is recorded in equity as at January 1, 2019, and comparative periods are not restated. The adoption of IFRS 16 resulted in the recognition of lease liabilities that are recorded in accounts payable and other, other liabilities, and right-of-use assets, or ROU, that are classified as property, plant, and equipment of $3.0 million. The adoption of IFRS 16 did not have an impact on equity at the date of adoption.

IFRIC 23 Uncertainty over Income Tax Treatments (“IFRIC 23”)

In June 2017, the IASB published IFRIC 23, effective for annual periods beginning on or after January 1, 2019. The interpretation requires an entity to assess whether it is probable that a tax authority will accept an uncertain tax treatment used, or proposed to be used, by an entity in its income tax filings and to exercise judgment in determining whether each tax treatment should be considered independently or whether some tax treatments should be considered together. The decision should be based on which approach provides better predictions of the resolution of the uncertainty. An entity also has to consider whether it is probable that the relevant authority will accept each tax treatment, or group of tax treatments, assuming that the taxation authority with the right to examine any amounts reported to it will examine those amounts and will have full knowledge of all relevant information when doing so. The interpretation may be applied on either a fully retrospective basis or a modified retrospective basis without restatement of comparative information. The Business has adopted the interpretation as of January 1, 2019 on a modified retrospective basis. The adoption did not have a significant impact on the Business’ combined carve-out financial statements.

IFRS 3 Business Combinations (“IFRS 3”)

In October 2018, the IASB issued an amendment to IFRS 3, effective for annual periods beginning on or after January 1, 2020. The amendment clarifies the definition of a business and assists companies in determining whether an acquisition is a business combination or an acquisition of a group of assets. The amendment emphasizes that to be considered a business, an acquired set of activities and assets must include an input and a substantive process that together significantly contribute to the ability to create outputs. Effective January 1, 2019, the Business has early adopted the standard prospectively. The adoption did not have a significant impact on the Business’ combined carve-out financial statements.

After the adoption of IFRS 3 amendments, the Business continues to account for business combinations in which control is acquired under the acquisition method. When an acquisition is made, the Business considers the inputs, processes and outputs of the acquiree in assessing whether it meets the definition of a business. When the acquired set of activities and assets lack a substantive process in place but will be integrated into the Business’ existing operations, the acquisition ceases to meet the definition of a business and is accounted for as an asset acquisition. Assets acquired through asset acquisitions are initially measured at cost, which includes the transaction costs incurred for the acquisitions. Acquisitions that continue to meet the definition of a business combination are accounted for under the same acquisition method.

Results of Operations

Comparison of Years Ended December 31, 2019, 2018, and 2017

The following table summarizes the financial results of the Business for the years ended December 31, 2019, 2018 and 2017:

US$ MILLIONS	For the year ended December 31,
Summary Statements of Operating Results	2019	2018	2017
Revenues	$1,619	$1,561	$1,323
Direct operating costs	(244)	(236)	(195)
General and administrative expenses	(30)	(24)	(25)
Depreciation and amortization expense	(308)	(319)	(263)
Interest expense	(156)	(127)	(71)
Mark-to-market on hedging items	5	(4)	(3)
Other expense	(44)	(36)	(13)
Income tax expense	(272)	(234)	(176)
Net income	570	581	577
Net income attributable to the parent company	197	202	207

2019 vs. 2018

For the year ended December 31, 2019, the Business reported net income of $570 million, of which $197 million was attributable to the parent company. This compares to net income of $581 million for the year ended December 31, 2018, of which $202 million was attributable to the parent company. Net income for the current year benefitted from increased connections activity and increased capital commissioned into our rate base at our U.K. regulated distribution business, and inflation-indexation at our Brazilian regulated gas transmission business. These positive impacts were more than offset by a $29 million increase in interest expense as a result of the issuance of $1.5 billion of senior notes at our Brazilian regulated gas transmission business, and the impact of foreign exchange which decreased our net income in U.S. dollars by $53 million.

Total revenues increased by $58 million relative to the prior year. Gas transmission revenues increased by $125 million due to inflationary increase to our tariffs. This increase was partially offset by the impact of foreign exchange as the depreciation of the Brazilian real reduced our revenues denominated in U.S. dollars by $96 million relative to 2018. Distribution revenues in the U.K. increased primarily from the benefits of inflationary-indexation and higher volumes associated with new utility connections, which contributed additional revenues of $11 million and $24 million of revenues, respectively. This was partially offset by the impact of foreign exchange which lowered revenues by $14 million. Revenues earned from the installation of new utility connections totaled $152 million in the current year, an increase of $13 million compared to 2018 levels due to higher levels of new housing starts in the U.K.

Direct operating costs increased by $8 million compared to the prior year. Direct operating costs associated with gas transportation services in Brazil decreased by $1 million as the impact of inflation was more than offset by a weaker Brazilian real which reduced costs by $10 million. Direct costs associated with our U.K. distribution business increased by $14 million due to higher in-place connections relative to the prior year, partially offset by the impact of foreign exchange of $5 million.

General and administrative expenses totaled $30 million for the year ended December 31, 2019, an increase of $6 million compared to the same period in 2018. This line item primarily consists of the base management fee that is paid to Brookfield based on the partnership’s market value plus net recourse debt, and allocated to our Business based on estimated proportionate fair value. The base management fee increased from the prior year due to an increase to the partnership’s market value plus net recourse debt primarily as a result of a higher unit trading price.

Depreciation and amortization expense for the year ended December 31, 2019 was $308 million, a decrease of $11 million compared to the prior year. The decrease is predominantly due to the impact of foreign exchange of $21 million, partially offset by the impact of higher asset values from our annual revaluation process and capital expenditures made during the year.

Interest expense for the year ended December 31, 2019 was $156 million, an increase of $29 million compared to the same period in 2018. Interest expense increased predominantly due to a full year of contribution from the issuance of $1.5 billion of five-year senior notes at our Brazilian regulated gas transmission business in May 2018.

Mark-to-market gains on hedging items for the year ended December 31, 2019 were $5 million compared to losses of $4 million for the twelve-month period ended December 31, 2018. Amounts in both the current and comparative period consist primarily of mark-to-market movements on hedging activities at our U.K. regulated distribution business.

Other expense for the year ended December 31, 2019 was $44 million, an increase of $8 million compared to the prior year predominantly due to increased accretion expense on deferred consideration at our Brazilian regulated gas transmission business.

Income tax expense for the twelve-month period ended December 31, 2019 was $272 million, an increase of $38 million from the prior year. The increase is primarily due to income tax associated with higher earnings from our Brazilian regulated gas transmission business.

2018 vs. 2017

For the year ended December 31, 2018, the Business reported net income of $581 million, of which $202 million was attributable to the parent company. This compares to net income of $577 million for the year ended December 31, 2017, of which $207 million was attributable to the parent company. Net income for the year ended December 31, 2018 benefitted from a full year contribution from our Brazilian regulated gas transmission business which was acquired in April 2017, increased connections activity at our U.K. regulated distribution business, inflation-indexation and increased capital commissioned into our rate base. These positive impacts were more than offset by a $56 million increase in interest expense as a result of the issuance of $1.5 billion of five-year senior notes at our Brazilian regulated gas transmission business, and the impact of foreign exchange which decreased our net income in U.S. dollars by $74 million.

Total revenues increased by $238 million in 2018 relative to 2017. Gas transmission revenues increased by $328 million due to a full year of contribution from our Brazilian regulated gas transmission business acquired in April 2017. This increase was partially offset by the impact of foreign exchange as the depreciation of the Brazilian real reduced our revenues denominated in U.S. dollars by $154 million relative to 2017. Distribution revenues increased primarily from the benefits of higher volumes associated with new utility connections, which contributed an additional $28 million of revenues. The impact of foreign exchange further increased revenues from distribution by $9 million. Revenues earned from the installation of new utility connections totaled $139 million in 2018, an increase of $16 million compared to 2017 levels due to higher connection activities.

Direct operating costs increased by $41 million in 2018 compared to 2017. Direct operating costs associated with gas transportation services in Brazil increased $35 million primarily due to a full year contribution from our April 2017 acquisition. This increase was partially offset by the impact of foreign exchange, which reduced gas transportation costs by $16 million. Direct costs associated with our U.K. distribution business increased by $18 million in 2018 due to higher in-place connections relative to the prior year and the impact of foreign exchange of $4 million.

General and administrative expenses totaled $24 million for the year ended December 31, 2018, a decrease of $1 million compared to the same period in 2017. This line item primarily consists of the base management fee that is paid to Brookfield based on 1.25% of the partnership’s market value plus net recourse debt and allocated to our Business based on estimated proportionate fair value. The base management fee decreased from the prior year due to lower trading price of the units.

Depreciation and amortization expense for the year ended December 31, 2018 was $319 million, an increase of $56 million compared to the prior year. The increase is predominantly due to a full year of amortization of the intangible assets at our Brazilian regulated gas transmission business acquired on April 4, 2017.

Interest expense for the year ended December 31, 2018 was $127 million, an increase of $56 million compared to the same period in 2017. Interest expense increased predominantly due to the issuance of $1.5 billion of five-year senior notes at our Brazilian regulated gas transmission business.

Mark-to-market losses on hedging items for the year ended December 31, 2018 were $4 million compared to $3 million for the twelve-month period ended December 31, 2017. Amounts in both the current and comparative period consist primarily of mark-to-market movements on hedging activities at our U.K. regulated distribution business.

Other expense for the year ended December 31, 2018 was $36 million, an increase of $23 million compared to the prior year predominantly due to a full year of accretion on deferred consideration at our Brazilian regulated gas transmission business.

Income tax expense for the twelve-month period ended December 31, 2018 was $234 million, an increase of $58 million from the prior year. The increase is primarily due to income tax associated with higher earnings from a full year contribution from our Brazilian regulated gas transmission business.

Statements of Financial Position

December 31, 2019 vs. December 31, 2018

The following table summarizes the statements of financial position of the Business as at December 31, 2019, and December 31, 2018:

US$ MILLIONS	As of
Summary Statements of Financial Position Key Metrics	December 31, 2019	December 31, 2018
Cash and cash equivalents	$204	$99
Total assets	9,853	9,240
Non-recourse borrowings	3,526	3,246
Total liabilities	6,576	5,991
Equity in net assets attributable to parent company	1,654	1,462
Total equity	3,277	3,249

Total assets were $9.9 billion at December 31, 2019, compared to $9.2 billion at December 31, 2018. The increase was primarily due to organic growth initiatives and revaluation of property, plant and equipment at our U.K. distribution business, partially offset by the impact of foreign exchange.

Non-recourse borrowings increased by $0.3 billion to approximately $3.5 billion at December 31, 2019 from approximately $3.2 billion at December 31, 2018. This increase is attributable to proceeds, net of repayments from non-recourse borrowings at our U.K. regulated distribution operation and the impact of foreign exchange.

Total equity remained relatively consistent at $3.3 billion as at December 31, 2019.

A discussion of the most significant currency exchange rates that impact the Business are set forth below as at and for the periods indicated:

	Period End Rate					Average Rate
	As of December 31,					For the year ended December 31,
	2019	2018	2017	2019 vs 2018	2018 vs 2017	2019	2018	2017	2019 vs 2018	2018 vs 2017
Brazilian real	0.2481	0.2581	0.3023	(4)%	(15)%	0.2534	0.2736	0.3132	(7)%	(13)%
British pound	1.3255	1.2760	1.3521	4%	(6)%	1.2767	1.3350	1.2889	(4)%	4%

As at December 31, 2019, our total equity of $3.3 billion was invested in the following currencies: Brazilian reais - approximately 50% and British pounds - approximately 50%.

The following table disaggregates the impact of foreign currency translation on the equity of the Business by the most significant non-U.S. currencies for the periods indicated:

US$ MILLIONS	For the year ended December 31,
	2019	2018	2017
Brazilian real	$(116)	$(658)	$(233)
British pound	57	(67)	92

	(59)	(725)	(141)
Currency hedges	5	4	(1)

	$(54)	$(721)	$(142)

Attributable to:
Parent company	$17	$(237)	$—
Non-controlling interests	(71)	(484)	(142)

	$(54)	$(721)	$(142)

The impact of foreign currency translation on the Business, including those attributable to non-controlling interests for the year ended December 31, 2019, was a reduction to equity of $0.1 billion (2018: $0.7 billion, 2017: $0.1 billion). The reduction of equity during the year ended December 31, 2019 was primarily the result of the Brazilian real weakening relative to the U.S. dollar by 4% in the year.

Average currency exchange rates impact the U.S. dollar equivalents of revenues and net income from non-U.S. operations on a comparative basis. During the year ended December 31, 2019, movements in foreign exchange resulted in decreases in U.S. dollar revenue and net income.

PERFORMANCE DISCLOSURES

In this section, we review the results of our principal businesses and corporate entities performing corporate, general and administrative services.

The following table disaggregates our operating performance between our utilities operations and the corporate, general and administrative costs.

US$ MILLIONS	For the year ended December 31, 2019
	Utilities	Corporate	Total
Adjusted EBITDA(1)(4)	$585	$(30)	$555
Funds from Operations(2)(4)	462	(30)	432
Adjusted Funds from Operations(3)(4)	445	(30)	415

(1)

Adjusted EBITDA is defined as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

(2)

FFO is defined as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

(3)	AFFO is defined as FFO less maintenance capital expenditures. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.
(4)

Adjusted EBITDA, FFO and AFFO provided in the table above do not reflect the annual base management fee the partnership pays for the rate periods indicated to Brookfield pursuant to the Master Services Agreement as described below in this MD&A under “Corporate, General and Administrative Services.”

Utilities

Results of Operations

Our business earns a return on a regulated or notionally stipulated asset base, which we refer to as rate base. Our rate base reflects the current amount, either as defined by the regulator or as implied by our contracted cash flows, on which we earn our return. Our rate base increases with capital that we invest to expand our systems and is indexed to local inflation. The return that we earn is typically determined by a regulator for prescribed periods of time or is derived based on the contracted cash flows we have secured. We believe that the rate base is useful for investors as it provides them with an understanding of the unlevered returns our asset base can currently generate and enhances comparability across other utility investments as it assists in assessing the operating performance of our business by eliminating the effect of its current capital structure and tax profile.

The following table presents our proportionate share of the rate base of our utilities business as at December 31, 2019, 2018 and 2017:

	As of December 31,
US$ MILLIONS	2019	2018	2017
Rate base	$3,371	$3,012	$3,190

The following table presents our proportionate share of key measures of our utilities business for the years ended December 31, 2019, 2018 and 2017:

US$ MILLIONS	For the year ended December 31
	2019	2018	2017
Adjusted EBITDA(1)(4)	$585	$552	$505
Funds from Operations(2)(4)	462	452	446
Adjusted Funds from Operations(3)(4)	445	436	438

(1)

Adjusted EBITDA is defined as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

(2)

FFO is defined as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

(3)	AFFO is defined as FFO less maintenance capital expenditures. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.
(4)

Adjusted EBITDA, FFO and AFFO provided in the table above do not reflect the annual base management fee the partnership pays for the rate periods indicated to Brookfield pursuant to the Master Services Agreement as described below in this MD&A under “Corporate, General and Administrative Services.”

2019 vs. 2018

For the year ended December 31, 2019, adjusted EBITDA and FFO for our utilities businesses were $585 million and $462 million, respectively, compared to $552 million and $452 million, respectively, in 2018. EBITDA in 2019 benefitted from strong connections activity at our U.K. regulated distribution business, inflation-indexation and capital commissioned into rate base. FFO also benefitted from the aforementioned factors, however, these positive impacts were partially offset by an increase in interest expense as a result of a full year impact of the $1.5 billion five-year senior notes at our Brazilian regulated gas transmission business, and the impact of foreign exchange, mainly caused by the depreciation of the Brazilian real against the U.S. dollar.

2018 vs. 2017

For the year ended December 31, 2018, adjusted EBITDA and FFO for our utilities businesses were $552 million and $452 million, respectively, compared to $505 million and $446 million, respectively, in 2017. EBITDA in 2018 benefitted from a full year contribution from our regulated gas transmission business in Brazil, strong connections activity at our U.K. regulated distribution business, inflation-indexation and capital commissioned into rate base. FFO also benefitted from the above mentioned factors, however, these positive impacts were partially offset by an increase in interest expense as a result of the issuance of $1.5 billion of five-year senior notes at our Brazilian regulated gas transmission business, and the impact of foreign exchange, mainly caused by the depreciation of the Brazilian real against the U.S. dollar.

The following table presents the roll-forward of our rate base for the years ended December 31, 2019, 2018 and 2017:

	For the year ended December 31,
US$ MILLIONS	2019	2018	2017
Rate base, start of period	$3,012	$3,190	$1,404
Acquisitions	—	—	1,498
Capital expenditures commissioned	287	300	276
Inflation and other indexation	168	52	—
Regulatory depreciation	(40)	(42)	(22)
Foreign exchange and other	(56)	(488)	34

Rate base, end of period	$3,371	$3,012	$3,190

Rate base has increased from the prior year due to the benefit of inflation-indexation at our Brazilian regulated gas transmission business and new connections at our UK regulated distribution business, partially offset by the impact of foreign exchange.

Capital Backlog and Capital Expenditures

Capital expenditures completed during the periods provided in the table below consist of organic growth projects at our U.K. regulated distribution business. There have been no material capital expenditures at our company’s Brazilian operations during the periods provided below. Projects include the build-out of last-mile natural gas, electricity, fiber, water, wastewater and district heating connections for the home. Additionally, during 2018 and 2019, our U.K. business has adopted approximately 553,000 installed smart meters. The table below summarizes our proportionate share of capital backlog, which represents projects that have been awarded or filed with regulators that are expected to occur over the next three years, and the historical capital expenditures for the periods presented related to our existing utility order book and contracted smart meter adoptions:

	For the year ended December 31,
US$ MILLIONS	2019	2018	2017
Capital backlog, start of period	$551	$735	$392
Additional capital project mandates	332	267	591
Less: capital expenditures	(334)	(336)	(295)
Foreign exchange and other	(83)	(115)	47

Capital backlog, end of period	466	551	735
Construction work in progress	200	145	140

Total capital to be commissioned	$666	$696	$875

These capital projects are financed with a combination project-level financing, which has no recourse to our company, as well as operating cash flows generated and retained within our business. Capital backlog consists primarily of a contracted order book of over 1 million gas and electricity connections at our U.K. regulated gas distribution business that is expected to be commissioned over the next three years. There were no material divestitures within the periods presented above and there are no material divestitures currently in progress.

Corporate, General and Administrative Services

Pursuant to the Master Services Agreement, the partnership pays Brookfield an annual base management fee equal to 1.25% of the partnership’s market value plus net recourse debt. The discussion below reflects the management fees pursuant to the Master Services Agreement allocated to the Business for the periods presented. The allocation was based on the estimated fair value of the Business.

2019 vs. 2018

For the year ended December 31, 2019, the base management fee under the Master Services Agreement was $30 million compared to $24 million in the prior year. The base management fee for the year ended December 31, 2019 increased from the comparative period predominantly due to a higher trading price of the units.

2018 vs. 2017

For the year ended December 31, 2018, the base management fee under the Master Services Agreement was $24 million compared to $25 million in the prior year. The base management fee for the year ended December 31, 2018 decreased from the comparative period predominantly due to a lower trading price of the units.

SELECTED STATEMENTS OF OPERATING RESULTS

US$ MILLIONS	For the year ended December 31,
Key Metrics	2019	2018	2017
Net income(1)	$570	$581	$577
Net income attributable to the parent company	197	202	207
Funds from Operations (FFO)(2)	432	428	421
Adjusted Funds from Operations (AFFO)(3)	415	412	413
Adjusted EBITDA(4)	555	528	480

(1)	Net income includes net income attributable to the parent company and non-controlling interests.
(2)

FFO is defined as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

(3)	AFFO is defined as FFO less maintenance capital expenditures. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.
(4)

Adjusted EBITDA is defined as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

For the year ended December 31, 2019, net income attributable to the parent company totaled $197 million compared to $202 million in 2018. For the year ended December 31, 2019, FFO totaled $432 million compared to $428 million in 2018. The increase in FFO in 2019 is attributable to organic growth. This was partially offset by an increase in interest expense associated with a full year contribution from the issuance of $1.5 billion five-year senior notes at our Brazilian regulated gas transmission business in May 2018, and the impact of foreign exchange which decreased FFO by $19 million.

For the year ended December 31, 2018, net income attributable to the parent company totaled $202 million compared to $207 million in 2017. For the year ended December 31, 2018, FFO totaled $428 million compared to $421 million in 2017. The increase in FFO in 2018 is attributable to organic growth and a full year contribution from our Brazilian regulated gas transmission business. These increases were partially offset by an increase in interest expense associated with the issuance of $1.5 billion five-year senior notes at our Brazilian regulated gas transmission business, and the impact of foreign exchange which decreased FFO by $62 million.

RECONCILIATION OF NON-IFRS FINANCIAL MEASURES

We focus on FFO to measure operating performance, along with IFRS measures such as net income. In addition, we also assess AFFO, and Adjusted EBITDA. These non-IFRS measures are presented for our utilities operations both before and after the allocation of corporate, general and administrative expenses. Providing underlying performance for our utilities operations prior to allocated corporate expenses assists the comparability of our performance relative to other public utilities companies.

Adjusted EBITDA, FFO, and AFFO are presented based on our proportionate share of results in operations accounted for using the consolidation method whereby we control the investment. Proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. The presentation of the assets and liabilities and revenues and expenses do not represent our legal claim to such items, and the removal of financial statement amounts that are attributable to non-controlling interests does not extinguish our company’s legal claims or exposures to such items.

As a result, proportionate revenues, costs attributable to revenues, general and administrative costs, interest expense, other income, depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses are reconciling items that will differ from results presented in accordance with IFRS.

We provide proportionate financial results because we believe it assists investors and analysts in estimating our overall performance and understanding our company’s share of results from its underlying investments which have varying economic ownership interests and financial statement presentations when determined in accordance with IFRS. We believe our proportionate financial information, when read in conjunction with our company’s reported results under IFRS, provides the most meaningful assessment of how our operations are performing and capital is being managed. The presentation of proportionate results has limitations as an analytical tool, including the following:

•

The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage and do not necessarily represent our legal claim to the assets and liabilities, or the revenues and expenses;

•	Other companies may calculate proportionate results differently than we do.

The following tables present the results of the Business in the format that management uses to make operating decisions and assess performance.

Net income is the most directly comparable IFRS measure to FFO, AFFO, and Adjusted EBITDA. We urge you to review the IFRS financial measures within the MD&A and to not rely on any single financial measure to evaluate the Business.

We define FFO as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses.

FFO has limitations as an analytical tool:

•

FFO does not include depreciation and amortization expense; because we own capital assets with finite lives, depreciation and amortization expense recognizes the fact that we must maintain or replace our asset base in order to preserve our revenue generating capability;

•	FFO does not include deferred income taxes, which may become payable if we own our assets for a long period of time; and

•	FFO does not include certain non-recurring charges such as breakage and transaction costs or non-cash valuation gains and losses.

FFO is a key measure that we use to evaluate the performance of our operations and forms the basis for our company’s distribution policy.

We believe that FFO, when viewed in conjunction with our IFRS results, provides a more complete understanding of factors and trends affecting our underlying operations. FFO allows us to evaluate our businesses on the basis of cash return on invested capital by removing the effect of non-cash and other items.

We add back depreciation and amortization to remove the implication that our assets decline in value over time since we believe that the value of most of our assets will be sustained over time, provided we make all necessary maintenance expenditures. We add back deferred income taxes because we do not believe this item reflects the present value of the actual cash tax obligations we will be required to pay, particularly if our operations are held for a long period of time. We add back non-cash valuation gains or losses recorded in net income as they are non-cash and indicate a point-in-time approximation of value on items we consider long-term. We also add back breakage and transaction costs as they are capital in nature.

In addition, we focus on AFFO, which is defined as FFO less capital expenditures required to maintain the current performance of our operations (maintenance capital expenditures). While FFO provides a basis for assessing current operating performance, it does not take into consideration the cost to sustain the operating performance of the asset base. In order to assess the long-term, sustainable operating performance of the businesses, we observe that in addition to FFO, investors use AFFO by taking into account the impact of maintenance capital expenditures.

We also focus on Adjusted EBITDA which we define as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs and non-cash valuation gains or losses. Adjusted EBITDA provides a supplemental understanding of the performance of our business and enhanced comparability across periods and relative to our peers. Adjusted EBITDA excludes the impact of interest expense and current income taxes to remove the effect of the current capital structure and tax profile in assessing the operating performance of our businesses.

Proportionate debt is presented based on our proportionate share of borrowings obligations relating to our investments in various portfolio businesses. Proportionate net debt is proportionate debt net of our proportionate share of cash. The proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. We provide proportionate debt and net debt measures because we believe it assists investors and analysts in estimating our overall performance and understanding the leverage pertaining specifically to the Business’ share of its invested capital in a given investment. When used in conjunction with Adjusted EBITDA, proportionate debt is expected to provide useful information as to how the Business has financed its businesses at the asset-level. We believe our proportionate presentation, when read in conjunction with the Business’ reported results under IFRS, including consolidated debt, provides a more meaningful assessment of how our operations are performing and capital is being managed. The presentation of proportionate debt has limitations as an analytical tool, including the following:

•

Proportionate debt amounts do not represent our consolidated obligation for debt underlying a consolidated investment. If an individual project does not generate sufficient cash flows to service the entire amount of its debt payments, our company may determine, in our discretion, to pay the shortfall through an equity injection to avoid defaulting on the obligation. Such a shortfall may not be apparent from or may not equal the difference between aggregate proportionate Adjusted EBITDA for all of our portfolio investments and aggregate proportionate debt for all of our portfolio investments; and

•	Other companies may calculate proportionate debt differently than we do.

Because of these limitations, our proportionate financial information should not be considered in isolation or as a substitute for our financial statements as reported under IFRS.

FFO is a measure of operating performance that is not calculated in accordance with and does not have any standardized meaning prescribed by IFRS as issued by the IASB. FFO is therefore unlikely to be comparable to similar measures presented by other issuers. FFO has limitations as an analytical tool. Specifically, our definition of FFO may differ from the definition used by other organizations, as well as the definition of Funds from Operations used by the REALPAC and the NAREIT, in part because the NAREIT definition is based on U.S. GAAP, as opposed to IFRS. A reconciliation of the most closely-related IFRS measure, net income, to FFO and AFFO is as follows:

	For the year ended December 31,
US$ MILLIONS	2019	2018	2017
Net income	$570	$581	$577
Add back or deduct the following:
Depreciation and amortization	308	319	263
Income tax expense	272	234	176
Mark-to-market on hedging items and other	39	40	16
Other expense	(160)	(134)	(91)

Consolidated Funds from Operations	1,029	1,040	941
FFO attributable to non-controlling interests(1)	(597)	(612)	(520)

FFO	432	428	421
Maintenance capital expenditures	(17)	(16)	(8)

AFFO	$415	$412	$413

(1)

By adjusting FFO attributable to non-controlling interests, the Business is able to remove the portion of FFO earned at non-wholly owned affiliates that is not attributable to the parent company. We believe our proportionate financial information, when read in conjunction with the reported results of the Business under IFRS, provides the most meaningful assessment of how our operations are performing. Please refer to the discussion of limitations of the proportional results as an analytical tool within this section.

All reconciling amounts from net income to FFO presented above are taken directly from the combined carve-out financial statements, and in the case of “FFO attributable to non-controlling interests”, the Business’ proportionate share of FFO relating thereto are derived using the accounting policies consistent with those applied in the Business’ combined carve-out financial statements; FFO for these items is calculated on the same basis as combined entities, as disclosed above, and is calculated by applying the same ownership percentages used in calculating the corresponding elimination of non-controlling interests in accordance with IFRS 10, Consolidated Financial Statements.

For the year ended December 31, 2019, the difference between net income and FFO is predominantly due to depreciation and amortization, income tax expense and other expense. Depreciation and amortization decreased from prior year due predominately due to the impact of foreign exchange. Income taxes and other expense increased from prior year due to higher earnings from our Brazilian regulated gas transmission business.

The difference between net income and AFFO is due to the aforementioned items in addition to maintenance capital expenditures of $17 million for the year ended December 31, 2019 (2018: $16 million, 2017: $8 million).

The following table reconciles net income, the most directly comparable IFRS measure, to Adjusted EBITDA, a non-IFRS measure. Adjusted EBITDA is presented based on our proportionate share of results in operations accounted for using the consolidation methods.

	For the year ended December 31,
US$ MILLIONS	2019	2018	2017
Net income	$570	$581	$577
Add back or deduct the following:
Depreciation and amortization	308	319	263
Interest expense	156	127	71
Income tax expense	272	234	176
Mark-to-market on hedging items and other	39	40	16

Consolidated Adjusted EBITDA	1,345	1,301	1,103
Adjusted EBITDA attributable to non-controlling interests(1)	(790)	(773)	(623)

Adjusted EBITDA	$555	$528	$480

(1)

By adjusting Adjusted EBITDA attributable to non-controlling interests, the Business is able to remove the portion of Adjusted EBITDA earned at non-wholly owned subsidiaries that is not attributable to the parent company. We believe our proportionate financial information, when read in conjunction with the reported results of the Business under IFRS, provides the most meaningful assessment of how our operations are performing. Please refer to the discussion of the limitations of proportional results as an analytical tool within this section.

All reconciling amounts presented above are taken directly from the combined carve-out financial statements, and in the case of “Adjusted EBITDA attributable to non-controlling interests”, the Business’ proportionate share of Adjusted EBITDA relating thereto are derived using the accounting policies consistent with those applied in the Business’ combined carve-out financial statements. Adjusted EBITDA for these items is calculated on the same basis as combined entities, as disclosed above, and is calculated by applying the same ownership percentages used in calculating the corresponding elimination of non-controlling interests in accordance with IFRS 10, Consolidated Financial Statements.

For the year ended December 31, 2019, the difference between net income and Adjusted EBITDA is predominantly due to depreciation and amortization, interest expense, and income tax expense. Depreciation and amortization decreased from prior year predominately due to the impact of foreign exchange. Interest expense increased from the prior year due to a full year contribution from the issuance of $1.5 billion senior notes at our Brazilian regulated gas transmission business in May 2018. Income taxes increased from the prior year primarily due to higher earnings from our Brazilian regulated gas transmission business.

LIQUIDITY AND CAPITAL RESOURCES

The nature of our asset base and the quality of our associated cash flows enable us to maintain a stable and low cost capital structure. We attempt to maintain sufficient financial liquidity at all times so that we are able to participate in attractive opportunities as they arise, better withstand sudden adverse changes in economic circumstances and maintain our distributions to shareholders. Our principal sources of liquidity are cash flows from our operations, capital recycling, access to public and private capital markets, access to the partnership’s undrawn credit facility and group wide liquidity. We structure the ownership of our assets to enhance our ability to monetize them to provide additional liquidity. In certain instances, subsidiaries may be subject to limitations on their ability to declare and pay dividends to the company. However, no significant limitations existed at December 31, 2019 and 2018.

Our company assesses liquidity on a group-wide basis, consistent with the partnership, because shareholders have exposure to a broader base of infrastructure investments by virtue of the exchange feature of our company’s exchangeable shares, whereby the partnership has the option to satisfy the exchange request by delivering units of the partnership or its cash equivalent. Our group-wide liquidity consisted of the following:

US$ MILLIONS	As of
	December 31, 2019	December 31, 2018
Cash	$204	$99
Credit facilities	437	306
Drawn amounts	(373)	(78)

	268	327
Partnership group liquidity	2,699	3,050

Total	$2,967	$3,377

As of the date of this prospectus, the Business’ liquidity is sufficient to meet its present requirements.

We finance our assets principally at the operating company level with debt that generally has long-term maturities, few restrictive covenants and no recourse to either our company or our other operations.

On a consolidated basis as of December 31, 2019, scheduled principal repayments over the next five years are as follows:

December 31, 2019 US$ MILLIONS	Average Term (years)	2020	2021	2022	2023	2024	Beyond	Total
Non-recourse borrowing	8	$—	$—	$—	$1,623	$373	$1,539	$3,535

On a proportionate basis as of December 31, 2019, scheduled principal repayments over the next five years are as follows:

US$ MILLIONS	Average Term (years)	2020	2021	2022	2023	2024	Beyond	Total
Utilities	9	$—	$—	$—	$597	$299	$1,230	$2,126

Total proportionate non-recourse borrowings(1)	9	$—	$—	$—	$597	$299	$1,230	$2,126

Proportionate cash retained in businesses
Utilities								$60

Total proportionate cash retained								$60

Proportionate net debt
Utilities								$2,066

Proportionate net debt								$2,066

Proportionate net debt		—%	—%	—%	28%	14%	58%	100%

(1)	Represents non-recourse debt to the company as the holders have recourse only to the underlying operations.

Proportionate debt is presented to assist investors in understanding the capital structure of our underlying investments that are consolidated in our financial statements, but are not wholly-owned. When used in conjunction with Adjusted EBITDA, proportionate debt is expected to provide useful information as to how the company has financed its businesses at the asset-level. The only difference between consolidated debt presented under IFRS and proportionate debt is the adjustment to remove the share of debt of consolidated investments not attributable to our Business. Management utilizes proportionate debt in understanding the capital structure of our underlying investments that are consolidated in our financial statements, but are not wholly-owned. Proportionate debt provides useful information as to how the Business has financed its businesses at the asset-level and provides a view into our return on the capital that we invest at a given degree of leverage.

Proportionate debt can be reconciled to consolidated debt as follows:

	As of December 31,
US$ MILLIONS	2019	2018
Consolidated debt	$3,526	$3,246
Borrowings attributable to non-controlling interest	(1,400)	(1,412)

Proportionate debt	$2,126	$1,834

Brookfield Infrastructure will provide our company with an equity commitment in the amount of $1 billion. The rationale for the equity commitment is to provide our company with access to equity capital on an as-needed basis and to maximize our flexibility.

Our company will also enter into two credit facilities with Brookfield Infrastructure, one as borrower and one as lender, each providing for a ten-year revolving credit facility in the amount of $1 billion, for purposes of providing our company and Brookfield Infrastructure with access to debt financing on an as-needed basis and to maximize our flexibility and facilitate the movement of cash within our group. Our company may also establish credit facilities with one or more arm’s length banks. We intend to use the liquidity provided by the equity commitment and credit facilities for working capital purposes, and we may use the proceeds from the equity commitment to fund growth capital investments and acquisitions. The determination of which of these sources of funding our company will access in any particular situation will be a matter of optimizing needs and opportunities at that time.

FINANCIAL INSTRUMENTS

Foreign Currency Hedging Strategy

To the extent that we believe it is economic to do so, our strategy is to hedge a portion of our equity investments and/or cash flows exposed to foreign currencies by the company. The following key principles form the basis of our foreign currency hedging strategy:

•	We leverage any natural hedges that may exist within our operations

•	We utilize local currency debt financing to the extent possible

•	We may utilize derivative contracts to the extent that natural hedges are insufficient

The following table presents our exposure to foreign currencies as of December 31, 2019.

	Equity Exposure
US$ MILLIONS	GBP	BRL
Equity Investment — US$	$1,312	$342
FX contracts — US$	—	—

Net unhedged — US$	$1,312	$342

% of equity investment hedged	—%	—%

As of December 31, 2019, the Business has $nil (December 31, 2018: $nil) foreign exchange contracts in place to hedge against foreign currency risk. However, most of the foreign exchange exposure of our group is hedged directly by the partnership.

For additional information, see Note 4, “Fair Value of Financial Instruments”, Note 19, “Derivative Financial Instruments” and Note 20, “Financial Risk Management” in our Combined Carve-Out Financial Statements of Utilities Operations of Brookfield Infrastructure Partners L.P.

OTHER MARKET RISKS

Inflation Risk

Certain of our operating entities are subject to inflation risk. However, we believe this is offset by the nature of our revenues which are in large part indexed to inflation. Our U.K. regulated distribution operations charge retailers’ rates based on the tariff of the distribution utility with which we are interconnected. These tariffs are set on the basis of regulated asset base and escalates with inflation. Our Brazilian regulated gas transmission business charges tariffs calculated on an inflation adjusted regulatory weighted average cost of capital.

Commodity Risk

Revenues from our Brazilian regulated gas transmission business are adjusted by a multi-factor inflation index that is designed to approximate changes in prices of the underlying components of the replacement cost of our transmission system. Due to the construction of the system, metals, such as aluminum, are a material percentage of replacement cost. Thus, changes in the price of these metals could impact future revenues.

CAPITAL REINVESTMENT

From a treasury management perspective, the Business manages its cash reserves with a view to minimizing foreign exchange and administrative costs, as well as enhancing our ability to secure asset level debt financing. While capital is primarily raised at the corporate level to fund the equity component of organic growth capital expenditures, actual funding of projects may be executed by injecting cash into subsidiaries or utilizing operating cash flow generated and retained by the Business. Importantly, the physical movement of cash has no relevance on our Business’ ability to fund capital expenditures or make distributions.

DIVIDEND POLICY

Due to the exchange mechanism associated with all issued and outstanding exchangeable shares, it is expected the company’s results will be impacted by distributions declared and paid by the partnership.

CAPITAL EXPENDITURES

Due to the capital-intensive nature of the asset base of the Business, ongoing capital investment is required for additions and enhancements, life-cycle maintenance and repair of plant and equipment related to our operations. The Business reviews all capital expenditures and classifies them in one of the two following categories:

i)

Growth capital expenditures: capital outlays underpinned by incremental revenues that will enhance the company’s returns. These projects are eligible for inclusion in the rate base of our utilities businesses;

ii)	Maintenance capital expenditures: required capital outlays to maintain the current operating state and reliability of the system while ensuring regulatory and safety requirements are upheld

We manage separate review and approval processes for each of the two categories of capital expenditures. Growth capital expenditures are underwritten in isolation and must meet the Business’ target after-tax equity return threshold of 12-15%. Projects that meet these return targets are presented to the Capital Expenditure Committee which comprises senior personnel of the partnership. The committee reviews proposed project plans considering the target returns and funding plans, in addition to analyzing the various execution risks associated with these projects. Once a project receives approval from the Capital Expenditure Committee, it is generally added to the backlog.

Maintenance capital expenditures follow a different, though equally robust process, as failure to make necessary investment to maintain our operations could impair the ability of our businesses to serve our customer base or continue existing operations. Firstly, the operations teams involved with a particular business performs a detailed review of all planned and proposed maintenance capital expenditures during the annual budgeting process. These plans are reviewed in the context of the Business’ maintenance capital approach that is agreed upon with the company at the time of acquisition and take into account drivers of performance that include public and worker health and safety, environmental and regulatory compliance, system reliability and integrity. Maintenance capital projects that receive approval at the asset level are then presented to the company’s corporate asset management teams that are responsible for overseeing the Business’ operations, and have ample experience in managing utilities, transport, energy and data infrastructure assets. Through an iterative process with the companies’ senior operating executives, the plan is refined through a comprehensive review including prioritization of non-discretionary projects and comparisons to industry benchmarks. Once agreed, maintenance capital expenditure plans are approved and form part of the annual and five-year business plans that are presented to the Business’ senior executive team. Once approved, these maintenance plans are executed in the following year and performance relative to these plans is closely monitored by both the operations and asset management teams.

In addition to the various levels of internal reviews, the Business will engage a reputable, globally recognized engineering services firm annually to perform an independent review of its overall approach to maintenance capital expenditures and detailed capital program. Each year the engineering services firm will review a portion of the portfolio, covering all assets on a three-year rotating basis. For each asset under review in a given year, the engineering services firm will review the historical and forecasted spend against industry standards, regulatory requirements or other benchmarking data, and determine the reasonableness of the maintenance capex program based on the nature of the business and the age and condition of the assets. We have also engaged an accounting firm to review the findings of the report provided by the engineering services firm and to assess the control activities related to our process for compiling the annual sustaining maintenance capital expenditure ranges.

We have completed reviews at our U.K. and Brazilian operations in the last two years. The results from both engagements conducted by the firms confirm that our stated ranges of annual sustaining maintenance capital expenditures are reasonable and in-line with industry standard for assets of a similar nature.

REVIEW OF COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS

The following table summarizes the combined carve-out statements of cash flows for the years ended December 31, 2019, 2018, and 2017:

US$ MILLIONS	For the year ended December 31,
Summary Statements of Operating Results	2019	2018	2017
Cash from operating activities	$1,083	$1,065	$1,031
Cash used by investing activities	(441)	(435)	(4,513)
Cash (used by) from financing activities	(514)	(568)	3,553

2019 vs. 2018

Cash from operating activities

Cash from operating activities totaled $1,083 million during the year ended December 31, 2019, which increased by $18 million from the prior year due to increases in net income adjusted for non-cash items such as mark-to-market of our foreign currency derivatives. The primary drivers of higher operating cash flow were inflation-indexation, capital commissioned into rate base and organic revenue growth that exceeded the incremental costs.

Cash used by investing activities

Cash used by investing activities was $441 million during the year ended December 31, 2019, which remained relatively consistent with the prior year. Current and prior year investing activities mainly relate to investment in long-lived assets within our U.K regulated distribution business, including the connection of approximately 200,000 new utilities and the addition of approximately 230,000 smart meters.

Cash from financing activities

Cash used by financing activities was $514 million during the year ended December 31, 2019, as compared to $568 million generated in 2018. The decrease was primarily due to a reduction in capital provided to parent and non-controlling interests by $1,342 million, partially offset by an increase in net borrowings of $1,288 million.

2018 vs. 2017

Cash from operating activities

Cash from operating activities totaled $1,065 million during the year ended December 31, 2018, which increased by $34 million from 2017 due to increases in net income adjusted for non-cash items such as mark-to-market of our foreign currency derivatives. The primary drivers of higher operating cash flow were inflation-indexation and the commissioning of $300 million of capital into rate base that exceeded the incremental costs.

Cash used by investing activities

Cash used by investing activities was $435 million during the year ended December 31, 2018, a decrease of $4,078 million from 2017. The significant year-over-year decrease is due to the acquisition of our Brazilian regulated gas transmission business in 2017, which resulted in a total cash outflow of $4,146 million. This decrease is partially offset by additional investments in long-lived assets in 2018 of $68 million.

Cash from financing activities

Cash used by financing activities was $568 million during the year ended December 31, 2018, as compared to $3,553 million generated in 2017. The decrease was primarily due to capital raised for the acquisition of our Brazilian regulated gas transmission business in 2017. The acquisition was funded with $1,027 million from the parent and $2,789 million from non-controlling interests. Financing activities in 2018 included an asset-level bond issuance completed at our Brazilian regulated gas transmission business, the proceeds from which were distributed to the parent and non-controlling interests.

SHARE CAPITAL

The company’s equity interests will include exchangeable shares held by the public shareholders and the class B shares and class C shares held by the partnership. Dividends on each exchangeable share are expected to be declared and paid at the same time and in the same amount per share as distributions on each unit. Ownership of class C shares will entitle holders to receive dividends as and when declared by our board.

Exchangeable shares will be exchangeable at the option of the holder at any time at a price equal to the market price of a unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership). See “Description of Our Share Capital - Exchange by Holder - Adjustments to Reflect Certain Capital Events.” Our company will have the option to satisfy the exchange either by delivering a unit or the cash equivalent. Class B shares and class C shares will be redeemable for cash in an amount equal to the market price of a unit. Due to the exchange feature of the exchangeable shares and the cash redemption feature of the class B shares, the exchangeable shares and the class B shares are classified as financial liabilities in the Unaudited Condensed Combined Pro Forma Financial Statements. Class C shares, as the most subordinated class of all common shares, will be classified as equity instruments.

TREND INFORMATION

We seek to increase the cash flows from our operations through acquisitions and organic growth opportunities as described below. In particular, we focus on consortiums and partnerships where Brookfield has sufficient influence or control to deploy our operations oriented approach and Brookfield has a strong track record of leading such transactions, which provides the opportunity to expand cash flows through acquisitions. Our beliefs as to the opportunities for the company to increase cash flows through acquisitions and organic growth are based on assumptions about our business and markets that management believes are reasonable in the circumstances. There can be no assurance as to growth in our cash flows, or capital deployed for acquisitions or organic growth. See “Forward-Looking Statements”.

We believe our global scale and best-in-class operating groups provide us with a unique competitive advantage as we are able to efficiently allocate capital around the world toward those sectors and geographies where we see the greatest returns. We actively recycle assets on our balance sheet as they mature and reinvest the proceeds into higher yielding investment strategies, further enhancing returns.

Capital recycling has been a critical component of our full-cycle investment strategy and is important to our business for the following reasons:

•

Key value creation lever - most infrastructure assets reach a maturity point, where the pace of capital appreciation or same-store growth levels out. Capital appreciation is maximized in periods where there are operational improvements, increased capacity utilization and capital expansion. Absent these factors, we would generally consider these assets to have mature income streams. At this point we will look to sell them at attractive returns and redeploy the proceeds into new income streams that will earn our 12-15% target returns.

•

Alternative source of capital - we sometimes issue equity to fund growth, however capital markets are not always available and thus capital recycling becomes an important alternative source of funding. We believe that capital recycling allows us to be more strategic and focus on selling bond-like businesses at a very low discount rate, while potentially increasing returns to shareholders by avoiding dilution on our high-growth businesses.

•

Institutes capital discipline - to us, it is imperative that businesses are sold to maximize proceeds, not when cash is needed as selling under duress almost never optimizes value. While our approach may result in periods where we have substantial liquidity that results in a short-term drag on results, as long-term investors, we believe it is the best way to create value over the long run.

We are operating in a global economy that is experiencing strong growth and there is an exceptional need for capital to fund investment projects. We are utilizing our competitive strength of size, global footprint, operating capabilities and access to capital to execute on accretive projects. We believe there are opportunities to buy for value in both developed and emerging economies.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

As described elsewhere in this prospectus, prior to the completion of the special distribution, Canada SubCo, a wholly-owned subsidiary of our company, will fully and unconditionally guarantee (i) any unsecured debt securities issued by Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Limited and Brookfield Infrastructure Finance Pty Ltd., which we refer to collectively as the Brookfield Infrastructure Debt Issuers, in each case as to payment of principal, premium (if any) and interest when and as the same will become due and payable under or in respect of the trust indenture dated October 10, 2012 among the Debt Issuers and Computershare Trust Company of Canada under which such securities are issued, (ii) the senior preferred shares of BIP Investment Corporation, or BIPIC, as to the payment of dividends when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BIPIC, (iii) from time to time, certain of the partnership’s preferred units, as to payment of distributions when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of the partnership, and (iv) the obligations of Brookfield Infrastructure under its bilateral credit facilities.

In the normal course of operations, we execute agreements that provide for indemnification and guarantees to third parties in transactions such as business dispositions and acquisitions, construction projects, capital projects, and sales and purchases of assets and services. We have also agreed to indemnify our directors and certain of our officers and employees. The nature of substantially all of the indemnification undertakings prevents us from making a reasonable estimate of the maximum potential amount that we could be required to pay third parties, as many of the agreements do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, we have made no significant payments under such indemnification agreements.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

The tables below outline the contractual obligations of the Business as at December 31, 2019:

December 31, 2019 US$ MILLIONS	Less than 1 year	1-2 years	2-3 years	3-5 years	5+ years	Total contractual cash flows
Accounts payable and other liabilities	$245	$1	$1	$—	$—	$247
Non-recourse borrowing	—	—	—	1,996	1,539	3,535
Financial liabilities	6	28	7	966	1	1,008
Interest Expense:
Non-recourse borrowing	82	69	69	115	391	726

In addition, pursuant to the Master Services Agreement, on a quarterly basis, the partnership pays a base management fee, referred to as the Base Management Fee, to the Service Provider equal to 0.3125% (1.25% annually) of the market value of the partnership. For purposes of calculating the Base Management Fee, the market value of the partnership is equal to the aggregate value of all the outstanding units, plus all outstanding third party debt with recourse to a recipients of services under the Master Services Agreement, less all cash held by such entities. The Base Management Fee allocated to our Business is estimated to be approximately $32 million per year based on the December 31, 2019 market value of the Business ($20 million per year based on the December 31, 2018 market value of the Business).

An integral part of our group’s strategy is to participate with institutional investors in Brookfield-sponsored infrastructure funds that target acquisitions that suit our group’s profile. In the normal course of business, our group will make commitments to Brookfield-sponsored infrastructure funds to participate in these target acquisitions in the future, if and when identified.

GOVERNANCE

The Board of Directors

The following table presents certain information concerning the board of directors of our company:

Name and Municipality of Residence(1)	Age	Position	Independent	Principal Occupation
Anne Schaumburg(2)(3)(5) Green Village, New Jersey	70	Chair	Yes	Chair of the general partner of the partnership; director of NRG Energy, Inc.
Derek Pannell(2)(4)(5) Saint John, Canada	74	Director	Yes	Director of the general partner of the partnership; Chairman of Nutrien Ltd.
Jeffrey Blidner(2) Toronto, Canada	71	Director	No

Vice Chairman of Brookfield Asset Management Inc.; Chief Executive Officer of Brookfield’s Private Funds Group; Chairman of the general partner of the Brookfield Renewable Partners L.P.; Chairman of the general partner of Brookfield Business Partners L.P.; director of the general partner of the partnership, Brookfield Property Partners L.P. and Canary Wharf; proposed director of Brookfield Renewable Corporation.

William Cox(2)(4) Pembroke, Bermuda	57	Director	Yes	Director of the general partner of the partnership; President and Chairman of Waterloo Properties
John Fees(2)(4)(6) Lynchburg, Virginia	62	Director	Yes	Director of the general partner of the partnership; Non-Executive Chairman of BWX Technologies, Inc.
Daniel Muñiz Quintanilla(2)(5) Mexico City, Mexico	46	Director	Yes	Director of the general partner of the partnership;
Rajeev Vasudeva(2) London, United Kingdom	60	Director	Yes	Director of the general partner of the partnership; Chairman of Centum Learning Ltd. and Senior Advisor at Egon Zehnder
Roslyn Kelly(2) London, United Kingdom	47	Director	Yes	Senior Managing Director of Mediobanca

(1)	The business address for each of the directors is 250 Vesey Street, 15th Floor, New York NY 10281.
(2)

Has agreed to serve on our board and will be appointed to our board after the date of the final prospectus but prior to completion of the special distribution. As such, will not be liable as a director for any misrepresentations in this prospectus for the purposes of Canadian securities laws (for which only the current directors have liability).

(3)	Expected to serve as chair of our board after completion of the special distribution.
(4)

Expected to serve as a member of the nominating and governance committee after completion of the special distribution. John Fees is expected to serve as the chair of the nominating and governance committee.

(5)

Expected to serve as a member of the audit committee after completion of the special distribution. Anne Schaumburg is expected to serve as the chair of the audit committee. Daniel Muñiz Quintanilla is expected to serve as our audit committee financial expert. Our audit committee will consist solely of independent directors, each of whom are persons determined by our company to be financially literate within the meaning of National Instrument 52-110 – Audit Committees. Each of the audit committee members has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our company’s financial statements.

(6)

Expected to serve as the non-overlapping board member of our company to assist us with, among other things, resolving any conflicts of interest that may arise from our relationship with Brookfield Infrastructure. John Fees will initially serve as the non-overlapping member of our board of directors. Mr. Fees has served on the board of directors of the general partner of the partnership since April 22, 2013 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, our company considers a related party transaction in which the partnership is an interested party within the meaning of MI 61-101, Mr. Fees will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction.

Current Directors

Set forth below is biographical information for our company’s current directors. Messrs. Kline, Krant and Ryan are expected to resign from our board immediately prior to completion of the special distribution.

Aaron Kline. Aaron is a Managing Director of Brookfield and an officer of the Service Providers. Aaron has oversight responsibility for Brookfield Infrastructure’s corporate operations including leading the global tax function. Aaron joined Brookfield in 2009 and has held his current role since 2016. Prior to joining Brookfield, Aaron was with a global public accounting firm. Aaron holds a Bachelor of Business Administration from York University and is a Chartered Professional Accountant.

David Krant. David is a Senior Vice President in Brookfield’s Infrastructure Group, responsible for leading the global finance function. David joined Brookfield in 2012 in the corporate group and has held his current role since 2015. Prior to joining Brookfield, David was a manager with a global public accounting firm. David holds a Chartered Professional Accountant designation, a Chartered Accountant designation and a Bachelor of Commerce (Hons) degree in finance and accounting, from the School of Business and Economics at Wilfrid Laurier University.

Michael Ryan. Michael is a Managing Director and General Counsel of Brookfield Infrastructure and Corporate Secretary of the company. Michael joined Brookfield in 2010, following Brookfield’s acquisition of an Australian listed company where he served as General Counsel and Company Secretary since 2004. Prior to this role, he was an Associate at a large law firm. Michael holds degrees in International Business and Law from Griffith University. He also holds a Graduate Diploma in Applied Finance from the Securities Institute of Australia.

Directors upon Completion of the Special Distribution

Prior to completion of the special distribution, our company’s board will be expanded to eight (8) members, a majority of whom will be independent under applicable law and the regulations of the securities exchanges on which our exchangeable shares will be listed. We expect that our board will mirror the board of the general partner of the partnership, except that our company will have a non-overlapping board member to assist us with, among other things, resolving any conflicts of interest that may arise from our relationship with Brookfield Infrastructure. Members of our board are expected to include Derek Pannell, Jeffrey Blidner, William Cox, John Fees, Daniel Muñiz Quintanilla, Roslyn Kelly, Anne Schaumburg and Rajeev Vasudeva, with Ms. Schaumburg serving as chair of our board and chair of the audit committee of our board and Mr. Fees as chair of the nominating and governance committee of our board and as the non-overlapping board member. Mr. Fees has served on the board of directors of the general partner of the partnership since April 22, 2013 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, our company considers a related party transaction in which the partnership is an interested party within the meaning of MI 61-101, Mr. Fees will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction.

As indicated above, it is currently anticipated that Messrs. Kline, Krant and Ryan will resign from our board immediately prior to completion of the special distribution.

Set forth below is biographical information for these proposed directors following completion of the special distribution.

Derek Pannell. Derek has served as a director of the general partner of the partnership since June 15, 2007. Until April 2010, he was a Managing Partner of Brookfield and prior to that he was the Chief Executive Officer of Noranda Inc. and Falconbridge Limited from June 2002 to October 2006. He also served as the President and Chief Operating Officer for Noranda Inc. between September 2001 and June 2002. Derek is a metallurgical engineer with over 42 years of experience in the mining and metals industry. He is former Chair of the Mining Association of Canada and board member of the International Council on Mining and Metals. Derek was a board member of Teck Resources Inc. until April 1, 2010 and African Barrick Gold until April 2013 and currently serves as the Chairman of Nutrien Ltd., which was formed in January 2018 following the merger of Potash Corp and Agrium Inc, of which he was a Director from 2007. Derek is a professional engineer registered in Quebec and Peru and is an Associate of the Royal School of Mines and a Fellow of the Canadian Academy of Engineers. Derek holds a Bachelor of Science degree from Imperial College in London, England.

Jeffrey Blidner. Jeffrey is a Vice Chairman of Brookfield Asset Management Inc. and is responsible for Brookfield’s private client business. Jeffrey is Chief Executive Officer of Brookfield’s Private Funds Group, Chairman of the general partner of Brookfield Renewable Partners L.P. and Chairman of the general partner of Brookfield Business Partners L.P. He also serves as a Director of Brookfield, the general partner of the partnership, the general partner of Brookfield Property Partners L.P. and Canary Wharf. Prior to joining Brookfield in 2000, Jeffrey was a senior partner at a Canadian law firm. Jeffrey’s practice focused on merchant banking transactions, public offerings, mergers and acquisitions, management buy-outs and private equity transactions. Jeffrey received his LLB from Osgoode Hall Law School and was called to the Bar in Ontario as a Gold Medalist. Mr. Blidner is not considered an independent director because of his role at Brookfield.

Anne Schaumburg. Anne has served as a director of the general partner of the partnership since November 3, 2008. She has been a member of the board of directors of NRG Energy, Inc., a power generation company listed on NYSE, since 2005. From 1984 until her retirement in 2002, Anne was a Managing Director and senior banker in the Global Energy Group of Credit Suisse First Boston. Anne has worked in the investment banking industry for 28 years specializing in the power sector. Anne ran Credit Suisse’s Power Group from 1994 to 1999, prior to its consolidation with Natural Resources and Project Finance, where she was responsible for assisting clients on advisory and finance assignments. Her transaction expertise, across the spectrum of utility and unregulated power, includes mergers and acquisitions, debt and equity capital market financings, project finance and leasing, utility disaggregation and privatizations. Anne is a graduate of the City University of New York.

William Cox. William has served as a director of the general partner of the partnership since November 3, 2016. He is the President and Chairman of Waterloo Properties in Bermuda, a fifth generation family-owned business which operates real estate and retail investment companies in Bermuda. He has developed large-scale, commercial projects in Bermuda and operates a successful group of retail operations. Will graduated from Saltus Grammar School, where he served as Chairman of the Board of Trustees and completed his education at Lynchburg College in Virginia.

John Fees. John has served as a director of the general partner of the partnership since April 22, 2013. He is the Non-Executive Chairman of BWX Technologies, Inc., having assumed this role after completing the spin-off of The Babcock & Wilcox Enterprises to its shareholders. John is a 39-year industry veteran of McDermott International and its derivative companies, having started his career in 1979 at The Babcock & Wilcox Company. While Chief Executive Officer of McDermott International, the Babcock & Wilcox parent, John led the company and board through the process of the spin-off and established McDermott International and The Babcock & Wilcox Company as two independent, public companies. John also led the Babcock & Wilcox board through the spin-off of its power generation business into a new company, carrying the Babcock & Wilcox name, with the remaining company being renamed BWX Technologies, Inc. John holds a Masters of Engineering Administration from George Washington University and a Bachelor of Science, Industrial Engineering, from the University of Pittsburgh.

Daniel Muñiz Quintanilla. Daniel has served as a director of the general partner of the partnership since August 1, 2019. He is a seasoned business executive who has held senior positions with multinational mining and infrastructure companies for over a decade. Most recently, he was Managing Director and Executive Vice President of Americas Mining Corporation, the holding company of the Mining Division of Grupo Mexico, S.A.B. de C.V. He served as a member of the Board of Directors and was the Executive Vice President of Southern Copper Corporation, a subsidiary of Americas Mining Corporation, where he led several successful mergers and acquisitions, joint ventures and other similar transactions. He has also held the roles of Executive President and Chief Executive Officer of Industrial Minera Mexico S.A. de C.V., the Underground Mining Division of Grupo Mexico, and Chief Financial Officer of Grupo Mexico.

Roslyn Kelly. Roslyn has served as a director of our General Partner since February 7, 2020. She is a senior managing director in Mediobanca’s Alternative Asset Management Group, based in London. As part of her role, Roslyn is a member of both the EXCOs of Cairn Capital, a London based diversified credit asset manager and RAM Active Investments, a Geneva based systematic equity fund. She has fulfilled various investment banking and portfolio management roles throughout her career within several large global financial institutions. Roslyn holds a BBS in Finance from Trinity College, Dublin and an MBA from Georgetown University, McDonaugh School of Business.

Rajeev Vasudeva. Rajeev has served as a director of the general partner of the partnership since August 1, 2019. He has advised global organizations on appointing, assessing and developing leaders over the last two decades. He most recently served as the Chief Executive Officer of Egon Zehnder for five years, where he led the establishment of its global advisory business and built its practices in India, the Middle East and Africa. He currently serves as Chairman of Centum Learning Ltd. and is a Senior Advisor to Egon Zehnder.

Board Structure, Practices and Committees

The structure, practices and committees of our company’s board, including matters relating to the size, independence and composition of our board, the election and removal of directors, requirements relating to board action and the powers delegated to board committees, are intended to mirror the practices of the partnership and are governed by our company’s articles and policies adopted by our board. Our company’s board is responsible for exercising the management, control, power and authority of our company except as required by applicable law or the articles. The following is a summary of certain provisions of articles and policies that affect our company’s governance.

Size, Independence and Composition of Our Board of Directors

Following completion of the special distribution, our company’s board will be set at eight (8) directors. Our board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of our company’s shareholders and subject to our articles. At least three (3) directors and at least a majority of the directors holding office must be independent of our company and Brookfield, as determined by the full board using the standards for independence established by the NYSE. We expect that our board will mirror the board of the general partner of the partnership, except that there will be one additional non-overlapping board member who will assist us with, among other things, resolving any conflicts of interest that may arise from our relationship with Brookfield Infrastructure. John Fees will initially serve as the non-overlapping member of our board of directors. Mr. Fees has served on the board of directors of the general partner of the partnership since April 22, 2013 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, our company considers a related party transaction in which the partnership is an interested party within the meaning of MI 61-101, Mr. Fees will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction.

If the death, resignation or removal of an independent director results in our board consisting of less than a majority of independent directors, the vacancy must be filled promptly. Pending the filling of such vacancy, our board may temporarily consist of less than a majority of independent directors and those directors who do not meet the standards for independence may continue to hold office.

Election and Removal of Directors

Our company’s board is elected by our shareholders and each of our current directors will serve until the close of the next annual meeting of shareholders of our company or his or her death, resignation or removal from office, whichever occurs first. Vacancies on our board may be filled and additional directors may be added by a resolution of our company’s shareholders or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by our company’s shareholders. A director will be automatically removed from our board if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes prohibited by law from acting as a director. Brookfield Infrastructure, through its ownership of class B shares, will have a 75% voting interest in our company and will be able to control the election and removal of directors serving on our board. See “Risk Factors — Risks Relating to Our Relationship with Brookfield and Brookfield Infrastructure — Brookfield exercises substantial influence over our group and we are highly dependent on the Service Providers”.

Term Limits and Board Renewal

Our nominating and governance committee reviews and assesses the qualifications of candidates to join our board with the goal, among other things, of reflecting a balance between the experience that comes with longevity of service on our board and the need for renewal and fresh perspectives.

Our board does not have a mandatory age for the retirement of directors and there are no term limits nor any other mechanisms in place that operate to compel board turnover. While we believe that mandatory retirement ages, director term limits and other board turnover mechanisms are overly prescriptive, periodically adding new voices to our board can help us adapt to a changing business environment.

As such, the nominating and governance committee reviews the composition of our board on a regular basis in relation to approved director criteria and skill requirements and recommends changes as appropriate.

Board Diversity Policy

We have a board diversity policy. The diversity policy is informed by our company’s and the partnership’s deep roots in many global jurisdictions and the belief that our board should reflect a diversity of backgrounds relevant to its strategic priorities. This includes such factors as diversity of business expertise and international experience, in addition to geographic and gender diversity.

All board of director appointments will be based solely on merit, having due regard for the benefits of diversity, so that each nominee possesses the necessary skills, knowledge and experience to serve effectively as a director. Therefore, in the director identification and selection process, gender diversity influences succession planning and is one criterion in adding new members to our board. We appreciate the benefits of leveraging a range of diverse talents and perspectives and is committed to pursuing the spirit and letter of the diversity policy. The nominating and governance committee is responsible for overseeing the implementation of the diversity policy and for monitoring progress towards achieving its objectives. Following completion of the special distribution, our board will have eight (8) directors. Of the eight (8) directors, seven (7) are independent and two (2) are female (each of whom is an independent director). Accordingly, 25% of such directors are women and women represent 29% of such independent directors. The diversity policy does not set any formal targets on diversity for directors at this time, because of the current need for geographic diversity of directors and the emphasis on subject matter expertise.

Action by our Board of Directors

Our board may take action in a duly convened meeting at which a quorum is present or by a written resolution signed by all directors then holding office. Our board will hold a minimum of four meetings per year. When action is to be taken at a meeting of our board, the affirmative vote of a majority of the votes cast is required for any action to be taken.

Transactions Requiring Approval by Independent Directors

Our company’s independent directors have approved a conflicts management policy which addresses the approval and other requirements for transactions in which there is greater potential for a conflict of interest to arise. These transactions include:

•	any material amendment to the Master Services Agreement;

•

any material service agreement or other arrangement pursuant to which Brookfield will be paid a fee, or other consideration other than any agreement or arrangement contemplated by the Master Services Agreement;

•	acquisitions by us from, and dispositions by us to, Brookfield;

•	approval of the protocol governing the allocation of employees between our company and the Service Providers;

•	any other material transaction involving us and Brookfield; and

•	termination of, or any determinations regarding indemnification under, the Master Services Agreement.

Our conflicts management policy requires certain transactions including those described above to be approved by a majority of our company’s independent directors. Pursuant to our conflicts management policy, independent directors may grant approvals for any such transactions in the form of general guidelines, policies or procedures in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby.

Transactions in which a Director has an Interest

A director who directly or indirectly has an interest in a contract, transaction or arrangement with our company or certain of our affiliates is required to disclose the nature of his or her interest to the full board. Such disclosure may take the form of a general notice given to our board to the effect that the director has an interest in a specified company or firm and is to be regarded as interested in any contract, transaction or arrangement which may after the date of the notice be made with that company or firm or its affiliates. A director may participate in any meeting called to discuss or any vote called to approve the transaction in which the director has an interest and any transaction approved by our board will not be void or voidable solely because the director was present at or participates in the meeting in which the approval was given provided that our board or a board committee authorizes the transaction in good faith after the director’s interest has been disclosed or the transaction is fair to our company at the time it is approved.

Transactions Requiring Shareholder Approval

Shareholders have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable corporate laws, securities laws and stock exchanges rules.

Service Contracts

There are no service contracts with directors that provide benefits upon termination of office or services.

Corporate Governance Disclosure

Our board encourages sound corporate governance practices designed to promote the well-being and ongoing development of our company, including advancing the best interests of our company.

Our board is of the view that its corporate governance policies and practices, outlined below, are comprehensive and consistent with the guidelines for corporate governance adopted by Canadian securities administrators. Our board is also of the view that these policies and practices are consistent with the requirements of the NYSE and the applicable provisions under the Sarbanes-Oxley Act.

Board of Directors

Mandate of the Board of Directors

Our board oversees the management of our affairs directly and through two existing standing committees. The responsibilities of our board and each committee are set out in written charters, which are reviewed and approved annually.

In fulfilling its mandate, our board is, among other things, responsible for the following:

•	assessing the principal risks of our company’s business and reviewing, approving and monitoring the systems in place to manage these risks;

•	reviewing and approving the reports issued to our shareholders, including annual and interim financial statements; and

•	promoting the effective operation of our board.

Our board mandate is attached as Appendix A to this prospectus.

Meetings of the Board of Directors

Our board meets at least four times each year, with additional meetings held to consider specific items of business or as deemed necessary. Meeting frequency and agenda items may change depending on the opportunities or risks faced by our company. Our board is responsible for its agenda. Prior to each board meeting, the chair of our board discusses agenda items for the meeting with Brookfield. At all quarterly meetings, the independent directors hold meetings without the presence of management and the directors that are not independent.

Other Directorships

The following directors of our company following the special distribution are also directors of other reporting issuers (or the equivalent in foreign jurisdictions) in addition to our company and the general partner of the partnership:

•	Derek Pannell: Nutrien Ltd.;

•	Jeffrey Blidner: Brookfield Asset Management Inc., and the general partner of each of Brookfield Property Partners L.P., Brookfield Business Partners L.P. and Brookfield Renewable Partners L.P.;

•	John Fees: BWX Technologies, Inc.;

•	Anne Schaumburg: NRG Energy, Inc.;

•	Roslyn Kelly: RAM Active Investments S.A.;

•	Rajeev Vasudeva: Centum Learning Ltd.; and

•	Daniel Muñiz Quintanilla: Hudbay Minerals Inc.

Director Orientation and Education

New directors of our company are provided with comprehensive information about our company and our affiliates. Arrangements are made for specific briefing sessions from appropriate senior personnel to help new directors better understand our strategies and operations. They also participate in the continuing education measures discussed below.

Our board receives annual operating plans for each of our strategic business units and more detailed presentations on particular strategies. Existing directors are invited to join the orientation sessions for new directors as a refresher. The directors are also invited to participate in guided tours of our various operational facilities. They have the opportunity to meet and participate in work sessions with management to obtain insight into the operations of our company and our affiliates. Directors are regularly briefed to help better understand industry-related issues such as accounting rule changes, transaction activity, capital markets initiatives, significant regulatory developments, as well as trends in corporate governance.

Committees of the Board of Directors

Our board believes that its committees assist in the effective functioning of our board and help ensure that the views of independent directors are effectively represented.

Our board has two committees:

•	the audit committee; and

•	the nominating and governance committee.

The responsibilities of these committees are set out in written charters, which are reviewed and approved annually by our board. Special committees may be formed from time to time as required to review particular matters or transactions. Our company will not have a compensation committee as compensation will be determined by Brookfield, as employer of the personnel who carry out the management and activities of our infrastructure business. While our board retains overall responsibility for corporate governance matters, the audit committee and the nominating and governance committee each have specific responsibilities for certain aspects of corporate governance, in addition to their other responsibilities as described below.

Audit Committee

Our company’s board is required to establish and maintain at all times an audit committee that operates pursuant to a written charter. The audit committee is required to consist solely of independent directors and each member must be financially literate and there will be at least one member designated as an audit committee financial expert. The audit committee is responsible for assisting and advising our company’s board with matters related to:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements; and

•	the qualifications, performance and independence of our independent accountants.

The audit committee is also responsible for engaging our independent accountants, reviewing the plans and results of each audit engagement with our independent accountants, approving professional services provided by our independent accountants, considering the range of audit and non-audit fees charged by our independent accountants and reviewing the adequacy of our internal accounting controls.

Our board has adopted a written policy on auditor independence, or the pre-approval policy. Under the pre-approval policy, except in very limited circumstances, all audit and permitted non-audit services are required to be pre-approved by the audit committee. The pre-approval policy prohibits the auditors from providing the following types of non-audit services:

•	bookkeeping or other services related to our company’s accounting records or financial statements;

•	appraisal or valuation services or fairness opinions;

•	actuarial services;

•	management functions or human resources;

•	legal services and expert services unrelated to the audit;

•	internal audit outsourcing;

•	financial information systems design and implementation; and

•	certain tax services.

The pre-approval policy permits the auditors to provide other types of non-audit services, but only if approved in advance by the audit committee, subject to limited exceptions. The pre-approval policy also addresses issues relating to the disclosure of fees paid to the auditors.

Our audit committee will consist solely of independent directors, each of whom are persons determined by our company to be financially literate within the meaning of National Instrument 52-110 — Audit Committees. Each of the audit committee members has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our company’s financial statements.

Our audit committee charter is attached as Appendix B to this prospectus.

Nominating and Governance Committee

The company’s board is required to establish and maintain at all times a nominating and governance committee that operates pursuant to a written charter. The nominating and governance committee is required to consist of a majority of independent directors.

The nominating and governance committee is responsible for approving the appointment by the sitting directors of a person to the office of director and for recommending a slate of nominees for election as directors by our company’s shareholders. The nominating and governance committee is also responsible for assisting and advising our company’s board with respect to matters relating to the general operation of our board, the governance of our company and the performance of its board and individual directors. The nominating and governance committee is also responsible for reviewing and making recommendations to our board concerning the remuneration of directors and committee members and supervising any changes in the fees to be paid pursuant to the Master Services Agreement.

Board of Directors, Committees and Director Evaluation

Our board believes that a regular and formal process of evaluation improves the performance of our board as a whole, its committees and individual directors. Each year, a survey is sent to directors regarding the effectiveness of our board and its committees, inviting comments and suggestions on areas for improvement. The results of this survey are reviewed by the nominating and governance committee, which makes recommendations to our board as required. Each director also receives a list of questions for completing a self-assessment. The chair of our board also holds private interviews with each director annually to discuss the operations of our board and its committees and to provide any feedback on the individual director’s contributions.

Board of Directors and Management Responsibilities

Our board has not developed written position descriptions for the chair of our board or the chair of any of the committees of our board. However, each chair takes responsibility for ensuring our board or committee, as applicable, addresses the matters within its written charter.

Our board has not developed a written position description for any members of our core senior management team. Similar to Brookfield Infrastructure, the services of our core senior management team will be provided by the Service Providers pursuant to the Master Services Agreement.

Code of Business Conduct and Ethics

Our board has adopted a Code of Business Conduct and Ethics, or the code, a copy of which will be filed following completion of the special distribution on our SEDAR profile at www.sedar.com and EDGAR profile at www.sec.gov. The code provides guidelines to ensure that all employees, including our directors, respect our commitment to conducting business relationships with respect, openness and integrity. Management provides regular instructions and updates to the code to our employees, as appropriate, and has provided training and e-learning tools to support the understanding of the code throughout the organization. Employees may report activities which they feel are not consistent with the spirit and intent of the code through a hotline or through a designated ethics reporting website (in each case on an anonymous basis), or alternatively, to designated members of management. Monitoring of calls and of the ethics reporting website is managed by an independent third party called Navex. The audit committee is to be notified of any significant reports of activities that are not consistent with the code by Brookfield’s internal auditor. If the audit committee considers it appropriate, it will notify the nominating and governance committee and/or our board of such reports.

Our board promotes the highest ethical business conduct. Our board has taken measures to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or our core senior management team has a material interest. Any director with a material interest in a transaction declares his or her interest and refrains from voting on such matter. Significant related party transactions, if any, are reviewed and approved by an independent committee made up of independent directors who may be advised by independent counsel and independent advisors.

Personal Trading Policy

Brookfield has adopted a personal trading policy, or the Brookfield Trading Policy, that applies to directors and employees of Brookfield and its controlled public affiliates, including the partnership and our company. The Brookfield Trading Policy sets forth basic guidelines for trading in the securities of Brookfield, the partnership and our company and prohibits trading on the basis of material non-public information. The Brookfield Trading Policy features “blackout” periods during which insiders and other persons who are subject to the policy are prohibited from trading in the securities of Brookfield, the partnership and our company. Regular trading blackout periods will generally commence at the close of business on the last business day of a quarter and end on the beginning of the first business day following the earnings call discussing the quarterly results. Our company intends to adopt a personal trading policy substantially similar to the Brookfield Trading Policy that will apply to the directors and officers of our company and our subsidiaries.

Indemnification and Limitations on Liability

Articles

Under our articles, our company is required to indemnify, to the fullest extent permitted by law, among other persons, its affiliates, directors, officers, shareholders and employees against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements, or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with our company’s operations and activities or in respect of or arising from their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

Insurance

Our company has the benefit of insurance coverage under which the directors of our company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors by reason of any acts or omissions covered under the policy in their respective capacities as directors of our company, including certain liabilities under securities laws.

Compensation

Except for the non-overlapping director, the directors of our company also serve as directors of the general partner of the partnership. Such overlapping directors will receive an annual retainer of $15,000 for their service on our company’s board and committees, and reimbursement of expenses incurred in attending meetings.

In addition, those directors receive an annual retainer of $125,000 for serving on the board of the general partner of the partnership. The members of the audit committee, including the chair of the audit committee, receive an additional $10,000 per year for serving in such positions. The chair of the audit committee also receives $20,000 for serving as the chair of the audit committee of the general partner of the partnership (no additional amount is paid for serving as our audit committee chair). Directors who are not independent due to their employment with Brookfield receive no fees for their services on the board of our company or the general partner of the partnership.

The non-overlapping director who will not serve as a director of the general partner of the partnership will receive an annual retainer of $140,000 for his or her service on our company’s board and committees, and reimbursement of expenses incurred in attending meetings.

In coordination with the partnership, the nominating and governance committee periodically reviews board compensation in relation to its peers and other similarly-sized companies and is responsible for approving changes in compensation for non-employee directors.

The company does not have any employees, other than employees of our operating subsidiaries. Brookfield Infrastructure has entered into a Master Services Agreement with the Service Providers pursuant to which the Service Providers provide or arranges for other service providers to provide day-to-day management and administrative services for Brookfield Infrastructure and the other Service Recipients. In connection with the completion of the special distribution, the Master Services Agreement will be amended to contemplate our company receiving management services comparable to the services currently provided to Brookfield Infrastructure by the Service Providers. For additional information, see “Management and the Master Services Agreement”.

Members of Brookfield’s senior management and other individuals from Brookfield’s global affiliates will be drawn upon to fulfill obligations under the Master Services Agreement. However, these individuals will not be compensated by our company. Instead, they will continue to be compensated by Brookfield.

Director Share Ownership Requirements

We believe that the directors of our company can better represent our shareholders if they have economic exposure to our company themselves. We expect that directors of our company hold sufficient exchangeable shares and/or units such that the acquisition costs of our exchangeable shares or units held by such directors is equal to at least two times their aggregate annual retainer for serving as a director of our company or the general partner of the partnership, as applicable, as determined by our board from time to time. Directors of our company are required to meet this requirement within five years of their date of appointment.

Management Diversity

Our company is externally managed by the Service Providers, and accordingly, our company does not evaluate, determine or make any hiring or promotion decisions for the Service Providers. The Service Providers make hiring and promotion decisions based solely on merit, so that each officer and employee possess the necessary skills, knowledge and experience to do his or her job. The Service Providers are committed to workplace diversity, including but not limited to, providing opportunities and support to promote success for female employees and promoting diversity of gender, culture, geography, and skills. The Service Providers appreciate the benefits of leveraging a range of diverse talents and perspectives and they actively support the development and advancement of a diverse group of employees capable of achieving management roles, including executive officer positions. The Service Providers do not have targets for the representation of women in executive officer positions because such targets do not accurately reflect the full range of factors considered in hiring or promoting executive officers.

MANAGEMENT AND THE MASTER SERVICES AGREEMENT

Our Management

The Service Providers, wholly-owned subsidiaries of Brookfield, currently provide management services to Brookfield Infrastructure pursuant to the Master Services Agreement. Members of Brookfield’s senior management and other individuals from Brookfield’s global affiliates are drawn upon to fulfill the Service Providers’ obligations to provide Brookfield Infrastructure with management services under the Master Services Agreement.

Pursuant to the Master Services Agreement, in exchange for the management services provided to Brookfield Infrastructure by the Service Providers, Brookfield Infrastructure pays a quarterly base management fee to the Service Providers equal to 0.3125% (1.25% annually) of the market value of Brookfield Infrastructure. For purposes of calculating the base management fee, the market value of Brookfield Infrastructure is equal to the aggregate value of all outstanding units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including our exchangeable shares and the exchangeable limited partnership units issued by Exchange LP in connection with Brookfield Infrastructure’s acquisition of an effective 30% interest in Enercare) that are not held by Brookfield Infrastructure, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. Brookfield Infrastructure Special GP, a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on Holding LP units (other than Holding LP Class A Preferred Units), as well as economically equivalent securities of the other Service Recipients, including our company, exceed specified target levels as set forth in Holding LP’s limited partnership agreement.

Our company, like Brookfield Infrastructure, will be externally managed by the Service Providers. In connection with the completion of the special distribution, the Master Services Agreement will be amended to contemplate our company receiving management services comparable to the services currently provided to Brookfield Infrastructure by the Service Providers. There will be no increase to the base management fee and incentive distribution fees currently paid by Brookfield Infrastructure to the Service Providers, though following completion of the special distribution, our company will be responsible for reimbursing Brookfield Infrastructure for our proportionate share of the base management fee. Our company’s proportionate share of the base management fee will be calculated on the basis of the value of our company’s business relative to that of the partnership.

About Brookfield

Our company will not have any employees, other than employees of our operating subsidiaries. Instead, similar to Brookfield Infrastructure, members of Brookfield’s senior management and other individuals from Brookfield’s global affiliates will be drawn upon to fulfil the Service Providers’ obligations under the Master Services Agreement. Brookfield is a leading global alternative asset manager with over $540 billion of assets under management across real estate, infrastructure, renewable power, private equity and credit. Brookfield is co-listed on the NYSE and the TSX under the symbol “BAM” and “BAM.A”, respectively.

Brookfield’s strategy, which is part of our strategy as well, is to combine best-in-class operating platforms and best-in-class transaction execution capabilities to acquire businesses and actively manage them to achieve superior returns on a long-term basis. Brookfield’s operations-oriented approach comprises the following attributes:

•

Business Development Capability. Brookfield’s operating platforms have intimate knowledge of their respective markets. Additionally, Brookfield has a network of very senior relationships within its industry sectors. As a result, Brookfield believes it is well-positioned to proactively identify and originate transactions.

•

Operational Expertise. Brookfield’s operating platforms are responsible for enhancing performance of their respective businesses. In particular, Brookfield has considerable experience in executing operational turnaround and operational value add initiatives within its business, focused on increasing operating margins by improving efficiency. This can be achieved by the application of best-in-class operating expertise and scale to identify opportunities to reduce operating costs while maintaining quality. In addition, Brookfield looks for opportunities to deploy capital to increase output and/or reduce costs as well as to put in place appropriate maintenance programs to reduce costs and preserve asset values over their life cycle.

•

Industry Insight. Brookfield’s operating platforms enable it to develop fundamental views on the factors that impact key value drivers. Brookfield utilizes this knowledge to ensure it takes advantage of the most current operating and financing practices, as well as to make acquisition and divestiture decisions.

•

Contrarian Thinking. Brookfield recognizes that superior returns often requires contrarian thinking. By combining deep restructuring and expertise with operational turnaround capability, Brookfield endeavors to be a leader in each of its major operating areas, not through the size of its operating platforms but through the quality of its people and operations. Brookfield believes that its long-term commitment to building best-in-class operations will enable it to attract and retain high-quality personnel, which will, in turn, increase performance.

Once an operating platform within a sector is established, it will typically be scalable. This enables the pursuit of follow-on acquisitions that generally can be acquired and integrated into the operational platform with lower incremental cost, thereby enhancing returns.

Brookfield’s corporate group provides its operating platforms with access to transaction execution capability. Brookfield’s corporate group has in-depth mergers and acquisitions, corporate finance, accounting, tax and financial structuring expertise across a number of industries.

The following table presents certain information concerning the core senior management team, or collectively, the named executive officers, or the NEOs, who will be principally responsible for our operations and their positions with the Service Providers as of the date of this prospectus.

Name	Age	Years of Experience in relevant industry or role	Years at Brookfield	Current Position with the Service Providers
Sam Pollock	53	29	24	Chief Executive Officer
Bahir Manios	41	17	14	Chief Financial Officer
Ben Vaughan	47	21	18	Chief Operating Officer
Aaron Kline	40	17	11	Managing Director
Michael Ryan	48	21	10	Managing Director and General Counsel

Each member of this team has substantial deal origination and execution expertise, having put together numerous consortiums, partnerships and joint ventures for large complex transactions. Members of this team have also been integral in building and developing Brookfield’s utilities, transport, energy and data infrastructure operations. Set forth below is biographical information for Messrs. Pollock, Manios, Vaughan, Kline and Ryan:

Sam Pollock. Sam is a Managing Partner of Brookfield and Chief Executive Officer of the Service Providers. Sam has also been a director of TWC Enterprises since 2008. Since 2006, Sam has led Brookfield’s expansion into the infrastructure sector and is responsible for the formulation and execution of the operating and investment strategy for Brookfield’s infrastructure business. Sam joined Brookfield in 1994 and, prior to his current role, was broadly responsible for Brookfield’s investment initiatives acting as Brookfield’s Chief Investment Officer. Sam is a Chartered Professional Accountant and holds a business degree from Queen’s University.

Bahir Manios. Bahir is a Managing Partner of Brookfield and the Chief Financial Officer of the Service Providers, where he has overall responsibility for corporate finance, reporting, tax, treasury and investor relations activities. Bahir joined Brookfield in 2004 and began his career at one of the big-four accounting firms, where he worked in the assurance and business advisory practice. A graduate of the School of Business and Economics at Wilfrid Laurier University, he is a member of the Canadian Institute of Chartered Accountants.

Ben Vaughan. Ben is a Managing Partner of Brookfield and Chief Operating Officer of the Service Providers. Since joining Brookfield in 2001, Ben has helped achieve a track record of driving value in its portfolio companies through growth initiatives, increasing cash flows and mitigating risks. Prior to his current role, Ben held a series of executive positions within Brookfield’s Renewable Group, helping grow the business through organic development projects and building a scalable commercial and operating platform. In addition to his role in the renewable power business, Ben has lived in Brazil and played a key role in Brookfield’s investment activities across South America. Ben holds a Bachelor of Commerce degree from Queen’s University in Canada and is a Chartered Professional Accountant. He currently serves on several public and private portfolio company boards.

Aaron Kline. Aaron is a Managing Director of Brookfield and an officer of the Service Providers. Aaron has oversight responsibility for Brookfield Infrastructure’s corporate operations including leading the global tax function. Aaron joined Brookfield in 2009 and has held his current role since 2016. Prior to joining Brookfield, Aaron was with a global public accounting firm. Aaron holds a Bachelor of Business Administration from York University and is a Chartered Professional Accountant.

Michael Ryan. Michael is a Managing Director and General Counsel of Brookfield Infrastructure and Corporate Secretary of the company. Michael joined Brookfield in 2010, following Brookfield’s acquisition of an Australian listed company where he served as General Counsel and Company Secretary since 2004. Prior to this role, he was an Associate at a large law firm. Michael holds degrees in International Business and Law from Griffith University. He also holds a Graduate Diploma in Applied Finance from the Securities Institute of Australia.

The Master Services Agreement

Our company, like Brookfield Infrastructure, will be externally managed by the Service Providers. In connection with the completion of the special distribution, the Master Services Agreement will be amended to contemplate our company receiving management services comparable to the services currently provided to Brookfield Infrastructure by the Service Providers. There will be no increase to the base management fee and incentive distribution fees currently paid by Brookfield Infrastructure to the Service Providers, though following completion of the special distribution, our company will be responsible for reimbursing Brookfield Infrastructure for our proportionate share of the base management fee. See also “Relationship with Brookfield — Incentive Distributions”. Our company’s proportionate share of the base management fee will be calculated on the basis of the value of our company’s business relative to that of the partnership.

The following is a summary of certain provisions of the Master Services Agreement and is qualified in its entirety by reference to all of the provisions of the agreement. Because this description is only a summary of the Master Services Agreement, it does not necessarily contain all of the information that you may find useful. We therefore urge you to review the Master Services Agreement in its entirety. The Master Services Agreement is, and the amended Master Services Agreement will be, available electronically on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

Appointment of the Service Providers and Services Rendered

Under the Master Services Agreement, the Service Recipients have appointed the Service Providers, as the service providers, to provide the following services, or arrange for their provision by an appropriate service provider:

•

causing or supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

•	establishing and maintaining or supervising the establishment and maintenance of books and records;

•

identifying, evaluating and recommending to the Service Recipients acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

•

recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

•	recommending to the Service Recipients suitable candidates to serve on the boards of directors or their equivalents of the operating entities;

•	making recommendations with respect to the exercise of any voting rights to which the Service Recipients are entitled in respect of the operating entities;

•	making recommendations with respect to the payment of dividends or other distributions by the Service Recipients, including distributions by our company to our shareholders;

•

monitoring and/or oversight of the applicable Service Recipient’s accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts, and managing litigation in which a Service Recipient is sued or commencing litigation after consulting with, and subject to the approval of, the relevant board of directors or its equivalent;

•

attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of a Service Recipient, subject to approval by the relevant board of directors or its equivalent;

•	supervising the timely calculation and payment of taxes payable, and the filing of all tax returns due, by each Service Recipient;

•

causing the Service Recipients’ annual consolidated financial statements and quarterly interim financial statements to be: (i) prepared in accordance with generally accepted accounting principles or other applicable accounting principles for review and audit at least to such extent and with such frequency as may be required by law or regulation; and (ii) submitted to the relevant board of directors or its equivalent for its prior approval;

•

making recommendations in relation to and effecting the entry into insurance of each Service Recipient’s assets, together with other insurances against other risks, including directors and officers insurance as the relevant service provider and the relevant board of directors or its equivalent may from time to time agree;

•	arranging for individuals to carry out the functions of principal executive, accounting and financial officers for the partnership only for purposes of applicable securities laws;

•	providing individuals to act as senior officers of Service Recipients as agreed from time to time, subject to the approval of the relevant board of directors or its equivalent;

•	advising the Service Recipients regarding the maintenance of compliance with applicable laws and other obligations; and

•	providing all such other services as may from time to time be agreed with the Service Recipients that are reasonably related to the Service Recipient’s day-to-day operations.

The Service Providers’ activities are subject to the supervision of our board of directors and of the equivalent governing bodies of each of the other Service Recipients, as applicable. The relevant governing body remains responsible for all investment and divestment decisions made by the Service Recipient.

Any Service Provider may, from time to time, appoint an affiliate of Brookfield to act as a new Service Provider under the Master Services Agreement, effective upon the execution of a joinder agreement by the new Service Provider.

Management Fee

Pursuant to the Master Services Agreement, in exchange for the management services provided to Brookfield Infrastructure by the Service Providers, Holding LP pays a quarterly base management fee to the Service Providers equal to 0.3125% (1.25% annually) of the market value of Brookfield Infrastructure. For purposes of calculating the base management fee, the market value of Brookfield Infrastructure is equal to the aggregate value of all outstanding units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including our exchangeable shares and the exchangeable limited partnership units issued by Exchange LP in connection with Brookfield Infrastructure’s acquisition of an effective 30% interest in Enercare) that are not held by Brookfield Infrastructure, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. Brookfield Infrastructure Special GP, a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on Holding LP units (other than Holding LP Class A Preferred Units), as well as economically equivalent securities of the other Service Recipients, including our company, exceed specified target levels as set forth in Holding LP’s limited partnership agreement, which specified target levels will be amended in connection with the special distribution. The value of the special distribution will not be included in the relevant quarterly incentive distribution calculation.

The table below sets forth the management fees for the years ended December 31, 2019, 2018 and 2017, respectively, all of which were paid by Holding LP.

	For the year ended December 31,
$ MILLIONS	2019	2018	2017
Base management fee	$270	$214	$230

To the extent that under any other arrangement we are obligated to pay a base management fee (directly or indirectly through an equivalent arrangement) to the Service Providers (or any affiliate) on a portion of our capital that is comparable to the base management fee, the base management fee payable for each quarter in respect thereof will be reduced on a dollar-for-dollar basis by our proportionate share of the comparable base management fee (or equivalent amount) under such other arrangement for that quarter.

Reimbursement of Expenses and Certain Taxes

The Service Recipients, including our company, also reimburse the Service Providers for any out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services. However, the Service Recipients are not required to reimburse the Service Providers for the salaries and other remuneration of their management, personnel or support staff who carry out any services or functions for such Service Recipients or overhead for such persons.

The relevant Service Recipient is required to pay the Service Providers all other out-of-pocket fees, costs and expenses incurred in connection with the provision of the services including those of any third party and to reimburse the Service Providers for any such fees, costs and expenses. Such out-of-pocket fees, costs and expenses include, among other things, (i) fees, costs and expenses relating to any debt or equity financing; (ii) out-of-pocket fees, costs and expenses incurred in connection with the general administration of any Service Recipient; (iii) taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient; (iv) amounts owed under indemnification, contribution or similar arrangements; (v) fees, costs and expenses relating to our financial reporting, regulatory filings and investor relations and the fees, costs and expenses of agents, advisors and other persons who provide services to or on behalf of a Service Recipient; and (vi) any other fees, costs and expenses incurred by the Service Providers that are reasonably necessary for the performance by the Service Providers of their duties and functions under the Master Services Agreement.

In addition, the Service Recipients are required to pay all fees, costs and expenses incurred in connection with the investigation, acquisition, holding or disposal of any acquisition that is made or that is proposed to be made by one of more of the Service Recipients. Where the acquisition or proposed acquisition involves a joint acquisition that is made alongside one or more other persons, the Service Providers will be required to allocate such fees, costs and expenses in proportion to the notional amount of the acquisition made (or that would have been made in the case of an unconsummated acquisition) among all joint investors. Such additional fees, expenses and costs represent out-of-pocket costs associated with investment activities that are undertaken pursuant to the Master Services Agreement.

The Service Recipients are also required to pay or reimburse the Service Providers for all sales, use, value added, withholding or other taxes or customs duties or other governmental charges levied or imposed by reason of the Master Services Agreement or any agreement it contemplates, other than income taxes, corporation taxes, capital taxes or other similar taxes payable by the Service Providers, which are personal to the Service Providers.

Termination

The Master Services Agreement has no fixed term. However, the Service Recipients, including our company, may terminate the Master Services Agreement upon thirty (30) days’ prior written notice of termination from the partnership’s general partner (with the prior unanimous approval of the directors of the partnership’s general partner that are independent of Brookfield) to the Service Providers if any of the following occurs:

•

the Service Providers default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Recipients and the default continues unremedied for a period of thirty (30) days after written notice of the breach is given to the Service Providers;

•	the Service Providers engage in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

•	the Service Providers are grossly negligent in the performance of their duties under the agreement and such negligence results in material harm to the Service Recipients; or

•	certain events relating to the bankruptcy or insolvency of the Service Providers.

The Service Recipients have no right to terminate for any other reason, including if the Service Providers or Brookfield experiences a change of control. The Master Services Agreement may only be terminated with the prior unanimous approval of the directors of the partnership’s general partner that are independent of Brookfield.

The Master Services Agreement expressly provides that the agreement may not be terminated due solely to the poor performance or the underperformance of any of our operations.

The Service Providers may terminate the Master Services Agreement upon thirty (30) days’ prior written notice of termination to us if any Service Recipient defaults in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm and the default continues remedied for a period of thirty (30) days after written notice of the breach is given to the Service Recipient. The Service Providers may also terminate the Master Services Agreement upon the occurrence of certain events relating to the bankruptcy or insolvency of our company.

If the Master Services Agreement is terminated, the Licensing Agreement, the Relationship Agreement and any of Brookfield’s obligations under the Relationship Agreement would also terminate. See “Relationship with Brookfield — Licensing Agreement” and “Relationship with Brookfield — Relationship Agreement” for further details.

Indemnification and Limitations on Liability

Under the Master Services Agreement, the Service Providers have not assumed and will not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and will not be responsible for any action that the Service Recipients take in following or declining to follow the advice or recommendations of the Service Providers. The maximum amount of the aggregate liability of the Service Providers or any of their affiliates, or of any director, officer, employee, contractor, agent, advisor or other representative of the Service Providers or any of their affiliates, will be equal to the base management fee previously paid by the Service Recipients in the two most recent calendar years pursuant to the Master Services Agreement. The Service Recipients have also agreed to indemnify each of the Service Providers, Brookfield and their directors, officers, agents, members, partners, shareholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with our respective businesses, investments and activities or in respect of or arising from the Master Services Agreement or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the Master Services Agreement, to the fullest extent permitted by law, the indemnified persons will not be liable to the Service Recipients except for conduct that involved bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

Outside Activities

The Master Services Agreement does not prohibit the Service Providers or their affiliates from pursuing other business activities or providing services to third parties that compete directly or indirectly with us.

EXECUTIVE COMPENSATION

Compensation Philosophy of Brookfield

Our NEOs are employees of the Service Providers and comprise the core senior management team of the Service Providers dedicated to the partnership and our company. They perform functions for our company that would make them NEOs of our company. Brookfield, and not our group, determines the compensation of its employees and the executives and senior managers of its subsidiaries, which includes the Service Providers. Brookfield has adopted an approach to compensation that is intended to foster an entrepreneurial environment that encourages management to consider the risks associated with the decisions they make and take actions that will create long-term sustainable cash flow growth and will improve long-term shareholder value.

Compensation Elements Paid by Brookfield

The primary elements of total compensation paid by Brookfield to the NEOs include base salary, annual management incentive plan awards, or cash bonus, and participation in long-term incentive plans. Total annual compensation awarded to senior executives, including the NEOs, generally does not change significantly from year to year. This practice recognizes that rewarding short-term performance would not necessarily be consistent with Brookfield’s focus of long-term value creation. A significant amount of annual compensation for these executives is represented by awards pursuant to long-term incentive plans which vest over time, in order for the executives to increase their ownership interest in class A limited voting shares of Brookfield, or the Brookfield Class A Shares. Total compensation for executives who are at earlier stages in their careers also include awards pursuant to long-term incentive plans but tends to include a larger percentage of their total compensation in the form of base salary and cash bonus awards in recognition of their personal needs and to be competitive in terms of total compensation. Changes in total compensation from year to year may vary more for these executives as they take on increasing responsibility. As executives progress within Brookfield, they have the opportunity to reinvest their cash bonus into deferred share units under the Deferred Share Unit Plan, or DSUP, or Restricted Shares, or restricted shares, under the Restricted Stock Plan of Brookfield, or the restricted stock plan, thereby enabling them to increase their ownership interests. In addition, notwithstanding the fact that regular total compensation for individuals may not change significantly year over year, management may request that the compensation committee of Brookfield, or Brookfield’s compensation committee, grant special compensation awards to executives who have demonstrated a clear ability to take on additional responsibilities and have consistently performed at an exceptional level. These special awards are granted in the form of options to acquire Brookfield Class A Shares, restricted shares or escrowed shares (each as described below). Our group has no control over the form or amount of the compensation paid by Brookfield to the NEOs and participation in long-term incentive plans is not allocated to or payable by our group.

Base Salaries

Base salaries of the NEOs are determined and approved by Brookfield. Base salaries tend to remain fairly constant from one year to another unless the scope and responsibility of a position has changed. Base salaries deliver the only form of fixed compensation for the NEOs and are not intended to be the most significant component of their compensation.

Cash Bonus and Long-Term Incentive Plans

Given the NEOs’ focus on long-term decision making, the impact of which is difficult to assess in the short-term, Brookfield believes that a heavy emphasis on annual incentives and a formulaic calculation based on specific operational or individual targets may not appropriately reflect their long-term objectives. Accordingly, the cash bonus and compensation under long-term incentive plans are determined primarily through an evaluation of the progress made in executing the company’s strategy and the performance of the business as a whole. Significant contributions to the business strategy of Brookfield are also considered.

The level of cash bonus and long-term incentive compensation granted to each NEO is discretionary. While no specific weight is given to the achievement of any individual objective, consideration is given to their performance and the achievement of objectives that are set at the beginning of the year with Brookfield’s Chief Executive Officer. These pertain, in part, to the performance of the company’s funds from operations, capital improvement programs, operational expenditures, environment, health and safety programs, growth of its portfolio, financing activities, as well as sound management and governance practices.

Brookfield’s long-term incentive plans are intended to enable participants to create wealth through increases in the value of Brookfield Class A Shares. The purpose of these arrangements is to align the interests of Brookfield’s shareholders and management and to motivate executives to improve Brookfield’s and the company’s long-term financial success, measured in terms of enhanced shareholder value over the long-term. These compensation arrangements are intended to ensure that we are able to attract and retain executives: total compensation is competitive with our peers and enables us to attract new executives while the vesting of awards encourages executives to remain with Brookfield.

Brookfield has four long-term incentive plans in which NEOs of the company participate. They are described below in more detail:

1.

Management Share Option Plan, or MSOP. The MSOP governs the granting to executives of options to purchase Brookfield Class A Shares at a fixed price. The options typically vest as to 20% per year commencing on the first anniversary of the date of the award and are exercisable over a ten-year period. The MSOP is administered by the board of directors of Brookfield. Options are typically granted to the NEOs in late February or early March of each year as part of the annual compensation review. Brookfield’s compensation committee has a specific written mandate to review and approve executive compensation. Brookfield’s compensation committee makes recommendations to the board of directors of Brookfield with respect to the proposed allocation of options to the NEOs based, in part, upon the recommendations of the Chief Executive Officer of the Service Providers. The board of directors of Brookfield must then give its final approval. The number of options granted to NEOs is determined based on the scope of their roles and responsibilities and their success in achieving the company’s objectives. Consideration is also given to the number and value of previous grants of options. Since the annual option awards are generally made during a blackout period, the effective grant date for such options is set six (6) business days after the end of the blackout period. The exercise price for such options is the volume-weighted average trading price for Brookfield Class A Shares on the NYSE for the five (5) business days preceding the effective grant date.

2.

Deferred Share Unit Plan. The DSUP provides for the issuance of deferred share units of Brookfield, or DSUs, the value of which are equal to the value of a Brookfield Class A Share. DSUs vest over periods of up to five years, with the exception of DSUs awarded in lieu of a cash bonus which vest immediately. DSUs can only be redeemed for cash upon cessation of employment through retirement, resignation, termination or death. The DSUP is administered by Brookfield’s compensation committee. DSUs are issued based on the value of Brookfield Class A Shares at the time of the award, or the DSU allotment price. In the case of DSUs acquired through the reinvestment of cash bonus awards, the DSU allotment price is equal to the exercise price for options granted at the same time as described above. Holders of DSUs will be allotted additional DSUs as dividends are paid on Brookfield Class A Shares on the same basis as if the dividends were reinvested pursuant to Brookfield’s dividend reinvestment plan. These additional DSUs are subject to the same vesting provisions as the underlying DSUs. The redemption value of DSUs will be equivalent to the market value of an equivalent number of Brookfield Class A Shares on the cessation of employment with Brookfield.

3.

Restricted Stock Plans. Brookfield has a restricted stock plan and an escrowed stock plan. These plans were established to provide Brookfield and its executives with alternatives to Brookfield’s existing plans which would allow executives to increase their share ownership. Restricted shares have the advantage of allowing executives to become Brookfield shareholders, receive dividends, and to have full ownership of the shares after the restriction period ends. Vested and unvested restricted shares must be held until the vesting date (or in certain jurisdictions until the fifth anniversary of the award date). Holders of restricted shares receive dividends that are paid on the Brookfield Class A Shares in the form of cash, unless otherwise elected. The escrowed stock plan governs the award of non-voting common shares, or escrowed shares, of one or more private companies, or an escrow company, to executives or other individuals designated by Brookfield’s compensation committee. Each escrow company is capitalized with common shares and preferred shares issued to Brookfield for cash proceeds. Each escrow company uses its cash resources to directly and indirectly purchase Brookfield Class A Shares. Dividends paid to each escrow company on the Brookfield Class A Shares acquired by the escrow company will be used to pay dividends on the preferred shares which are held by Brookfield. The Brookfield Class A Shares acquired by an escrow company will not be voted. Escrowed shares typically vest 20% each year commencing on the date of the first anniversary of the award date and must generally be held until the fifth anniversary of the award date. Each holder may exchange escrowed shares for Brookfield Class A Shares issued from treasury of Brookfield no more than 10 years, from the award date. The value of Brookfield Class A Shares issued to a holder on an exchange is equal to the increase in value of the Brookfield Class A Shares held by the applicable escrow company.

4.

Restricted Share Unit Plan. The Restricted Share Unit Plan, or RSUP, provides for the issuance of restricted share units, or RSUs, the value of which are equal to the increase in market value of a Brookfield Class A Share over the market value as at the date of issuance, or the RSU allotment price. The RSUP is administered by Brookfield’s compensation committee. RSUs vest over five years. RSUs can only be redeemed for cash upon cessation of employment through retirement, resignation, termination or death. RSUs are not adjusted for regular dividends paid on Brookfield Class A Shares. The redemption value of RSUs is equal to the difference between the market value of an equivalent number of Brookfield Class A Shares on the date employment with Brookfield ceases and the original RSU allotment price for such RSUs. In limited circumstances, senior executives were awarded RSUs as additional compensation subject to limits approved by Brookfield’s board of directors. No RSUs have been awarded since February 2005.

In addition to these plans, executives who have responsibilities in Brookfield’s dedicated fund management groups may have compensation arrangements that also include a component more directly linked to the long-term performance of the fund being managed. However, the payments made under such plans are directly related to the value created for the fund’s investors which could include our group and, in turn, benefit Brookfield. The timing of these payments to executives who participate in these plans are therefore delayed until the funds’ performance is substantially realized and risk outcomes are determined.

Summary of Compensation

The following table sets out information concerning the compensation earned by, paid to or awarded to the NEOs during the year ended December 31, 2019, during which time the NEOs provided services to Brookfield Infrastructure and which is indicative of the compensation expected to be earned by the NEOs when our company becomes a public company. Our NEOs are employed by Brookfield and their services are provided to our company pursuant to the Master Services Agreement. Our company is not responsible for determining or paying their compensation.

The NEOs, other than Mr. Ryan, are paid in Canadian dollars. Mr. Ryan is paid in Australian dollars. All Canadian dollar compensation amounts have been converted into U.S. dollars at an exchange rate of C$1.00 = US$0.7538, which was the average exchange rate for 2019 as reported by Bloomberg, unless otherwise noted. All Australian dollar compensation amounts have been converted into U.S. dollars at an exchange rate of AUD$1.00 = US$0.6953, which was the average exchange rate for 2019 as reported by Bloomberg, unless otherwise noted.

	Summary Compensation Table
	Year		Non-equity Incentive Plan Compensation				Options-based Awards		All Other Compensation (e)	Total Annual Compensation
Name and Principal Position		Annual Base Salary	Annual Cash Bonus (a)	Deferred Share Units (DSUs) (b)	Restricted Shares	Long Term Incentive Plans	Escrowed Shares(c)	Options (d)
		($)	($)	($)	($)	($)		($)	($)	($)
Sam Pollock	2019	452,280	—	452,280	—	—	2,872,000	—	28,844	3,805,404
Bahir Manios	2019	376,900	376,900	—	—	—	760,000	286,994	22,219	1,823,013
Ben Vaughan	2019	452,280	452,280	—	—	—	287,200	667,849	28,844	1,888,453
Aaron Kline	2019	248,754	186,566	—	—	—	—	124,152	17,100	576,572
Michael Ryan	2019	344,174	258,130	—	—	—	—	27,924	16,705	646,933

(a)	Each NEO is awarded an annual incentive which he can elect to receive in cash, DSUs or restricted shares. One of the NEOs elected to receive some or all of the annual incentive in DSUs.
(b)

Reflects DSUs issued in lieu of a cash incentive, at the election of the individual. DSU awards in this column for 2019 will be awarded effective on February 24, 2020. The value in this column reflects the entire value of the incentive awarded converted to U.S. dollars at the exchange rate of C$1.00 = US$0.7699. The number of DSUs awarded will be based on the volume-weighted average price of the Brookfield Class A Shares on the NYSE for the five days preceding the award date of February 24, 2020.

(c)	The amounts for 2019 reflect annual grants of escrowed shares for three of the NEOs.

The value awarded to Sam Pollock and Ben Vaughan under the escrowed stock plan for annual grants dated December 13, 2019 is determined by Brookfield and considers the stock market price of the Brookfield Class A Shares at the time of the award and the potential increase in value based on a hold period of 7.5 years, a volatility of 16.6%, a risk free rate of 1.85% and a dividend yield of 1.63%. This value, for the annual grants, has been discounted by 25% to reflect the five-year vesting and mandatory hold period.

The value awarded to Bahir Manios under the escrowed stock plan for annual grants dated September 23, 2019 is determined by Brookfield and considers the stock market price of the Brookfield Class A Shares at the time of the award and the potential increase in value based on a hold period of 10 years, a volatility of 18.1%, a risk free rate of 1.67% and a dividend yield of 1.73%. This value, for the annual grants, has been discounted by 25% to reflect the five-year vesting and mandatory hold period.

(d)	The amounts for 2019 reflect annual grants of options to three of our NEOs and grants of carried interest in a Brookfield fund managed plan to two of our NEOs.

The value awarded to Bahir Manios and Aaron Kline under the MSOP for annual grants dated December 13, 2019 is determined by Brookfield and considers the stock market price of the Brookfield Class A Shares at the time of the award and the potential increase in value based on a hold of 7.5 years, a volatility of 16.6%, a risk free rate of 1.84% and a dividend yield of 1.62%. This value, for the annual grants, has been discounted by 25% to reflect the five-year vesting.

The value awarded to Michael Ryan and Aaron Kline under the MSOP for annual grants dated February 24, 2020 will be determined by Brookfield and considers the stock market price of the Brookfield Class A Shares at the time of the award and the potential increase in value based on a hold of 7.5 years, a volatility of 16.6%, a risk free rate of 1.84% and a dividend yield of 1.63%. This value, for the annual grants, has been discounted by 25% to reflect the five-year vesting.

The value of carried interests awarded to Ben Vaughan and Bahir Manios in July 2019 were calculated based on an equivalent number of options using the discounted Black Scholes methodology relative to the option grants on December 13, 2019.

(e)	These amounts include annual retirement savings contributions and participation in the executive benefits program.

Option Awards and Share-Based Awards at December 31, 2019

The following table shows the options, RSUs, restricted shares, escrowed shares and DSUs outstanding at December 31, 2019. No RSUs have been awarded since 2005.

	Option Awards Vested and Unvested		Restricted Share Units (RSU) Awards Vested and Unvested (a)		Share-Based Awards
					Restricted Shares			Escrowed Shares			Deferred Share Units (DSUs)
	Number of Securities Underlying Unexercised Options	Market Value of Unexercised in-the-money Options (b)	Number of Securities Underlying Outstanding RSUs	Market Value of Outstanding in-the-money RSUs (b)	Number of Unvested RSs	Market Value of Unvested RSs (c)	Market Value of Vested RS (c)	Number of Unvested ESs	Market Value of Unvested ESs (d)	Market Value of Vested ESs (d)	Number of Unvested DSUs	Market Value of Unvested DSUs (e)	Market Value of Vested DSUs (e)
	(#)	($)	(#)	($)	(#)	($)	($)	(#)	($)	($)	(#)	($)	($)
Sam Pollock	—	—	1,421,052	71,659,035	2,362	136,458	6,686,424	2,260,000	34,177,304	69,737,091	—	—	48,640,856
Bahir Manios	592,950	12,021,562	—	—	—	—	—	100,000	415,080	—	—	—	983,157
Ben Vaughan	—	—	—	—	17,640	1,008,615	1,420,568	305,000	5,050,700	11,835,661	—	—	8,560,468
Aaron Kline	128,275	2,609,904	—	—	—	—	—	—	—	—	—	—	70,944
Michael Ryan	45,625	1,019,384	—	—	—	—	—	—	—	—	—	—	—

(a)

The RSUP is no longer active. There have been no awards since 2005. Outstanding awards are redeemable for a cash payment only upon retirement, resignation, termination or death and have no expiration date.

(b)

The market value of the options and the RSUs is the amount by which the closing price of the Brookfield’s Class A Shares on December 31, 2019 exceeded the exercise price of the options or the issuance price of the RSUs. All values are calculated using the closing price of a Brookfield Class A Share on December 31, 2019 on the TSX and on the NYSE, as applicable. The closing price of a Brookfield Class A Share on the TSX on December 31, 2019 was $58,70 (C$75.03 converted to U.S. dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0. 7699) and $58.70 on the NYSE, as applicable.

(c)

The market value is calculated as the number of restricted shares multiplied by the closing price of a Brookfield Class A Share on December 31, 2019. The closing price of a Brookfield Class A Share on the TSX on December 31, 2019 was $58.70 (C$75.03 converted to U.S. dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0.7699) and $58.70 on the NYSE, as applicable. The TSX or NYSE closing price on December 31, 2019 is used according to the currency in which the restricted shares were originally awarded.

(d)	The value of the escrowed shares is equal to the value of the Brookfield Class A Shares held by the escrow company less the net liabilities and preferred share obligations of the escrow company.
(e)

The market value is calculated as the number of vested DSUs multiplied by the closing price of a Brookfield Class A Share on December 31, 2019. The closing price of a Brookfield Class A Share on the TSX on December 31, 2019 was $58.70 (C$75.03 converted to U.S. dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0.7699) and $58.70 on the NYSE, as applicable. The TSX or NYSE closing price on December 31, 2019 is used according to the currency in which the DSUs were originally awarded.

Outstanding Option Awards and Restricted Share Units at December 31, 2019

The following table shows the details of each option and RSU outstanding at December 31, 2019. No RSUs have been awarded since 2005.

	Option-based Awards				Restricted Share Units (RSUs)
Name	Number of securities underlying unexercised options (#)	Options exercise price ($)	Options expiration date	Market value of unexercised options (a) ($)	Number of Securities Underlying RSUs (#)	Issuance price (b) ($)	Market value of outstanding RSUs (a) ($)
Sam Pollock	— — —	— — —	— — —	— — —	337,500 622,439 56,113 405,000	4.53 6.86 6.86 10.48	17,966,363 31,685,483 2,856,442 19,150,747

Bahir Manios	63,000 60,000 37,500 31,000 8,000 48,500 85,000 46,000 202,175 11,775	25.21 26.77 36.32 33.75 30.59 36.88 36.88 40.39 44.22 57.96	25-Feb-2023 24-Feb-2024 23-Feb-2025 22-Nov-2025 22-Feb-2026 16-Feb-2027 16-Feb-2027 25-Feb-2028 25-Feb-2029 13-Dec-2029	2,052,956 1,861,998 805,343 745,550 217,713 1,014,518 1,778,022 800,897 2,744,566 —	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —

Ben Vaughan	—	—	—	—	—	—	—

Aaron Kline	15,000 15,000 12,000 11,000 8,000 19,000 14,500 19,575 14,200	25.21 26.77 36.32 33.75 30.59 36.88 40.39 44.22 57.96	25-Feb-2023 24-Feb-2024 23-Feb-2025 22-Nov-2025 22-Feb-2026 16-Feb-2027 25-Feb-2028 25-Feb-2029 13-Dec-2029	488,799 465,500 257,710 264,550 217,713 397,440 252,457 265,735 —	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —

Michael Ryan	3,000 4,800 13,500 13,500 6,900 3,925	26.77 36.32 30.59 36.88 40.39 44.22	24-Feb-2024 23-Feb-2025 22-Feb-2026 16-Feb-2027 28-Feb-2028 25-Feb-2029	93,100 103,084 367,390 282,392 120,135 53,283	— — — — —	— — — — —	— — — — —

(a)

The market value of the options and the RSUs is the amount by which the closing price of the Brookfield’s Class A Shares on December 31, 2019 exceeded the exercise price of the options or the issuance price of the RSUs. All values are calculated using the closing price of a Brookfield Class A Share on December 31, 2019 on the TSX and on the NYSE, as applicable. The closing price of a Brookfield Class A Share on the TSX on December 31, 2019 was $58.70 (C$75.03 converted to U.S. dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0.7699) and $58.70 on the NYSE, as applicable.

(b)	The RSU issuance prices are in Canadian dollars and are presented in the table converted into U.S. dollars at the Bloomberg mid-market exchange rate on December 31, 2019 of C$1.00 = US$0.7699.

Value Vested or Earned During December 31, 2019

The following table shows the value of all option, share-based awards, and non-equity plan compensation which vested during 2019.

	Value Vested During 2019 (a)				Non-equity incentive plan compensation – Value earned during the year
Named Executive Officer	Options (b) ($)	DSUs (c) ($)	Restricted Shares (d) ($)	Escrowed Shares ($)
Sam Pollock		969,248	79,927	6,065,186	—
Bahir Manios	588,956	256,232	—	—	376,900
Ben Vaughan	—	3,221	207,040	1,254,925	452,280
Aaron Kline	157,487	—	—	—	186,566
Michael Ryan	134,725	—	—	—	258,130

(a)

All values are calculated using the closing price of a Brookfield Class A Share on the vesting date on the TSX and on the NYSE, as applicable. Canadian dollar amounts are converted into U.S. dollars using the average Bloomberg mid-market exchange rate for 2019 of C$1.00 = US$0.7538.

(b)	Values represent the amount by which the value of Brookfield Class A Shares exceeded the exercise price on the day the options vested.
(c)	Values in this column represent the value of DSUs vested in 2019, including DSUs awarded on February 25, 2019 in lieu of the cash bonus related to performance in 2018.
(d)	Values in this column represent the value of restricted shares vested in 2019, including restricted shares awarded in lieu of the cash bonus related to performance in 2018.

Pension and Retirement Benefits

Our NEOs do not participate in a registered defined benefit plan or any other post-retirement supplementary compensation plans. The NEOs based in Canada receive an annual contribution from Brookfield to their registered retirement savings plans equal to 4.5% of their base salary, subject to an annual RRSP contribution limit established by the Canada Revenue Agency.

Termination and Change of Control Benefits

There are no employment contracts between the NEOs and our company. None of the NEOs have any termination, change of control arrangement or other compensatory plan, contract or arrangement with our company.

While the NEOs participate in Brookfield’s long-term incentive plans, our company does not reimburse the Service Providers for such participation and has no obligations under these plans to the NEOs in the event of a change of control or a termination of their employment.

RELATIONSHIP WITH BROOKFIELD

Brookfield Asset Management

Brookfield is a leading global alternative asset manager with over $500 billion of assets under management across real estate, infrastructure, renewable power, private equity and credit. Brookfield is listed on the NYSE under the symbol “BAM” and on the TSX under the symbol “BAM.A”.

Brookfield believes its operating experience is an essential differentiating factor in its past ability to generate significant risk-adjusted returns. In addition, Brookfield has demonstrated particular expertise in sourcing and executing large-scale, multifaceted transactions across a wide spectrum of sectors and geographies.

As a global alternative asset manager, Brookfield brings a strong and proven corporate platform supporting legal, tax, operations oversight, investor reporting, portfolio administration and other client services functions. Brookfield’s management team is multi-disciplinary, comprising investment and operations professionals, each with significant expertise in evaluating and executing acquisition opportunities on behalf of itself and institutional investors.

We believe that our ongoing relationship with Brookfield provides us and Brookfield Infrastructure with a unique competitive advantage as well as access to opportunities that would otherwise not be available to us. We describe below these relationships as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with Brookfield.

Relationship Agreement

Brookfield Infrastructure, the Service Providers, Brookfield and others have entered into a relationship agreement, or the Relationship Agreement, which governs aspects of the relationship among them. Our company, being a controlled subsidiary of the partnership, is automatically entitled to the benefits and subject to certain obligations under the Relationship Agreement. Pursuant to the Relationship Agreement, Brookfield has agreed that our group serves as the primary (though not exclusive) vehicle through which Brookfield makes future infrastructure-related acquisitions that are suitable for our group’s strategy and objectives. Our group’s acquisition strategy focuses on large-scale transactions, for which we believe there is less competition and where Brookfield has sufficient influence or control so that Brookfield’s operations-oriented approach can be deployed to create value. Due to similar asset characteristics and capital requirements, our group believes that the infrastructure industry will evolve like the real estate industry in which assets are commonly owned through consortiums and partnerships of institutional equity investors and owner/operators such as ourselves. Accordingly, an integral part of our group’s strategy is to participate with institutional investors in Brookfield-sponsored or co-sponsored consortiums for single asset acquisitions and as a partner in or alongside Brookfield-sponsored or co-sponsored partnerships that target acquisitions that suit our group’s profile. Brookfield has a strong track record of leading such consortiums and partnerships and actively managing underlying assets to improve performance. Brookfield has agreed that it will not sponsor such arrangements that are suitable for us in the infrastructure sector unless our group is given an opportunity to participate.

Brookfield’s commitment to our group and our ability to take advantage of opportunities is subject to a number of inherent limitations such as our financial capacity, the suitability of the acquisition in terms of the underlying asset characteristics and its fit with our strategy, limitations arising from the tax and regulatory regimes that govern our affairs and certain other restrictions. See above under “Risk Factors — Risks Relating to Our Relationship with Brookfield and Brookfield Infrastructure”.

Under the terms of the Relationship Agreement, Brookfield Infrastructure acknowledges and agrees that, subject to providing the opportunity to participate on the basis described above, Brookfield (including its directors, officers, agents, members, partners, shareholders and employees) is able to pursue other business activities and provide services to third parties that compete directly or indirectly with our group. In addition, Brookfield has established or advised, and may continue to establish or advise, other entities that rely on the diligence, skill and business contacts of Brookfield’s professionals and the information and acquisition opportunities they generate during the normal course of their activities. Brookfield Infrastructure acknowledges and agrees that some of these entities may have objectives that overlap with our group’s objectives or may acquire infrastructure assets or businesses that could be considered appropriate acquisitions for our group, and that Brookfield may have greater financial incentives to assist those other entities over us. Due to the foregoing, our group expects to compete from time to time with Brookfield or other third parties for access to the benefits that we expect to realize from Brookfield’s involvement in our business.

Since Brookfield has large, well-established operations in real estate, timberlands and renewable power that are separate from our group, Brookfield will not be obligated to provide our group with any opportunities in these sectors. In addition, since Brookfield has granted an affiliate the right to act as the exclusive vehicle for Brookfield’s timberland acquisitions in Eastern Canada and the Northeastern U.S., our group will not be entitled to participate in timberland acquisitions in those geographic regions. Brookfield has also appointed an affiliate as its primary vehicle through which Brookfield will acquire renewable power assets on a global basis. In the event of the termination of the Master Services Agreement, the Relationship Agreement would also terminate, including Brookfield’s commitments to provide our group with acquisition opportunities, as described above. Our company is not entitled to terminate the Master Services Agreement or the Relationship Agreement.

Pursuant to the Relationship Agreement, Brookfield has also agreed that any voting rights with respect to any operating entity that are held by entities over which it has control will be:

•	voted in favor of the election of a director (or its equivalent) approved by the entity through which our interest in the relevant entity is held;

•	withheld from voting for (or voted against, if applicable) the election of a director (or its equivalent) not approved by the entity through which our interest in the relevant entity is held; and

•

voted in accordance with the direction of the entity through which our interest in the relevant entity is held with respect to the approval or rejection of the following matters relating to the operating entity, as applicable: (i) any sale of all or substantially all of its assets; (ii) any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control; (iii) any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency; (iv) any issuance of shares, units or other securities, including debt securities; or (v) any commitment or agreement to do any of the foregoing.

For these purposes, the relevant entity may maintain, from time to time, an approved slate of nominees or provide direction with respect to the approval or rejection of any matter in the form of general guidelines, policies or procedures in which case no further approval or direction will be required. Any such general guidelines, policies or procedures may be modified by the relevant entity in its discretion.

Under the Relationship Agreement, Brookfield Infrastructure has agreed that none of Brookfield or the Service Providers, nor any director, officer, agent, member, partner, shareholder or employee of Brookfield or the Service Providers, will be liable to us for any claims, liabilities, losses, damages, costs or expenses (including legal fees) arising in connection with the business, investments and activities in respect of or arising from the Relationship Agreement. The maximum amount of the aggregate liability of Brookfield, or of any director, officer, employee, contractor, agent, advisor or other representative of Brookfield, will be equal to the amounts previously paid in the two most recent calendar years by the Service Recipients pursuant to the Master Services Agreement.

Management Services

As disclosed elsewhere in this prospectus, the Service Providers currently provide to Brookfield Infrastructure, and upon completion of the special distribution will provide to our company, management services pursuant to the Master Services Agreement. See “Management and the Master Services Agreement”. In addition, Brookfield and its affiliates also provide management services to certain of our group’s operating subsidiaries, including NTS. To the extent that under these or any other arrangements our group is obligated to pay a base management fee (directly or indirectly through an equivalent arrangement) to the Service Providers (or any affiliate) on a portion of our capital that is comparable to the base management fee, the base management fee payable for each quarter in respect thereof will be reduced on a dollar-for-dollar basis by our proportionate share of the comparable base management fee (or equivalent amount) under such other arrangement for that quarter.

Other Services and Arrangements

Brookfield may provide to our company services which are outside the scope of the Master Services Agreement under arrangements that are on market terms and conditions and pursuant to which Brookfield will receive fees. The services provided under these arrangements include financial advisory, operations and maintenance, development, operations management and other services. Pursuant to our conflict of interest guidelines, those arrangements may require prior approval by a majority of the independent directors, which may be granted in the form of general guidelines, policies or procedures. See below under “Relationship with Brookfield — Conflicts of Interest and Fiduciary Duties”.

Rights Agreement

Brookfield will enter into the Rights Agreement with the rights agent pursuant to which Brookfield has agreed that, until the fifth anniversary of the distribution date, upon an exchange of exchangeable shares, if our company has not satisfied its obligation under our articles by delivering the unit amount or its cash equivalent amount (or the partnership has not exercised its call right), Brookfield will satisfy, or cause to be satisfy, the obligations pursuant to our articles to exchange such exchangeable shares for the unit amount or its cash equivalent. Brookfield currently intends to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. The summary that follows assumes that the Rights Agreement has been entered into.

Appointment of Rights Agent; Term. The rights agent has agreed to act as the rights agent for the holders, as a class and not individually, of the exchangeable shares. Pursuant to and subject to the terms and conditions set forth in our articles, a holder of exchangeable shares may request to exchange each exchangeable share, or subject exchangeable share, for one unit per exchangeable share held (subject to adjustment to reflect certain capital events or its cash equivalent (the form of payment to be determined at the election of our group) — see “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events” below). Upon receipt of a notice of exchange, our company shall, within ten (10) business days after the date that the notice of exchange is received by our transfer agent, or the specified exchange date, deliver to the tendering holder of exchangeable shares, such unit or cash amount. Pursuant to the Rights Agreement, Brookfield has agreed that, in the event that, on the applicable specified exchange date with respect to any subject exchangeable shares, (i) our company has not satisfied its obligation under our articles by delivering the unit or cash amount and (ii) the partnership has not, upon its election in its sole and absolute discretion, acquired such subject exchangeable share from the holder thereof and delivered the unit or cash amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to our articles to exchange such subject exchangeable shares for the unit amount or the cash amount. The holders of exchangeable shares have a right to receive the unit amount or the cash amount in such circumstances, which we refer to as the secondary exchange rights.

The secondary exchange rights are a part of the terms of the exchangeable shares and may not be evidenced, transferred or assigned separate or apart from the exchangeable shares. The obligations of the rights agent under the Rights Agreement will become effective on the distribution date.

This Rights Agreement will terminate on the fifth anniversary of the distribution date, unless otherwise terminated pursuant to its terms as described below.

As of the date of the Rights Agreement, Brookfield will represent and warrant that Brookfield has the financial capacity to pay and perform its obligations under the Rights Agreement.

Satisfaction of Secondary Exchange Rights. In accordance with the Rights Agreement, Brookfield has agreed to satisfy, or cause to be satisfied, the obligations with respect to the secondary exchange rights contained in our articles. The rights agent has agreed to establish a collateral account, and Brookfield will contribute an amount of cash or securities in accordance with the Rights Agreement (as further described below) in order to enable the rights agent to exchange subject exchangeable shares for the cash amount or the unit amount in accordance with the Rights Agreement.

In accordance with our articles, our company is required to deliver a notice, or the company notice, to the rights agent and Brookfield on the specified exchange date if the conditions to the exercise of the secondary exchange rights with respect to any subject exchangeable shares have been satisfied. The company notice must set forth the unit amount and the cash amount for such subject exchangeable shares and any necessary wire transfer or other delivery instructions. Brookfield may provide notice to the rights agent by the business day immediately following receipt of the company notice, providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount. If the rights agent has not received such notice from Brookfield, the rights agent must exchange the subject exchangeable shares for a number of units held in the collateral account equal to the unit amount and promptly, and in any event within two (2) business days, deliver such units from the collateral account to the holder of the subject exchangeable shares. If there are not enough units in the collateral account to satisfy the unit amount with respect to one or more of such subject exchangeable shares, the rights agent will exchange such subject exchangeable shares for an amount of cash from the collateral account equal to the cash amount and promptly, and in any event within two (2) business days, deliver the cash amount to the holder of the subject exchangeable shares.

If the holder of subject exchangeable shares has not received the units amount or the cash amount by the specified exchange date, the holder of subject exchangeable shares may deliver, or cause to be delivered, a notice, or the exchanging exchangeable shareholder notice, to the rights agent and Brookfield. The exchanging exchangeable shareholder notice must set forth the number of such subject exchangeable shares and any necessary wire transfer or other delivery instructions. On the next business day following receipt of the exchanging exchangeable shareholder notice, Brookfield will provide notice to the rights agent (i) setting forth the unit amount and the cash amount for such subject exchangeable shares and (ii) either (a) providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount or (b) instructing the rights agent to exchange each subject exchangeable share. Brookfield is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the secondary exchange right have not been satisfied. On or prior to the second business day following receipt by the rights agent of such instruction by Brookfield, the exchanging exchangeable shareholder notice and the subject exchangeable shares, the rights agent will exchange such subject exchangeable shares for the unit amount from the collateral account or, if there are not enough units in the collateral account, for the cash amount from the collateral account.

With respect to any exchange of subject exchangeable shares, Brookfield may elect to instruct the rights agent to exchange the subject exchangeable shares for the cash amount. If Brookfield makes such an election and there is not a sufficient amount of cash in the collateral account, Brookfield must deposit the required amount into the collateral account simultaneously with such election.

In connection with the exercise by a holder of the secondary exchange right with respect to any subject exchangeable shares held through the Depository Trust Company, or DTC, such holder will deliver to the rights agent such subject exchangeable shares pursuant to DTC’s applicable procedures. In addition, such holder will deliver to the rights agent via email on the business day prior to delivery of such subject exchangeable shares a copy of the exchanging exchangeable shareholder notice, if applicable.

Receipt of Subject Exchangeable Shares; Withholding. Holders of subject exchangeable shares will deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such subject exchangeable shares, the holder of such subject exchangeable shares will not be entitled to exercise its secondary exchange rights with respect to such shares. Each holder of subject exchangeable shares will pay to Brookfield the amount of any tax withholding due upon the exchange of such shares and, in the event Brookfield elects to acquire some or all of the subject exchangeable shares in exchange for the cash amount, will authorize Brookfield to retain a portion of the cash amount to satisfy tax withholding obligations. If Brookfield elects to acquire some or all of the subject exchangeable shares in exchange for the unit amount, Brookfield may elect to either satisfy the amount of any tax withholding by retaining units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by Brookfield, which amounts will be treated as a loan by Brookfield to the holder of the subject exchangeable shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.

Units Record Date. Each former holder of subject exchangeable shares who receives the unit amount will be deemed to have become the owner of the units as of the date upon which such subject exchangeable shares are duly surrendered in accordance with the Rights Agreement.

Collateral Account. Brookfield or its affiliates will establish one or more non-interest bearing trust accounts to be administered by the rights agent, or the collateral account(s). At all times on and after the date of issuance of any exchangeable shares by our company, Brookfield will ensure that the aggregate of (i) the units in or issuable pursuant to any convertible securities in the collateral account, or the collateral account unit balance, and (ii) the number of units equal to the aggregate amount of cash in the collateral account divided by the value of a unit, or the collateral cash balance and, together with the collateral account unit balance, the collateral account balance, will at all times be equal to or exceed the number of units that is equal to the product of the total number of exchangeable shares outstanding (excluding those owned by Brookfield or its affiliates) multiplied by the conversion factor in accordance with our articles, or the required collateral account balance.

If the collateral account balance is at any time less than the required collateral account balance, Brookfield will, within two (2) business days, cause to be deposited into the collateral account either (i) a number of units or any security convertible into or redeemable for units (other than exchangeable shares), or the unit convertibles, or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the collateral account balance to be at least equal to the required collateral account balance. To the extent that conversion or redemption of a unit convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by Brookfield or its affiliates, and must either be satisfied directly by Brookfield or such affiliates or will be deemed to reduce the collateral account balance. Brookfield must keep the rights agent informed of the collateral account balance and the required collateral account balance in writing on a regular basis, and must inform the rights agent in writing within two (2) business days of any change in the collateral account balance or the required collateral account balance for any reason, including as a result of an adjustment to the conversion factor pursuant to our articles.

Brookfield and its affiliates will not be entitled to withdraw any unit or unit convertible from the collateral account, except (i) if the collateral account balance exceeds the required collateral account balance, either as a result of a change in the conversion factor pursuant to our articles or a decrease in the number of exchangeable shares outstanding (excluding exchangeable shares held by Brookfield or its affiliates) or (ii) upon the deposit by Brookfield or its affiliates of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the units withdrawn.

If the collateral account contains any amount of cash in lieu of units, such cash amount is required to be no less than the product of the required collateral account balance minus the collateral account unit balance, multiplied by one hundred and twenty-five percent (125%) of the value of a unit, or the required collateral account cash balance. If at any time the collateral account cash balance is less than the required collateral account cash balance, Brookfield will within two (2) business days cause to be deposited cash or cash equivalents in the collateral account in an amount sufficient to cause the collateral account cash balance to be at least equal to the required collateral account cash balance.

Brookfield and its affiliates will not be entitled to withdraw any cash or cash equivalents from the collateral account, except (i) to the extent the collateral account cash balance is greater than one hundred and twenty percent (120%) of the required collateral account cash balance or (ii) upon the deposit in the collateral account of a corresponding number of units or unit convertibles.

Registration of Units. Brookfield has agreed that if a shelf registration statement has not been effective for five (5) consecutive business days with respect to all of the units in the collateral account, including units issuable from time to time upon conversion of or redemption for unit convertibles, and the transfer of such units from the collateral account to a holder of subject exchangeable shares, Brookfield will cause to be deposited into the collateral account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all units (including units issuable from time to time upon conversion of or redemption for unit convertibles) held in the collateral account at such time; provided, however, no such deposit is required to the extent all of the units in the collateral account, including units issuable from time to time upon conversion of or redemption for unit convertibles, and the transfer of such units from the collateral account to a holder of subject exchangeable shares, are registered under an effective shelf registration statement.

This prospectus, which forms a part of a registration statement on Form F-1, constitutes a prospectus of the partnership with respect to the delivery of units to holders of exchangeable shares upon exchange, redemption or acquisition of the exchangeable shares as contemplated by our articles and the Rights Agreement (including in connection with any liquidation, dissolution or winding up of our company); however, the partnership has filed a registration statement on Form F-3 in order to register the delivery of units in connection with any such redemption, exchange or purchase from and after the effective date of the special distribution.

Termination or Amendment. This Rights Agreement will terminate automatically on the earliest of (i) the date on which there are no exchangeable shares outstanding, other than exchangeable shares owned by Brookfield or its affiliates and (ii) the fifth anniversary of distribution date. Brookfield may not, without the affirmative vote of holders of at least two-thirds (2/3rds) of the outstanding exchangeable shares not held by Brookfield, voting as a class, and the approval of a majority of the independent directors of our company, materially amend, modify, or alter the Rights Agreement or repeal, terminate or waive any rights under the Rights Agreement. After the expiry of the Rights Agreement, holders of exchangeable shares will continue to have all of the rights provided for in our company’s articles but will no longer be entitled to rely on the secondary exchange rights.

Registration Rights Agreement

Prior to the completion of the special distribution, our company, the partnership and Brookfield will enter into a registration rights agreement, or the Registration Rights Agreement, comparable to the registration rights agreement existing between Brookfield and the partnership. Under the Registration Rights Agreement, our company will agree that, upon the request of Brookfield, our company will file one or more registration statements or prospectuses to register for sale and qualify for distribution under applicable securities laws any of our exchangeable shares held by Brookfield. In the Registration Rights Agreement, we will agree to pay expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration statement.

Incentive Distributions

Brookfield holds an approximate 0.4% interest in Holding LP through special general partner units held by Infrastructure Special LP and also serves as the general partner of the partnership. In consideration for serving as the general partner of the partnership and special general partner of Holding LP, Brookfield is entitled to incentive distribution rights that are based on the amount by which quarterly distributions on Holding LP’s units (including securities such as our exchangeable shares that are the economic equivalent of a unit, but excluding Holding LP’s class A preferred units) exceed specified target levels. To the extent distributions on Holding LP’s units (including securities such as our exchangeable shares that are the economic equivalent of a unit, but excluding Holding LP’s class A preferred units) exceed $0.203 per quarter, the incentive distribution rights entitle Infrastructure Special LP to 15% of incremental distributions above this threshold. To the extent that distributions on Holding LP’s units (including securities such as our exchangeable shares that are the economic equivalent of a unit, but excluding Holding LP’s class A preferred units) exceed $0.22 per quarter, the incentive distribution rights entitle Infrastructure Special LP to 25% of incremental distributions above this threshold. Infrastructure Special LP may elect to reinvest any of the incentive distributions from its special general partner units in additional redeemable partnership units. The above thresholds of $0.203 and $0.22 will be reduced on the completion of the special distribution to give effect to the special distribution, to $0.1827 and $0.1980. To the extent that Brookfield Infrastructure or our company pays to Brookfield any comparable performance or incentive distribution, the amount of any future incentive distributions will be reduced in an equitable manner to avoid duplication of distributions. The value of the special distribution will not be included in the relevant quarterly incentive distribution calculation.

There will be no increase to the base management fee and incentive distribution fees currently paid by the partnership to the Service Providers, though following completion of the special distribution, our company will be responsible for reimbursing the partnership or its subsidiaries, as the case may be, for our proportionate share of the base management fee.

Indemnification Arrangements

Subject to certain limitations, Brookfield and its directors, officers, agents, members, partners, shareholders and employees generally benefit from indemnification provisions and limitations on liability that are included in our articles and other arrangements with Brookfield. See “Management and the Master Services Agreement — The Master Services Agreement — Indemnification and Limitations on Liability” and “Governance — Indemnification and Limitations on Liability”.

Licensing Agreement

Our company is automatically entitled to the benefits and certain obligations under the Licensing Agreement that Brookfield Infrastructure has entered into with Brookfield, by virtue of the fact that our company is a controlled subsidiary of the partnership. Pursuant to the Licensing Agreement, Brookfield has granted a non-exclusive, royalty-free license to use the name “Brookfield” and the Brookfield logo. Other than under this limited license, we do not have a legal right to the “Brookfield” name and the Brookfield logo on a global basis.

The Licensing Agreement may be terminated by Brookfield Infrastructure upon thirty (30) days’ prior written notice if Brookfield defaults in the performance of any material term, condition or agreement contained in the agreement and the default continues for a period of thirty (30) days after written notice of termination of the breach is given to Brookfield. Brookfield may terminate the Licensing Agreement effective immediately upon termination of the Master Services Agreement or with respect to any licensee upon thirty (30) days’ prior written notice of termination if any of the following occurs:

•

the licensee defaults in the performance of any material term, condition or agreement contained in the agreement and the default continues for a period of thirty (30) days after written notice of termination of the breach is given to the licensee;

•	the licensee assigns, sublicenses, pledges, mortgages or otherwise encumbers the intellectual property rights granted to it pursuant to the Licensing Agreement;

•	certain events relating to a bankruptcy or insolvency of the licensee; or

•	the licensee ceases to be an affiliate of Brookfield.

A termination of the Licensing Agreement with respect to one or more licensees will not affect the validity or enforceability of the agreement with respect to any other licensee.

Conflicts of Interest and Fiduciary Duties

Our group’s organizational, ownership and management structure and strategy involve a number of aspects and relationships that may give rise to conflicts of interest between our group and our group’s securityholders, on the one hand, and Brookfield and/or other Brookfield-sponsored vehicles, consortiums and/or partnerships (including private funds, joint ventures and similar arrangements), or Brookfield Accounts, on the other hand. The discussion below sets out certain of the conflicts of interest that may arise but does not purport to be a complete list or explanation of all such potential conflicts of interest. Dealing with conflicts of interest is complex, and it is not possible to predict all of the types of conflicts that may arise. While Brookfield acts in good faith to resolve all potential conflicts in a manner that is fair and balanced taking into account the facts and circumstances known to it at the time, there can be no assurance that any recommendation or determination made by Brookfield will be most beneficial or favorable to our group or would not have been different if additional information were available to it. Potential conflicts of interest generally will be resolved in accordance with the principles summarized herein and in accordance with conflicts management policies in respect of transactions with Brookfield and its subsidiaries adopted, or, collectively, the conflicts management policy, that have been approved by our directors that are independent of Brookfield, and the directors of the partnership’s general partner that are independent from Brookfield. The conflicts management policy was put in place in recognition of the benefit to our group of our relationship with Brookfield and our intent to seek to maximize the benefits from this relationship. The conflicts management policy generally provides for potential conflicts to be resolved on the basis of transparency and, where required pursuant to the policy, third party validation and approvals. The conflicts management policy focuses on addressing the principal activities that may give rise to potential conflicts of interests, including our group’s investment activities, our group’s participation in Brookfield Accounts, transactions with Brookfield (and Brookfield Accounts), and engagements of Brookfield affiliates (or of our group by Brookfield Accounts), including engagements for operational services entered into between underlying operating entities.

As described elsewhere herein, our group may pursue acquisition opportunities in various ways, including indirectly through investments in Brookfield Accounts or directly by investing alongside Brookfield Accounts. Any references in this section to our group’s acquisitions, investments, assets, expenses, portfolio companies or other terms should be understood to mean such items held, incurred or undertaken directly by our group or indirectly by our group through our investment in one or more Brookfield Accounts.

Allocation of Investment Opportunities. In recommending acquisition opportunities, Brookfield has significant discretion to determine the suitability and/or appropriateness of opportunities for our group and to allocate such opportunities among our group, Brookfield, Brookfield Accounts, and/or third parties as it deems appropriate. Brookfield and Brookfield Accounts have (and future Brookfield Accounts may in the future have) investment mandates that overlap with our group’s investment mandate, including Brookfield Accounts that invest in infrastructure and related assets, and in which our group generally expects to be a significant investor. In addition, Brookfield has provided, and may in the future provide (without notice to our shareholders), priority rights with respect to certain investment opportunities, including all or a select geographic, industry or other subset of opportunities, to certain Brookfield Accounts (but not to our group) or to other persons pursuant to contractual or other arrangements. In particular, Brookfield Accounts with real estate, timberlands and renewable power investment mandates generally have been (and will in the future be) given priority with respect to investment opportunities that are suitable and appropriate for them. As a result, Brookfield Accounts may compete with, or have priority over, our group in respect of investment opportunities, and opportunities that would otherwise be suitable for our group may not be made available to our group, our group may receive a smaller allocation of such opportunities than would otherwise have been the case, or our group may receive an allocation of such opportunities on different terms than Brookfield or Brookfield Accounts (which may be less favorable than otherwise would have been the case).

The question of whether a particular opportunity is suitable and/or appropriate for our group, and to the extent it is the amount of such opportunity to be allocated to our group, is highly subjective and will be made in Brookfield’s discretion based on various portfolio construction and management factors, including: (i) the size, nature and type of the opportunity (including the expected risk-return profile of the investment, expected holding period and its fit with the balance of our group’s investments and related operations); (ii) the amount of capital available for investment; (iii) principles of diversification of assets (including whether our group will participate in the opportunity through our group’s investment in Brookfield Accounts); (iv) the nature and extent of involvement in the transaction and the sourcing of the transaction by the Brookfield investment professionals that manage our group; (v) the nature of potential acquirers upon disposition; (vi) our expected future capacity; (vii) cash and liquidity needs (including our group’s interest in preserving capital in order to secure other opportunities and/or to meet other obligations); (viii) the availability of other appropriate or similar investment opportunities (including other opportunities that our group may be pursuing or otherwise considering at the relevant time); and (ix) other considerations deemed relevant by Brookfield (including legal, regulatory, tax, timing and similar considerations). If Brookfield determines that an opportunity is not suitable or appropriate for our group, it may still pursue such opportunity on its own behalf or on behalf of one or more Brookfield Accounts. As a result, there may be differences in the overall performance of our group, Brookfield and Brookfield Accounts that have overlapping investment mandates.

In allocating investment opportunities among our group, Brookfield and Brookfield Accounts (including Brookfield Accounts that have investment mandates that overlap with that of our group), Brookfield will face certain potential conflicts of interest between the interests of our group, its interests and the interests of Brookfield Accounts. These potential conflicts may be exacerbated in situations where Brookfield has larger interests in Brookfield Accounts than its interest in our group, where Brookfield is entitled to higher fees from Brookfield Accounts than from our group, where portfolio managers making an allocation decision are entitled to performance-based compensation from Brookfield or a Brookfield Account, or where there are capacity constraints with respect to a particular strategy or opportunity as a result of, for example, position limits and/or regulatory reporting obligations applicable to Brookfield. In addition, as an investment changes over time, additional conflicts of interest may arise, including as a result of earlier investment allocation decisions. Brookfield will make investment allocation decisions taking into account our group’s, Brookfield’s and Brookfield Accounts’ investment mandates and interests.

Allocation of Broken-Deal Expenses. Our group will incur expenses with respect to the consideration and pursuit of transactions that are not ultimately consummated, referred to as broken-deal expenses, including through our investments in Brookfield Accounts. Examples of broken-deal expenses include (i) research costs, (ii) fees and expenses of legal, financial, tax, accounting, consulting or other advisors (including Brookfield) in connection with conducting due diligence or otherwise pursuing a particular non-consummated transaction, (iii) fees and expenses in connection with arranging financing for a particular non-consummated transaction, (iv) travel costs, (v) deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, a particular non-consummated transaction and (vi) other expenses incurred in connection with activities related to a particular non-consummated transaction. Broken-deal expenses generally will be allocated among our group, Brookfield and Brookfield Accounts in the manner that Brookfield determines to be fair and equitable, which may be pro rata or on a different basis.

Co-Investment Opportunities and Expenses. Because of the scale of typical infrastructure acquisitions, our group may offer portions of certain acquisition opportunities for co-investment. In addition, because our group’s strategy includes completing acquisitions through Brookfield Accounts, our group will likely make co-investments with Brookfield and Brookfield Accounts. Decisions regarding whether and to which parties to offer co-investment opportunities are made by Brookfield and may be based on a number of factors, including portfolio construction, strategic or other considerations, taking into account the specific facts and circumstances relating to each potential co-investment opportunity. As a result, from time to time, our group may offer (or receive from Brookfield Accounts) larger or smaller portions of co-investment opportunities than would otherwise have been the case or no portion of certain opportunities.

In our group’s capacity as a co-investor, our group will typically bear its pro rata share of fees, costs and expenses related to the discovery, investigation, development, acquisition or consummation, ownership, maintenance, monitoring, hedging and disposition of our group’s co-investments and our group may be required to pay our group’s pro rata share of fees, costs and expenses related to potential investments that are not consummated, such as broken deal expenses (including “reverse” breakup fees). Notwithstanding the foregoing, certain potential co-investors may not agree to pay or otherwise bear fees, costs and expenses related to unconsummated co-investments. In addition, in certain circumstances, potential co-investors may not bear such fees, costs and expenses, including because they have not yet been identified (or their anticipated allocation has not yet been identified) as of the time such potential investment ceases to be pursued, are not yet committed to such potential investment or are not contractually required to bear such fees, costs and expenses. In those events, such fees, costs and expenses will (i) be considered our operating expenses and be borne by our group (in connection with co-investment opportunities that our group offered) or (ii) be considered operating expenses of, and be borne by, the Brookfield Account (in connection with co-investments offered by the Brookfield Account), a pro rata portion of which will be borne by our group through our group’s investment in the Brookfield Account.

Other Activities of Our Investment Personnel. The same professionals within Brookfield’s organization who are involved in sourcing and executing acquisitions that are suitable for our group are responsible for sourcing and executing opportunities for the Brookfield Accounts as well as having other responsibilities within Brookfield’s broader asset management business. Limits on the availability of such individuals will likewise result in a limitation on the availability of acquisition opportunities for our group, and such individuals’ broader responsibilities could conflict with their responsibilities to our group.

Investments by Brookfield Personnel. Brookfield Personnel may generally buy and sell securities or other investments for their own or their family members’ accounts (including through Brookfield Accounts). Positions may be taken by such Brookfield Personnel that are the same, different from, or made at different times than positions taken directly or indirectly for our group. To reduce the possibility of (i) potential conflicts between our group’s investment activities and those of Brookfield Personnel and (ii) our group being materially adversely affected by Brookfield Personnel’s personal trading activities, Brookfield has established policies and procedures relating to personal securities trading. To this end, Brookfield Personnel that participate in managing our group’s investment activities are generally restricted from engaging in personal trading activities (unless such activities are conducted through accounts over which the personnel have no influence or control), and other personnel generally must pre-clear proposed personal trades. In addition, Brookfield’s policies include prohibitions on insider trading, front running, trading in securities that are on Brookfield’s restricted trading list, trading in securities that are subject to a black-out period and other restrictions.

Investments by the Investing Affiliate. Certain Brookfield executives own a substantial majority of an entity that makes investments for its own account, which we refer to as the investing affiliate. The investing affiliate’s activities are managed separately from our group’s (or any Brookfield Account’s) activities. There is no formal informational barrier between the investing affiliate and the rest of Brookfield. Brookfield has adopted protocols designed to ensure that the investing affiliate’s activities do not materially adversely affect our group’s (and Brookfield Accounts’) activities and to ensure that potential conflicts are resolved in a manner pursuant to which our group’s (and Brookfield Accounts’) interests are, to the extent feasible, prioritized relative to the investing affiliate’s.

Warehousing Investments. Where Brookfield has made an acquisition, it may transfer it to our group at a later date at cost, plus a pre-agreed interest rate, after the assets have been developed or our group has obtained sufficient financing. Similarly, our group may warehouse one or more investments for a Brookfield Account in which our group is invested and generally transfer the warehoused investment to the applicable Brookfield Account at cost, plus a pre-agreed interest rate, once the Brookfield Account has raised sufficient capital, including financing, to support the acquisition. In the event the applicable Brookfield Account does not obtain sufficient financing to purchase the warehoused investment and our group cannot find another buyer for the investment, our group may be forced to retain the investment, the value of which may have increased or declined.

Transacting with Brookfield. When permitted by applicable law and subject to and in accordance with our and the partnership’s conflicts policy, our group may buy investments from or sell investments to Brookfield and/or Brookfield Accounts. Such transactions generally will require the approval of our independent directors and/or the directors of the general partner of the partnership that are independent of Brookfield and, in connection with transactions with a Brookfield Account, the advisory committee of the applicable Brookfield Account.

Terms of an Investment by Our Company May Benefit or Disadvantage Brookfield or a Brookfield Account. In making certain decisions with regard to a potential investment by our group (or by a Brookfield Account in which our group is invested), Brookfield could face certain conflicts of interest between the interests of our group (or the Brookfield Account), on the one hand, and the interests of Brookfield, the investing affiliate or a Brookfield Account that has already made a related investment, on the other hand. Similarly, a prospective investment by Brookfield or a Brookfield Account may present a conflict of interest with respect to an investment by our group. Subject to applicable law and our and the partnership’s conflicts policy, Brookfield may cause our group to invest in securities, bank loans or other obligations of companies affiliated with or advised by Brookfield or in which Brookfield, the investing affiliate or a Brookfield Account has an equity, debt or other interest, or to engage in investment transactions that may result in Brookfield, the investing affiliate or a Brookfield Account getting an economic benefit, being relieved of obligations or divested of investments. For example, our group may make a debt or equity investment in an entity which is expected to use the proceeds of such investment to repay loans from Brookfield or a Brookfield Account. Depending on the circumstance, Brookfield or such Brookfield Account might benefit if our group invested more money, thus providing sufficient funds to repay Brookfield or the Brookfield Account, or it might benefit if the loans remained outstanding and Brookfield or such Brookfield Account continued to receive payment under the existing loans, if the loans were on attractive terms (including an attractive interest rate) from the perspective of Brookfield or such Brookfield Account. Alternatively, Brookfield or a Brookfield Account might be in the position of making an investment that could be used to repay loans from our group, which would present the opposite conflict. Similarly, such conflicts might also be present in other situations. For example, in certain circumstances, our group may pursue a take-private, asset purchase or other material transaction with an issuer in which Brookfield, the investing affiliate or a Brookfield Account is invested, which may result in a benefit to Brookfield, the investing affiliate or the Brookfield Account. In situations where our activities may enhance Brookfield’s, the investing affiliate’s or a Brookfield Account’s profitability, Brookfield may take its own, the investing affiliate’s or the Brookfield Account’s interests into consideration in connection with actions it takes on our group’s behalf.

Investments with Related Parties. In certain circumstances, our group will participate in investments that involve Brookfield or Brookfield Accounts in equity or debt positions within a transaction. For example, Brookfield or Brookfield Accounts may: (i) enter into a joint transaction with our group; (ii) be borrowers of certain investments or lenders in respect of our group; or (iii) hold debt positions (either junior or senior to our group’s positions) or other interests in an investment’s capital stock. The interests of Brookfield or Brookfield Accounts in such investments may differ from our group’s interests and also may have been acquired at different times, at different prices and/or subject to different terms and conditions. As a result of these differences, Brookfield or Brookfield Accounts may manage such interests in a way that is different from our group’s (including, for example, by investing in different portions of an issuer’s capital structure, investing in the same portion but on different terms, obtaining exposure to the investment using different types of securities or instruments, voting securities in a different manner, and/or acquiring or disposing of its interests at different times than our group). In connection with the foregoing, Brookfield or Brookfield Accounts may pursue or enforce rights or activities, or refrain from pursuing or enforcing rights or activities, with respect to a particular investment in which our group has invested, even though such actions or inaction could adversely affect our group. For example, if an issuer in which our group has an investment and in which Brookfield or a Brookfield Account also has an investment, but at a different portion of the capital structure, becomes distressed or defaults on its obligations, Brookfield will have conflicting loyalties between its duties to our group and to itself or to the Brookfield Account. In such a situation Brookfield, acting on behalf of itself or a Brookfield Account, may seek a liquidation, reorganization or restructuring of the issuer that may have an adverse effect on our group’s holdings in the same issuer, and our transactions may be effected at prices or terms that may be less favorable than would otherwise have been the case (or vice versa). In addition, in the event that Brookfield or Brookfield Accounts hold voting securities of an issuer in which our group holds loans, bonds, or other credit-related securities, Brookfield or such Brookfield Accounts may have the right to vote on certain matters that have an adverse effect on the positions held by our group. Furthermore, to the extent that Brookfield or a Brookfield Account has holdings in the same issuer as our group, Brookfield may be incentivized to take its interests or the interests of such Brookfield Account into consideration in connection with actions it takes on behalf of our group, even though taking such interests into account could adversely affect our group.

In addition, our group and Brookfield or a Brookfield Account may jointly acquire a portfolio of assets and thereafter divide up the assets. In this circumstance, Brookfield will determine the purchase price associated with each asset, which price may not represent the price our group would have paid if it had acquired only the assets our group ultimately retains. Furthermore, our group and Brookfield or a Brookfield Account may jointly enter into a binding agreement to acquire an investment. If Brookfield or such Brookfield Account is unable to consummate such investment, our group may be subject to additional liabilities, including the potential loss of any deposit or the obligation to fund the entire investment. In addition, our group may provide for the repayment of indebtedness and/or the satisfaction of guarantees on behalf of a Brookfield Account in connection with investments made by such Brookfield Account alongside our company. Likewise, a Brookfield Account in which our group is invested may provide for the repayment of indebtedness and/or the satisfaction of guarantees on behalf of co-investment vehicles in connection with investments made by such vehicles alongside the Brookfield Account. In such circumstances, certain investors will benefit from such provision for repayment of indebtedness and/or the satisfaction of guarantees even though those investors are not providing the same level of credit support as our group (or the Brookfield Account, as applicable). In the event the Brookfield Account (or a co-invest vehicle) does not satisfy its share of any payment in respect of any such borrowing, our group (or the Brookfield Account in which our group is invested, as applicable) will be contractually obligated to satisfy their share even if our group (or the Brookfield Account) does not have recourse against the investor(s) benefiting from such support.

Subject to Brookfield policies, information barriers and applicable legal restrictions, other parts of Brookfield may (but are under no obligation to) refer investment opportunities to our group, including investments in issuers in which Brookfield Accounts have existing investments. Referrals of such related investments give rise to potential conflicts of interest, including that an investment by our group may benefit such Brookfield Accounts.

In situations in which our group invests alongside Brookfield or a Brookfield Account, conflicts of interest will potentially arise with respect to the nature and timing of the initial investment and purchase price, the allocation of control rights, strategic objectives, timing of transactions, such as the disposition of all or part of an investment, or resolution of a liability in connection with an investment. These conflicts may result from various factors, including investments in different levels of the capital structure, different measurements of control, different risk profiles, different rights with respect to disposition alternatives, different investment horizons and different target rates of return.

As a result of the various conflicts and related issues described above, our group could sustain losses during periods where Brookfield or a Brookfield Account achieve profits generally or with respect to particular holdings, or could achieve lower profits or higher losses than would have been the case had the conflicts described above not existed.

Pursuit of Investment Opportunities by Certain Non-Controlled Affiliates. Certain companies with which Brookfield may technically be affiliated (i) are controlled, in whole or in part, by persons other than Brookfield, including, for example, joint ventures or similar arrangements with third parties where Brookfield does not have complete control; (ii) are separated from Brookfield pursuant to an information barrier; or (iii) do not coordinate or consult with Brookfield with respect to investment decisions, or together, non-controlled affiliates. Such non-controlled affiliates may have investment mandates that overlap with our group’s investment mandate and conflicts may arise therefrom. For example, the possibility exists that such non-controlled affiliates or investment vehicles managed by such non-controlled affiliates could pursue investment opportunities which are suitable for our group but which are not made available to our group since such non-controlled affiliates do not consult with and/or are not wholly controlled by Brookfield. Similarly, certain of Brookfield’s investment activities are managed independently of, and carried out without any reference to the management of our group. In certain instances, there are information barriers in place pursuant to which investment operations are managed independently of each other and information is not generally shared relating to such activities.

Arrangements with Brookfield. Our group’s relationship with Brookfield involves a number of arrangements, including the Master Services Agreement and the Relationship Agreement, pursuant to which Brookfield provides various services, including access to financing arrangements and acquisition opportunities. Certain of these arrangements were effectively determined by Brookfield in the context of the special distribution, and therefore may contain terms that are less favorable than those which otherwise might have been negotiated between unrelated parties. Circumstances may arise in which these arrangements will need to be amended or new arrangements will need to be entered into, and conflicts of interest between our group and Brookfield may arise in negotiating such new or amended arrangements. Furthermore, Brookfield is generally entitled to share in the returns generated by our group’s operations, which could create an incentive for it to assume greater risks when making decisions than it otherwise would in the absence of such arrangements. In addition, our group’s investment in Brookfield Accounts may provide Brookfield with certain ancillary benefits, such as satisfying Brookfield’s commitment to invest in such accounts (which Brookfield would otherwise need to satisfy from different sources) and assisting Brookfield in marketing the Brookfield Accounts.

Fees for Services. Our group (or portfolio companies that our group is directly or indirectly invested in) may be retained to perform certain services to Brookfield, Brookfield Accounts and/or companies and assets they are invested in that would otherwise be provided by third parties. To the extent our group provides such services, our group will generally be compensated (a) at rates for the relevant services that do not exceed the rates that Brookfield reasonably believes to be customarily charged (at such time) for similar services by (i) persons engaged in the same or substantially similar activities or (ii) Brookfield in its provision of the same or substantially similar services to one or more third parties, or the customary rates; provided that, if customary rates are not able to be determined, such services may be provided at cost (including an allocable share of internal costs), (b) at such other rates for the relevant services approved by our independent directors and/or the directors of the general partner of the partnership that are independent of Brookfield. In determining customary rates, Brookfield will seek to determine what one or more comparable service providers who are engaged in the same or substantially similar activities as Brookfield charge in the ordinary course for similar services at the time of determination. While

Brookfield will determine in good faith what rates it believes are customary for such services at such time, there will likely be variances in the marketplace based on an array of factors that affect service providers and the prices of their services, including loss leader pricing strategies or other marketing practices, integration efficiencies, geographic market differences and the quality of the services provided. Brookfield will make a good faith determination as to what it believes to be the customary rate at such time, and may base its determination on one or more factors, including market knowledge, prices charged by competitors, prices charged by Brookfield to one or more third parties, a third party valuation agent, commodity or other price forecasting, prices required in order to meet certain regulatory requirements or qualify for particular governmental programs or other subjective and objective metrics. However, there can be no assurances that the rates charged by our group will not be less than those charged by certain similarly-situated service providers in any given circumstance. If the market rate for any service increases such that it is greater than the rate charged by our group, then our group may be obligated to continue to provide the applicable service at a below-market rate.

In the ordinary course, Brookfield employees are hired or retained by, or seconded or otherwise allocated to (in whole or in part), our group and/or portfolio companies that our group is directly or indirectly invested in for performance of operating services or roles that in the normal course are expected to be carried out by our group’s (or the relevant portfolio company’s) personnel. In connection with any such arrangement, all or a portion of the compensation and overhead expenses relating to such employees (including base salaries, benefits and incentive compensation (which may include long-term incentive awards of equity or options for equity in Brookfield), among other things) will directly or indirectly be borne by our group or the applicable portfolio companies. The compensation and overhead expenses relating to such employees generally will be within the market compensation range for the roles filled in the relevant market based on one or more of the following: (i) market compensation studies or guidance provided by third parties; (ii) recent market hires made by the relevant portfolio company for comparable positions; (iii) the employee’s peers at Brookfield and the portfolio company; and/or (iv) specific compensation reviews conducted by compensation consultants. For these purposes, given how certain compensation arrangements are structured and valued (particularly various forms of incentive compensation that vest over time and whose value upon payment is based on estimates) and how overhead expenses are generally allocated, in each case requiring certain judgments and assumptions, there can be no assurance that portfolio companies (and indirectly our group) will not bear higher costs than they would have had such expenses been valued, allocated or charged differently.

Brookfield and its personnel will receive certain intangible and/or other benefits and/or perquisites arising or resulting from their activities on behalf of our group and/or portfolio companies in which our group is (directly or indirectly) invested which will not reduce fees or other expenses or otherwise be shared with our group and/or our group’s portfolio companies. For example, airline travel and hotel stays incurred as direct or indirect expenses of our company and/or portfolio companies in which our group is (directly or indirectly) invested may result in “miles” or “points” or credit in loyalty/status programs, and such benefits and/or amounts will, whether or not de minimis or difficult to value, enure exclusively to Brookfield and/or such personnel (and not our group and/or our group’s portfolio companies) even though the cost of the underlying service is borne by directly or indirectly by our group and/or our group’s portfolio companies. In addition, Brookfield may make available certain discount programs to its employees as a result of Brookfield’s relationship with a portfolio company, such as “friends and family” and similar discounts.

Brookfield Investments in Companies. Brookfield (or Brookfield Accounts) will from time to time make equity or other investments in companies or businesses that provide services to or otherwise contract with our group, Brookfield Accounts in which our group is invested or our group’s direct or indirect portfolio companies. In particular, Brookfield has in the past entered into, and expects to continue to enter into, relationships with companies in technology and other sectors and industries in which Brookfield has broad expertise and knowledge, whereby Brookfield acquires an equity or other interest in such companies that may, in turn, transact with our group, Brookfield Accounts in which our group is invested or our group’s direct or indirect portfolio companies. For example, Brookfield (through an investment program referred to as Brookfield Ventures) invests in emerging technology companies that develop and offer technology products that are expected to be of relevance to our group, Brookfield Accounts in which our group is invested or our group’s direct or indirect portfolio companies (as well as third party companies). In connection with such relationships, Brookfield may, and often will, refer, introduce or otherwise facilitate transactions between such companies and our group, Brookfield Accounts in which our group is invested or our group’s direct or indirect portfolio companies, which may, and often will, result in benefits to Brookfield, including via increased profitability of the relevant company, as well as financial incentives and/or milestones which benefit Brookfield (including through increased equity allotments), which may be significant. Such financial incentives that enure to or benefit Brookfield pose an incentive for Brookfield to cause our group, Brookfield Accounts in which our group is invested or our group’s direct or indirect portfolio companies to enter into such transactions that may or may not have otherwise been entered into. Financial incentives derived from relationships with such companies will generally not be shared with our group. Furthermore, such transactions are likely to contribute to the development of expertise, reputational benefits and/or the development of new products or services by Brookfield and/or the companies or businesses that Brookfield is invested in, which Brookfield will seek to capitalize on to generate additional benefits that are likely to enure solely to Brookfield and not to our group. For the avoidance of doubt, any of the arrangements and/ or benefits described in this paragraph will not require notice to, or the consent of, our group’s securityholders.

Sharing of Services. In certain circumstances, in order to create efficiencies and optimize performance, one or more of our group’s investments, portfolio companies or assets may determine to share the operational, legal, financial, back-office or other resources of another of our group’s investments, portfolio companies or assets, or of an investment, portfolio company or asset of Brookfield or a Brookfield Account. In connection therewith, the costs and expenses related to such services will be allocated among the relevant entities on a basis that Brookfield determines in good faith is fair and equitable.

Affiliated Transactions. In the ordinary course of business, certain of our group’s investments may receive services from, or participate in transactions or other arrangements with, portfolio companies invested in by Brookfield or Brookfield Accounts in which our group is not invested. Such transactions and/or arrangements may not have been entered into but for the affiliation or relationship with Brookfield and, in certain cases, may replace transactions and/or arrangements with third parties. For example, one of our group’s investee companies may be a tenant of or may contract to acquire power from a portfolio company of Brookfield or a Brookfield Account. These transactions and/or arrangements are expected to be entered into on an arm’s length basis at customary rates in accordance with our and the partnership’s conflicts policy. In addition, certain such engagements may involve performance-based compensation, or operating performance compensation, payable to certain management members of the applicable operating affiliate providing the service. The cost of such operating performance compensation and any other related fees and expenses in connection with services provided by the operating affiliate will be borne entirely by the company receiving the service (and indirectly by our group based on our direct or indirect interest in such company). For the avoidance of doubt, Brookfield or the operating affiliate may subcontract with third parties for the provision of the services Brookfield or the operating affiliate was engaged to provide.

While such transactions and/or arrangements have the potential for inherent conflicts of interest, Brookfield believes that our group’s access to Brookfield and its and Brookfield Accounts’ portfolio companies enhances our group’s capabilities and is an integral part of our operations. These transactions and/or arrangements will not require the consent of our group’s securityholders.

Information Sharing. Because of the extensive scope of Brookfield’s activities, Brookfield often has or obtains information that can be utilized by Brookfield across multiple strategies. For example,

information Brookfield has or acquires through its management of Brookfield Accounts or its own investing activities may be used by Brookfield to identify or evaluate potential investments for our group. Conversely, information Brookfield has or acquires in connection with our group’s activities may be used for the benefit of Brookfield or Brookfield Accounts (and, for the avoidance of doubt, Brookfield will have no duty (contractual, fiduciary or otherwise) to keep such information confidential from, or not to use such information in connection with the investment activities of, itself or Brookfield Accounts). Brookfield may trade, or may cause Brookfield Accounts to trade, on the basis of information it has or obtained through our group’s investment and operations activities. In some cases, this trading may result in Brookfield or a Brookfield Account taking a position that is different from, and potentially adverse to, a position taken by our group, or may result in Brookfield or a Brookfield Account benefiting from our group’s investment activities. Brookfield has implemented policies and procedures to mitigate potential conflicts of interest and address certain regulatory requirements and contractual restrictions with respect to communication and information sharing. Such policies and procedures may reduce synergies across Brookfield’s various activities, which could negatively affect Brookfield’s or our group’s ability to pursue attractive investment opportunities that would otherwise be available to Brookfield or our group if such policies and procedures were not implemented. From time to time, such policies and procedures may result in our group, Brookfield or Brookfield Accounts having reduced investment opportunities or investment flexibility, or may otherwise restrict our group, Brookfield or Brookfield Accounts in their activities with respect to such information.

Regardless of the existence of information barriers, Brookfield will not have any obligation or other duty to make available for our group’s benefit any information regarding Brookfield’s trading activities, strategies or views, or the activities, strategies or views used for other Brookfield Accounts. Furthermore, to the extent that Brookfield has access to analysis, models and/or information developed by Brookfield and its personnel, Brookfield will not be under any obligation or other duty to effect transactions on behalf of our group in accordance with such analysis and models. In the event Brookfield elects not to share certain information with our group, our group may make investment decisions that differ from those it would have made if Brookfield had provided such information, which may be disadvantageous to our group.

Material Non-Public Information; Trading Restrictions. From time to time, our group’s ability to buy or sell certain securities may be restricted by applicable securities laws, regulatory requirements, information held by Brookfield, contractual obligations applicable to Brookfield, and potential reputational risks relating to our group, Brookfield or Brookfield Accounts (including Brookfield’s internal policies designed to comply with these and similar requirements). Brookfield might not engage in transactions or other activities for, or enforce certain rights in favor of, our company due to Brookfield’s activities outside our group and regulatory requirements, policies, and reputational risk assessments.

Brookfield may possess material, non-public information about a company that would limit our group’s ability to buy and sell securities related to that company (or, potentially, to other companies). For example, Brookfield Personnel take seats on boards of directors of, or have board of directors observer rights with respect to, portfolio companies in which Brookfield invests (including on our group’s behalf). In such situations, Brookfield may be limited and/or restricted in its ability to trade in the securities of the company (or other companies about which the company has material non-public information). This may adversely affect our group’s ability to make and/or dispose of certain investments.

Furthermore, as a result of applicable regulations, in certain circumstances, our group’s position in an investment may be aggregated with a position held by Brookfield (including parts of Brookfield that are separated by an information barrier) and Brookfield Accounts. This could require our group, together with such other Brookfield parties, to make certain disclosure filings or could otherwise restrict our activities with respect to such investment.

Client and Other Relationships. Brookfield is permitted to pursue other business activities (including through portfolio companies that it and Brookfield Accounts invest in) and provide services to third parties that compete directly with our group’s business and activities without providing our group with an opportunity to participate, which could result in the allocation of Brookfield’s resources, personnel and acquisition opportunities to others who compete with our group. In addition, certain portfolio companies in which our group, Brookfield and/or Brookfield Accounts are invested in may provide investment banking and other advisory services to third parties with respect to assets in which our group may be invested or seeking to invest. The interests of such portfolio companies in such circumstances may conflict with (and potentially be adverse to) our group’s interests, and our group may compete with such portfolio companies (and their third party clients) in pursuing certain investments. Brookfield generally implements policies and procedures (including, for example, information barriers) to mitigate potential conflicts of interest and address certain regulatory requirements relating to these potential circumstances.

Limited Liability of Brookfield. The liability of Brookfield and its directors is limited under our group’s arrangements with them, and our group has agreed to indemnify Brookfield and its directors against claims, liabilities, losses, damages, costs or expenses which they may face in connection with those arrangements, which may lead them to assume greater risks when making decisions than they otherwise would if such decisions were being made solely for their own account, or may give rise to legal claims for indemnification that are adverse to the interests of our group’s securityholders.

Valuation of Our Investments. Brookfield performs certain valuation services related to our group’s securities and assets. Brookfield performs such services in accordance with its valuation policies. From time to time, Brookfield may value a similar or identical asset differently for our group than for itself or a Brookfield Account, including because our group, Brookfield and Brookfield Accounts are subject to different valuation guidelines pursuant to our group’s and their respective governing agreements (e.g., in connection with differing applicable regulatory restrictions), different third party vendors are hired to perform valuation functions for our company, Brookfield or the Brookfield Accounts, or otherwise. In addition, Brookfield faces a conflict with respect to valuations generally because of their effect on Brookfield’s fees and other compensation.

Brookfield Public Securities Group. Brookfield is an active participant, as agent and principal, in the global fixed income, currency, commodity, equities and other markets. Certain of Brookfield’s investment activities are managed independently of, and carried out without any reference to, the management of our group. For example, Brookfield may invest, trade or make a market in the equity, debt or other interests of our group’s portfolio companies without regard to the impact on our group of such activities. In particular, Brookfield’s Public Securities Group, or PSG, manages investment funds and accounts that invest in public debt and equity markets. There is currently an information barrier in place pursuant to which PSG manages its investment operations independently of other parts of Brookfield and does not generally share information relating to such activities. As a result, PSG will not share investment opportunities that may otherwise be suitable for our group with our group, and our group will have no rights with respect to such opportunities. In addition, in certain circumstances, funds and/or accounts managed by PSG may hold an interest in one of our group’s investments and, as a result of different investment objectives and views, PSG may manage such interests in a way that is different from our group (including, for example, by investing in different portions of an issuer’s capital structure, short selling securities, voting securities in a different manner, and/or selling its interests at different times than our group). As a result of the information sharing barrier, our group’s investment team may not be aware of, and may not have the ability to manage, such conflicts. Brookfield may decide at any time, and without notice to our shareholders, to remove or modify such information barrier. In the event that the information barrier is removed or modified, Brookfield may be subject to certain protocols, obligations and restrictions in managing our group, including, for example, conflicts-management protocols, aggregated regulatory reporting obligations and certain potential investment-related restrictions.

Third Party Service Providers. Our group’s service providers or service providers of our group’s portfolio companies (including deal sourcers, consultants, lenders, brokers, accountants, attorneys and outside directors) may be (or their affiliates may be) shareholders and/or sources of investment opportunities and counterparties therein, or may otherwise participate in transactions or other arrangements with our group and/or Brookfield or Brookfield Accounts. These factors may influence Brookfield in deciding whether to select such a service provider. Notwithstanding the foregoing, Brookfield will only select a service provider to the extent Brookfield determines that doing so is appropriate for our group given all surrounding facts and circumstances and is consistent with Brookfield’s responsibilities under applicable law, provided that, for the avoidance of doubt, Brookfield often will not seek out the lowest-cost option when engaging such service providers as other factors or considerations typically prevail over cost.

Our group’s service providers may charge different rates to different recipients based on the specific services provided, the personnel providing the services, or other factors. As a result, the rates paid with respect to these service providers by our group, on the one hand, may be more or less favorable than the rates paid by Brookfield or Brookfield Accounts, on the other hand. Brookfield or Brookfield Accounts may hold investments in companies that provide services to entities in which our group invests generally, and, subject to applicable law, Brookfield may refer or introduce such companies’ services to entities that have issued securities held by our group.

Advisors. Brookfield may engage or retain strategic advisors, senior advisors, operating partners, executive advisors, consultants and/or other professionals who are not employees or affiliates of Brookfield (which may include former Brookfield employees as well as current and former executive officers of Brookfield portfolio companies) and who are expected, from time to time, to receive payments from, or allocations or performance-based compensation with respect to, our group’s portfolio companies (as well as from our group, Brookfield or Brookfield Accounts in which our group is invested). In such circumstances, such payments from, or allocations or performance-based compensation with respect to, our group’s direct and indirect portfolio companies and/or our group or Brookfield Accounts in which our group is invested may be treated as expenses of our group or such Brookfield Accounts. These strategic advisors, senior advisors, operating partners, executive advisors, consultants and/or other professionals (which may include certain former Brookfield employees) may be offered the ability to co-invest alongside our group, including in those investments in which they are involved (and for which they may be entitled to receive performance-based compensation, which will reduce our group’s returns), or otherwise participate in equity plans for management of a portfolio company. In certain cases, these persons may have certain attributes of Brookfield “employees” (e.g., they may have dedicated offices at Brookfield and/or participate in certain benefit arrangements typically reserved for Brookfield employees) even though they are not considered Brookfield employees, affiliates or personnel. Brookfield expects, where applicable, to allocate the costs of such personnel to the applicable portfolio companies, to our group and/or to Brookfield Accounts in which our group is invested. Payments or allocations to Brookfield’s strategic advisors, senior advisors, operating partners, executive advisors, consultants and other similar professionals can be expected to increase the overall costs and expenses borne indirectly by shareholders. There can be no assurance that any of the strategic advisors, senior advisors, operating partners, executive advisors, consultants and/or other professionals will continue to serve in such roles and/or continue their arrangements with Brookfield and/or any portfolio companies or Brookfield Accounts.

Diverse Interests. The various types of investors in and beneficiaries of our group, including Brookfield, may have conflicting investment, tax and other interests with respect to their interests. When considering a potential investment for our group, Brookfield will generally consider our group’s investment objectives, not the investment objectives of any particular investor or beneficiary. Brookfield may make decisions, including with respect to tax or other reporting positions, from time to time that may be more beneficial to one type of investor or beneficiary than another, or to Brookfield than to investors or beneficiaries unaffiliated with Brookfield. Brookfield reserves the right on behalf of itself and its affiliates to take actions adverse to our group or other Brookfield Accounts in these circumstances, including withholding amounts to pay actual or potential tax liabilities.

Furthermore, our group and any entities with which our group co-invests may have conflicting investment, tax and other interests with respect to the investments our group makes directly or indirectly. Conflicts of interest may arise in connection with the structure of the investments or decisions made by Brookfield which may be more beneficial for another investing entity and its partners, on the one hand, than for our group and our group’s securityholders, on the other hand (or vice versa) (for instance, the manner in which investments are structured, financed and/or harvested may produce tax results that are favorable to an investing entity targeted to non-U.S. investors, but not to our group (or vice versa), or are favorable to a taxable investor, as compared to a tax-exempt investor (or vice versa)).

Reputational Considerations. Given the nature of its broader platform, Brookfield has an interest in preserving its reputation, including with respect to certain of its affiliates, and in certain circumstances, such reputational considerations may conflict with our group’s interests. Our company’s directors, the directors of the partnership’s general partner or Brookfield may make decisions on our group’s behalf for reputational reasons that may not be directly aligned with the interests of our group’s securityholders or consistent with the determination our directors, the directors of the partnership’s general partner or Brookfield otherwise would have made absent its interest in Brookfield’s broader reputation. For example, Brookfield may limit transactions and activities on our group’s behalf for reputational or other reasons, including where Brookfield is providing (or may provide) advice or services to an entity involved in such activity or transaction, where a Brookfield Account is or may be engaged in the same or a related activity or transaction to that being considered on our group’s behalf, where a Brookfield Account has an interest in an entity involved in such activity or transaction, or where such activity or transaction on behalf of or in respect of our group could affect our directors, the directors of the partnership’s general partner, Brookfield, Brookfield Accounts or their activities.

Possible Future Activities. Brookfield may expand the range of services that it provides over time. Except as provided herein, Brookfield will not be restricted in the scope of its business or in the performance of any services (whether now offered or undertaken in the future) even if such activities could give rise to conflicts of interest, and whether or not such conflicts are described herein. Brookfield has, and will continue to develop, relationships with a significant number of companies, financial sponsors and their senior managers, including relationships with companies that may hold or may have held investments similar to those intended to be made by our group. These companies may themselves represent appropriate investment opportunities for our group or may compete with our group for investment opportunities.

Excess Funds Liquidity Arrangement with Related Parties. Brookfield Infrastructure has an arrangement in place with Brookfield pursuant to which Brookfield Infrastructure lends Brookfield excess funds from time to time and Brookfield lends Brookfield Infrastructure excess funds from time to time. This arrangement is intended to enhance the use of excess funds between Brookfield Infrastructure and Brookfield when the lender has excess funds and the borrower has a business need for the capital (including, without limitation, to fund operating or investment activities and/or to pay down higher cost capital), providing (i) to the lender, a higher rate of return on the funds than it otherwise would be able to achieve in the market and (ii) to the borrower, a lower cost of funds than it otherwise would be able to obtain in the market.

Brookfield determines when it is appropriate for Brookfield Infrastructure to lend excess funds to, or borrow excess funds from, Brookfield. Brookfield has similar arrangements with other affiliates for whom it serves in one or more capacities, including (among others) promoter, principal investor and investment manager. It is therefore possible that, from time to time and to the extent that Brookfield determines this to be in the best interests of the parties: (i) funds that are placed on deposit with Brookfield by Brookfield Infrastructure will, in the discretion of Brookfield on a case-by-case basis, be lent on to other affiliates of Brookfield and (ii) funds that are placed on deposit with Brookfield by other Brookfield affiliates will, in the discretion of Brookfield on a case-by-case basis, be lent on to Brookfield Infrastructure. Because the interest rates charged are reflective of the credit ratings of the applicable borrowers, any loans by Brookfield to its affiliates, including Brookfield Infrastructure (as applicable), generally will be at higher interest rates than the rates then applicable to any balances deposited with Brookfield by Brookfield Infrastructure or other Brookfield affiliates (as applicable). These differentials are approved according to protocols described below. Accordingly, Brookfield also benefits from these arrangements and will earn a profit as a result of the differential in lending rates.

Amounts Brookfield Infrastructure lends to or borrows from Brookfield pursuant to this arrangement generally are repayable at any time upon either side’s request, and Brookfield generally ensures that the borrower has sufficient available capital from another source in order meet potential repayment demands. As noted above, Brookfield determines the interest rate to be applied to borrowed/loaned amounts taking into account each party’s credit rating and the interest rate that would otherwise be available to it in similar transactions on an arm’s length basis with unrelated parties.

See above under “Risk Factors — Risks Relating to Our Relationship with Brookfield and Brookfield Infrastructure — Our organizational and ownership structure may create significant conflicts of interest that may be resolved in a manner that is not in the best interests of our company or the best interests of our shareholders”.

As noted above, activities and transactions that give rise to potential conflicts of interests between our group and our group’s securityholders, on the one hand, and Brookfield and Brookfield Accounts, on the other hand, generally will be resolved in accordance with the principles summarized herein and in accordance with the conflicts management policy. The conflicts management policy was put in place in recognition of the benefit to our group of our group’s relationship with Brookfield and our group’s intent to seek to maximize the benefits from this relationship, and generally provides for potential conflicts to be resolved on the basis of transparency and, where applicable, third party validation and approvals. The policy focuses on addressing the principal activities that may give rise to potential conflicts of interests, including our group’s investment activities, our group’s participation in Brookfield Accounts, transactions with Brookfield (and Brookfield Accounts), and engagements of Brookfield affiliates (or of our group by Brookfield Accounts), including engagements for operational services entered into between underlying operating entities.

Pursuant to the conflicts management policy, Brookfield is required to seek the prior approval of our independent directors and/or the directors of the partnership’s general partner that are independent from Brookfield for certain transactions, including: (i) acquisitions by our group from, and dispositions by our group to, Brookfield and Brookfield Accounts; (ii) the dissolution of our company or the partnership; (iii) any material amendment to the Master Services Agreement or the Relationship Agreement; (iv) any material service agreement or other material arrangement pursuant to which Brookfield will be paid a fee, or other consideration other than any agreement or arrangement contemplated by the Master Services Agreement; (v) termination of, or any determinations regarding indemnification under the Master Services Agreement; and (vi) any other material transaction involving our group and Brookfield. Pursuant to the conflicts management policy, our independent directors and the directors of the partnership’s general partner that are independent from Brookfield have granted (and may in the future grant) prior approvals for certain type of transactions and/or activities provided they such transactions and/or activities are conducted in accordance with pre-approved guidelines and/or parameters. In certain circumstances, these transactions may be related party transactions for the purposes of and subject to certain requirements of Multilateral Instrument 61-101-Protection of Minority Security Holders in Special Transactions, which in some situations requires minority shareholder approval and/or valuation for transactions with related parties. An exemption from such requirements is available when the fair market value of the transaction is not more than 25% of the market capitalization of the issuer.

In addition, the conflicts management policy provides that acquisitions that are carried out jointly by our group and Brookfield, or in the context of a Brookfield Account that our group participates in, be carried out on the basis that the consideration paid by our group be no more, on a per share or proportionate basis, than the consideration paid by Brookfield or other participants, as applicable. The policy also provides that any fees or carried interest payable in respect of our group’s proportionate investment, or in respect of an acquisition made solely by our group, must be credited in the manner contemplated by the Master Services Agreement, where applicable, or that such fees or carried interest must either have been negotiated with another arm’s length participant or otherwise demonstrated to be on market terms (or better). The policies also provide that in transactions involving (i) an acquisition by our group of an asset from Brookfield or (ii) the purchase by our group and Brookfield of different assets, a fairness opinion or a valuation or appraisal by a qualified expert be obtained. These requirements are in addition to any disclosure, approval, or valuation requirements that may arise under applicable law.

RELATIONSHIP WITH BROOKFIELD INFRASTRUCTURE

The partnership believes that certain investors in certain jurisdictions may be dissuaded from investing in the partnership because of the tax reporting framework that results from investing in units of a Bermuda-exempted limited partnership. Creating our company, a corporation, and distributing our exchangeable shares, with each share having been structured with the intention of providing an economic return equivalent to one unit, is intended to achieve the following objectives:

•	Provide investors that would not otherwise invest in the partnership with an opportunity to gain access to the partnership’s globally diversified portfolio of high-quality infrastructure assets.

•

Provide investors with the flexibility to own through the ownership of an exchangeable share of our company, the economic equivalent of a unit because of the ability to exchange into a unit or its cash equivalent and the identical distributions that are expected to be paid on each exchangeable share

•

Provide investors with a tax reporting framework that may be favored by investors in some jurisdictions over the tax reporting framework provided by an investment in the partnership, which we believe will attract new investors who will benefit from investing in our business.

•	Provide non-corporate U.S. investors in the maximum U.S. federal tax bracket with a higher after-tax yield.

•	Create a company that we expect to be eligible for inclusion in several indices, which may be attractive to certain investors.

•	Provide our group with a greater securityholder base, thereby creating enhanced liquidity for our group’s securityholders.

•	Create a company that will provide our group with the ability to access new capital pools.

Each exchangeable share will be structured with the intention of providing an economic return equivalent to one unit (subject to adjustment to reflect certain capital events), including identical dividends on a per share basis as are paid on each unit, and will be exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” We therefore expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of our group as a whole. Brookfield Infrastructure will hold a 75% voting interest in our company through its holding of our class B shares, and will own all of our class C shares, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares.

In order to effect the special distribution, our company will acquire its Business from Brookfield Infrastructure. In addition, the following agreements and arrangements are being entered into between our company and Brookfield Infrastructure to create our company, while keeping it as a part of our group.

Credit Support

As described elsewhere in this prospectus, the special distribution is being effected in a manner that we expect will not result in any adverse impact on Brookfield Infrastructure’s credit rating or its preferred unitholders or debtholders. Prior to the completion of the special distribution, Canada SubCo will fully and unconditionally guarantee (i) any unsecured debt securities issued by Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Limited and Brookfield Infrastructure Finance Pty Ltd., which we refer to collectively as the Brookfield Infrastructure Debt Issuers, in each case as to payment of principal, premium (if any) and interest when and as the same will become due and payable under or in respect of the trust indenture under which such securities are issued, (ii) the senior preferred shares of BIP

Investment Corporation, or BIPIC, as to the payment of dividends when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BIPIC, (iii) from time to time, certain of the partnership’s preferred units, as to payment of distributions when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of the partnership, and (iv) the obligations of Brookfield Infrastructure under its bilateral credit facilities.

Subscription Agreement

Our company will enter into subscription agreements with the partnership from time to time, pursuant to which our company will subscribe for such number of units necessary to satisfy our obligations in respect of requests for exchange made by exchangeable shareholders, as and when they arise, or a redemption of our exchangeable shares by our company, in each case at a price per unit equal to the NYSE closing price of one unit on the date that the applicable request for exchange is received by our transfer agent, or the NYSE closing price of one unit on the trading day immediately preceding the announcement of a redemption, as the case may be.

Credit Facilities

Prior to the completion of the special distribution, we expect to enter into two credit agreements with Brookfield Infrastructure, one as borrower and one as lender, each providing for a ten-year revolving $1 billion credit facility to facilitate the movement of cash within our group. Our credit facility will permit our company to borrow up to $1 billion from Brookfield Infrastructure and the other will constitute an operating credit facility that will permit Brookfield Infrastructure to borrow up to $1 billion from our company. We expect that no amounts will be drawn under these credit facilities as of the date of the special distribution.

The credit facilities will be available in U.S. or Canadian dollars, and advances will be made by way of LIBOR, base rate, bankers’ acceptance rate or prime rate loans. Both operating facilities are expected to bear interest at the specified LIBOR or bankers’ acceptance rate plus 2%, plus an applicable spread, in each case subject to adjustment from time to time as the parties may agree. In addition, each credit facility will contemplate potential deposit arrangements pursuant to which the lender thereunder would, with the consent of a borrower, deposit funds on a demand basis to such borrower’s account at a reduced rate of interest.

Equity Commitment

Prior to the completion of the special distribution, Brookfield Infrastructure will provide to our company an equity commitment in the amount of $1 billion. The equity commitment may be called by our company in exchange for the issuance of a number of class C shares or preferred shares (as defined below), as the case may be, to Brookfield Infrastructure, corresponding to the amount of the equity commitment called divided (i) in the case of a subscription for class C shares, by the volume-weighted average of the trading price for one exchangeable share on the principal stock exchange on which our exchangeable shares are listed for the five (5) days immediately preceding the date of the call, and (ii) in the case of a subscription for preferred shares, $25.00. The equity commitment will be available in minimum amounts of $10 million and the amount available under the equity commitment will be reduced permanently by the amount so called. Before funds may be called on the equity commitment, a number of conditions precedent must be met, including that Brookfield Infrastructure continues to control our company and has the ability to elect a majority of our board of directors.

The rationale for the equity commitment is to provide our company with access to equity capital on an as-needed basis and to maximize our flexibility. As discussed above, our company will also enter into credit facilities with Brookfield Infrastructure for purposes of providing our company and Brookfield Infrastructure with access to debt financing on an as-needed basis and to maximize our flexibility. Our company may also establish credit facilities with one or more arm’s length banks. We intend to use the liquidity provided by the equity commitment and credit facilities for working capital purposes, and we may use the proceeds from the equity commitment to fund growth capital investments and acquisitions. The determination of which of these sources of funding our company will access in any particular situation will be a matter of optimizing needs and opportunities at that time.

Voting Agreements

Our company and Brookfield Infrastructure have determined that it is desirable for our company to have control over certain of the entities through which we hold our interest in NTS entities. Accordingly, our company has entered into a voting agreement, or the Voting Agreement, to provide us with voting rights over the NTS entities.

Pursuant to the Voting Agreement, voting rights with respect to any of the NTS entities will be voted in accordance with the direction of our company with respect to certain matters, including: (i) the election of directors; (ii) any sale of all or substantially all of its assets; (iii) any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control; (iv) any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency; (v) any amendment to its governing documents; or (vi) any commitment or agreement to do any of the foregoing.

Conflicts of Interest

In order to effect the special distribution, our company will acquire its Business from Brookfield Infrastructure. In addition, as described above, a number of agreements and arrangements are being entered into between our company and Brookfield Infrastructure to create our company, while keeping it as a part of our group. Given our ownership structure, the rationale for our formation and because each exchangeable share will be structured with the intention of providing an economic return equivalent to one unit, we expect that the interests of our company and Brookfield Infrastructure will typically be aligned.

However, following the special distribution, conflicts of interest might arise between our company, on the one hand, and Brookfield Infrastructure, on the other hand. In order to assist our company in addressing such conflicts, our board is expected to include a non-overlapping director. John Fees will initially serve as the non-overlapping member of our board of directors. Mr. Fees has served on the board of directors of the general partner of the partnership since April 22, 2013 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, our company considers a related party transaction in which the partnership is an interested party within the meaning of MI 61-101, Mr. Fees will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction. As with conflicts between our company and Brookfield, potential conflicts will be approached in a manner that (i) is fair and balanced taking into account the facts and circumstances known at the time, (ii) complies with applicable law, including, for example, independent approvals and advice or validation, if required in the circumstances and (iii) supports and reinforces our ownership structure, the rationale for our formation and the economic equivalence between the exchangeable shares and units. We will not generally consider it a conflict for our company and Brookfield Infrastructure to form part of our group, including participating in acquisitions together, or to complete transactions contemplated by the agreements entered into prior to closing.

DESCRIPTION OF OUR SHARE CAPITAL

Upon completion of the special distribution, our authorized share capital will consist of (i) an unlimited number of exchangeable shares; (ii) an unlimited number of class B shares; (iii) an unlimited number of class C shares; (iv) an unlimited number of class A senior preferred shares (issuable in series); and (v) an unlimited number of class B junior preferred shares (issuable in series), which, together with the class A senior preferred shares, we refer to as the preferred shares.

Upon completion of the special distribution, approximately 46.5 million exchangeable shares, one class B share, approximately 1.0 million class C shares and no preferred shares will be issued and outstanding. Brookfield Infrastructure will hold all of the class B shares, having a 75% voting interest in our company, and class C shares, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. In addition, Brookfield will, directly and indirectly, hold approximately 29.6% of our exchangeable shares immediately upon completion of the special distribution as a result of exchangeable shares distributed to Brookfield on the redeemable partnership units that it holds in Holding LP, the units that it holds in the partnership and the special general partner interest that it holds in Infrastructure Special LP.

Exchangeable Shares

The following description of exchangeable shares sets forth certain general terms and provisions of exchangeable shares. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of our company’s articles. Through the rights and governance structures described in this prospectus, each exchangeable share is intended to provide its holder with an economic return that is equivalent to that of a unit. Consequently, we expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of our group as a whole.

Voting

Except as otherwise expressly provided in the articles or as required by law, each holder of exchangeable shares will be entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Each holder of exchangeable shares will be entitled to cast one vote for each exchangeable share held at the record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares will vote together and not as separate classes.

Holders of exchangeable shares will hold an aggregate 25% voting interest in our company.

Dividends

The holders of exchangeable shares will be entitled to receive dividends as and when declared by our board subject to the special rights of the holders of all classes and series of the preferred shares and any other shares ranking senior to the exchangeable shares with respect to priority in payment of dividends. It is expected that each exchangeable share will receive identical dividends to the distributions paid on each unit. We expect to commence paying dividends on our exchangeable shares on the first distribution payment date for the units occurring after the distribution date for the special distribution.

Subject to the prior rights of holders of all classes and series of preferred shares at the time outstanding having prior rights as to dividends, and in preference to the class C shares, each exchangeable share will entitle its holder to cumulative dividends per share in a cash amount equal in value to (i) the amount of any distribution made on a unit multiplied by (ii) the conversion factor (which initially shall be one, subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) determined in accordance with the articles and in effect on the record date of such dividend, which we refer to as the exchangeable dividend. See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” The record and payment dates for the dividends on the exchangeable shares, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the distributions upon the units.

If the full amount of an exchangeable dividend is not declared and paid concurrently with a distribution on the units, then the undeclared or unpaid amount of such exchangeable dividend shall accrue and accumulate (without interest), whether or not our company has earnings, whether or not there are funds legally available for the payment thereof and whether or not such exchangeable dividend has been earned, declared or authorized. Any exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable, which we refer to as unpaid dividends. All exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the class C shares. The holders of exchangeable shares shall not be entitled to any dividends from our company other than the exchangeable dividends.

Exchange by Holder

At any time after the distribution date, holders of exchangeable shares shall have the right to exchange all or a portion of their exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of our group). If you hold exchangeable shares through a broker, please contact your broker to request an exchange on your behalf. If you are a registered holder of exchangeable shares, please contact the transfer agent and follow the process described below.

Each holder of exchangeable shares who wishes to exchange one or more of his or her exchangeable shares for units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from our transfer agent. Upon receipt of a notice of exchange, our company shall, within ten (10) business days after the date that the notice of exchange is received by our transfer agent, deliver to the tendering holder of exchangeable shares, in accordance with instructions set forth in the notice of exchange, one unit per exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by our company or the partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of our company). Upon completion of the exchange of any exchangeable shares as described herein, the holder of exchangeable shares who has exchanged their exchangeable shares will have no further right, with respect to any exchangeable shares so exchanged, to receive any dividends on exchangeable shares with a record date on or after the date on which such exchangeable shares are exchanged.

Notwithstanding the paragraph above, when a notice of exchange has been delivered to us by or on behalf of a tendering holder of exchangeable shares, we will promptly, and in any event, within one (1) business day after receipt thereof, deliver to each of Brookfield and the partnership a written notification of our receipt of such notice of exchange setting forth the identity of the holder of exchangeable shares who wishes to exchange such exchangeable shares and the number of exchangeable shares to be exchanged. The partnership may elect to satisfy our exchange obligation by acquiring all of the tendered exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by our company or the partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of the partnership). If the partnership elects to satisfy our exchange obligation, it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to our transfer agent of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by our transfer agent by delivering to such holder of exchangeable shares the units or its cash equivalent. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.

In the event that a tendering holder of exchangeable shares has not received the number of units or its cash equivalent (the form of payment to be determined by us or the partnership in each of their sole discretion) in satisfaction of the tendered exchangeable shares, then such tendering holder of exchangeable shares will be entitled to receive the equivalent of such cash amount or units amount from Brookfield pursuant to the Rights Agreement until the fifth anniversary of the distribution date. In this scenario, the tendered exchangeable shares will be delivered to the rights agent in exchange for the delivery of the equivalent of the cash amount or units amount from a collateral account of Brookfield administered by the rights agent. See the section entitled “Relationship with Brookfield — Rights Agreement” for a further description of the Rights Agreement. Prior to completion of the special distribution, the partnership will agree to indemnify Brookfield, in its capacity as selling securityholder, for certain liabilities under applicable securities laws concerning selling securityholders, in connection with any units delivered by Brookfield pursuant to the Rights Agreement.

No Fractional Units. No fractional units will be issued or delivered upon exchange of exchangeable shares. In lieu of any fractional units to which the tendering holder of exchangeable shares would otherwise be entitled at our group’s election, our group will pay an amount in cash equal to the unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a unit.

Conversion of Tendered Exchangeable Shares. Brookfield Infrastructure will be entitled at any time to have any or all exchangeable shares acquired by Brookfield Infrastructure converted into class C shares on a one-for-one basis. With each acquisition by the partnership of exchangeable shares and/or the election by the partnership to convert these acquired shares for shares of class C shares, the partnership’s indirect ownership interest in our company will increase.

Adjustments to Reflect Certain Capital Events. The conversion factor (which initially shall be one) is subject to adjustment in accordance with our company’s articles to reflect certain capital events, including (i) if the partnership or our company declares or pays a distribution to its unitholders consisting wholly or partly of units or a dividend to its shareholders consisting wholly or partly of exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the partnership or our company splits, subdivides, reverse-splits or combines its outstanding units or exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the partnership or our company distributes any rights, options or warrants to all or substantially all holders of its units or exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire units or exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for units or exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the partnership distributes to all or substantially all holders of units evidences of its indebtedness or assets (including securities), or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities but excluding all distributions where a comparable distribution (or the cash equivalent) is made by our company; or (v) if the partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the units (but excluding for all purposes any exchange or tender offer to exchange units for exchangeable shares or any other security economically equivalent to units), to the extent that the cash and value of any other consideration included in the payment per unit exceeds certain thresholds.

Redemption by Issuer

Our board will have the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the partnership approve an acquisition of the partnership by way of arrangement or amalgamation; (iv) unitholders of the partnership approve a restructuring or other reorganization of the partnership; (v) there is a sale of all or substantially all of the partnership assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of our company and our shareholders, that may result in adverse tax consequences for our company or our shareholders; or (vii) our board, in its sole discretion, concludes that the unitholders of the partnership or holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to our company. For greater certainty, unitholders do not have the ability to vote on such redemption and the board’s decision to redeem all of the then outstanding exchangeable shares will be final. In addition, the holder of class B shares may deliver a notice to our company specifying a redemption date upon which our company shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from our company to holders of the exchangeable shares and without the consent of holders of exchangeable shares, our company shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of exchangeable shares shall be entitled to receive pursuant to such redemption one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of our company).

Notwithstanding the foregoing, upon any redemption event, the partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of the partnership). Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.

Liquidation

Upon any liquidation, dissolution or winding up of our company, and subject to the prior rights of holders of all classes and series of preferred shares and any other class of shares of our company ranking in priority or ratably with the exchangeable shares and after the payment in full to (i) any holder of exchangeable shares or class C shares that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid dividends, the holders of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of our company are insufficient to make such payment in full, then the assets of our company will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of our company, the partnership may elect to acquire all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) plus all unpaid dividends, if any. The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of our company. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.

Automatic Redemption upon Liquidation of the Partnership

Upon any liquidation, dissolution or winding up of the partnership, including where substantially concurrent with a liquidation, dissolution or winding up of our company, all of the then outstanding exchangeable shares will be automatically redeemed by us on the day prior to the liquidation, dissolution or winding up of the partnership. Each holder of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of our company).

Notwithstanding the foregoing, upon any such redemption, the partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) plus all unpaid dividends, if any. The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of the partnership. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.

Book-Based System

The exchangeable shares may be represented in the form of one or more fully registered share certificates held by, or on behalf of, CDS Clearing and Depository Services Inc., or CDS, or DTC, as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of the exchangeable shares may be effected through the book-based system administered by CDS or DTC, as applicable.

This prospectus, which forms a part of a registration statement on Form F-1, constitutes a prospectus of the partnership with respect to the delivery of units to holders of exchangeable shares upon exchange, redemption or acquisition of the exchangeable shares as contemplated by our articles and the Rights Agreement (including in connection with any liquidation, dissolution or winding up of our company); however, the partnership has filed a registration statement on Form F-3 in order to register the delivery of units in connection with any such redemption, exchange or purchase from and after the effective date of the special distribution.

Treatment of Exchangeable Shares in Connection with a Takeover Bid, Issuer Bid or Tender Offer

The exchangeable shares are not units and will not be treated as units for purposes of the application of applicable Canadian and U.S. rules relating to takeover bids, issuer bids and tender offers. Units and exchangeable shares are not securities of the same class. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire units, unless such offer is extended to holders of exchangeable shares and holders of units will not be entitled to participate in an offer or bid made to acquire exchangeable shares, unless such offer is extended to holders of units. In the event of a takeover bid for units, a holder of exchangeable shares who would like to participate would be required to tender his or her exchangeable shares for exchange, in order to receive a unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the units at a price in excess of the market price of the units and a comparable offer is not made for the exchangeable shares, then the conversion factor for the exchangeable shares may be adjusted. See “Description of Our Share Capital — Exchangeable Shares — Exchange by Holder — Adjustments to Reflect Certain Capital Events” for more information on the circumstances in which adjustments may be made to the conversion factor.

Class B Shares

The following description of class B shares sets forth certain general terms and provisions of class B shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles.

Voting

Except as otherwise expressly provided in the articles or as required by law, each holder of class B shares will be entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Each holder of class B shares will be entitled to cast a number of votes per class B share equal to: (i) the number that is three times the number of exchangeable shares then issued and outstanding divided by (ii) the number of class B shares then issued and outstanding. The effect of the foregoing is that the holders of the class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares. Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares will vote together and not as separate classes.

Dividends

Except as provided in the following sentence, the holders of class B shares will not be entitled to receive dividends. In the event a dividend is declared and paid on the exchangeable shares consisting of exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the class B shares consisting of class B shares.

Liquidation

Upon any liquidation, dissolution or winding up of our company, subject to the prior rights of holders of all classes and series of preferred shares and after the payment in full of the amount due to the holders of exchangeable shares described under the section entitled “Description of Our Share Capital — Exchangeable Shares — Liquidation”, the holders of class B shares shall be entitled to, and in preference to the class C shares, receive one unit per class B share held (subject to adjustment to effect certain capital events as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company).

Redemption by Holder

At any time after the distribution date, holders of class B shares shall have the right to tender all or a portion of their class B shares for cash for each class B share equal to the NYSE closing price of one unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, we will have thirty (30) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer

The class B shares may only be transferred to the partnership or persons controlled by the partnership.

Class C Shares

The following description of class C shares sets forth certain general terms and provisions of class C shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles.

Voting

Except as otherwise expressly provided in the articles or as required by law, each holder of a class C share shall be entitled to notice of, and to attend, any meetings of shareholders of the company, but shall not otherwise be entitled to vote at any such meetings.

Dividends

The holders of class C shares will be entitled to receive dividends as and when declared by our board subject to the special rights of the holders of all classes and series of the preferred shares, exchangeable shares any other shares ranking senior to the class C shares with respect to priority in payment of dividends.

Subject to the prior rights of holders of all classes and series of preferred shares and the exchangeable shares at the time outstanding having prior rights as to dividends, each class C share will entitle its holder to dividends as and when declared by our board, which we refer to as the class C dividend. The record and payment dates for the dividends or other distributions upon the class C shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for the dividends or other distributions upon the units.

In the event a dividend is declared and paid on the exchangeable shares consisting of exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the class C shares consisting of class C shares.

Liquidation

Upon any liquidation, dissolution or winding up of our company, subject to the prior rights of holders of preferred shares and after the payment in full of the amount due to the holders of exchangeable shares described under the section entitled “Description of Our Share Capital — Exchangeable Shares — Liquidation” and the holders of class B shares described under the section entitled “Description of Our Share Capital — Class B Shares — Liquidation”, the remaining assets and property of our company will be distributed among the holders of class C shares.

Redemption by Holder

At any time after the distribution date, holders of class C shares shall have the right to tender all or a portion of their class C shares for cash in an amount for each class C share equal to the NYSE closing price of one unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, we will have ten (10) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer

The class C shares may only be transferred to the partnership or persons controlled by the partnership.

Preferred Shares

The following description of preferred shares sets forth certain general terms and provisions of class A senior preferred shares and class B junior preferred shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles.

Priority

Each series of exchangeable senior preferred shares will rank on a parity with every other series of class A senior preferred shares with respect to dividends and return of capital, and each series of class B junior preferred shares will rank on a parity with every other series of class B junior preferred shares with respect to dividends and return of capital. The preferred shares shall be entitled to a preference over the exchangeable shares, the class B shares, the class C shares and any other shares ranking junior to the preferred shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, or any other distribution of the assets of our company among our shareholders for the specific purpose of winding up our affairs. The class A senior preferred shares shall be entitled to preference over the class B junior preferred shares for all such matters.

Directors’ Right to Issue in One or More Series

The preferred shares may be issued at any time and from time to time in one or more series. Before any shares of a series are issued, our board shall fix the number of shares that will form such series, if any, and shall, subject to any limitations set out in our articles or in applicable law, determine the designation, rights, privileges, restrictions and conditions to be attached to the preferred shares as the case may be, of such series.

Voting

Except as hereinafter referred to or as required by law or as specified in the rights, privileges, restrictions and conditions attached from time to time to any series of preferred shares, the holders of such preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of our shareholders.

Amendment with Approval of Holder of Preferred Shares

The rights, privileges, restrictions and conditions attached to the preferred shares as a class may be added to, changed or removed but only with the approval of the holders of such class of preferred shares given as hereinafter specified and subject to applicable law.

Approval of Holders of Preferred Shares

The approval of the holders of a class of preferred shares to add to, change or remove any right, privilege, restriction or condition attaching to such class of preferred shares as a class or in respect of any other matter requiring the consent of the holders of such class of preferred shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of such class of preferred shares or passed by the affirmative vote of at least two-thirds (2/3rds) of the votes cast at a meeting of the holders of such class of preferred shares duly called for that purpose.

The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time required by applicable law as in force at the time of the meeting and those, if any, prescribed by our articles with respect to meetings of shareholders. On every poll taken at every meeting of the holders of a class of preferred shares as a class, or at any joint meeting of the holders of two or more series of a class of preferred shares, each holder of such class of preferred shares entitled to vote thereat shall have one vote in respect of each such preferred share held.

COMPARISON OF RIGHTS OF HOLDERS OF OUR EXCHANGEABLE SHARES AND THE PARTNERSHIP’S UNITS

Our company is a corporation existing under British Columbia law. The partnership is an exempted limited partnership existing under Bermuda law. The rights of holders of exchangeable shares will be governed by the BCBCA and our company’s articles. The rights of holders of the units are governed by the partnership’s limited partnership agreement and certain provisions of Bermuda law.

The following comparison is a summary of certain material differences between the rights of holders of exchangeable shares and holders of the units under the governing documents of our company and the partnership and the applicable laws noted above. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the BCBCA, (ii) the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and the Bermuda Partnership Act 1902, (iii) our company’s articles, (iv) the partnership’s limited partnership agreement as amended from time to time and (v) the bye-laws of the partnership’s general partner.

This section does not include a complete description of all of the differences between the rights of holders of exchangeable shares and holders of the units, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of British Columbia law and Bermuda law, as well as the governing documents of each of our company and the partnership, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner of units to whom this prospectus is delivered, by following the instructions listed under “Where You Can Find More Information”.

	EXCHANGEABLE SHARES	UNITS
Corporate Governance

Our company is a corporation formed under the laws of the Province of British Columbia. The rights of holders of exchangeable shares, upon completion of the special distribution, will be governed by the BCBCA and the company’s articles.

The partnership is a Bermuda-exempted limited partnership registered under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992. The partnership’s limited partnership agreement provides for the management and control of the partnership by a general partner, the partnership’s general partner.

Authorized Capital

Our company is authorized to issue an unlimited number of: (i) exchangeable shares; (ii) class B shares; (iii) class C shares; (iv) class A senior preferred shares, issuable in series, and (v) class B junior preferred shares, issuable in series. All exchangeable shares, class B shares, class C shares, class A senior preferred shares and class B junior preferred shares will be issued without par value. The number of authorized exchangeable shares can be changed in accordance with our articles or, if the articles are silent, by special resolution, in accordance with s. 54(3)(c) of the BCBCA.

The partnership’s interests consist of the general partner unit, which represents the general partnership interest, the units and the preferred units, representing limited partnership interests in the partnership, and any additional partnership interests representing limited partnership interests that it may issue in the future.

The partnership’s general partner has broad rights to cause the partnership to issue additional partnership interests and may cause the partnership to issue additional partnership interests (including new classes of partnership interests and options, rights, warrants and appreciation rights relating to such

	EXCHANGEABLE SHARES	UNITS

Subject to our articles, including the terms of the shares then outstanding, our board has broad rights to issue additional shares (including new classes of shares and options, rights, warrants, and appreciation rights relating to such shares) for any purpose, at any time and on such terms and conditions as it may determine without the approval of any shareholders. Any additional shares may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of shares) as may be determined by our board in its sole discretion.

interests) for any partnership purpose, at any time and on such terms and conditions as it may determine without the approval of any limited partners, subject to the terms of any preferred units then outstanding. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by the partnership’s general partner in its sole discretion, all without the approval of the partnership’s limited partners.

Voting Rights

Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares, will vote together and not as separate classes. Each holder of an exchangeable share will be entitled to cast one vote per exchangeable share on all matters submitted to a vote. On each such matter, the holders of class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares. As Brookfield Infrastructure will hold all of the class B shares, it will hold 75% of the votes eligible to be cast on all matters where the exchangeable shares and class B shares vote together.

At any time that no exchangeable shares are outstanding and for any vote held only in respect of the class B shares, the holder of the class B shares will be entitled to cast one vote per class B share. At any time that no exchangeable shares are outstanding, quorum will be at least one holder of class B shares.

Limited partners are not entitled to vote on matters relating to the partnership, although holders of units are entitled to consent to certain matters with respect to certain amendments to the partnership’s limited partnership agreement and certain matters with respect to the withdrawal of the partnership’s general partner. Each unit entitles the holder thereof to one vote for the purposes of any approvals of holders of units. In addition to their rights under the partnership’s limited partnership agreement, limited partners have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules.

Size of Board

Following completion of the special distribution, our company’s board will be set at eight (8) directors. Our board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a

The partnership’s general partner board is currently set at eight (8) directors. The board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of the shareholders of the

	EXCHANGEABLE SHARES	UNITS

resolution of our company’s shareholders and subject to its articles. We expect that our board of directors will mirror the board of directors of the general partner of the partnership, except for one additional non-overlapping director to assist us with, among other things, resolving any conflicts of interest that may arise from our relationship with Brookfield Infrastructure. John Fees will initially serve as the non-overlapping member of our board of directors. Mr. Fees has served on the board of directors of the general partner of the partnership since April 22, 2013 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, our company considers a related party transaction in which the partnership is an interested party within the meaning of MI 61-101, Mr. Fees will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction. At least three (3) directors and at least a majority of the directors holding office must be independent of our company, as determined by the full board using the standards for independence established by the NYSE.

partnership’s general partner and subject to its bye-laws. At least three (3) directors and at least a majority of the directors holding office must be independent of the partnership’s general partner and Brookfield, as determined by the full board of directors using the standards of independence established by NYSE.

Election and Removal of Directors

Our company’s board is elected by our shareholders and each of our current directors will serve until the close of the next annual meeting of shareholders of our company or his or her death, resignation or removal from office, whichever occurs first. Vacancies on our board may be filled and additional directors may be added by a resolution of our company’s shareholders or a vote of the directors then in office. A director may be removed from office by a special resolution duly passed by our company’s shareholders. A director will be automatically removed from our board if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes disqualified by law from acting as a director.

The partnership’s general partner’s board of directors was elected by its shareholder and each of its current directors will serve until the close of the next annual meeting of shareholders of the partnership’s general partner or his or her death, resignation or removal from office, whichever occurs first. Vacancies on the partnership’s general partner’s board of directors may be filled and additional directors may be added by a resolution of the shareholders of the partnership’s general partner or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by the shareholders of the partnership’s general partner or, if the director has been absent without leave from three consecutive

	EXCHANGEABLE SHARES	UNITS

meetings of the board of directors, by a written resolution requesting resignation signed by all other directors then holding office. A director will be automatically removed from the board of directors if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes prohibited by law from acting as a director.

Process to Amend the Governing Instruments

Our company may from time to time amend, modify or repeal any provision contained in the articles of our company in a manner authorized by the BCBCA.

Under the BCBCA, alteration of the notice of articles generally requires authorization by either court order, by a two-thirds (2/3rds) vote of all voting shares or by the methods specified in our company’s articles. Certain alterations to matters such as changes to company name or address or a change in directors will not require authorization by the above-mentioned methods. Specific alterations such as those of a nature affecting a particular class or series in a manner that would prejudice or interfere with the rights of such class or series, will entitle the affected class or series to consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

Under the BCBCA, our company may resolve to alter its articles by the type of resolution specified in the BCBCA, if not specified in the BCBCA, by the type of resolution specified in our articles or if neither the BCBCA or our articles specify the type of resolution, by a two-thirds (2/3rds) vote of all voting shares; provided however, if such alteration would prejudice or interfere with the rights of a particular class or series, such class or series must consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

Amendments to the partnership’s limited partnership agreement may be proposed only by or with the consent of the partnership’s general partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, the partnership’s general partner must seek approval of a majority of outstanding units required to approve the amendment, either by way of a meeting of the limited partners to consider and vote upon the proposed amendment or by written approval.

No amendment may be made that would: (i) enlarge the obligations of any limited partner without its consent, except any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be approved by at least a majority of the type or class of partnership interests so affected; or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the partnership to, the partnership’s general partner or any of its affiliates without the consent of the partnership’s general partner, which may be given or withheld in its sole discretion. The provision of the partnership’s limited partnership agreement preventing the amendments having the effects described in clauses (i) and (ii) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

EXCHANGEABLE SHARES	UNITS

Subject to applicable law, the partnership’s general partner may generally make amendments to the partnership’s limited partnership agreement without the approval of any limited partner to reflect: (i) a change in the name of the partnership, the location of its registered office or its registered agent; (ii) the admission, substitution or withdrawal of partners in accordance with the partnership’s limited partnership agreement; (iii) a change that the partnership’s general partner determines is reasonable and necessary or appropriate for the partnership to qualify or to continue its qualification as an exempted limited partnership under the laws of Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction or is necessary or advisable in the opinion of the partnership’s general partner to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes; (iv) an amendment that the partnership’s general partner determines to be necessary or appropriate to address certain changes in tax regulations, legislation or interpretation; (v) an amendment that is necessary, in the opinion of the partnership’s counsel, to prevent the partnership or the partnership’s general partner or its directors or officers, from in any manner being subjected to the provisions of the Investment Company Act, or similar legislation in other jurisdictions; (vi) subject to the terms of any preferred units then outstanding, an amendment that the partnership’s general partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership securities; (vii) any amendment expressly permitted in the partnership’s limited partnership agreement to be made by the

EXCHANGEABLE SHARES	UNITS

partnership’s general partner acting alone; (viii) an amendment effected, necessitated or contemplated by a merger or consolidation of the partnership with one or more persons in accordance with the provisions of the partnership’s limited partnership agreement; (ix) any amendment that the partnership’s general partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the partnership’s limited partnership agreement; (x) a change in the partnership’s fiscal year and related changes; or (xi) any other amendments substantially similar to any of the matters described in (i) through (x) above.

In addition, the partnership’s general partner may make amendments to the partnership’s limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of the partnership’s general partner: (i) do not adversely affect the partnership’s limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect; (ii) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental agency or judicial authority; (iii) are necessary or appropriate to facilitate the trading of the units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading; (iv) are necessary or appropriate for any action taken by the partnership’s general partner relating to splits or combinations of units under the provisions of the partnership’s limited partnership agreement; or (v) are required to effect

EXCHANGEABLE SHARES	UNITS

the intent of the provisions of the partnership’s limited partnership agreement or are otherwise contemplated by the partnership’s limited partnership agreement.

The partnership’s general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described in the preceding two paragraphs should occur. No other amendments to the partnership’s limited partnership agreement will become effective without the approval of holders of at least 90% of the units, unless the partnership obtains an opinion of counsel to the effect that the amendment will not (i) cause the partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes the partnership’s general partner has not made the election described below under the section entitled “Qualification”), or (ii) affect the limited liability under the Bermuda Limited Partnership Act 1883 of any of the partnership’s limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.

In addition, any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

	EXCHANGEABLE SHARES	UNITS

Special Meetings of the Shareholders

A special meeting of the shareholders for any purpose or purposes may be called only by the company board on a date not less than twenty-one (21) days nor more than two (2) months after the sending of the notice of the meeting to each shareholder of record entitled to vote at such meeting.

The partnership’s general partner may call special meetings of the limited partners at a time and place outside of Canada determined by the partnership’s general partner on a date not less than ten (10) days nor more than sixty (60) days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by the partnership’s general partner (which may not be less than ten (10) nor more than sixty (60) days before the meeting) are entitled to notice of any meeting.

Written Consent in Lieu of Meeting

Under the BCBCA, generally, shareholder action without a meeting may only be taken by consent resolution of the shareholders entitled to vote on the resolution: with a written consent executed by shareholders holding two-thirds (2/3rds) of the shares that carry the right to vote at general meetings being effective to approve an action requiring an ordinary resolution; or with a written consent executed by all shareholders that carry the right to vote at general meetings or by all of the shareholders holding shares of the applicable class or series of shares, as the case may be, being effective to approve an action requiring a special resolution or an exceptional resolution.

Written consents may be solicited only by or on behalf of the partnership’s general partner. Any such consent solicitation may specify that any written consents must be returned to the partnership within the time period, which may not be less than twenty (20) days, specified by the partnership’s general partner.

For purposes of determining holders of partnership interests entitled to provide consents to any action described above, the partnership’s general partner may set a record date, which may be not less than ten (10) nor more than sixty (60) days before the date by which record holders are requested in writing by the partnership’s general partner to provide such consents. Only those holders of partnership interests on the record date established by the partnership’s general partner will be entitled to provide consents with respect to matters as to which a consent right applies.

Limitation of Liability and Indemnification of Directors and Officers

No director will be personally liable to our company or its shareholders for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted under the BCBCA. Under the BCBCA, no provision in our company’s articles or other contract relieves a director or officer from (i) the duty to act in accordance with the BCBCA and the regulations, or (ii) liability that by virtue of any enactment or rule of law or equity

Under the partnership’s limited partnership agreement, the partnership is required to indemnify to the fullest extent permitted by law the partnership’s general partner and any of its affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any person who serves on a governing body of a holding entity or operating entity of the partnership and any other person designated by the partnership’s general partner as an

EXCHANGEABLE SHARES	UNITS

would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to our company.

To the fullest extent permitted by law, our company will indemnify any present or former director or officer of our company (or a person serving as a director, officer, trustee, employee or agent of another corporation), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred. Our company may enter into agreements with any such person to provide such indemnification. The right to indemnification includes the right to be paid by our company the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by our company within sixty (60) days after the receipt by our company of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the articles).

Our company will not indemnify any present or former director or officer of our company for acts of bad faith, fraud, willful misfeasance, gross negligence, knowing violation of law or reckless disregard of the director’s duties or for any act for which indemnification is specifically prohibited under the BCBCA.

indemnified person, in each case, against all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with the partnership’s investments and activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the partnership’s limited partnership agreement: (i) the liability of such persons has been limited to the fullest extent permitted by law, except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors of the partnership’s general partner will not constitute a breach of the partnership’s limited partnership agreement or any duties stated or implied by law or equity, including fiduciary duties. The partnership’s limited partnership agreement requires the partnership to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

The partnership’s general partner’s bye-laws provide that, as permitted by the laws of Bermuda, it will pay or reimburse an indemnified person’s expenses in advance of a final disposition of a proceeding for which indemnification is sought.

	EXCHANGEABLE SHARES	UNITS

Under the partnership’s general partner’s bye-laws, the partnership’s general partner is required to indemnify, to the fullest extent permitted by law, its affiliates, directors, officers, resident representatives, shareholders, employees or any of its subsidiaries and certain others against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with the partnership’s investments and activities or in respect of or arising from their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the partnership’s general partner’s bye-laws: (i) the liability of such persons has been limited to the fullest extent permitted by law and except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors will not constitute a breach of any duties stated or implied by law or equity, including fiduciary duties. The partnership’s general partner’s bye-laws require it to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

Dividends and Distributions

Pursuant to the articles and subject to the prior rights of holders of all classes and series of preferred shares at the time outstanding having prior rights as to dividends, each exchangeable share will entitle its holder to the exchangeable

Distributions to partners of the partnership will be made only as determined by the general partner in its sole discretion. However, the general partner will not be permitted to cause the partnership to make a distribution if the

EXCHANGEABLE SHARES	UNITS

dividend, in a cash amount equal in value to (i) the amount of any distribution made on a unit multiplied by (ii) the conversion factor determined in accordance with the articles and in effect on the record date of such dividend (which conversion factor will initially be one, subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” The record and payment dates for the dividends upon the exchangeable shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for distributions on the units.

partnership does not have sufficient cash on hand to make the distribution, the distribution would render the partnership insolvent, or if, in the opinion of the general partner, the distribution would leave the partnership with insufficient funds to meet any future or contingent obligations, or the distribution would contravene applicable laws.

Subject to the terms of any preferred units outstanding, the general partner has sole authority to determine whether the partnership will make distributions and the amount and timing of these distributions.

If the full amount of an exchangeable dividend is not declared and paid concurrent with a distribution on the units, then the undeclared or unpaid amount of such exchangeable dividend shall accrue and accumulate (without interest), whether or not our company has earnings, whether or not there are funds legally available for the payment thereof and whether or not such exchangeable dividend has been declared or authorized. Any exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable, which we refer to as unpaid dividends.

All exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the class C shares. Share dividends, if any, paid on the exchangeable shares and class C shares will be declared contemporaneously and paid at the same time in equal numbers of additional shares of the same class and series such that share dividends will be paid in exchangeable shares to holders of the exchangeable shares and in class C shares to holders of the class C shares.

The holders of exchangeable shares shall not be entitled to any dividends from our company other than the exchangeable dividends.

The partnership has a distribution reinvestment plan for holders of its units who are resident in Canada, the United States and Australia. Holders of units who are not resident in Canada, the United States or Australia may participate in the distribution reinvestment plan provided that there are not any laws or governmental regulations that may limit or prohibit them from doing so.

	EXCHANGEABLE SHARES	UNITS

Exchange by Holder

At any time after the distribution date, holders of exchangeable shares shall have the right to exchange all or a portion of their exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) or its cash equivalent based on the NYSE closing price of one unit on the date of the request for exchange (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of our company). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.”

The partnership may elect to satisfy our company’s exchange obligation by acquiring all of the tendered exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the election of the partnership). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.”

N/A.

Redemption by Issuer

Our board will have the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion subject to applicable law, including without limitation following the occurrence of certain redemption events described in “Description of Our Share Capital — Exchangeable Shares — Redemption by Issuer”. In addition, the holder of class B shares may deliver a

N/A.

	EXCHANGEABLE SHARES	UNITS

notice to our company specifying a redemption date upon which the company shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from our company to holders of the exchangeable shares and without the consent of holders of exchangeable shares, our company shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of our company). See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.”

Upon any liquidation, dissolution or winding up of the partnership, including where substantially concurrent with a liquidation, dissolution or winding up of our company, all of the then outstanding exchangeable shares of our company will be automatically redeemed by our company on the day prior to the liquidation, dissolution or winding up of the partnership. Each holder of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) plus all unpaid dividends. See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.”

Qualification	N/A.	If the partnership’s general partner determines in its sole discretion that it is no longer in the partnership’s best interests to continue as a partnership for

	EXCHANGEABLE SHARES	UNITS

U.S. federal income tax purposes, the partnership’s general partner may elect to treat partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Liquidation

Upon any liquidation, dissolution or winding up of our company, and subject to the prior rights of holders of preferred shares and any other class of shares of our company ranking in priority or ratably with the exchangeable shares and after the payment in full to (i) any holder of exchangeable shares or class C shares that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid dividends, the holders of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership described in this prospectus) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of our company are insufficient to make such payment in full, then the assets of our company will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of our company, the partnership may elect to acquire all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to

The partnership will terminate upon the earlier to occur of: (i) the date on which all of the partnership’s assets have been disposed of or otherwise realized by the partnership and the proceeds of such disposals or realizations have been distributed to partners; (ii) the service of notice by the partnership’s general partner, with the special approval of a majority of its independent directors, that in its opinion the coming into force of any law, regulation or binding authority renders illegal or impracticable the continuation of the partnership; and (iii) at the election of the partnership’s general partner, if the partnership, as determined by the partnership’s general partner, is required to register as an “investment company” under the Investment Company Act or similar legislation in other jurisdictions.

The partnership will be dissolved upon the withdrawal of the partnership’s general partner as the general partner of the partnership (unless a successor entity becomes the general partner pursuant to the partnership’s limited partnership agreement) or the date on which any court of competent jurisdiction enters a decree of judicial dissolution of the partnership or an order to wind-up or liquidate the partnership’s general partner without the appointment of a successor in compliance with the partnership’s limited partnership agreement. The partnership will be reconstituted and continue without dissolution if within thirty (30) days of the date of dissolution (and provided a notice of dissolution has not been filed with the Bermuda Monetary Authority), a successor general partner executes a transfer deed pursuant to which the new general partner assumes the rights and

	EXCHANGEABLE SHARES	UNITS

adjustment in the event of certain dilutive or other capital events by our company or the partnership) plus all unpaid dividends, if any. See “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of our company.

undertakes the obligations of the general partner, but only if the partnership receives an opinion of counsel that the admission of the new general partner will not result in the loss of limited liability of any limited partner.

Upon the partnership’s dissolution, unless the partnership is continued as a new limited partnership, the liquidator authorized to wind-up the partnership’s affairs will, acting with all of the powers of the partnership’s general partner that the liquidator deems necessary or appropriate in its judgment, liquidate the partnership’s assets and apply the proceeds of the liquidation first, to discharge the partnership’s liabilities as provided in its limited partnership agreement and by law, then to the preferred units up to the amount of the liquidation entitlement of the preferred units, and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation of the partnership’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of the partnership’s assets would be impractical or would cause undue loss to the partners.

Conversion	At any time after the distribution date, the partnership, or any of its controlled subsidiaries, will be entitled to convert each held exchangeable share to a class C share on a one-for-one basis.	N/A.

Fiduciary Duties

The directors of our company have three principal responsibilities under the BCBCA and our company’s articles, being (i) the duty to manage, (ii) the fiduciary duty, which is to act honestly and in good faith with a view to the best

A general partner is required to act in good faith and in a manner which it reasonably believes to be in the best interests of a partnership. The partnership’s limited partnership agreement contains various express

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interests of our company, and (iii) the duty of care, which is to exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.

provisions that modify, waive and/or limit the fiduciary duties that might otherwise be owed to the partnership and the limited partners. These modifications inter alia restrict the remedies available for actions that might otherwise constitute a breach of fiduciary duty and permit the general partner of the partnership to take into account the interests of third parties, including Brookfield, when resolving conflicts of interest.

Protection of Shareholders

Under the BCBCA, pursuant to the oppression remedy, any holder of exchangeable shares may apply to court for an order where the affairs of our company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or where there has been some act of our company that is unfairly prejudicial to one or more of the shareholders. Under the BCBCA, pursuant to the derivative action remedy, a shareholder (including a beneficial shareholder) may bring an action in the name of and on behalf of our company to enforce a right, duty or obligation owed to our company that could be enforced by our company itself or to obtain damages for any such breach of right, duty or obligation.

There is no oppression remedy or derivative action remedy available under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992.

Furthermore, the partnership’s limited partnership agreement also stipulates that unless otherwise determined by the general partner of the partnership, a Person (as defined in the limited partnership agreement) shall not have pre-emptive, preferential or other similar rights in respect to the issuance of a unit.

Takeover Bids, Issuer Bids and Tender Offers

The exchangeable shares are not units and will not be treated as units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire units unless such offer has been extended to holders of exchangeable shares.

The units are not exchangeable shares and will not be treated as exchangeable shares for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of units will not be entitled to participate in an offer or bid made to acquire the exchangeable shares unless such offer has been extended to holders of units.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

About the Partnership

The partnership is a Bermuda-exempted limited partnership that was established on May 21, 2007 under the provisions of the Bermuda Exempted Partnerships Act 1992 and the Bermuda Limited Partnership Act 1883. The partnership’s head and registered office is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and its telephone number at that address is +1 441 294-3309.

The partnership’s sole material assets are its managing general partnership interest and preferred limited partnership interest in Holding LP. The partnership serves as Holding LP’s managing general partner and has sole authority for the management and control of Holding LP. Holding LP owns, directly or indirectly, all of the common shares of each of (i) BIP Bermuda Holding I Limited, a corporation incorporated under the laws of Bermuda, (ii) Canada HoldCo, a corporation incorporated under the laws of Ontario and (iii) Brookfield Infrastructure US Holdings I Corporation, a corporation incorporated under the laws of the State of Delaware.

The partnership is a leading global infrastructure company that owns and operates high-quality, long-life assets in the utilities, transport, energy and data infrastructure sectors across North and South America, Asia Pacific and Europe. The partnership is focused on assets that generate stable cash flows and require minimal maintenance capital expenditures. The partnership’s units are listed on the NYSE and the TSX, and the partnership’s preferred partnership units are listed on the TSX.

The partnership is the flagship listed infrastructure company of Brookfield, a leading global alternative asset manager with over $500 billion of assets under management across real estate, infrastructure, renewable power, private equity and credit.

Description of Partnership Capital

As of December 31, 2019, there were approximately 293 million units outstanding (415 million units assuming the exchange of all of Brookfield’s redeemable partnership units of Holding LP), 4,989,265 class A preferred units, series 1, 4,989,262 class A preferred units, series 3, 9,986,588 class A preferred units, series 5, 11,979,750 class A preferred units, series 7, 7,986,595 class A preferred units, series 9 and 9,936,190 class A preferred units, series 11 outstanding and no class A preferred units, series 2, class A preferred units, series 4, class A preferred units, series 6, class A preferred units, series 8, class A preferred units, series 10 and class A preferred units, series 12 outstanding. The redeemable partnership units of Holding LP are subject to a redemption exchange mechanism pursuant to which units may be issued in exchange for redeemable partnership units on a one for one basis. Brookfield owns approximately 29.6% of the partnership assuming the exchange of all of Brookfield’s redeemable partnership units of Holding LP.

On October 16, 2018, Exchange LP, a subsidiary of the partnership, issued 5,726,170 exchangeable units in connection with Brookfield Infrastructure’s acquisition of an effective 30% interest in Enercare for consideration equivalent to C$52.64 per exchangeable unit. Each exchangeable unit is exchangeable for one unit. As of December 31, 2019, there were approximately one (1) million exchangeable units outstanding.

Information Regarding the Units

The units are non-voting limited partnership interests in the partnership. Holders of units are not entitled to the withdrawal or return of capital contributions in respect of the units, except to the extent, if any, that distributions are made to such holders pursuant to the partnership’s limited partnership agreement or upon the liquidation of the partnership as described in the partnership’s Annual Report or as otherwise required by applicable law. Except to the extent expressly provided in the partnership’s limited partnership agreement, a holder of units will not have priority over any other holder of units, either as to the return of capital contributions or as to profits, losses or distributions. The units rank junior to the partnership’s preferred limited partnership units with respect to priority in the payment of distributions and in the distribution of the assets of the partnership in the event of the liquidation, dissolution or winding-up of the partnership, whether voluntary or involuntary, as further described in the partnership’s Annual Report. Holders of units will not be granted any preemptive or other similar right to acquire additional interests in the partnership. In addition, holders of units do not have any right to have their units redeemed by the partnership. For a more detailed description of the units, please refer to the partnership’s Annual Report, which is incorporated by reference herein, for further information regarding the principal rights, privileges, restrictions and conditions attaching to the partnership’s units.

The outstanding units are traded on the NYSE under the symbol “BIP” and the TSX under the symbol “BIP.UN”. The following table sets forth the price ranges and trading volumes of the units as reported by the TSX for the periods indicated, in Canadian dollars:

	Units
	High	Low	Volume
	(C$)	(C$)
2019
March	57.06	52.62	18,686,980
April	56.33	54.70	7,075,238
May	57.95	54.83	7,545,382
June	57.50	55.33	7,881,681
July	58.73	55.22	7,434,178
August	63.21	57.96	6,360,914
September	66.30	61.72	8,583,752
October	66.72	62.76	6,672,914
November	70.33	65.14	5,852,956
December	69.82	63.61	7,380,391

2020
January	72.33	64.37	7,108,783
February	74.66	66.62	7,340,500
March 1 to March 9	72.34	62.24	4,613,417

The following table sets forth the price ranges and trading volumes of the units as reported by the NYSE for the periods indicated, in U.S. dollars:

	Units
	High	Low	Volume
	($)	($)
2019
March	42.54	39.51	6,620,356
April	42.08	41.04	4,672,381
May	43.00	40.82	5,119,161
June	43.27	41.19	5,511,045
July	44.74	42.39	9,517,470
August	47.56	43.49	7,192,717
September	49.99	46.32	6,011,666
October	50.61	47.60	5,931,065
November	52.83	49.41	4,741,166
December	52.67	48.35	5,741,038

2020
January	54.81	49.55	5,383,013
February	56.31	49.53	5,906,853
March 1 to March 9	53.97	45.54	2,860,296

In the 12-month period before the date of this prospectus, the partnership made the following issuances of units:

a)	on March 29, 2019, in connection with the reinvestment of distributions, the partnership issued 55,427 units pursuant to its distribution reinvestment plan at a purchase price of $40.6826 per unit;

b)	on June 28, 2019, in connection with the reinvestment of distributions, the partnership issued 54,471 units pursuant to its distribution reinvestment plan at a purchase price of $42.4428 per unit;

c)

on July 17, 2019, in connection with a public offering of units, the partnership issued 13,529,750 units to the public at a purchase price of $42.50 per unit and Holding LP issued 6,128,000 redeemable partnership units to Brookfield at a purchase price of $40.80 per redeemable partnership unit;

d)

on September 30, 2019, in connection with the reinvestment of distributions, the partnership issued 46,741 units pursuant to its distribution reinvestment plan at a purchase price of $48.8109 per unit;

e)

on December 31, 2019, in connection with the reinvestment of distributions, the partnership issued 47,414 units pursuant to its distribution reinvestment plan at a purchase price of $49.5528 per unit; and

f)

during the 12-month period before the date of this prospectus, in connection with the exchange of exchangeable units of Exchange LP, our partnership issued 254,622 units (price information not included because these units were distributed pursuant to an exchange).

Distribution Policy and Distribution History

The partnership’s distributions are underpinned by stable, highly regulated and contracted cash flows generated from its operations. The partnership’s objective is to pay a distribution that is sustainable on a long-term basis. The partnership has set its target payout ratio target at 60-70% of FFO. In sizing what it believes to be a conservative payout ratio, the partnership typically retains approximately 9% of AFFO, that it utilizes to fund some or all of its internally funded growth capital expenditures.

The following table presents the partnership’s distribution history for the dates indicated:

Record Date	Distribution Date	Amount
February 28, 2020	March 31, 2020	$0.5375
November 29, 2019	December 31, 2019	$0.5025
August 30, 2019	September 30, 2019	$0.5025
May 31, 2019	June 28, 2019	$0.5025
February 28, 2019	March 29, 2019	$0.5025
November 30, 2018	December 31, 2018	$0.47
August 31, 2018	September 28, 2018	$0.47
May 31, 2018	June 29, 2018	$0.47
February 28, 2018	March 29, 2018	$0.47

Consolidated Capitalization

The following table sets forth the partnership’s cash and capitalization as at December 31, 2019, on an actual basis and after giving effect to the special distribution and the transfer of BUUK and NTS from the partnership to the company as though it had occurred on December 31, 2019; and for the year ended December 31, 2019 as if the special distribution and the transfer of BUUK and NTS from the partnership took place on January 1, 2019.

The effect of the special distribution on the partnership’s financial statements will be such that exchangeable shares issued by our company will be classified as non-controlling interests within the consolidated financial statements of the partnership on the basis that these exchangeable shares represent equity in a subsidiary not attributable, directly or indirectly, to the parent, being the partnership. Consequently, partnership capital attributed to limited partners, non-controlling interest — redeemable partnership units held by Brookfield, the general partner of the partnership, and Exchange L.P. unitholders will be reduced by $500 million, $208 million, $3 million, and $nil, respectively, as at the effective date of the special distribution with a corresponding increase in the amount of non-controlling interest attributable to the exchangeable shares. The effect of the special distribution on the consolidated financial statements of the partnership relating to partnership capital, net income attributable to the unitholders and non-controlling interest attributable to exchangeable shares, and basic and diluted earnings per unit attributable to limited partners is as follows:

US$ MILLIONS	Actual	Following the special distribution
As of December 31, 2019
Assets
Cash and cash equivalents	$827	$827
Non-recourse borrowings	18,544	18,544
Partnership Capital
Limited Partners
Limited partners’ capital	5,495	5,495
Retained deficit	(1,430)	(1,832)
Ownership changes	510	459
Accumulated other comprehensive income	473	426

Total partnership capital	5,048	4,548
General Partner
General partners’ capital	19	19
Retained earnings	1	(2)
Accumulated other comprehensive income	4	4

Total partnership capital attributable	24	21
Non-Controlling Interest — Redeemable Partnership Units held by Brookfield
Redeemable partnership units held by Brookfield	2,328	2,328
Retained deficit	(613)	(789)
Ownership changes	101	91
Accumulated other comprehensive income	223	201

Total non-controlling interest — Redeemable Partnership Units held by Brookfield	2,039	1,831
Non-controlling interest — Exchange LP Units	18	18
Non-controlling interest — BIPC	—	711
Non-controlling interest — in operating subsidiaries	14,113	14,113
Preferred Unitholders Capital	935	935

Total partners’ capital	$22,177	$22,177

US$ MILLIONS, EXCEPT PER UNIT AMOUNTS	Actual	Following the special distribution
For the year ended December 31, 2019
Net Income	$650	$650

Attributable to:
Limited partners	52	47
General Partner	159	159
Non-controlling interest attributable to:
Redeemable Partnership Units held by Brookfield	22	20
Exchange LP Units	—	—
BIPC	—	7
Interest of others in operating subsidiaries	417	417

Basic and diluted earnings per limited partner unit:	$0.07	$0.06

For additional information with respect to the partnership, see “Where You Can Find More Information” and “Documents Incorporated by Reference”.

SECURITY OWNERSHIP

The following table presents information regarding the beneficial ownership of our exchangeable shares immediately after completion of the special distribution by each person or entity that we know will beneficially own 5% or more of our exchangeable shares. The exchangeable shares held by our principal shareholders do not entitle such shareholders to different voting rights than those of other holders of our exchangeable shares. However, the exchangeable shares and the class B shares have different voting rights. Holders of exchangeable shares hold a 25% voting interest in our company and holders of the class B shares hold a 75% voting interest in our company. See “Description of Our Share Capital — Exchangeable Shares — Voting” and “Description of Our Share Capital — Class B Shares — Voting”.

The current directors of our company, as well as the directors who will serve on the board following completion of the special distribution, together will beneficially own less than 1% of the exchangeable shares.

	Exchangeable Shares Beneficially Owned After the Special Distribution(1)(2)(3)
Name and Address	Number	Percentage
Brookfield Asset Management Inc.(4)	13,755,892	29.6%
Partners Limited(5)	13,889,459	29.9%
Bank of Montreal(6)	2,385,412	5.1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Exchangeable shares relating to securities currently exercisable or exercisable within sixty (60) days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)

Immediately prior to the special distribution, the partnership will hold all of the exchangeable shares. Brookfield may be deemed to have beneficial ownership of all of the exchangeable shares prior to the special distribution through its ownership of the general partner interest in the partnership.

(3)	The percentages shown are based on approximately 46.5 million exchangeable shares expected to be outstanding after the distribution date.
(4)

Brookfield may be deemed to be the beneficial owner of 13,755,892 exchangeable shares that it will hold through wholly-owned subsidiaries. The business address of Brookfield is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3.

(5)

Partners Limited is a corporation whose principal business mandate is to hold shares of Brookfield, directly or indirectly, for the long-term. The business address of Partners Limited is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3. Partners Limited may be deemed to be the beneficial owner of 129,331 exchangeable shares to be beneficially held by Partners Value Investments LP and all exchangeable shares to be beneficially held by Brookfield. Partners Limited may be deemed to have the power (together with each of Brookfield and Partners Value Investments LP) to vote or direct the vote of the exchangeable shares to be beneficially owned by it or to dispose of such shares other than 4,233 exchangeable shares with respect to which it will have sole voting and investment power.

(6)

Based on a Schedule 13G filed by Bank of Montreal on February 14, 2020 with respect to the units and assuming the distribution of 2,385,412 exchangeable shares to Bank of Montreal in the special distribution. Based on a Schedule 13G filed by Bank of Montreal on February 14, 2020 with respect to the units, its business address is 1 First Canadian Place, Toronto, Ontario, Canada M5X 1A1.

Immediately following the special distribution, Brookfield Infrastructure will hold all of the class B shares, having a 75% voting interest in our company, and class C shares of our company, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. Together, Brookfield and Brookfield Infrastructure will hold an approximate 82% voting interest in our company.

SELLING UNITHOLDER

The table below sets forth information regarding beneficial ownership of units by Brookfield as of December 31, 2019. Brookfield will enter into the Rights Agreement pursuant to which Brookfield has agreed that, until the fifth anniversary of the distribution date, in the event that, on the applicable specified exchange date with respect to any subject exchangeable shares, (i) our company has not satisfied its obligations under our articles by delivering the unit amount or its cash equivalent amount and (ii) the partnership has not, upon its election in its sole and absolute discretion, acquired such subject exchangeable share from the holder thereof and delivered the unit amount or the cash equivalent amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to our articles to exchange such subject exchangeable shares for the unit amount or its cash equivalent. If Brookfield satisfies the exchange obligation, it will acquire exchangeable shares. See “Description of Our Share Capital — Exchangeable Shares — Exchange by Holder” and “Relationship with Brookfield — Rights Agreement”.

Selling Unitholder	Units Beneficially Owned(1)	Percentage of Units Outstanding(2)	Maximum Number of Units That May Be Delivered upon Exchange of Exchangeable Shares	Percentage after Maximum Number of Units are Delivered upon Exchange(4)
Brookfield Asset Management Inc.(3)	122,202,637	29.4%	46,500,000	18.2%

1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Units relating to securities currently exercisable or exercisable within sixty (60) days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)

The percentage shown is based on 293,528,515 units outstanding as of December 31, 2019 and an aggregate of 121,952,992 redeemable partnership units of Holding LP held by Brookfield. The number of outstanding units will not change as a result of the special distribution. Excludes any exchangeable shares to be issued to Brookfield in connection with the special distribution.

(3)

Brookfield may be deemed to be the beneficial owner of 122,202,637 units that it holds through wholly-owned subsidiaries, constituting approximately 29.6% of the issued and outstanding units, assuming that all of the redeemable partnership units of Holding LP are exchanged for units. The business address of Brookfield is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3.

(4)

The percentage shown assumes that all exchange requests of exchangeable shares are satisfied in reliance on the secondary exchange rights and no units are delivered by our company or the partnership in satisfaction of exchange requests on the exchangeable shares. Our company and the partnership currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash.

For a description of our company’s and the partnership’s relationship with Brookfield as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with BAM, please see “Relationship with Brookfield” in this prospectus.

EXCHANGEABLE SHARES ELIGIBLE FOR FUTURE SALES

Immediately following the special distribution, we expect to have approximately 46.5 million exchangeable shares outstanding. The actual number of exchangeable shares to be distributed will be determined on the record date. All of the exchangeable shares issued in connection with the special distribution will be freely transferable by persons other than our “affiliates” without restriction or further registration under the U.S. Securities Act. Sales of substantial amounts of our exchangeable shares in the public market could adversely affect prevailing market prices of units and our ability to issue units in the future.

Under Rule 144, a person who has beneficially owned restricted units for at least six months would be entitled to sell their securities provided that (i) such person is not one of our affiliates at the time of, or has not been one of our affiliates at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least ninety (90) days before the sale.

Persons who have beneficially owned units for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person could not sell within any three-month period a number of exchangeable shares in excess of the greater of: (i) 1% of the total number of exchangeable shares then outstanding and (ii) the average weekly reported trading volume of the exchangeable shares during the four preceding calendar weeks.

Sales under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Torys LLP, counsel to our company, the following describes the material Canadian federal income tax consequences with respect to the receipt, holding and disposition of the exchangeable shares acquired by a holder who as beneficial owner, receives the exchangeable shares pursuant to the special distribution described in this prospectus and who, at all relevant times, for the purposes of the Income Tax Act (Canada), or the Tax Act, (i) deals at arm’s length and is not affiliated with our company and the partnership and (ii) holds the exchangeable shares as capital property. Generally, the exchangeable shares will be considered to be capital property to a holder provided the holder does not hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon the facts as set out in this prospectus, the current provisions of the Tax Act and the regulations thereunder, and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency, or the CRA, published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, or the proposed amendments, and assumes that all proposed amendments will be enacted in the form proposed. However, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary assumes that at all relevant times (i) the exchangeable shares will be listed on a “designated stock exchange” in Canada for the purposes of the Tax Act (which currently includes the TSX) and (ii) all or substantially all of the property of our company and the units of the partnership will not be “taxable Canadian property” (as defined in the Tax Act). This summary also assumes that neither the partnership nor our company is a “tax shelter” or a “tax shelter investment”, each as defined in the Tax Act. However, no assurance can be given in this regard.

Following the special distribution, our company will qualify as a “mutual fund corporation” as defined in the Tax Act. Our company intends to file the necessary election under the Tax Act so that it will be deemed to be a “public corporation” effective from the beginning of its first taxation year, and therefore can qualify as a “mutual fund corporation” throughout its first taxation year. Our company intends to continue to qualify as a “mutual fund corporation” throughout each taxation year in which exchangeable shares are outstanding and this summary assumes that will be the case.

This summary also relies as to certain matters on certificates of officers of our company and a letter obtained from an investment bank.

This summary is not applicable to a holder: (i) an interest in which would be a “tax shelter investment” or who holds units or acquires exchangeable shares as a “tax shelter investment”, (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules, (iii) that reports its “Canadian tax results” in a currency other than Canadian currency, or (iv) that has entered or will enter into a “derivative forward agreement” in respect of the units or the exchangeable shares, each as defined in the Tax Act. Furthermore, this summary is not applicable to a holder that is a “controlling corporation” of our company (for purposes of subsection 191(1) of the Tax Act), a person with whom the controlling corporation does not deal at arm’s length or a partnership or trust of which the controlling corporation or person with whom the controlling corporation does not deal at arm’s length is a member or beneficiary for purposes of the Tax Act. Such holders should consult their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representation concerning the tax consequences to any particular holder or prospective holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective holders should consult their own tax advisors with respect to an investment in the exchangeable shares having regard to their particular circumstances.

Generally, for purposes of the Tax Act, all amounts relating to the special distribution and the acquisition, holding or disposition or deemed disposition of an exchangeable share must be expressed in Canadian currency. Amounts denominated in another currency must be converted into Canadian currency using the applicable rate of exchange (pursuant to the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Disposition by the Partnership

The partnership will be deemed to have disposed of exchangeable shares distributed pursuant to the special distribution to the unitholders for proceeds equal to the fair market value of such shares at that time. The adjusted cost base to a holder of the exchangeable shares received pursuant to the special distribution will be equal to the fair market value of such shares at the time of the special distribution. The partnership expects that the aggregate deemed proceeds of disposition of the exchangeable shares will be equal to the aggregate of the partnership’s adjusted cost base in such shares at the time of the special distribution such that the partnership will neither realize a capital gain nor sustain a capital loss on the disposition of such shares to the unitholders. (See “Redemptions, Exchanges and Other Dispositions of the Exchangeable Shares” in relation to resident holders and non-resident holders, respectively, for a general description of the taxation of capital gains and losses.)

Taxation of Holders Resident in Canada

The following portion of the summary is applicable to a holder who, at all relevant times, is resident or deemed to be resident in Canada under the Tax Act, or a resident holder. Certain resident holders may be entitled to make, or may have already made, the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem any exchangeable shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such resident holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident holders whose exchangeable shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

In general, the special distribution will reduce the adjusted cost base of a resident holder’s interest in the partnership by an amount equal to the fair market value at the time of the special distribution of the exchangeable shares received by the resident holder. If the adjusted cost base to a resident holder of the resident holder’s interest in the partnership is negative at the end of the fiscal period of the partnership, the absolute value of such amount is generally deemed to be a capital gain realized by the resident holder and the resident holder’s adjusted cost base of the resident holder’s interest in the partnership will be reset to nil. (See “Redemptions, Exchanges and Other Dispositions of the Exchangeable Shares” for a general description of the taxation of capital gains and losses.)

Dividends on the Exchangeable Shares

Taxable dividends received on the exchangeable shares by a resident holder will be included in computing the resident holder’s income.

Dividends on the exchangeable shares received by a resident holder who is an individual will be included in computing the resident holder’s income subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. Such dividends will be eligible for the enhanced gross-up and dividend tax credit if our company designates the dividends as “eligible dividends”. There may be limitations on our company’s ability to designate taxable dividends as eligible dividends.

Subject to the potential application of subsection 55(2) of the Tax Act, dividends on the exchangeable shares received by a resident holder that is a corporation (other than a “specified financial institution” for purposes of the Tax Act) will be included in the corporation’s income and will generally be deductible by the corporation in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a resident holder that is a corporation as proceeds of disposition or a capital gain. Resident holders that are corporations should consult their own tax advisors having regard to their own circumstances.

In the case of a resident holder that is a “specified financial institution”, taxable dividends received on the exchangeable shares will be deductible in computing its taxable income only if either:

(a)	the specified financial institution did not acquire the exchangeable shares in the ordinary course of its business; or

(b)	at the time of receipt of the taxable dividends by the specified financial institution,

(i)	the exchangeable shares are listed on a designated stock exchange in Canada for the purposes of the Tax Act (which currently includes the TSX); and

(ii)	dividends are received in respect of not more than 10% of the issued and outstanding exchangeable shares by

A.	the specified financial institution; or

B.	the specified financial institution and persons with whom it does not deal at arm’s length (within the meaning of the Tax Act).

Notwithstanding the discussion above, during the period while the Rights Agreement is in place, the exchangeable shares will be subject to the “guaranteed share” provisions of the Tax Act. In the case of a holder of exchangeable shares that is a corporation in respect of which dividends on the exchangeable shares will be included in the holder’s income as a taxable dividend, such taxable dividends received on the exchangeable shares during such period will be deductible in computing its taxable income only if, at the time of receipt of the taxable dividends by the corporation, (a) the exchangeable shares are listed on a designated stock exchange (which currently includes the TSX and NYSE); and (b) dividends are received in respect of not more than 10% of the issued and outstanding exchangeable shares by (i) the particular corporation, (ii) persons with whom the particular corporation does not deal at arm’s length, or (iii) partnerships or trusts of which the particular corporation or persons with whom it does not deal at arm’s length is a member or beneficiary.

Holders should be aware that exchanges at the request of holders of exchangeable shares may impact the percentage of exchangeable shares held by such holders.

A resident holder of the exchangeable shares which is a corporation other than a “private corporation” or a “financial intermediary corporation” (each as defined in the Tax Act) will generally be subject to a 10% tax under Part IV.1 of the Tax Act in respect of any taxable dividends received by it on the exchangeable shares to the extent that such taxable dividends are deductible in computing its taxable income.

A resident holder which is a “private corporation” (as defined in the Tax Act) or any other corporation controlled directly or indirectly by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable to pay a refundable tax under Part IV of the Tax Act, generally imposed at the rate of 38 1/3%, on taxable dividends received on the exchangeable shares, to the extent that such dividends are deductible in computing its taxable income. Where Part IV.1 tax also applies to a taxable dividend received by a corporation, the rate of Part IV tax payable by the corporation is reduced by the rate of Part IV.1 tax.

The amount of any dividend that our company elects to pay from its “capital gains dividend account” (as defined in the Tax Act), or a capital gains dividend, received by a resident holder of the exchangeable shares from our company will be considered to be a capital gain of such holder from the disposition of capital property in the taxation year of the resident holder in which the capital gains dividend is received.

Having regard to the dividend policy of our company, a resident holder acquiring exchangeable shares may become taxable on income or capital gains accrued or realized before such holder acquired such exchangeable shares.

Taxable dividends or capital gains dividends paid to a resident holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.

If after January 1, 2023, the U.S. “substantial equivalence” test is met (see “Material United States Federal Income Tax Considerations — Consequences to Non-U.S. Unitholders — Ownership of Exchangeable Shares” for further information in this respect) and our company has to withhold U.S. federal income tax, resident holders are urged to consult their own tax advisors as to whether any such U.S. withholding tax on such portion of a dividend may be eligible to be credited against the resident holders’ income tax or deducted from income subject to certain limitations under the Tax Act having regard to their own particular circumstances.

Redemptions, Exchanges and Other Dispositions of the Exchangeable Shares

A resident holder who disposes of, or who is deemed to dispose of, an exchangeable share, including a disposition to our company (whether on a redemption by our company, an exchange at the request of the holder or otherwise), will realize a capital gain (or sustain a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the resident holder’s adjusted cost base of such share and any reasonable costs of disposition.

In general, one-half of a capital gain realized by a resident holder in a taxation year must be included in income as a taxable capital gain. One-half of a capital loss realized by a resident holder in a taxation year generally must be deducted as an “allowable capital loss” against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years in accordance with the provisions of the Tax Act.

The amount of any capital loss realized by a resident holder that is a corporation on the disposition of an exchangeable share may be reduced by the amount of any dividends received or deemed to be received by the resident holder on such exchangeable share to the extent and under the circumstances described in the Tax Act. Similar rules may apply where an exchangeable share is owned by a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Such resident holders should consult their own advisors.

A taxable capital gain realized by a resident holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.

Additional Refundable Tax

A resident holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) will be liable to pay an additional refundable tax on its “aggregate investment income”, which includes an amount in respect of net taxable capital gains.

Eligibility for Investment

Based on the current provisions of the Tax Act, on the distribution date, provided that the exchangeable shares are then listed on a “designated stock exchange” (as defined in the Tax Act, which currently includes the TSX and NYSE), the exchangeable shares acquired pursuant to the special distribution on the distribution date will be, at that time, qualified investments under the Tax Act for a trust governed by a registered retirement savings plan, or RRSP, deferred profit sharing plan, registered retirement income fund, or RRIF, registered education savings plan, or RESP, registered disability savings plan, or RDSP, or a tax-free savings account, or TFSA.

Notwithstanding that exchangeable shares may be qualified investments for a trust governed by a TFSA, RDSP, RRSP, RRIF or RESP, the holder of a TFSA or RDSP, the annuitant under an RRSP or RRIF or the subscriber of an RESP will be subject to a penalty tax in respect of the exchangeable shares if such exchangeable shares are a “prohibited investment” and not an “excluded property” (each as defined in subsection 207.01(1) of the Tax Act) for the TFSA, RDSP, RRSP, RRIF or RESP, as the case may be. The exchangeable shares will generally not be a prohibited investment for a trust governed by a TFSA, RDSP, RRSP, RRIF or RESP provided the holder of the TFSA or RDSP, the annuitant under the RRSP or RRIF or the subscriber of the RESP, as the case may be, deals at arm’s length with our company for purposes of the Tax Act and does not have a “significant interest” (within the meaning of subsection 207.01(4) of the Tax Act) in our company. Generally, such a holder, annuitant or subscriber, as the case may be, will not have a significant interest in our company provided the holder, annuitant or subscriber, together with persons with whom the holder, annuitant or subscriber does not deal at arm’s length, does not own (and is not deemed to own pursuant to the Tax Act) directly or indirectly, 10% or more of the issued shares of any class of the capital stock of our company or of any corporation that is related to our company (for purposes of the Tax Act). Holders should be aware that exchanges at the request of holders of exchangeable shares may impact the percentage of exchangeable shares held by such holders. Holders of TFSAs or RDSPs, annuitants under RRSPs or RRIFs and subscribers of RESPs should consult their own tax advisors as to whether such securities will be a “prohibited investment”, including with respect to whether the exchangeable shares would be “excluded property”, in their particular circumstances.

Taxation of Holders Not Resident in Canada

The following portion of the summary is generally applicable to a holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the exchangeable shares in a business carried on in Canada, or a non-resident holder. Special rules, which are not discussed in this summary, may apply to a non-resident holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends on the Exchangeable Shares

Dividends, other than capital gains dividends, paid or credited on the exchangeable shares or deemed to be paid or credited on the exchangeable shares to a non-resident holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the non-resident holder is entitled under any applicable income tax convention between Canada and the country in which the non-resident holder is resident.

The same Canadian withholding tax consequences are applicable to capital gains dividends to the extent of the lesser of the amount of the dividend received by the non-resident holder and the non-resident holder’s portion (as determined under the Tax Act) of the “TCP gains balance” (as defined in the Tax Act) of our company. In general, our company’s “TCP gains balance” is the amount of our company’s net capital gains from dispositions of “taxable Canadian property” (as defined in the Tax Act). Our company expects that it will not dispose of any “taxable Canadian property” in circumstances that would give rise to a “TCP gains balance”. Capital gains dividends are otherwise not subject to Canadian withholding tax and capital gains dividends received by a non-resident holder will be considered to be a capital gain of the non-resident holder from the disposition of capital property in the taxation year of the non-resident holder in which the capital gains dividend is received. The non-resident holder will not be subject to tax under the Tax Act in respect of such a capital gains dividend.

Redemptions, Exchanges and Other Dispositions of the Exchangeable Shares

A non-resident holder will not be subject to tax under the Tax Act on a disposition or deemed disposition of exchangeable shares unless the exchangeable shares are “taxable Canadian property” of the non-resident holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the non-resident holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the non-resident holder is resident.

Generally, the exchangeable shares will not constitute “taxable Canadian property” of a non-resident holder at a particular time provided that our company is a mutual fund corporation unless, at any particular time during the 60-month period that ends at that time, both of the following conditions are met concurrently: (a) 25% or more of the issued shares of any class of the capital stock of our company were owned by or belonged to one or any combination of (i) the non-resident holder, (ii) persons with whom the non-resident holder did not deal at arm’s length for purposes of the Tax Act, and (iii) partnerships in which the non-resident holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the exchangeable shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (b)(i) to (iii), whether or not the property exists.

Our company expects that at all relevant times, all or substantially all of its property and the units of the partnership will not be “taxable Canadian property”.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the exchangeable shares may be deemed to be “taxable Canadian property.” Non-resident holders for whom exchangeable shares may constitute “taxable Canadian property” should consult their own tax advisors.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This summary discusses material United States federal income tax considerations for unitholders relating to the special distribution of exchangeable shares described in this prospectus and of the ownership and disposition of exchangeable shares as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the U.S. Internal Revenue Code, on the regulations promulgated thereunder, or the Treasury Regulations, and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary should be read in conjunction with the discussion of the principal U.S. federal income tax considerations associated with the operations of the partnership and the purchase, ownership, and disposition of units set forth in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Related to Taxation” in the partnership’s most recent Annual Report. The following discussion is limited as described in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the partnership’s most recent Annual Report and as described herein.

This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of the units or that will own (directly, indirectly or constructively, applying certain attribution rules) 10% or more of the equity interests (by vote or value) of our company, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose units are loaned to a short seller to cover a short sale of units, U.S. unitholders (as defined below) whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold units through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom the units are not a capital asset, persons who are liable for the alternative minimum tax, and certain U.S. expatriates or former long-term residents of the United States. This summary does not address the consequences to U.S. unitholders who receive distributions on exchangeable shares other than in U.S. dollars. Except as otherwise specifically provided herein, this summary does not address any tax consequences to holders of preferred units of the partnership, nor does this summary address any tax consequences to holders of exchangeable limited partnership units of Exchange LP. This summary does not address any tax consequences to persons who contributed property to the partnership in exchange for units, and such persons should consult their own tax advisors regarding the U.S. federal income tax considerations relating to the special distribution, including, without limitation, under Sections 707(a) or 737 of the U.S. Internal Revenue Code. The actual tax consequences of the special distribution of exchangeable shares and of the ownership and disposition of exchangeable shares will vary depending on your individual circumstances.

The following discussion, to the extent it expresses conclusions as to the application of U.S. federal income tax law and subject to the qualifications described herein, represents the opinion of Torys LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations, and determinations. Any alteration or incorrectness of such facts, assumptions, representations, or determinations could adversely affect such opinion. Moreover, opinions of counsel are not binding upon the U.S. Internal Revenue Service (the “IRS”) or any court, and the IRS may challenge the conclusions herein and a court may sustain such challenge. Notwithstanding the foregoing, Torys LLP has rendered no opinion with respect to the following U.S. federal income tax matters: (i) whether any unitholder is an “eligible partner” of the partnership within the meaning of Section 731(c)(3)(C)(iii) of the U.S. Internal Revenue Code (see “Consequences to U.S. Unitholders — Special Distribution of Exchangeable Shares”); (ii) whether the exchange of exchangeable shares for units pursuant to the exercise of the partnership call right qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code (see “Consequences to U.S. Unitholders — Ownership of Exchangeable Shares — Exercise of the Partnership Call Right”); (iii) whether the method used by the general partner of the partnership to estimate a unitholder’s basis in exchangeable shares exchanged for units pursuant to the exercise of the partnership call right is reasonable (see “Consequences to U.S. Unitholders — Ownership of Exchangeable Shares — Exercise of the Partnership Call Right”); and (iv) whether the contractual arrangements relating to the exchangeable shares are classified as a simple contract or a complex contract for purposes of Section 871(m) of the U.S. Internal Revenue Code and the Treasury Regulations thereunder (see “Consequences to Non-U.S. Unitholders — Ownership of Exchangeable Shares”).

For purposes of this discussion, a “U.S. unitholder” is a beneficial owner of units who receives exchangeable shares pursuant to the special distribution and who is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. unitholder” is a beneficial owner of units, other than a U.S. unitholder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes, who receives exchangeable shares pursuant to the special distribution.

If a partnership holds units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold units should consult their own tax advisors.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax advisor concerning the U.S. federal, state and local income tax consequences particular to your ownership and disposition of units, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of the Partnership and Holding LP

Each of the partnership and Holding LP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. The partnership is publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act of 1940 if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

The general partner of the partnership intends to manage the affairs of the partnership and Holding LP so that the partnership will meet the Qualifying Income Exception in each taxable year. Based upon factual statements and representations made by the general partner of the partnership and the Infrastructure Special LP, Torys LLP is of the opinion that at least 90% of the partnership’s and Holding LP’s gross income has been, and currently is, of a type that constitutes qualifying income. However, the portion of the partnership’s and Holding LP’s income that is qualifying income may change from time to time, and there can be no assurance that at least 90% of the partnership’s and Holding LP’s gross income in any year will constitute qualifying income.

No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the partnership’s or Holding LP’s status for U.S. federal income tax purposes or whether the partnership’s or the Holding LP’s operations generate “qualifying income” under Section 7704 of the U.S. Internal Revenue Code. It is the opinion of Torys LLP that, based upon the U.S. Internal Revenue Code, Treasury Regulations, published revenue rulings, court decisions, and the factual statements and representations made by the general partner of the partnership and the Infrastructure Special LP, as of the date hereof, each of the partnership and Holding LP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

In rendering its opinion, Torys LLP has relied on numerous factual representations made by the general partner of the partnership and the Infrastructure Special LP, including but not limited to the following:

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Neither the partnership nor Holding LP has elected to be classified as a corporation for United States federal tax purposes, and neither the partnership nor Holding LP has any plan or intention to elect to be so classified.

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For each of the partnership’s and Holding LP’s taxable years, more than 90% of each entity’s gross income has consisted of income of a type that Torys LLP is of the opinion constitutes “qualifying income” within the meaning of Section 7704(d) of the U.S. Internal Revenue Code.

If the partnership fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, or if the partnership is required to register under the Investment Company Act of 1940, then the partnership will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which the partnership fails to meet the Qualifying Income Exception, in return for stock in such corporation, and then distributed the stock to unitholders in liquidation. Thereafter, the partnership would be treated as a corporation for U.S. federal income tax purposes. Certain adverse tax consequences would result, as described in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the partnership’s most recent Annual Report. If the partnership were so treated as a corporation in the year of the special distribution of exchangeable shares, then the special distribution would be treated as a distribution with respect to stock of a corporation instead of units of a partnership. Subject to the potential application of the “passive foreign investment company” rules to the partnership, the special distribution of exchangeable shares to U.S. unitholders would be treated as taxable dividend income to the extent of the partnership’s current or accumulated earnings and profits. Any distribution in excess of current and accumulated earnings and profits would first be treated as a tax-free return of capital to the extent of a U.S. unitholder’s adjusted tax basis in its units. Thereafter, to the extent such distribution were to exceed a U.S. unitholder’s adjusted tax basis in its units, the distribution would be treated as gain from the sale or exchange of such units. The amount of a distribution treated as a dividend could be eligible for reduced rates of taxation, provided certain conditions are met. If Holding LP were to be treated as a corporation for U.S. federal income tax purposes, consequences similar to those described above would apply.

Based on the opinion of Torys LLP that each of the partnership and Holding LP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes, the remainder of this summary assumes that the partnership and Holding LP will be treated as partnerships for U.S. federal income tax purposes.

Characterization of the Exchangeable Shares

The U.S. federal income tax consequences for unitholders relating to the special distribution and the ownership and disposition of exchangeable shares will depend, in part, on whether the exchangeable shares are, for U.S. federal income tax purposes, treated as stock of our company and not as interests in the partnership. It is the opinion of Torys LLP that, based upon the U.S. Internal Revenue Code, Treasury Regulations, published revenue rulings, and court decisions, and certain factual statements and representations made by our company, the general partner of the partnership, and Brookfield Asset Management Inc., as of the date hereof, the exchangeable shares should be treated as stock of our company for U.S. federal income tax purposes. However, there is no direct authority regarding the proper U.S. federal income tax treatment of instruments similar to the exchangeable shares. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS. If the exchangeable shares are not treated as stock of our company, then a holder of exchangeable shares generally would be expected to be taxed in the same manner as a holder of units of the partnership. Based on the foregoing opinion of Torys LLP, the remainder of this summary assumes that the exchangeable shares will be treated as stock of our company for U.S. federal income tax purposes.

Consequences to U.S. Unitholders

Special Distribution of Exchangeable Shares

The U.S. federal income tax consequences to a U.S. unitholder of receiving exchangeable shares pursuant to the special distribution will depend on whether the distribution is treated as a distribution of property or as a distribution of cash from a partnership under Section 731 of the U.S. Internal Revenue Code. For U.S. federal income tax purposes, a partner’s receipt of a distribution of property from a partnership generally is not taxable. However, under Section 731 of the U.S. Internal Revenue Code, a distribution consisting of marketable securities generally is treated as a distribution of cash (rather than property) unless the distributing partnership is an “investment partnership” within the meaning of Section 731(c)(3)(C)(i) of the U.S. Internal Revenue Code and the recipient is an “eligible partner” within the meaning of Section 731(c)(3)(C)(iii) of the U.S. Internal Revenue Code. An investment partnership includes any partnership which has never been engaged in a trade or business and substantially all of the assets (by value) of which have always consisted of any combination of money; stock in a corporation; notes, bonds, debentures, or other evidences of indebtedness; foreign currencies; and certain derivative financial instruments. A U.S. unitholder generally is expected to qualify as an “eligible partner” if such unitholder’s contributions to the partnership before the date of the special distribution have consisted solely of cash. Torys LLP expresses no opinion with respect to whether any unitholder is an eligible partner of the partnership.

The exchangeable shares are expected to be treated for purposes of Section 731 of the U.S. Internal Revenue Code as marketable securities. However, based upon the U.S. Internal Revenue Code, Treasury Regulations, published revenue rulings, and court decisions, and certain factual statements and representations made by the general partner of the partnership and the Infrastructure Special LP as to the structure, activities, and assets of the partnership and Holding LP from their respective dates of formation, as of the date hereof, Torys LLP is of the opinion that each of the partnership and Holding LP should qualify as an investment partnership within the meaning of Section 731(c)(3)(C)(i) of the U.S. Internal Revenue Code. If the partnership and Holding LP so qualify, then the special distribution of exchangeable shares to a U.S. unitholder that is an eligible partner will qualify as a non-taxable distribution of property (rather than cash) under Section 731 of the U.S. Internal Revenue Code. However, the treatment of the partnership and Holding LP as investment partnerships is not free from doubt, as it depends on the highly factual determination that, for purposes of Section 731 of the U.S. Internal Revenue Code, neither the partnership nor Holding LP has been engaged in a trade or business since its date of formation in 2008. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS. U.S. unitholders should consult their own tax advisors regarding the application of Section 731 of the U.S. Internal Revenue Code to the special distribution in light of their particular circumstances.

Treatment as a Distribution of Property. If the special distribution of exchangeable shares to a U.S. unitholder is treated as a non-taxable distribution of property under Section 731 of the U.S. Internal Revenue Code, then the distribution will result in the following tax consequences to such unitholder:

•	The U.S. unitholder will not recognize income, gain or loss as a result of the receipt of exchangeable shares pursuant to the special distribution.

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The U.S. unitholder’s initial tax basis in the exchangeable shares received in the special distribution will equal the lesser of (i) the partnership’s adjusted tax basis in such exchangeable shares immediately before the distribution and (ii) such U.S. unitholder’s adjusted tax basis in its interest in the partnership (including, for this purpose, both units and partnership preferred units) reduced by the amount of any cash received in lieu of fractional exchangeable shares pursuant to the special distribution.

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The U.S. unitholder’s tax basis in its interest in the partnership (including, for this purpose, both units and partnership preferred units) will be reduced, but not below zero, by (i) such U.S. unitholder’s initial tax basis in the exchangeable shares received in the special distribution and (ii) the amount of any cash received in lieu of fractional exchangeable shares pursuant to the special distribution.

•	The U.S. unitholder’s holding period in the exchangeable shares received in the distribution will include the partnership’s holding period in such exchangeable shares.

The basis allocation and holding period rules are complex. Each U.S. unitholder is urged to consult its own tax advisor regarding the application of the foregoing rules in light of its particular circumstances.

Treatment as a Distribution of Cash. If the special distribution of exchangeable shares to a U.S. unitholder is not treated as a distribution of property, then it will be treated as a distribution of cash under Section 731 of the U.S. Internal Revenue Code. Such deemed distribution of cash will be non-taxable to a U.S. unitholder for U.S. federal income tax purposes, except to the extent that the fair market value of such exchangeable shares as of the date of the special distribution (plus the amount of cash received in lieu of fractional exchangeable shares pursuant to the special distribution) exceeds such U.S. unitholder’s adjusted tax basis in its interest in the partnership (including, for this purpose, both units and partnership preferred units). In such case, the amount of such excess generally would be considered gain from the sale or exchange of units. Such gain generally would be taxable as capital gain and would be long-term capital gain if the unitholder’s units were held for more than one year as of the date of the special distribution. For a U.S. unitholder not electing to treat its share of the partnership’s investment in any passive foreign investment company, or PFIC, as a “qualified electing fund”, gain attributable to such investment in a PFIC would be taxable in the manner described in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations — Consequences to U.S. Unitholders — Passive Foreign Investment Companies” in the partnership’s most recent Annual Report. In addition, certain gain attributable to the partnership’s investment in a “controlled foreign corporation” might be characterized as ordinary income, rather than capital gain.

The U.S. federal income tax consequences of the special distribution are complex. U.S. unitholders should consult their own tax advisors regarding the U.S. federal income tax consequences of the special distribution in light of their particular circumstances.

Ownership of Exchangeable Shares

Taxation of Distributions. Subject to the discussion below under the heading “— Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. unitholder with respect to exchangeable shares (including amounts withheld to pay Canadian withholding taxes) will be included in such unitholder’s gross income as a dividend to the extent paid out of our company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds our company’s current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. unitholder’s tax basis in its exchangeable shares, and to the extent the amount of the distribution exceeds such U.S. unitholder’s tax basis, the excess will be taxed as capital gain.

Dividends received by individuals and other non-corporate U.S. unitholders of exchangeable shares traded on the NYSE generally will be subject to tax at preferential rates applicable to long-term capital gains, provided that such holders meet certain holding period and other requirements and our company is not treated as a PFIC for the taxable year in which the dividend is paid or for the preceding taxable year. Dividends on exchangeable shares generally will not be eligible for the dividends-received deduction allowed to corporations. U.S. unitholders should consult their tax advisors regarding the application of the relevant rules to their particular circumstances.

Dividends paid by our company generally will constitute foreign-source income for foreign tax credit limitation purposes. A U.S. unitholder may be entitled to deduct or credit any Canadian withholding taxes on dividends in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. unitholder’s foreign taxes for a particular tax year). The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends distributed by our company with respect to exchangeable shares generally will constitute “passive category income.” The rules governing the foreign tax credit are complex. U.S. unitholders should consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Redemption, Exchange, or Other Disposition of Exchangeable Shares. Subject to the discussion below under the headings “—Exercise of the Partnership Call Right” and “— Passive Foreign Investment Company Considerations”, a U.S. unitholder generally will recognize capital gain or loss upon a sale, redemption, exchange at the request of the unitholder (other than a redemption or exchange that is treated as a distribution, as discussed below), or other taxable disposition of the exchangeable shares equal to the difference between the amount realized upon the disposition and such unitholder’s adjusted tax basis in the shares so disposed. The amount realized will equal the amount of cash plus the fair market value of any property (such as units) received. Any such capital gain or loss will be long-term capital gain or loss if such unitholder’s holding period for the exchangeable shares exceeds one year at the time of disposition. Gain or loss recognized by a U.S. unitholder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. unitholders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

The U.S. federal income tax consequences described in the preceding paragraph should also apply to a U.S. unitholder (i) whose exchange request is satisfied by the delivery of cash or units by Brookfield Asset Management Inc. pursuant to the Rights Agreement, or (ii) whose exchange request is satisfied by the delivery of cash by the partnership pursuant to the exercise of the partnership call right. For the U.S. federal income tax consequences to a U.S. unitholder whose exchange request is satisfied by the delivery of units pursuant to the partnership’s exercise of the partnership call right, see the discussion below under the heading “— Exercise of the Partnership Call Right”. The U.S. federal income tax consequences to a U.S. unitholder whose exchange request is satisfied by the delivery of cash or units by our company is described in the following paragraph.

A redemption or exchange of exchangeable shares satisfied by our company will be treated as a sale or exchange as described above if such redemption or exchange is (i) in “complete termination” of the U.S. unitholder’s equity interest in our company (within the meaning of Section 302(b)(3) of the U.S. Internal Revenue Code), (ii) a “substantially disproportionate” redemption of stock (within the meaning of Section 302(b)(2) of the U.S. Internal Revenue Code), or (iii) “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the U.S. Internal Revenue Code). In determining whether any of these tests has been met with respect to the redemption or exchange of the exchangeable shares, you may be required to take into account not only the exchangeable shares and other equity interests in our company that you actually own but also other equity interests in our company that you constructively own within the meaning of Section 318 of the U.S. Internal Revenue Code. If you own (actually or constructively) only an insubstantial percentage of the total equity interests in our company and exercise no control over our company’s corporate affairs, you may be entitled to sale or exchange treatment on a redemption or exchange of the exchangeable shares if you experience a reduction in your equity interest in our company (taking into account any constructively owned equity interests) as a result of the redemption or exchange. If you meet none of the alternative tests of Section 302(b) of the U.S.

Internal Revenue Code, the redemption or exchange will be treated as a distribution subject to the rules described above under “—Taxation of Distributions”. Because the determination as to whether any of the alternative tests of Section 302(b) of the U.S. Internal Revenue Code is satisfied with respect to any particular U.S. unitholder of exchangeable shares will depend upon the facts and circumstances as of the time the determination is made, each U.S. unitholder should consult its tax advisor regarding the tax treatment of a redemption or exchange.

In the event that a redemption or exchange is properly treated as a distribution, the amount of the distribution will be equal to the amount of cash and the fair market value of property received (such as units) without any offset for a U.S. unitholder’s tax basis in the exchangeable shares. In such case, any tax basis in the redeemed or exchanged exchangeable shares would be transferred to a U.S. unitholder’s remaining exchangeable shares.

Exercise of the Partnership Call Right. The partnership has the right to acquire exchangeable shares directly from a shareholder under certain circumstances in exchange for units or cash (the “partnership call right”). For the U.S. federal income tax consequences to a U.S. unitholder of the exchange of exchangeable shares for cash pursuant to the exercise of the partnership call right, see the discussion above under “Material United States Federal Income Tax Considerations — Sale, Redemption, Exchange, or Other Disposition of Exchangeable Shares.”

The U.S. federal income tax consequences to a U.S. unitholder of the exchange of exchangeable shares for units pursuant to the exercise of the partnership call right will depend in part on whether the exchange qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code. For the exchange to so qualify, the partnership (i) must be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (ii) must not be treated as an investment company for purposes of Section 721(b) of the U.S. Internal Revenue Code. With respect to the classification of the partnership as a partnership, see the discussion above under “Material United States Federal Income Tax Considerations — Partnership Status of the Partnership and Holding LP”.

Section 721(b) of the U.S. Internal Revenue Code provides that Section 721(a) of the U.S. Internal Revenue Code will not apply to gain realized on a transfer of property to a partnership which would be treated as an investment company (within the meaning of Section 351 of the U.S. Internal Revenue Code) if the partnership were incorporated. Under Section 351 of the U.S. Internal Revenue Code and the Treasury Regulations thereunder, a transfer of property will be considered a transfer to an investment company only if (i) the transfer results, directly or indirectly, in “diversification” of the transferor’s interests, and (ii) the transferee is a regulated investment company, a real estate investment trust, or a corporation more than 80% of the value of whose assets are held for investment and (subject to certain exclusions) are stock or securities, as defined in Section 351(e) of the U.S. Internal Revenue Code. For purposes of this determination, the stock and securities of a corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the subsidiary corporation’s stock by voting power or value. The Treasury Regulations also provide that whether an entity is an investment company ordinarily will be determined by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances. Under the Treasury Regulations, a transfer ordinarily results in diversification if two or more persons transfer non-identical assets to a corporation in the exchange.

Based on the shareholders’ rights in the event of the liquidation or dissolution of our company (or the partnership) and the terms of the exchangeable shares, which are intended to provide an economic return equivalent to the units (including identical distributions), and taking into account the expected relative values of the partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of the partnership currently does not expect a U.S. unitholder’s transfer of exchangeable shares in exchange for units pursuant to the partnership’s exercise of the partnership call right to be treated as a transfer of property to an investment company within the meaning of Section 721(b) of the U.S. Internal Revenue Code. Thus, the general partner of the partnership currently expects such exchange to qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the partnership. In addition, based on the highly factual nature of such future exchange, and taking into account that many of the relevant facts and circumstances are not within the control of the partnership, Torys LLP has rendered no opinion with respect to whether any such future exchange of exchangeable shares for units pursuant to the exercise of the partnership call right will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code. If the partnership were an investment company immediately following the exchange of exchangeable shares for units pursuant to the exercise of the partnership call right, and such exchange were to result in diversification of interests with respect to a U.S. unitholder, then Section 721(a) of the U.S. Internal Revenue Code would not apply with respect to such unitholder, and such unitholder would be treated as if such unitholder had sold in a taxable transaction such unitholder’s exchangeable shares to the partnership for cash in an amount equal to the value of the units received.

Even if a U.S. unitholder’s transfer of exchangeable shares in exchange for units pursuant to the partnership’s exercise of the partnership call right qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code, the general partner of the partnership currently expects for the partnership and Holding LP to immediately undertake subsequent transfers of such exchangeable shares that would result in the allocation to such U.S. unitholder of any gain realized under Section 704(c)(1) of the U.S. Internal Revenue Code. Under this provision, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. If Section 704(c)(1) of the U.S. Internal Revenue Code applies with respect to a U.S. unitholder, and such unitholder fails to disclose to the partnership its basis in exchangeable shares exchanged for units pursuant to the exercise of the partnership call right, then, solely for the purpose of allocating items of income, gain, loss, or deduction under Section 704(c) of the U.S. Internal Revenue Code, the general partner of the partnership intends to use a reasonable method to estimate such unitholder’s basis in the exchangeable shares exchanged for units pursuant to the exercise of the partnership call right. To ensure compliance with Section 704(c) of the U.S. Internal Revenue Code, such estimated basis could be lower than a U.S. unitholder’s actual basis in its exchangeable shares. As a result, the amount of gain reported by the partnership to the IRS with respect to such U.S. unitholder in connection with such subsequent transfers could be greater than the correct amount. Torys LLP has rendered no opinion with respect to whether the method used by the general partner of the partnership to estimate a unitholder’s basis in exchangeable shares exchanged for units pursuant to the exercise of the partnership call right is reasonable.

If, contrary to the current expectations of the general partner of the partnership, Section 704(c)(1) does not apply as a result of any such subsequent transfers by the partnership or Holding LP of exchangeable shares transferred by a U.S. unitholder for units in an exchange qualifying as tax-free under Section 721(a) of the U.S. Internal Revenue Code, then such U.S. unitholder could, nonetheless, be required to recognize part or all of the built-in gain in its exchangeable shares deferred as a result of such exchange under other provisions of the U.S. Internal Revenue Code. Under Section 737 of the U.S. Internal Revenue Code, such U.S. unitholder could be required to recognize built-in gain if the partnership were to distribute any property of the partnership other than money or exchangeable shares to such former holder of exchangeable shares within seven years of exercise of the partnership call right. Under Section 707(a) of the U.S. Internal Revenue Code, such U.S. unitholder could be required to recognize built-in gain if the partnership were to make distributions (other than “operating cash flow distributions”, unless another exception were to apply) to such U.S. unitholder within two years of exercise of the partnership call right.

If Section 721(a) of the U.S. Internal Revenue Code applies to a U.S. unitholder’s exchange of exchangeable shares for units pursuant to the exercise of the partnership call right by the partnership and, contrary to the current expectations of the general partner of the partnership, none of the special provisions (including Section 704(c)(1) of the U.S. Internal Revenue Code) described in the preceding paragraphs applies, then such U.S. unitholder generally should not recognize gain or loss with respect to exchangeable shares treated as contributed to the partnership in exchange for units, except as described below under the heading “— Passive Foreign Investment Company Considerations”. The aggregate tax basis of the units received by such U.S. unitholder pursuant to the partnership call right would be the same as the aggregate tax basis of the exchangeable shares (or single undivided portion thereof) exchanged therefor, increased by such unitholder’s share of the partnership’s liabilities, if any. The holding period of the units received in exchange for exchangeable shares would include the holding period of the exchangeable shares surrendered in exchange therefor. A U.S. unitholder who acquired different blocks of exchangeable shares at different times or different prices should consult its own tax advisor regarding the manner in which gain or loss should be determined in such unitholder’s particular circumstances and such unitholder’s holding period in units received in exchange for exchangeable shares.

For a general discussion of the tax consequences to a U.S. unitholder of owning and disposing of units received in exchange for exchangeable shares, see the discussion in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the partnership’s most recent Annual Report. The U.S. federal income tax consequences of exchanging exchangeable shares for units are complex, and each U.S. unitholder should consult its own tax advisor regarding such consequences in light of such unitholder’s particular circumstances.

Passive Foreign Investment Company Considerations. Certain adverse tax consequences could apply to a U.S. unitholder if our company is treated as a PFIC for any taxable year during which the U.S. unitholder holds exchangeable shares. A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains.

Based on its expected income, assets, and activities, our company does not expect to be a PFIC for the current taxable year, nor does it expect to become a PFIC in 2021 or for the foreseeable future. However, the determination of whether our company is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of our company’s income and assets from time to time, there can be no assurance that our company will not be considered a PFIC for any taxable year, or that the IRS or a court will agree with our company’s determination as to its PFIC status.

If our company were a PFIC for any taxable year during which a U.S. unitholder held exchangeable shares, then gain recognized by such U.S. unitholder upon the sale or other taxable disposition of the exchangeable shares would be allocated ratably over the U.S. unitholder’s holding period for the exchangeable shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before our company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. unitholder on its exchangeable shares were to exceed 125% of the average of the annual distributions on the exchangeable shares received during the preceding three years or the U.S. unitholder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Similar rules would apply with respect to any lower-tier PFICs treated as owned indirectly by a U.S. unitholder through such unitholder’s ownership of exchangeable shares. The same rules generally are expected to apply if our company (including any predecessor to our company) were classified as a PFIC for any taxable year preceding the special distribution, if, during such taxable year, a U.S. unitholder indirectly owned an equity interest in our company through the partnership.

Certain elections may be available to U.S. unitholders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If you were to elect to treat your interest in our company as a “qualified electing fund” (“QEF election”) for the first year you were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, you would be required to include in income each year a portion of the ordinary earnings and net capital gains of our company, even if not distributed to you. A QEF election must be made by you on an entity-by-entity basis. To make a QEF election, you must, among other things, (i) obtain a PFIC annual information statement and (ii) prepare and submit IRS Form 8621 with your annual income tax return. To the extent reasonably practicable, we intend to make available information related to the PFIC status of our company and any other subsidiary of our company that we are able to identify as a PFIC, including information necessary to make a QEF election with respect to each such entity.

In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that our company or any of its subsidiaries will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity.

Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. unitholders is uncertain in certain respects, and the PFIC rules remain subject to recently proposed Treasury Regulations yet to be made final. Each U.S. unitholder should consult its own tax advisor regarding the application of the PFIC rules, including the foregoing filing requirements and the recently proposed Treasury Regulations, as well as the advisability of making any available election under the PFIC rules, with regard to such holder’s ownership and disposition of exchangeable shares.

Additional Tax on Net Investment Income. Certain U.S. unitholders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their dividend income and net gains from the disposition of exchangeable shares. Each U.S. unitholder that is an individual, estate or trust should consult its tax advisors regarding the applicability of this tax to its income and gains in respect of exchangeable shares.

Foreign Financial Asset Reporting. Certain U.S. unitholders are required to report information relating to an interest in the exchangeable shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. U.S. unitholders are urged to consult their own tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of exchangeable shares.

Information Reporting and Backup Withholding. Distributions on exchangeable shares made to a U.S. unitholder and proceeds from the sale or other disposition of exchangeable shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the unitholder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the unitholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Unitholders

Special Distribution of Exchangeable Shares

The general partner of the partnership intends to use commercially reasonable efforts to structure the activities of the partnership and Holding LP, respectively, to avoid the realization by the partnership and Holding LP, respectively, of income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a “United States real property interest”, as defined in the U.S. Internal Revenue Code. If, as anticipated, the partnership is not treated as engaged in a U.S. trade or business or as deriving income which is treated as effectively connected with a U.S. trade or business, and provided that a non-U.S. unitholder is not itself engaged in a U.S. trade or business, then the special distribution of exchangeable shares generally should not be a taxable event for U.S. federal income tax purposes to such Non-U.S. unitholder.

If, contrary to expectation, the partnership is engaged in a U.S. trade or business, then the special distribution of exchangeable shares generally should remain a non-taxable event for U.S. federal income tax purposes to a non-U.S. unitholder, unless the partnership and Holding LP fail to qualify as “investment partnerships” within the meaning of Section 731(c)(3)(C)(i) of the U.S. Internal Revenue Code (see above under “Material United States Federal Income Tax Considerations — Consequences to U.S. Unitholders — Special Distribution of Exchangeable Shares”). Non-U.S. unitholders should consult their own tax advisors regarding the tax consequences of the special distribution with regard to their particular circumstances.

Ownership of Exchangeable Shares

Distributions on exchangeable shares made to non-U.S. unitholders and proceeds from the sale or other disposition of exchangeable shares generally will not be subject to U.S. federal income tax, except that U.S. withholding tax may apply to any portion of a distribution made on exchangeable shares that is treated as a deemed dividend under Section 871(m) of the U.S. Internal Revenue Code. Specifically, a 30% withholding tax generally applies to deemed dividend amounts (“dividend equivalents”) with respect to certain contractual arrangements held by non-U.S. persons which reference any interest in an entity if that interest could give rise to a U.S.-source dividend. Under Treasury Regulations, a Section 871(m) transaction is treated as directly referencing the assets of a partnership that holds significant investments in certain securities (such as stock of a U.S. corporation). Our partnership indirectly holds stock of a U.S. corporation through the Holding LP, and the exchangeable shares are intended to be structured so that distributions are identical to distributions on partnership units. Accordingly, the contractual arrangements relating to the exchangeable shares could be subject to Section 871(m) of the U.S. Internal Revenue Code, as discussed below.

Whether U.S. withholding tax applies with respect to a Section 871(m) transaction depends, in part, on whether it is classified for purposes of Section 871(m) of the U.S. Internal Revenue Code as a “simple” contract or “complex” contract. No direct authority addresses whether the contractual arrangements relating to the exchangeable shares constitute a simple contract or a complex contract. In the absence of direct authority, Torys LLP has rendered no opinion regarding the classification of the contractual arrangements relating to the exchangeable shares as a simple contract or a complex contract for purposes of Section 871(m) of the U.S. Internal Revenue Code and the Treasury Regulations thereunder. Our company intends to take the position and believes that such contractual arrangements do not constitute a simple contract. In such case, under Treasury Regulations, as modified by an IRS Notice, such contractual arrangements should not be subject to Section 871(m) of the U.S. Internal Revenue Code before January 1, 2023, and no portion of a distribution made on exchangeable shares before such date should be subject to U.S. withholding tax by reason of treatment as a dividend equivalent under Section 871(m). For distributions made on exchangeable shares on or after January 1, 2023, Section 871(m) of the U.S. Internal Revenue Code will apply if the contractual arrangements relating to the exchangeable shares meet a “substantial equivalence” test. If this is the case, our company expects to withhold U.S. federal income tax, generally at a rate of 30%, on any portion of a distribution on exchangeable shares that is treated as a dividend equivalent and paid on or after January 1, 2023.

This 30% withholding tax may be reduced or eliminated under the U.S. Internal Revenue Code or an applicable income tax treaty, provided that the non-U.S. unitholder properly certifies its eligibility by providing an IRS Form W-8. If, notwithstanding the foregoing, our company is unable to accurately or timely determine the tax status of a non-U.S. unitholder for purposes of establishing whether reduced rates of withholding apply, then U.S. withholding tax at a rate of 30% may apply to any portion of a distribution on exchangeable shares that is treated as a dividend equivalent under Section 871(m) of the U.S. Internal Revenue Code. A dividend equivalent may also be subject to a 30% withholding tax under FATCA, unless a non-U.S. unitholder properly certifies its FATCA status on IRS Form W-8 or other applicable form and satisfies any additional requirements under FATCA.

Notwithstanding the foregoing, our company’s position that the contractual arrangements relating to the exchangeable shares do not constitute a simple contract does not bind the IRS. The Treasury Regulations under Section 871(m) of the U.S. Internal Revenue Code require complex determinations with respect to contractual arrangements linked to U.S. equities, and the application of these regulations to the exchangeable shares is uncertain. Accordingly, the IRS could challenge our company’s position and assert that the contractual arrangements relating to the exchangeable shares constitute a simple contract, in which case U.S. withholding tax currently would apply, generally at a rate of 30% (subject to reduction or elimination under the U.S. Internal Revenue Code or an applicable income tax treaty), to that portion, if any, of a distribution on exchangeable shares that is treated as referencing a U.S.-source dividend paid to the partnership or the Holding LP. Non-U.S. unitholders should consult their own tax advisors regarding the implications of Section 871(m) of the U.S. Internal Revenue Code and FATCA for their ownership of exchangeable shares with regard to their particular circumstances.

Special rules may apply to any non-U.S. unitholder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in the partnership in connection with its U.S. business, (c) a PFIC, (d) a controlled foreign corporation, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Non-U.S. unitholders should consult their own tax advisors regarding the application of these special rules.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE PARTNERSHIP, UNITHOLDERS, OUR COMPANY, AND OUR SHAREHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH UNITHOLDER, AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. EACH UNITHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE SPECIAL DISTRIBUTION OF EXCHANGEABLE SHARES AND OF THE OWNERSHIP AND DISPOSITION OF EXCHANGEABLE SHARES.

TREATMENT OF EXCHANGEABLE UNITS OF EXCHANGE LP

Holders of exchangeable units of Exchange LP that were issued in connection with Brookfield Infrastructure’s acquisition of an effective 30% interest in Enercare will, without taking any action, receive one (1) additional exchangeable unit for every nine (9) exchangeable units held as of the record date in connection with a unit split by way of a subdivision that Exchange LP will complete concurrently with the special distribution. In order to participate in the special distribution instead of receiving an additional exchangeable unit, holders of exchangeable units are required to exchange their exchangeable units for units prior to the record date. Because such an exchange may have tax consequences, we urge such holders of exchangeable units to consult with their own tax, legal or financial advisors.

LEGAL MATTERS

The validity of the units offered pursuant to this prospectus and other matters of Bermuda law will be passed upon for the partnership by Appleby (Bermuda) Limited. The validity of the exchangeable shares offered by this prospectus will be passed upon by McMillan LLP, British Columbia counsel to our company. Certain legal matters relating to Canadian and U.S. federal income tax considerations will be passed upon on behalf of the partnership and our company by Torys LLP. As at the date of this prospectus, the partners and associates of each of Torys LLP, McMillan LLP and Appleby (Bermuda) Limited beneficially own, directly and indirectly, less than 1.0% of the outstanding securities or other property of the partnership and our company, its associates or its affiliates.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Our company is, from time to time, involved in legal proceedings of a nature considered normal to our business. We believe that none of the litigation in which we are currently involved, or have been involved since the beginning of the most recently completed financial year, individually or in the aggregate, is material to our consolidated financial condition or results of operations.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

To the knowledge of our company, no current or former director, officer or employee of our company, nor any associate or affiliate of any of them, is or was indebted to our company at any time since its formation.

CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

Corporate Cease Trade Orders or Bankruptcies

To the knowledge of our company, within the past 10 years, none of the current or proposed directors of our company or executive officers of the Service Providers have: (i) served as a director, chief executive officer or chief financial officer of any company that was subject to a “cease trade” or similar order, or an order denying the relevant company access to any exemption under securities legislation, which remained in effect for more than thirty (30) consecutive days, and that was issued: (a) while the current or proposed nominee was acting as director, chief executive officer or chief financial officer; or (b) after the current or proposed nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while the current or proposed nominee was a director, chief executive officer or chief financial officer; (ii) served as a director or executive officer of any company that, while the current or proposed nominee was acting in that capacity, or within a year after the current or proposed nominee ceased to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold our company’s assets; or (iii) become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.

Penalties or Sanctions

To the knowledge of our company, no current or proposed director of our company or executive officer of the Service Providers, nor any personal holding company thereof owned or controlled by them: (i) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Personal Bankruptcies

To the knowledge of our company, within the past 10 years, no current or proposed director of our company or executive officer of the Service Providers, nor any personal holding company thereof owned or controlled by them, has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, has become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets or the assets of his or her holding company.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as discussed in this prospectus, there are no material interests, direct or indirect, of any director or executive officer of our company, any shareholder that beneficially owns, or controls or directs (directly or indirectly), more than 10% of any class or series of our company’s outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction within the three years before the date hereof that has materially affected or is reasonably expected to materially affect our company or any of its subsidiaries.

EXPERTS, TRANSFER AGENT AND REGISTRAR

The consolidated financial statements of the partnership as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, incorporated in this prospectus by reference from the partnership’s Annual Report, and the effectiveness of the partnership’s internal control over financial reporting, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined carve-out financial statements of the utilities operations of the partnership as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019 included in this prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of our company as of December 31, 2019 included in this prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 8 Adelaide Street West, Toronto, Ontario M5H 0A9.

Deloitte LLP is independent with respect to the partnership, the utilities operations of the partnership, and our company within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States) (PCAOB) and within the meaning of the rules of professional conduct of the Chartered Professional Accountants of Ontario.

The transfer agent and registrar for the units and exchangeable shares will be Computershare Trust Company of Canada, at its principal office in Toronto, Ontario, Canada.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

The partnership is formed under the laws of Bermuda. A substantial portion of our company’s and the partnership’s assets are located outside of Canada and the United States and certain of the directors of our company and the general partner of the partnership may be residents of jurisdictions outside of Canada and the United States. Our company and the partnership have expressly submitted to the jurisdiction of the Ontario courts and have appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for directors of our company or the general partner of the partnership since a substantial portion of our assets, the partnership’s assets and the assets of such persons may be located outside of Canada and the United States. The partnership has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against the partnership or the directors of the general partner of the partnership depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the partnership or the directors of the general partner of the partnership, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would issue a valid, final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the court had proper jurisdiction over the parties subject to the judgment according to Bermuda’s conflicts of law principles; (ii) the court did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; and (v) there is due compliance with the applicable common law rules in Bermuda governing the enforcement of a foreign judgment.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the partnership’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the partnership or the directors of the general partner of the partnership in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

WHERE YOU CAN FIND MORE INFORMATION

Our Company

This prospectus is a part of the registration statement filed with the SEC on Form F-1 and does not contain all of the information set forth in the registration statement. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our exchangeable shares, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. We have included copies of these documents as exhibits to our registration statement.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities laws in the United States that are applicable to domestic U.S. issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material non-public information under Regulation FD.

As long as we are subject to the reporting requirements of the Exchange Act, we expect to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be filed or furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC may be less extensive and less timely compared to that required to be filed with the SEC by U.S. issuers.

The SEC maintains a website at www.sec.gov that contains reports and information statements and other information regarding registrants like us that file electronically with the SEC where you can access the registration statement and its exhibits and the other filings we make with the SEC from time to time. Copies of documents that have been filed with the Canadian securities authorities can be obtained at www.sedar.com.

The Partnership

The partnership is currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, the partnership is required to file reports, including annual reports on Form 20-F, and other information with the SEC. The partnership’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Copies of documents that have been filed with the Canadian securities authorities can be obtained at www.sedar.com. Information about the partnership, including its SEC filings, is also available at its Internet site at https://bip.brookfield.com. However, the information on the partnership’s Internet site is not a part of this prospectus.

The SEC allows the partnership to incorporate by reference information into this document. This means that the partnership can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

The partnership incorporates by reference the Annual Report on Form 20-F of the partnership for the fiscal year ended December 31, 2019, filed with the SEC on February 28, 2020.

Copies of the documents incorporated by reference herein may be obtained on written or oral request without charge from the office of the partnership’s Corporate Secretary at 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda, +1 441-294-3309, and are also available electronically on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

Any statement contained in this prospectus or in such publicly filed documents with respect to the partnership shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed document, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Brookfield

More information about Brookfield is available at its Internet site at https://bam.brookfield.com. However, the information on Brookfield’s Internet site is not a part of this prospectus.

MATERIAL CONTRACTS

The following are the only material contracts, other than the contracts entered into in the ordinary course of business, which (i) have been entered into by us since our formation or which are proposed to be entered into by us, (ii) have been entered into by Brookfield Infrastructure or Brookfield in connection with the special distribution or which are proposed to be entered into by Brookfield Infrastructure or Brookfield in connection with the special distribution, or (iii) are otherwise material to our company:

1.	Rights Agreement, to be dated as of the distribution date, between Brookfield and Wilmington Trust, National Association, described under the heading “Relationship with Brookfield — Rights Agreement”.

2.

Registration Rights Agreement, to be dated as of the distribution date, between our company, the partnership and Brookfield Asset Management Inc., described under the heading “Relationship with Brookfield — Registration Rights Agreement”.

3.	Relationship Agreement, described under the heading “Relationship with Brookfield — Relationship Agreement”.

4.	Licensing Agreement, described under the heading “Relationship with Brookfield — Licensing Agreement”.

5.

Guarantee, to be dated as of the distribution date, by Canada SubCo in favor of Computershare Trust Company of Canada, in respect of debt securities issued by the Brookfield Infrastructure Debt Issuers, described under “Relationship with Brookfield Infrastructure — Credit Support”.

6.

Guarantee indenture, to be dated as of the distribution date, among Canada SubCo, BIPIC and Computershare Trust Company of Canada, in respect of senior preferred shares of BIPIC, described under “Relationship with Brookfield Infrastructure — Credit Support”.

7.

Guarantee indenture, to be dated as of the distribution date, among Canada SubCo, the partnership and Computershare Trust Company of Canada, in respect of the partnership’s preferred units, described under “Relationship with Brookfield Infrastructure — Credit Support”.

8.

Credit Agreement, to be dated as of the distribution date, between Bermuda Holdco, as borrower, and BIP Bermuda Holdings I Limited, as lender, described under the heading “Relationship with Brookfield Infrastructure — Credit Facilities”.

9.

Credit Agreement, to be dated as of the distribution date, between BIP Bermuda Holdings I Limited, as lender, and Bermuda Holdco, as borrower, described under the heading “Relationship with Brookfield Infrastructure — Credit Facilities”.

10.	Bermuda Holdco Promissory Note, described under the heading “The Special Distribution — Mechanics of the Special Distribution”.

11.	Holding LP Promissory Note, described under the heading “The Special Distribution — Mechanics of the Special Distribution”.

12.

Equity Commitment Agreement, to be dated as of the distribution date, between our company and Canada HoldCo, described under the heading “Relationship with Brookfield Infrastructure — Equity Commitment”.

13.	Voting Agreement, to be dated as of the distribution date, between our company and the NTS entities, described under the heading “Relationship with Brookfield Infrastructure — Voting Agreements”.

14.

First amendment to the Master Services Agreement, to be dated as of the distribution date, by and among Brookfield, the Service Recipients and the Service Providers, described under the heading “Management and the Master Services Agreement — The Master Services Agreement”.

15.	Master Services Agreement, described under the heading “Management and the Master Services Agreement”.

Copies of the foregoing documents will be available following completion of the special distribution on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

COSTS OF THE SPECIAL DISTRIBUTION

We estimate that the costs in connection with the special distribution will be as set forth below. All of these costs will be paid by Brookfield Infrastructure.

Item	Amount ($)
U.S. Securities and Exchange Commission registration fee	567,586
Listing fees	389,600
Printing costs	2,529,372
Legal fees and costs	2,000,000
Transfer agent and related fees	185,500
Accounting fees and costs	2,000,000
Miscellaneous costs	240,000

TOTAL	8,812,058

APPENDIX A

Mandate of the Board of Directors

BROOKFIELD INFRASTRUCTURE CORPORATION

BOARD OF DIRECTORS CHARTER

1.	PURPOSE OF THE CORPORATION

Brookfield Infrastructure Corporation (the “Corporation”) and its related entities have been established by Brookfield Infrastructure Partners L.P. (“BIP”) to issue a security (the “Exchangeable Voting Shares”) that provides an economic return equivalent to units of BIP. In furtherance of the foregoing, the Corporation will (i) establish, acquire and/or hold interests in certain holding subsidiaries (collectively, the “Holding Entities”), (ii) engage in any activity related to the capitalization and financing of the Corporation’s interest in the Holding Entities, and (iii) engage in any activity that is incidental to or in furtherance of the foregoing and that lawfully may be conducted by a corporation incorporated under the Business Corporations Act (British Columbia) and the Corporation’s constating documents, provided that as long as any Exchangeable Voting Share is listed and traded on a stock exchange in Canada, the Corporation shall not engage in an activity referred to in (ii) or (iii) to the extent such activity may disqualify the Corporation from being considered a “mutual fund corporation” for purposes of the Income Tax Act (Canada).

2.	ROLE OF THE BOARD

The role of the board of directors (the “Board”) of the Corporation is to oversee, directly and through its committees, the business and affairs of the Corporation. The Board’s role includes:

(a)

supervising the affiliates of Brookfield Asset Management Inc. (“BAM”) who are engaged in the provision of management services (collectively, the “Service Providers”) under the master services agreement entered into on March 13, 2015 by, among others, BIP LP, BAM and the Service Providers (as amended from time to time, the “Master Services Agreement”);

(b)	capitalizing and financing the Corporation’s interests in the Holding Entities; and

(c)	overseeing the activities of the Corporation.

3.	AUTHORITY AND RESPONSIBILITIES

The Board meets regularly to review reports by the Service Providers on the performance of the Corporation. Because the Corporation is intimately connected to BIP and its subsidiaries (the “BIP Group”), the Board will also be informed of the performance, risks and business operations of the BIP Group. In addition to the general supervision of the provision of services by the Service Providers, the Board performs the following functions:

(a)	risk assessment — assessing the major risks facing the Corporation and its subsidiaries and reviewing, approving and monitoring the manner of addressing those risks;

(b)	communications and disclosure — ensuring the timeliness and integrity of communications to shareholders and establishing suitable mechanisms to receive stakeholder views;

(c)

environmental, social, and governance — reviewing the Corporation’s approach to environmental, social, and governance (“ESG”) matters as reported to the Board by the Nominating and Governance Committee;

(d)	corporate governance — overseeing the approach to corporate governance by the Corporation, including adhering to a set of corporate governance principles and guidelines applicable to the Corporation;

(e)

internal controls — reviewing and monitoring the controls and procedures within the Corporation and its subsidiaries to maintain its integrity, including its disclosure controls and procedures, and its internal controls and procedures for financial reporting and compliance; and

(f)

maintaining integrity — on an ongoing basis, satisfying itself as to the integrity of the Service Providers, including compliance with BAM’s Code of Business Conduct and Ethics and its anti-bribery and corruption policies.

A-1

Brookfield Infrastructure Corporation	Board of Directors Charter

4.	COMPOSITION AND PROCEDURES

(a)

Size of Board and Selection Process — The directors of the Corporation are elected by its shareholders from time to time. The Nominating and Governance Committee recommends the nominees for election to the Board for approval both by the full Board and by a majority of its independent directors (as defined in the articles). Following this approval, the Board proposes a slate of nominees for election, the number of which is subject to limits in the articles The Nominating and Governance Committee also recommends the number of directors from time to time. The Board of the Corporation is expected to mirror the board of directors of the general partner of BIP, except that the Corporation will add one additional non-overlapping board member.

(b)

Qualifications — Directors should have the highest personal and professional ethics and values. They should possess skills and competencies in areas that are relevant to the Corporation’s activities. At least three directors and at least a majority of the directors will be independent directors based on the rules and guidelines of applicable stock exchanges and securities regulatory authorities. If the Chair of the Board is not Independent, there shall be a lead independent director (“Lead Independent Director”) of the Board selected by the Board on the recommendation of the Nominating and Governance Committee.

(c)

Meetings — The Board holds at least four scheduled meetings a year, all chaired by the Chair of the Board or, in the absence of the Chair, such other directors as nominated by the directors who are in attendance. The Board is responsible for its agenda. Prior to each Board meeting, the Chair of the Board discusses agenda items for the meeting with a representative of the Service Providers. Materials for each meeting are distributed to the directors in advance of the meetings.

At the conclusion of each regularly scheduled meeting, the independent directors meet separately, in the absence of representatives from the Service Providers. The independent Chair (or Lead Independent Director) chairs these in-camera sessions.

(d)

Committees — The Board has established the following standing committees to assist it in discharging its responsibilities: Audit Committee and Nominating and Governance Committee. Special committees may be established from time to time to assist the Board in connection with specific matters. The chair of each committee reports to the Board following meetings of their committee. The terms of reference of each standing committee as documented in each committee’s charter are reviewed regularly by the Board.

(e)

Evaluation — The Nominating and Governance Committee performs an annual evaluation of the effectiveness of the Board as a whole, the committees of the Board and the contributions of individual directors and provides a report to the Board on the findings of this process.

(f)

Compensation — The Nominating and Governance Committee recommends to the Board the compensation for directors. In reviewing the adequacy and form of compensation for directors, the Nominating and Governance Committee seeks to ensure that director compensation reflects the responsibilities and risks involved in being a director of the Corporation.

(g)

Access to Outside Advisors — The Board and any committee may at any time retain outside financial, legal or other advisors at the expense of the Corporation. Any director may, subject to the approval of the Chairman of the Board, retain an outside advisor at the expense of the Corporation.

(h)

Charter of Expectations — The Board has adopted a Charter of Expectations for Directors which outlines the expectations the Corporation places on its directors in terms of professional and personal competencies, performance, behaviour, conflicts of interest, security ownership and resignation events.

This charter of the Board was reviewed and adopted by the Board on                     .

A-2

APPENDIX B

Audit Committee Charter

BROOKFIELD INFRASTRUCTURE CORPORATION

AUDIT COMMITTEE CHARTER

A committee of the board of directors (the “Board”) of Brookfield Infrastructure Corporation (the “Corporation”), to be known as the Audit Committee (the “Committee”), shall have the following terms of reference:

MEMBERSHIP AND CHAIRPERSON

Following each annual meeting of shareholders of the Corporation, the Board shall appoint three or more directors (the “Members” and each a “Member”) to serve on the Committee until the close of the next annual meeting of shareholders of the Corporation or until the Member ceases to be a director, resigns or is replaced, whichever occurs first.

The Members will be selected by the Board on the recommendation of the Nominating and Governance Committee of the Corporation (the “Nominating and Governance Committee”), but will be expected to be the same as the Audit Committee of BIP Group. Any Member may be removed, with or without cause, from office or replaced at any time by the Board. All Members will be Independent (as defined below). Members must disclose any other form of association they have with a current or former external or internal auditors of the Corporation, any other member of the BAM Group or any member of the BIP Group to the Nominating and Governance Committee for a determination as to whether this association affects the Member’s status as an Independent member. In addition, every Member will be Financially Literate (as defined below) and at least one Member will be an Audit Committee Financial Expert (as defined below). Members may not serve on more than two other public company audit committees, except with the prior approval of the Board.

The Board shall appoint one Member as the chairperson of the Committee. If the Board fails to appoint a chairperson, the Members of the Committee shall elect a chairperson by majority vote to serve at the pleasure of the majority. If the chairperson is absent from a meeting, the Members shall select a chairperson from those in attendance to act as chairperson of the meeting.

RESPONSIBILITIES

The Committee shall:

(a)

oversee the work of the Corporation’s independent auditor (the “auditor”) engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation;

(b)

review and evaluate the auditor’s independence, experience, qualifications and performance and determine whether the auditor should be appointed or reappointed and nominate the auditor for appointment or re-appointment by the Board;

(c)

have the sole authority to retain, compensate, direct, oversee and terminate the auditor and any counsel, other auditors and other advisors hired to assist the Committee, who shall ultimately be accountable to the Committee;

(d)

when a change of auditor is proposed, review all issues related to the change, including the information to be included in the notice of change of auditor required, and the orderly transition of such change;

(e)	review the terms of the auditor’s engagement and the appropriateness and reasonableness of the proposed audit fees;

(f)	at least annually, obtain and review a report by the auditor describing:

(i)	the auditor’s internal quality-control procedures; and

Brookfield Infrastructure Corporation	Audit Committee Charter

(ii)

any material issues raised by the most recent internal quality control review, or peer review, of the auditor, or review by any independent oversight body or governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the auditor, and the steps taken to deal with any issues raised in any such review;

(g)

at least annually, confirm that the auditor has submitted a formal written statement describing all of its relationships with the Corporation and any of its subsidiaries; discuss with the auditor any disclosed relationships or services that may affect its objectivity and independence; obtain written confirmation from the auditor that it is objective within the meaning of the applicable rules of professional conduct/code of ethics adopted by the order of chartered accountants to which it belongs and is an independent public accountant within the meaning of the federal securities legislation administered by the United States Securities and Exchange Commission, and is in compliance with any independence requirements adopted by the Public Company Accounting Oversight Board; and, confirm that the auditor has complied with applicable laws with the rotation of certain members of the audit engagement team;

(h)	review and evaluate the lead partner of the auditor;

(i)	ensure the regular rotation of the audit engagement team members as required by law, and periodically consider whether there should be regular rotation of the auditor firm;

(j)

meet privately with the auditor as frequently as the Committee feels is appropriate to fulfill its responsibilities, which will not be less frequently than annually, to discuss any items of concern to the Committee or the auditor, including:

(i)	planning and staffing of the audit;

(ii)	any material written communications between the auditor and the Service Providers (as defined below) and between the auditor and the auditor’s national office;

(iii)	whether or not the auditor is satisfied with the quality and effectiveness of financial recording procedures and systems;

(iv)	the extent to which the auditor is satisfied with the nature and scope of its examination;

(v)	whether or not the auditor has received the full co-operation of the Service Providers pursuant to the Master Services Agreement (as defined below);

(vi)	the auditor’s opinion of the competence and performance of any key financial personnel of the Corporation;

(vii)	the items required to be communicated to the Committee in accordance with generally accepted auditing standards;

(viii)	all critical accounting policies and practices to be used by the Corporation, and all accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

(ix)

all alternative treatments of financial information within International Financial Reporting Standards (“IFRS”) that have been discussed with the Service Providers, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditor;

(x)

any difficulties encountered in the course of the audit work, any restrictions imposed on the scope of activities or access to requested information, any significant disagreements with the Service Providers and the Service Providers’ response; and

(xi)	any illegal act that may have occurred and the discovery of which is required to be disclosed to the Committee pursuant to the United States Securities Exchange Act of 1934, as amended;

Brookfield Infrastructure Corporation	Audit Committee Charter

(k)

annually review and approve the Audit and Non-Audit Services Policy (the “A&NA Services Policy”), which sets forth the parameters by which the auditor can provide certain audit and non-audit services to the Corporation not prohibited by law and the process by which the Committee pre-approves such services. The Committee, or a member(s) of the Committee duly delegated, reviews and approves all auditor requests to provide audit and non-audit service that are not pre-approved under the A&NA Services Policy, or are in excess of the aggregate fee threshold for the amount of services that can be provided by the auditor. At each quarterly meeting of the Committee, the Committee ratifies all audit and non-audit services provided by the auditor for the then-ended quarter;

(l)	resolve any disagreements between the Service Providers and the auditor regarding financial reporting;

(m)	review, and, where appropriate, recommend for approval by the Board, the following:

(i)	audited annual financial statements, in conjunction with the report of the auditor;

(ii)	interim financial statements;

(iii)	annual and interim management discussion and analysis of financial condition and results of operation;

(iv)	reconciliations of the annual or interim financial statements; and

(v)

all other audited or unaudited financial information contained in public disclosure documents, including without limitation, any prospectus, or other offering or public disclosure documents and financial statements required by regulatory authorities;

(n)

discuss earnings press releases and other press releases containing financial information (to ensure consistency of the disclosure to the financial statements), as well as financial information and earnings guidance provided to analysts and rating agencies including the use of “pro forma” or “adjusted” non-IFRS information in such press releases and financial information. Such review may consist of a general discussion of the types of information to be disclosed or the types of presentations to be made;

(o)	review the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements;

(p)	review and monitor the effectiveness of and compliance with the Disclosure Policy of the Corporation;

(q)

review the effectiveness of the Corporation’s policies and practices concerning financial reporting, any proposed changes in major accounting policies and the appointment and replacement of the person(s) responsible for financial reporting and the internal audit function;

(r)

review the adequacy of the internal controls that have been adopted by the Corporation to safeguard assets from loss and unauthorized use and to verify the accuracy of the financial records and any special audit steps adopted in light of material control deficiencies;

(s)

meet privately with the person(s) responsible for the Corporation’s internal audit function (which will be provided by the Service Providers) as frequently as the Committee feels appropriate to fulfill its responsibilities, which will not be less frequently than annually, to discuss any items of concern;

(t)

review the mandate, budget, planned activities, staffing and organizational structure of the internal audit function (which may be outsourced to a firm other than the auditor) to confirm that it is independent of the Service Providers and has sufficient resources to carry out its mandate. The Committee will discuss this mandate with the auditor; review the appointment and replacement of the person(s) in charge of the Corporation’s internal audit; and review the significant reports to the Service Providers prepared by the internal auditor and the Service Providers’ responses. As part of this process, the Committee reviews and approves the governing charter of the internal audit function on an annual basis;

Brookfield Infrastructure Corporation	Audit Committee Charter

(u)

review the controls and procedures that have been adopted to confirm that material information about the Corporation and its subsidiaries that is required to be disclosed under applicable law or stock exchange rules is disclosed and to review the public disclosure of financial information extracted or derived from the Corporation’s financial statements and periodically assess the adequacy of these procedures;

(v)	review periodically the Corporation’s policies with respect to risk assessment and management, particularly financial risk exposure, including the steps taken to monitor and control risks;

(w)	review periodically the status of taxation matters of the Corporation;

(x)	set clear policies for hiring partners and employees and former partners and employees of the auditor;

(y)

review, with legal counsel where required, such litigation, claims, tax assessments, transactions, material inquiries from regulators and governmental agencies or other contingencies which may have a material impact on financial results or which may otherwise adversely affect the financial well-being of the Corporation;

(z)	review periodically the Corporation’s susceptibility to fraud and oversee the Service Providers’ processes for identifying and managing the risks of fraud; and

(aa)	consider other matters of a financial nature as directed by the Board.

REPORTING

The Committee will regularly report to the Board on:

(a)	the auditor’s qualifications and independence;

(b)	the performance of the auditor and the Committee’s recommendations regarding its reappointment or termination;

(c)	the performance of the Corporation’s internal audit function;

(d)	internal controls and disclosure controls;

(e)

its recommendations regarding the annual and interim financial statements of the Corporation and any reconciliation of the Corporation’s financial statements, including any issues with respect to the quality or integrity of the financial statements;

(f)	its review of any other public disclosure document including the annual report and the annual and interim management’s discussion and analysis of financial condition and results of operations;

(g)	the Corporation’s compliance with legal and regulatory requirements, particularly those related to financial reporting; and

(h)	all other significant matters it has addressed and with respect to such other matters that are within its responsibilities.

COMPLAINTS PROCEDURE

The Committee will establish a procedure for the receipt, retention and follow-up of complaints received by the Corporation regarding accounting, internal controls, disclosure controls or auditing matters and a procedure for the confidential, anonymous submission of concerns by the individuals engaged in the provision of services regarding such matters pursuant to the Master Services Agreement.

REVIEW AND DISCLOSURE

The Committee will review this Charter at least annually and submit it to the Board for approval with such further amendments as it deems necessary and appropriate.

Brookfield Infrastructure Corporation	Audit Committee Charter

This Charter will be posted on the Corporation’s website and the annual report of the Corporation will state that this Charter is available on the website or is available in print to any shareholder who requests a copy.

ASSESSMENT

At least annually, the Nominating and Governance Committee will review the effectiveness of this Committee in fulfilling its responsibilities and duties as set out in this Charter.

ACCESS TO OUTSIDE ADVISORS AND MANAGEMENT

The Committee may retain any outside advisor, including legal counsel, at the expense of the Corporation, without the Board’s approval, at any time. The Committee has the authority to determine any such advisor’s fees.

The Corporation will provide for appropriate funding, for payment of compensation to any auditor engaged to prepare or issue an audit report or perform other audit, review or attest services, and ordinary administrative expenses of the Committee.

Members will meet privately with the Service Providers as frequently as they feel is appropriate to fulfill the Committee’s responsibilities, but not less than annually.

MEETINGS

Meetings of the Committee may be called by any Member or by the Secretary of the Corporation. Meetings will be held each quarter and at such additional times as is necessary for the Committee to fulfill its responsibilities. The Committee shall appoint a secretary (who may be the Secretary of the Corporation) to be the secretary of each meeting of the Committee and to maintain minutes of the meeting and deliberations of the Committee.

The powers of the Committee shall be exercisable at a meeting at which a quorum is present. A quorum shall be not less than a majority of the Members from time to time. Matters decided by the Committee shall be decided by majority vote.

Notice of each meeting shall be given to each Member, the internal auditor, the auditor, and to the Chairman of the Board. Notice of meeting may be given orally or by letter, facsimile or telephone not less than 24 hours before the time fixed for the meeting. Members may waive notice of any meeting and attendance at a meeting is deemed waiver of notice. The notice need not state the purpose or purposes for which the meeting is being held.

The Committee may invite from time to time such persons as it may see fit to attend its meetings and to take part in discussion and consideration of the affairs of the Committee. The Committee may require the auditors to attend any or all meetings.

In addition, the Committee shall meet at least annually with the person responsible for the internal audit function and the independent auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of the Service Providers present.

DEFINITIONS

Capitalized terms used in this Charter and not otherwise defined have the meaning attributed to them below:

“affiliate” of any person means any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person.

Brookfield Infrastructure Corporation	Audit Committee Charter

“Audit Committee Financial Expert” has the meaning based on the rules and guidelines of applicable stock exchanges and securities regulatory authorities.

“BAM” means Brookfield Asset Management Inc.

“BAM Group” means BAM and any affiliates of BAM, other than any member of the BIP Group or the BIPC Group.

“BIPC Group” means the Corporation and its direct and indirect subsidiaries.

“BIP Group” means the Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P. and its direct and indirect subsidiaries, other than the BIPC Group.

“Financially Literate” has the meaning based on the rules and guidelines of applicable stock exchanges and securities regulatory authorities.

“Independent Director” has the meaning based on the rules and guidelines of applicable stock exchanges and securities regulatory authorities.

“Master Services Agreement” means the master services agreement dated March 13, 2015 among the Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., the Service Providers, BAM and others, as amended from time to time.

“Service Providers” means the affiliates of BAM that provide services pursuant to the Master Services Agreement or any other service agreement or arrangement that is contemplated by the Master Services Agreement.

This Charter was reviewed and adopted by the Board on                     .

INDEX TO FINANCIAL STATEMENTS

Page

Combined carve-out financial statements of the utilities operations of Brookfield Infrastructure Partners L.P. as of December 31, 2019 and December 31, 2018 and for each of the three years in the period ended December 31, 2019

F-2

Statement of financial position of Brookfield Infrastructure Corporation as of December 31, 2019	F-44

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

as of December 31, 2019 and December 31, 2018 and for each of the three years in the period ended December 31, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Partners of Brookfield Infrastructure Partners L.P.

Opinion on the Financial Statements

We have audited the accompanying combined carve-out statements of financial position of the Utilities Operations of Brookfield Infrastructure Partners L.P. (the “Business”) as of December 31, 2019 and 2018, the related combined carve-out statements of operating results, comprehensive income, equity and cash flows, for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2019 and 2018, and its financial performance and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on the Business’ financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Business’ internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

February 14, 2020

We have served as the Business’ auditor since 2019.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF FINANCIAL POSITION

US$ MILLIONS	Notes	As of December 31, 2019	As of December 31, 2018
Assets
Cash and cash equivalents	4, 5	$204	$99
Accounts receivable and other	4, 6	390	342

Current assets		594	441
Property, plant and equipment	7	4,497	3,677
Intangible assets	8	3,936	4,267
Goodwill	9	667	691
Financial assets	4	29	34
Other assets	6	89	86
Deferred income tax asset	15	41	44

Total assets		$9,853	$9,240

Liabilities and Equity
Liabilities
Accounts payable and other	4, 10	$487	$349
Financial liabilities	4, 11	6	5

Current liabilities		493	354
Non-recourse borrowings	4, 12	3,526	3,246
Financial liabilities	4, 11	1,002	978
Other liabilities	10	90	83
Deferred income tax liability	15	1,465	1,330

Total liabilities		6,576	5,991

Equity
Equity in net assets attributable to parent company	13	1,654	1,462
Non-controlling interests	13	1,623	1,787

Total equity		3,277	3,249

Total liabilities and equity		$9,853	$9,240

The accompanying notes are an integral part of the financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF OPERATING RESULTS

		For the year ended December 31,
US$ MILLIONS	Notes	2019	2018	2017
Revenues	14	$1,619	$1,561	$1,323
Direct operating costs		(244)	(236)	(195)
General and administrative expenses		(30)	(24)	(25)
Depreciation and amortization expense	7, 8	(308)	(319)	(263)

		1,037	982	840
Interest expense		(156)	(127)	(71)
Mark-to-market on hedging items	4	5	(4)	(3)
Other expense		(44)	(36)	(13)

Income before income tax		842	815	753
Income tax expense
Current	15	(175)	(134)	(75)
Deferred	15	(97)	(100)	(101)

Net income		$570	$581	$577

Attributable to:
Parent company		$197	$202	$207
Non-controlling interests		373	379	370

The accompanying notes are an integral part of the financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF COMPREHENSIVE INCOME

		For the year ended December 31,
US$ MILLIONS	Notes	2019	2018	2017
Net income		$570	$581	$577
Other comprehensive income:
Items that will not be reclassified subsequently to profit or loss:
Revaluation of property, plant and equipment	7	347	203	68
Taxes on the above	15	(59)	(35)	(11)

		288	168	57

Items that may be reclassified subsequently to profit or loss:
Foreign currency translation		(59)	(725)	(141)
Cash flow hedge	4	5	4	(1)
Taxes on the above items	15	(1)	(1)	—

		(55)	(722)	(142)

Total other comprehensive income (loss)		233	(554)	(85)

Comprehensive income		$803	$27	$492

Attributable to:
Parent company	16	$442	$98	$253
Non-controlling interests	16	361	(71)	239

The accompanying notes are an integral part of the financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF EQUITY

US$ MILLIONS	Share capital	Retained earnings	Ownership changes	Accumulated other comprehensive income(1)	Equity attributable to parent company	Non-controlling interests	Total equity
Balance as at January 1, 2019	$681	$388	$115	$278	$1,462	$1,787	$3,249
Net income	—	197	—	—	197	373	570
Other comprehensive income (loss)	—	—	—	245	245	(12)	233

Comprehensive income	—	197	—	245	442	361	803
Distributions to, net of contributions from, parent	(250)	—	—	—	(250)	—	(250)
Distributions to non-controlling interests	—	—	—	—	—	(525)	(525)

Balance as at December 31, 2019	$431	$585	$115	$523	$1,654	$1,623	$3,277

(1)	Refer to Note 16 Accumulated Other Comprehensive Income for an analysis of accumulated other comprehensive income by item.

US$ MILLIONS	Share capital	Retained earnings	Ownership changes	Accumulated other comprehensive income(1)	Equity attributable to parent company	Non-controlling interests	Total equity
Balance as at January 1, 2018	$1,358	$186	$115	$382	$2,041	$3,298	$5,339
Net income	—	202	—	—	202	379	581
Other comprehensive loss	—	—	—	(104)	(104)	(450)	(554)

Comprehensive income (loss)	—	202	—	(104)	98	(71)	27
Distributions to, net of contributions from, parent	(677)	—	—	—	(677)	—	(677)
Capital provided to non-controlling interests(2)	—	—	—	—	—	(877)	(877)
Distributions to non-controlling interests	—	—	—	—	—	(563)	(563)

Balance as at December 31, 2018	$681	$388	$115	$278	$1,462	$1,787	$3,249

(1)	Refer to Note 16 Accumulated Other Comprehensive Income for an analysis of accumulated other comprehensive income by item.
(2)	Refer to Note 12 Borrowings.

The accompanying notes are an integral part of the financial statements.

US$ MILLIONS	Share capital	Retained earnings	Ownership changes(1)	Accumulated other comprehensive income(2)	Equity attributable to parent company	Non-controlling interests	Total equity
Balance as at January 1, 2017	$331	$(21)	$115	$336	$761	$183	$944
Net income	—	207	—	—	207	370	577
Other comprehensive income (loss)	—	—	—	46	46	(131)	(85)

Comprehensive income	—	207	—	46	253	239	492
Acquisition of affiliates	—	—	—	—	—	3,492	3,492
Distributions to non-controlling interests	—	—	—	—	—	(616)	(616)
Distributions to, net of contributions from, parent	1,027	—	—	—	1,027	—	1,027

Balance as at December 31, 2017	$1,358	$186	$115	$382	$2,041	$3,298	$5,339

(1)	Opening balance of ownership changes relate to the partnership’s partial disposition of a 20% economic interest in the U.K. regulated distribution operation in 2012.
(2)	Refer to Note 16 Accumulated Other Comprehensive Income for an analysis of accumulated other comprehensive income by item.

The accompanying notes are an integral part of the carve-out financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS

		For the year ended December 31,
US$ MILLIONS	Notes	2019	2018	2017
Operating Activities
Net income		$570	$581	$577
Adjusted for the following items:
Depreciation and amortization expense	7, 8	308	319	263
Mark-to-market on hedging items, provisions and other	4	35	50	22
Deferred income tax expense	15	97	100	101
Changes in non-cash working capital, net	21	73	15	68

Cash from operating activities		1,083	1,065	1,031

Investing Activities
Acquisition of affiliates, net of cash acquired		—	—	(4,146)
Purchase of long lived assets	7, 8	(455)	(443)	(403)
Disposal of long lived assets	7, 8	14	8	36

Cash used by investing activities		(441)	(435)	(4,513)

Financing Activities
Affiliate distributions to non-controlling interests		(525)	(563)	(616)
Capital provided by non-controlling interests		—	—	2,789
Capital provided to non-controlling interests		—	(877)	—
Distributions (to) from parent		(250)	(677)	1,027
Proceeds from non-recourse borrowings	12	316	1,986	373
Repayment of non-recourse borrowings	12	(55)	(437)	(20)

Cash (used by) from financing activities		(514)	(568)	3,553

Cash and cash equivalents
Change during the year		128	62	71
Impact of foreign exchange on cash		(23)	(41)	(3)
Balance, beginning of year		99	78	10

Balance, end of year		$204	$99	$78

The accompanying notes are an integral part of the financial statements. Please refer to Note 21 for supplemental disclosures on the statements of cash flows.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

NOTE 1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS

The combined carve-out financial statements of the utilities operations of Brookfield Infrastructure Partners L.P., presented herein, reflect the combined carve-out statements of financial position, operations, changes in equity and cash flows of the Brazilian regulated gas transmission operations and the U.K. regulated distribution operations (the “Business”) of Brookfield Infrastructure Partners L.P. (“Brookfield Infrastructure”, the “partnership” or the “parent company”) (NYSE: BIP; TSX: BIP.UN). The partnership is one of the world’s largest diversified infrastructure owners and operators. The partnership announced that it intends to make a special distribution of the shares of Brookfield Infrastructure Corporation (“BIPC” or our “company”), a British Columbia corporation, to its unitholders. Prior to the special distribution, Brookfield Infrastructure will effect a reorganization that results in BIPC acquiring the Business.

The Business, through its affiliates, is an owner and operator of regulated utilities investments in Brazil and the United Kingdom. BIPC was formed as a corporation established under the British Columbia Business Corporation Act and is a subsidiary of the parent company. The parent company’s head office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda.

NOTE 2. AFFILIATES

The following table presents details of non-wholly owned affiliates of the Business as of December 31 for the years indicated:

		Country of incorporation	Effective Ownership Interest (%)			Voting Interest (%)
Defined Name	Name of entity		2019	2018	2017	2019	2018	2017
U.K. regulated distribution operation	BUUK Infrastructure Holdings Limited	U.K.	80	80	80	80	80	80
Brazilian regulated gas transmission operation(1)	Nova Transportadora do Sudeste S.A.(1)	Brazil	28	28	28	90	90	90

(1)

The Business has entered into voting arrangements to provide the Business with the ability to direct the relevant activities of the investee. The Business controls this investee given that the Business is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The Business exercises judgment to determine the level of variability that will achieve control over an investee, particularly in circumstances where the Business’ voting interest differs from its ownership interest in an investee. The following were considered to determine whether the Business controls this investee: the degree of power (if any) held by other investors, the degree of exposure to variability of each investor, the determination of whether any general partner removal rights are substantive and the purpose and design of the investee.

NOTE 3. SIGNIFICANT ACCOUNTING POLICIES

(a)	Statement of Compliance

These combined carve-out financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The combined carve-out financial statements were authorized for issue by the Board of Directors of the general partner of our parent company on February 14, 2020.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

(b)	Basis of Preparation

The combined carve-out financial statements are prepared on a going concern basis. All of the assets and liabilities presented are controlled by the partnership and will be transferred to our company at carrying value. The assets and liabilities in the combined carve-out financial statements have been presented on a historical cost basis, as immediately prior to the transfer. The financial statements represent a combined carve-out of the assets, liabilities, revenues, expenses, and cash flows of the business that will be contributed to our company. All intercompany balances, transactions, revenues and expenses within the Business have been eliminated.

The principal operating entities of the Business generally maintain their own independent management and infrastructure. The Business constitutes a single operating segment. However, certain resources for oversight of operations and associated overhead are incurred at the partnership. These corporate costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated based on management’s best estimate of costs attributable to the Business.

Management believes the assumptions underlying the combined carve-out financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by the Business during the periods presented. However, due to the inherent limitations of carving out the assets, liabilities, operations and cash flows from larger entities, these combined carve-out financial statements may not necessarily reflect the Business’ financial position, operations and cash flow for future periods, nor do they reflect the financial position, results of operations and cash flow that would have been realized had the Business been a stand-alone entity during the periods presented. The financial statements present the equity in the net assets attributable to the parent company rather than the shareholders’ equity. Non-controlling interests in the net assets and results of affiliates within the Business are shown separately in equity in the Combined Carve-Out Statement of Financial Position.

(i)	Affiliates

These combined carve-out financial statements include the accounts of the Business and affiliates over which the Business has control. Affiliates are combined from the date of acquisition, being the date on which the Business obtains control, and continue to be combined until the date when control is lost. The Business (investor) controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Non-controlling interests may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement basis is made on an acquisition by acquisition basis. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in share capital in addition to changes in ownership interests. Total comprehensive income is attributed to non-controlling interests, even if this results in the non-controlling interests having a deficit balance.

All intercompany balances, transactions, revenues and expenses are eliminated in full.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

(c)	Foreign Currency Translation

The U.S dollar is the functional and presentation currency of the Business. Each of the Business’ affiliates determines its own functional currency and items included in the financial statements of each affiliate are measured using that functional currency.

Assets and liabilities of foreign operations having a functional currency other than the U.S. dollar are translated at the rate of exchange prevailing at the reporting date and revenues and expenses at average rates during the period. Gains or losses on translation are included as a component of other comprehensive income. On disposal of a foreign operation resulting in the loss of control, the component of other comprehensive income due to accumulated foreign currency translation relating to that foreign operation is reclassified to net income. On partial disposal of a foreign operation in which control is retained, the proportionate share of the component of other comprehensive income or loss relating to that foreign operation is reclassified to non-controlling interests in that foreign operation.

Foreign currency denominated monetary assets and liabilities are translated using the rate of exchange prevailing at the reporting date and non-monetary assets and liabilities measured at fair value are translated at the rate of exchange prevailing at the date when the fair value was determined. Revenues and expenses are measured at average rates during the period. Gains or losses on translation of these items are included in net income. Gains and losses on transactions which hedge these items are also included in net income or loss. Foreign currency denominated non-monetary assets and liabilities, measured at historic cost, are translated at the rate of exchange at the transaction date.

(d)	Business Combinations

Business acquisitions in which control is acquired are accounted for using the acquisition method, other than those between and among entities under common control. The consideration of each acquisition is measured at the aggregate of the fair values at the acquisition date of assets transferred by the acquirer, liabilities incurred or assumed, and equity instruments issued by the Business in exchange for control of the acquiree. Acquisition related costs are recognized in the Combined Carve-Out Statement of Operating Results as incurred and included in other expenses.

Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in fair values are adjusted against the cost of the acquisition where they qualify as measurement period adjustments. All other subsequent changes in the fair value of contingent consideration classified as liabilities will be recognized in the Combined Carve-Out Statements of Operating Results, whereas changes in the fair values of contingent consideration classified within share capital are not subsequently re-measured.

Where a business combination is achieved in stages, the Business’ previously held interests in the acquired entity are remeasured to fair value at the acquisition date, that is, the date the Business attains control and the resulting gain or loss, if any, is recognized in the Combined Carve-Out Statements of Operating Results. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to the Combined Carve-Out Statements of Operating Results, where such treatment would be appropriate if that interest were disposed of.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Business reports provisional amounts for the items for which the accounting is

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017 incomplete. Those provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognized as of that date.

The measurement period is the period from the date of acquisition to the date the Business obtains complete information about facts and circumstances that existed as of the acquisition date. The measurement period is subject to a maximum of one year subsequent to the acquisition date.

If, after reassessment, the Business’ interest in the fair value of the acquiree’s identifiable net assets exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree if any, the excess is recognized immediately in profit or loss as a bargain purchase gain.

Contingent liabilities acquired in a business combination are initially measured at fair value at the date of acquisition. At the end of subsequent reporting periods, such contingent liabilities are measured at the higher of the amount that would be recognized in accordance with IAS 37, Provisions, Contingent Liabilities and Contingent Assets (“IAS 37”) and the amount initially recognized less the cumulative amount of income recognized in accordance with IFRS 15, Revenue from Contracts with Customers.

(e)	Cash and Cash Equivalents

Cash and cash equivalents include short-term highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

(f)	Accounts Receivable

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less any loss allowance for expected credit losses.

(g)	Property, Plant and Equipment

The Business uses the revaluation method of accounting for all classes of property, plant and equipment. Property, plant and equipment is initially measured at cost and subsequently carried at its revalued amount, being the fair value at the date of the revaluation less any subsequent accumulated depreciation and any accumulated impairment losses. Revaluations are made on at least an annual basis, and on a sufficient basis to ensure that the carrying amount does not differ significantly from fair value. Where the carrying amount of an asset is increased as a result of a revaluation, the increase is recognized in other comprehensive income or loss and accumulated in equity within the revaluation surplus reserve, unless the increase reverses a previously recognized impairment recorded through net income, in which case that portion of the increase is recognized in net income. Where the carrying amount of an asset is decreased, the decrease is recognized in other comprehensive income to the extent of any balance existing in revaluation surplus in respect of the asset, with the remainder of the decrease recognized in net income. Revaluation gains are included in other comprehensive income but are not subsequently recycled into profit or loss.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. The gain or loss arising

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017 on disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the Combined Carve-Out Statements of Operating Results. However, any balance accumulated in revaluation surplus is subsequently recorded in retained earnings when an asset is derecognized and not transferred to profit or loss.

Depreciation of an asset commences when it is available for use. Property, plant and equipment are depreciated on a straight line or declining-balance basis over the estimated useful lives of each component of the assets as follows:

Buildings	Up to 50 years
Plant and equipment	Up to 5 years
Network systems	Up to 60 years

Depreciation on property, plant and equipment is calculated on a straight-line or declining-balance basis so as to depreciate the net cost of each asset over its expected useful life to its estimated residual value. The estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period, with the effect of any changes recognized on a prospective basis.

(h)	Asset Impairment

At each reporting date the Business assesses whether for assets, other than those measured at fair value with changes in values recorded in profit or loss, there is any indication that such assets are impaired. This assessment includes a review of internal and external factors which includes, but is not limited to, changes in the technological, political, economic or legal environment in which the entity operates in, structural changes in the industry, changes in the level of demand, physical damage and obsolescence due to technological changes. An impairment is recognized if the recoverable amount, determined as the higher of the estimated fair value less costs of disposal or the discounted future cash flows generated from use and eventual disposal from an asset or cash generating unit is less than its carrying value. The projections of future cash flows take into account the relevant operating plans and management’s best estimate of the most probable set of conditions anticipated to prevail. Where an impairment loss subsequently reverses, the carrying amount of the asset or cash generating unit is increased to the lesser of the revised estimate of recoverable amount and the carrying amount that would have been recorded had no impairment loss been recognized previously.

(i)	Intangible Assets

Intangible assets acquired in a business combination and recognized separately from goodwill are initially recognized at their fair value at the acquisition date. The Business’ intangible assets are comprised primarily of service concession arrangements and customer order backlogs.

Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortization unless indefinite-lived and accumulated impairment losses, on the same basis as intangible assets acquired separately.

Public service concessions that provide the Business the right to charge users for a service in which the service and fee is regulated by the grantor are accounted for as an intangible asset under IFRIC 12, Service Concession Arrangements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

Concession arrangements were acquired as part of the acquisition of the Brazilian regulated gas transmission operation and were initially recognized at their fair values. The intangible assets at the Brazilian regulated gas transmission operation relate to pipeline concession contracts, amortized on a straight-line basis over the life of the contractual arrangement.

The customer order backlog was acquired as part of the acquisition of the U.K. regulated distribution operation and was initially recorded at its fair value. The customer order backlog represents the present value of future earnings derived from the build out of contracted connections at the acquisition date of the U.K. regulated distribution operation. The customer order backlog is amortized over its estimated useful life of 15 years.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss when the asset is derecognized.

(j)	Goodwill

Goodwill represents the excess of the price paid for the acquisition of an entity over the fair value of the net tangible and intangible assets and liabilities acquired. Goodwill is allocated to the cash generating unit or units to which it relates. The Business identifies cash generating units as identifiable groups of assets that are largely independent of the cash inflows from other assets or groups of assets.

Goodwill is evaluated for impairment annually or more often if events or circumstances indicate there may be impairment. Impairment is determined for goodwill by assessing if the carrying value of a cash generating unit or group of cash generating units, including the allocated goodwill, exceeds its recoverable amount determined as the greater of the estimated fair value less costs of disposal or the value in use. Impairment losses recognized in respect of a cash generating unit are first allocated to the carrying value of goodwill and any excess is allocated to the carrying amount of assets in the cash generating unit. Any goodwill impairment is recognized in period in which the impairment is identified. Impairment losses on goodwill are not subsequently reversed.

On disposal of an affiliate, the attributable amount of goodwill is included in the determination of the gain or loss on disposal of the operation.

(k)	Revenue Recognition

The Business has adopted IFRS 15, Revenue from Contracts with Customers (“IFRS 15”) as of January 1, 2018 using a modified retrospective approach, with the impact of adoption recognized at the date of initial application. IFRS 15 specifies how and when revenue should be recognized as well as requiring more informative and relevant disclosures. This standard also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. IFRS 15 supersedes IAS 18, Revenue, IAS 11, Construction Contracts and a number of revenue-related interpretations. IFRS 15 applies to nearly all contracts with customers: the main exceptions are leases, financial instruments and insurance contracts.

The Business recognizes revenue when it transfers control of a product or service to a customer.

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

The Business recognizes revenue when the specific criteria set out below have been met. Cash received by the Business from customers is recorded as deferred revenue until the revenue recognition criteria set out below are met.

Revenue from utilities infrastructure is derived from the transmission of energy and natural gas and the distribution of energy. Distribution and transmission revenue each contain a single performance obligation that is recognized over time. The connection revenue relating to the Business’ regulated distribution operation contains a distinct performance obligation that is recognized over the period that the connection is constructed, based on an input method of progress recognition on the basis that this methodology is most reflective of the underlying transfer of control. The payment terms for all of our revenue streams require payment upon completion, except for connections income whereby payment is typically collected up-front prior to the completion of any services.

(l)	Financial Instruments and Hedge Accounting

(i)	Financial Instrument Classification

The Business has adopted IFRS 9, Financial Instruments (“IFRS 9”) as of January 1, 2018 retrospectively with no restatement of comparative periods. IFRS 9 establishes principles for the financial reporting of financial assets and financial liabilities that will present relevant and useful information to users of financial statements for their assessment of the amounts, timing and uncertainty of an entity’s future cash flows. The standard includes changes regarding the classification of certain financial instruments as discussed below. These changes have not had a material impact on the Business’ combined carve-out financial statements. The standard also includes a new general hedge accounting standard which aligns hedge accounting more closely with an entity’s risk management activities. It does not fully change the types of hedging relationships or the requirement to measure and recognize ineffectiveness, however, it allows more hedging strategies that are used for risk management purposes to qualify for hedge accounting and introduces more judgment to assess the effectiveness of a hedging relationship.

The Business classifies cash and cash equivalents and accounts receivable and other as amortized cost. Derivative assets are classified as FVTPL, except for derivatives in certain hedging relationships. Other financial assets are classified as either amortized cost or FVTOCI.

Financial assets classified as FVTPL or FVTOCI are subsequently measured at fair value at each reporting date. For financial assets classified as FVTPL, the change in fair value is recorded through profit or loss. For financial assets classified as FVTOCI, the change in fair value is recorded in other comprehensive income. The cumulative gains or losses related to FVTOCI equity instruments are not reclassified to profit or loss on disposal, whereas the cumulative gains or losses on all other FVTOCI assets are reclassified to profit or loss on disposal. For financial instruments at amortized cost or debt instruments at FVTOCI, the Business assesses if there have been significant increases in credit risk since initial recognition to determine whether lifetime or 12-month expected credit losses should be recognized. Any related loss allowances are recorded through profit or loss.

Non-recourse borrowings and accounts payable and other, are classified as amortized cost, except for derivatives embedded in related financial instruments. Embedded derivatives and any other derivative liabilities are classified as FVTPL and are subsequently measured at fair value, except for derivatives in certain hedging relationships. Other financial liabilities are classified as either FVTPL or amortized cost.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

Financial instruments classified as amortized cost upon adoption of IFRS 9—Financial Instruments (“IFRS 9”) were previously classified as loans and receivables. Financial assets classified as FVTOCI were previously classified as available-for-sale securities. The changes in classification had no impact on the carrying values and there were no changes to the classification of the remainder of financial assets classified as FVTPL.

(ii)	Hedge Accounting

The Business selectively utilizes derivative financial instruments primarily to manage financial risks, including interest rate and foreign exchange risks. Derivative financial instruments are recorded at fair value. Hedge accounting is applied when the derivative is designated as a hedge of a specific exposure and that the hedging relationship meets all of the hedge effectiveness requirements. Hedge accounting is discontinued prospectively when the derivative no longer qualifies as a hedge or the hedging relationship is terminated. Once discontinued, the cumulative change in fair value of a derivative that was previously recorded in other comprehensive income by the application of hedge accounting is recognized in profit or loss over the remaining term of the original hedging relationship as amounts related to the hedged item are recognized in profit or loss. The assets or liabilities relating to unrealized mark-to-market gains and losses on derivative financial instruments are recorded in financial assets and financial liabilities, respectively.

Unrealized gains and losses on interest rate contracts designated as hedges of future variable interest payments are included in equity as a cash flow hedge when the interest rate risk relates to an anticipated variable interest payment. The periodic exchanges of payments on interest rate swap contracts designated as hedges of debt are recorded on an accrual basis as an adjustment to interest expense.

(m)	Income Taxes

Income tax expense represents the sum of the tax accrued in the period and deferred income tax.

(i)	Current income tax

Current income tax assets and liabilities are measured at the amount expected to be paid to tax authorities, net of recoveries based on the tax rates and laws enacted or substantively enacted at the reporting date. Current income tax relating to items recognized directly in share capital are also recognized directly in share capital and other comprehensive income.

(ii)	Deferred income tax

Deferred income tax liabilities are provided for using the liability method on temporary differences between the tax bases used in the computation of taxable income and carrying amounts of assets and liabilities in the combined carve-out financial statements. Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that deductions, tax credits and tax losses can be utilized. Such deferred income tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the taxable income nor the accounting income, other than in a business combination. The carrying amount of deferred income tax assets are reviewed at each reporting date and reduced to the extent it is no longer probable that the income tax asset will be recovered.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

Deferred income tax liabilities are recognized for taxable temporary differences associated with investments in affiliates, except where the Business is able to control the reversal of the temporary difference and it is probable that the temporary differences will not reverse in the foreseeable future. Deferred income tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable income against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred income tax liabilities and assets reflect the tax consequences that would follow from the manner in which the Business expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority within a single taxable entity or the Business intends to settle its current tax assets and liabilities on a net basis in the case where there exist different taxable entities in the same taxation authority and when there is a legally enforceable right to set off current tax assets against current tax liabilities.

(n)	Assets Held for Sale

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the non-current asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification subject to limited exceptions.

When the Business is committed to a sale plan involving loss of control of a subsidiary, all of the assets and liabilities of that subsidiary are classified as held for sale when the criteria described above are met, regardless of whether the Business will retain a non-controlling interest in its former subsidiary after the sale.

Non-current assets and disposal groups classified as held for sale are measured at the lower of their previous carrying amount and fair value less costs to sell.

Non-current assets classified as held for sale and the assets of a disposal group are presented separately from other assets in the Combined Carve-Out Statements of Financial Position and are classified as current. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the Combined Carve-Out Statements of Financial Position.

Once classified as held for sale, property, plant and equipment and intangible assets are not depreciated or amortized, respectively.

(o)	Provisions

Provisions are recognized when the Business has a present obligation, either legal or constructive, as a result of a past event, it is probable that the Business will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

(p)	Earnings per share

The Business’ historical structure is not indicative of its prospective structure since no direct ownership relationship existed among all the various shares comprising the Business. Accordingly, historical earnings per share has not been presented in the combined carve-out financial statements.

(q)	Critical Accounting Judgements and Key Sources of Estimation Uncertainty

The preparation of financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgments and estimates made by management and utilized in the normal course of preparing the Business’ combined carve-out financial statements are outlined below.

(i)	Common control transactions

IFRS 3 (2008) Business Combinations does not include specific measurement guidance for transfers of businesses or subsidiaries between entities under common control. Accordingly, the Business has developed a policy to account for such transactions taking into consideration other guidance in the IFRS framework and pronouncements of other standard-setting bodies. The Business’ policy is to record assets and liabilities recognized as a result of transactions between entities under common control at the carrying value on the transferor’s financial statements, and to have the combined carve-out statements of financial position, operating results, changes in equity and cash flows reflect the results of combining entities for all periods presented for which the entities were under the transferor’s common control, irrespective of when the combination takes place.

(ii)	Financial instruments

The Business’ accounting policies relating to derivative financial instruments are described in Note 3(l), Financial Instruments and Hedge Accounting. The critical judgments inherent in these policies relate

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017 to applying the criteria to the assessment of the effectiveness of hedging relationships. Estimates and assumptions used in determining the fair value of financial instruments are equity and commodity prices; future interest rates; the credit worthiness of the Business relative to its counterparties; the credit risk of the Business and counterparty; estimated future cash flows; and discount rates.

(iii)	Revaluation of property, plant and equipment

Property, plant and equipment is revalued on a regular basis. The critical estimates and assumptions underlying the valuation of property, plant and equipment are set out in Note 7, Property, Plant and Equipment.

(iv)	Fair values in business combinations

The Business accounts for business combinations using the acquisition method of accounting. This method requires the application of fair values for both the consideration given and the assets and liabilities acquired. The calculation of fair values is often predicated on estimates and judgments including future cash flows discounted at an appropriate rate to reflect the risk inherent in the acquired assets and liabilities. The determination of the fair values may remain provisional for up to 12 months from the date of acquisition due to the time required to obtain independent valuations of individual assets and to complete assessments of provisions. When the accounting for a business combination has not been completed as at the reporting date, this is disclosed in the financial statements, including observations on the estimates and judgments made as of the reporting date.

(v)	Impairment of goodwill, intangibles with indefinite lives

The impairment assessment of goodwill and intangible assets with indefinite lives requires estimation of the value-in-use or fair value less costs of disposal of the cash-generating units or groups of cash generating units to which goodwill or the intangible asset has been allocated. The Business uses the following critical assumptions and estimates: the circumstances that gave rise to the goodwill, timing and amount of future cash flows expected from the cash-generating units; discount rates; terminal capitalization rates; terminal valuation dates and useful lives.

Other estimates utilized in the preparation of the Business’ financial statements are: depreciation and amortization rates and useful lives; recoverable amount of goodwill and intangible assets; ability to utilize tax losses and other tax measurements.

Other critical judgments utilized in the preparation of the Business’ financial statements include the methodologies for calculating amortization, determination of operating segments and determination of control.

(r)	Recently adopted accounting standards

The Business applied, for the first time, certain new standards applicable to the Business that became effective January 1, 2019. The impact of adopting these new standards on the Business’ accounting policies are as follows:

IFRS 16 Leases (“IFRS 16”)

In January 2016, the IASB published a new standard, IFRS 16. The new standard brings most leases on balance sheet, eliminating the distinction between operating and finance leases. Lessor accounting, however,

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017 remains largely unchanged and the distinction between operating and finance leases is retained. IFRS 16 supersedes IAS 17, Leases (“IAS 17”) and related interpretations and is effective for periods beginning on or after January 1, 2019.

The Business adopted the standard using a modified retrospective approach, whereby any transitional impact is recorded in equity as at January 1, 2019, and comparative periods are not restated. The adoption of IFRS 16 resulted in the recognition of lease liabilities that are recorded in accounts payable and other, other liabilities, and right-of-use assets, or ROU, that are classified as property, plant, and equipment of $3.0 million. The adoption of IFRS 16 did not have an impact on equity at the date of adoption.

IFRIC 23 Uncertainty over Income Tax Treatments (“IFRIC 23”)

In June 2017, the IASB published IFRIC 23, effective for annual periods beginning on or after January 1, 2019. The interpretation requires an entity to assess whether it is probable that a tax authority will accept an uncertain tax treatment used, or proposed to be used, by an entity in its income tax filings and to exercise judgment in determining whether each tax treatment should be considered independently or whether some tax treatments should be considered together. The decision should be based on which approach provides better predictions of the resolution of the uncertainty. An entity also has to consider whether it is probable that the relevant authority will accept each tax treatment, or group of tax treatments, assuming that the taxation authority with the right to examine any amounts reported to it will examine those amounts and will have full knowledge of all relevant information when doing so. The interpretation may be applied on either a fully retrospective basis or a modified retrospective basis without restatement of comparative information. The Business has adopted the interpretation as of January 1, 2019 on a modified retrospective basis. The adoption did not have a material impact on the Business’ combined carve-out financial statements.

IFRS 3 Business Combinations (“IFRS 3”)

In October 2018, the IASB issued an amendment to IFRS 3, effective for annual periods beginning on or after January 1, 2020. The amendment clarifies the definition of a business and assists companies in determining whether an acquisition is a business combination or an acquisition of a group of assets. The amendment emphasizes that to be considered a business, an acquired set of activities and assets must include an input and a substantive process that together significantly contribute to the ability to create outputs. Effective January 1, 2019, the Business has early adopted the standard prospectively. The adoption did not have a significant impact on the Business’ combined carve-out financial statements.

After the adoption of IFRS 3 amendments, the Business continues to account for business combinations in which control is acquired under the acquisition method. When an acquisition is made, the Business considers the inputs, processes and outputs of the acquiree in assessing whether it meets the definition of a business. When the acquired set of activities and assets lack a substantive process in place but will be integrated into the Business’ existing operations, the acquisition ceases to meet the definition of a business and is accounted for as an asset acquisition. Assets acquired through asset acquisitions are initially measured at cost, which includes the transaction costs incurred for the acquisitions. Acquisitions that continue to meet the definition of a business combination are accounted for under the same acquisition method.

NOTE 4. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values are

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017 determined by reference to quoted bid or ask prices, as appropriate. Where bid and ask prices are unavailable, the closing price of the most recent transaction of that instrument is used. In the absence of an active market, fair values are determined based on prevailing market rates such as bid and ask prices, as appropriate for instruments with similar characteristics and risk profiles or internal or external valuation models, such as option pricing models and discounted cash flow analyses, using observable market inputs.

Fair values determined using valuation models require the use of assumptions concerning the amount and timing of estimated future cash flows and discount rates. In determining those assumptions, the business looks primarily to external readily observable market inputs such as interest rate yield curves, currency rates, and price and rate volatilities as applicable. The fair value of interest rate swap contracts which form part of financing arrangements is calculated by way of discounted cash flows using market interest rates and applicable credit spreads.

Classification of Financial Instruments

Financial instruments classified as fair value through profit or loss are carried at fair value on the Combined Carve-Out Statements of Financial Position. Changes in the fair values of financial instruments classified as fair value through profit or loss are recognized in profit or loss. Mark-to-market adjustments on hedging items for those in an effective hedging relationship and changes in the fair value of securities designated as fair value through other comprehensive income are recognized in other comprehensive income.

Carrying Value and Fair Value of Financial Instruments

The following table provides the allocation of financial instruments and their associated financial instrument classifications as at December 31, 2019:

US$ MILLIONS Financial Instrument Classification
MEASUREMENT BASIS	Fair value through profit or loss	Amortized Cost	Total
Financial assets
Cash and cash equivalents	$—	$204	$204
Accounts receivable and other	—	390	390
Financial assets (current and non-current)(1)	29	—	29

Total	$29	$594	$623

Financial liabilities
Non-recourse borrowings (current and non-current)	—	3,526	3,526
Accounts payable and other	—	487	487
Financial liabilities (current and non-current)(1)	77	931	1,008

Total	$77	$4,944	$5,021

(1)	Derivative instruments which are elected for hedge accounting totaling $29 million are included in financial assets and $nil of derivative instruments are included in financial liabilities.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

The following table provides the allocation of financial instruments and their associated financial instrument classifications as at December 31, 2018:

US$ MILLIONS Financial Instrument Classification
MEASUREMENT BASIS	Fair value through profit or loss	Amortized Cost	Total
Financial assets
Cash and cash equivalents	$—	$99	$99
Accounts receivable and other	—	342	342
Financial assets (current and non-current)(1)	34	—	34

Total	$34	$441	$475

Financial liabilities
Non-recourse borrowings (current and non-current)	—	3,246	3,246
Accounts payable and other	—	349	349
Financial liabilities (current and non-current)(1)	83	900	983

Total	$83	$4,495	$4,578

(1)	Derivative instruments which are elected for hedge accounting totaling $34 million are included in financial assets and $nil of derivative instruments are included in financial liabilities.

The following table provides the carrying values and fair values of financial instruments as at December 31, 2019 and December 31, 2018:

	Dec. 31, 2019		Dec. 31, 2018
US$ MILLIONS	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets
Cash and cash equivalents	$204	$204	$99	$99
Accounts receivable and other	390	390	342	342
Financial assets (current and non-current)	29	29	34	34

Total	$623	$623	$475	$475

	Dec. 31, 2019		Dec. 31, 2018
US$ MILLIONS	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial liabilities
Non-recourse borrowings(1)	3,526	3,677	3,246	3,399
Accounts payable and other	487	487	349	349
Financial liabilities (current and non-current)	1,008	1,008	983	983

	$5,021	$5,172	$4,578	$4,731

(1)

Non-recourse borrowings are classified under level 2 of the fair value hierarchy. For level 2 fair values, future cash flows are estimated based on observable forward interest rates at the end of the reporting period.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

Hedging Activities

The Business uses derivatives and non-derivative financial instruments to manage or maintain exposures to interest and currency risks. For certain derivatives which are used to manage exposures, the Business determines whether hedge accounting can be applied. When hedge accounting can be applied, a hedge relationship can be designated as a fair value hedge, cash flow hedge or a hedge of foreign currency exposure of a net investment in a foreign operation with a functional currency other than the U.S. dollar. To qualify for hedge accounting, the derivative must be designated as a hedge of a specific exposure and the hedging relationship must meet all of the hedge effectiveness requirements in accomplishing the objective of offsetting changes in the fair value or cash flows attributable to the hedged risk both at inception and over the life of the hedge. If it is determined that the hedging relationship does not meet all of the hedge effectiveness requirements, hedge accounting is discontinued prospectively.

Cash Flow Hedges

The Business uses interest rate swaps to hedge the variability in cash flows related to a variable rate asset or liability and highly probable forecasted issuances of debt. The settlement dates coincide with the dates on which the interest is payable on the underlying debt, and the amount accumulated in equity is reclassified to profit or loss over the period that the floating rate interest payments on debt affect profit or loss. For the year ended December 31, 2019, pre-tax net unrealized gains of $5 million (2018: gains of $4 million, 2017: losses of $1 million) were recorded in other comprehensive income for the effective portion of the cash flow hedges. As at December 31, 2019, there was a net derivative asset balance of $29 million relating to derivative contracts designated as cash flow hedges (2018: $34 million).

Fair Value Hierarchical Levels—Financial Instruments

Fair value hierarchical levels are directly determined by the amount of subjectivity associated with the valuation inputs of these assets and liabilities, and are as follows:

Level 1	—	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2	—

Inputs other than quoted prices included in Level 1 are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life. Fair valued assets and liabilities that are included in this category are primarily certain derivative contracts and other financial assets carried at fair value in an inactive market.

Level 3	—

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to determining the estimate. Fair valued assets and liabilities that are included in this category are interest rate swap contracts, derivative contracts, certain equity securities carried at fair value which are not traded in an active market and the non-controlling interest’s share of net assets of limited life funds.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

The fair value of the Business’ financial assets and financial liabilities are measured at fair value on a recurring basis. The following table summarizes the valuation techniques and significant inputs for the Business’ financial assets and financial liabilities:

US$ MILLIONS	Fair value hierarchy	Dec. 31, 2019	Dec. 31, 2018
Interest rate swaps & other	Level 2(1)
Financial asset		$29	$34
Financial liability		77	83

(1)

Valuation technique: Discounted cash flow. Future cash flows are estimated based on forward exchange rates (from observable forward exchange rates at the end of the reporting period) and contract forward rates, discounted at a rate that reflects our credit risk and the credit risk of various counterparties.

Assets and liabilities measured at fair value on a recurring basis include $29 million (2018: $34 million) of financial assets and $77 million (2018: $83 million) of financial liabilities which are measured at fair value using valuation inputs based on management’s best estimates.

During the year, no transfers were made between level 1 and 2 or level 2 and 3.

NOTE 5. CASH AND CASH EQUIVALENTS

	As of December 31,
US$ MILLIONS	2019	2018
Cash	$6	$6
Cash equivalents(1)	198	93

Total cash and cash equivalents	$204	$99

(1)	Short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

NOTE 6. ACCOUNTS RECEIVABLE AND OTHER

	As of December 31,
US$ MILLIONS	2019	2018
Current:
Accounts receivable(1)	$356	$328
Prepayments & other assets	34	14

Total current	$390	$342

Non-current:
Accounts receivable(1)	$79	$77
Other assets	10	9

Total non-current	$89	$86

(1)

Includes $214 million and $79 million of current and non-current receivable, respectively (2018: $208 million, $77 million) from one customer. Please refer to Note 14 for revenues attributable to this customer.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

NOTE 7. PROPERTY, PLANT AND EQUIPMENT

US$ MILLIONS	Gross carrying amount	Accumulated depreciation	Accumulated fair value adjustments	Total
Balance at January 1, 2019	$3,141	$(437)	$973	$3,677
Change in accounting policies(1)	3	—	—	3
Additions, net of disposals	413	7	—	420
Depreciation expense	—	(113)	—	(113)
Fair value adjustments	—	—	347	347
Net foreign currency exchange differences	139	(24)	48	163

Balance at December 31, 2019	$3,696	$(567)	$1,368	$4,497

US$ MILLIONS	Gross carrying amount	Accumulated depreciation	Accumulated fair value adjustments	Total
Balance at January 1, 2018	$2,942	$(366)	$810	$3,386
Additions, net of disposals	402	7	—	409
Non-cash (disposals)	(22)	—	—	(22)
Depreciation expense	—	(100)	—	(100)
Fair value adjustments	—	—	203	203
Net foreign currency exchange differences	(181)	22	(40)	(199)

Balance at December 31, 2018	$3,141	$(437)	$973	$3,677

(1)	Refer to Note 3 Significant Accounting Policies.

The Business’ property, plant, and equipment is measured at fair value on a recurring basis with an effective date of revaluation for all asset classes of December 31, 2019 and 2018. The Business determined fair value under the income method. Assets under development were revalued where fair value could be reliably measured.

The following table summarizes the valuation techniques and significant inputs for the Business’ property, plant and equipment assets.

Dec. 31, 2019				Dec. 31, 2018
Valuation Technique	Discount Rate	Terminal Value Multiple	Investment Horizon	Valuation Technique	Discount Rate	Terminal Value Multiple	Investment Horizon
Discounted cash flow model	7%	21x	10 yrs	Discounted cash flow model	7%	22x	10 yrs

An increase in the discount rate would lead to a decrease in the fair value of property, plant and equipment. Conversely, an increase to the terminal value multiple would increase the fair value of property, plant and equipment. The Business has classified all property, plant and equipment under level 3 of the fair value hierarchy.

At December 31, 2019, the Business carried out an assessment of the fair value of its property, plant and equipment, resulting in a gain from revaluation of $347 million (2018: $203 million) which was recognized

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017 in revaluation surplus in the Combined Carve-Out Statements of Comprehensive Income. Key drivers behind the revaluation gain recorded include growth in underlying cash flows at our U.K. regulated distribution business associated with new connections and smart meter adoptions made during the year.

Had the assets been carried under the cost model, the carrying amount of property, plant and equipment would have been $3,129 million as at December 31, 2019 (2018: $2,704 million).

NOTE 8. INTANGIBLE ASSETS

US$ MILLIONS	Dec. 31, 2019	Dec. 31, 2018
Cost	$4,479	$4,631
Accumulated amortization	(543)	(364)

Net intangible assets	$3,936	$4,267

Intangible assets are allocated to the following cash generating units:

US$ MILLIONS	Dec. 31, 2019	Dec. 31, 2018
Brazilian regulated gas transmission operation	$3,885	$4,211
U.K. regulated distribution operation	51	56

Total	$3,936	$4,267

The intangible assets at our Brazilian regulated gas transmission operation relate to service concession arrangements. The terms and conditions of concession arrangements at the Brazilian regulated gas transmission operation are regulated by the Agência Nacional do Petróleo, Gás Natural e Biocombustíveis (“ANP”). Each gas transportation agreement (“GTA”) took into account a return on regulatory asset base (“RAB”), and the tariffs were calculated on an inflation adjusted regulatory weighted average cost of capital (“WACC”) fixed for the life of GTAs. Upon expiry of the authorizations, the assets shall be returned to the government and will be subject to concession upon public bidding. These authorizations expire between 2039 and 2041.

The intangible assets at our U.K. regulated distribution operation relates to contracted order book.

The following table presents the change in the cost balance of intangible assets:

US$ MILLIONS	Dec. 31, 2019	Dec. 31, 2018
Cost at beginning of the year	$4,631	$5,386
Additions, net of disposals	21	26
Foreign currency translation	(173)	(781)

Cost at end of year	$4,479	$4,631

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

The following table presents the accumulated amortization for the Business’ intangible assets:

US$ MILLIONS	Dec. 31, 2019	Dec. 31, 2018
Accumulated amortization at beginning of year	$(364)	$(185)
Amortization	(195)	(219)
Foreign currency translation	16	40

Accumulated amortization at end of year	$(543)	$(364)

NOTE 9. GOODWILL

The following table presents the carrying amount for the Business’ goodwill:

US$ MILLIONS	Dec. 31, 2019	Dec. 31, 2018
Balance at beginning of the year	$691	$805
Foreign currency translation and other	(24)	(114)

Balance at end of the year	$667	$691

The Business’ goodwill mainly arose from the recognition of a deferred tax liability due to purchase price accounting upon the acquisition of our Brazilian regulated gas transmission business. Goodwill is recoverable so long as the tax circumstances that gave rise to the goodwill do not change. To date, no such changes have occurred.

NOTE 10. ACCOUNTS PAYABLE AND OTHER

US$ MILLIONS	Dec. 31, 2019	Dec. 31, 2018
Current:
Accounts payable	$90	$67
Accrued & other liabilities	256	164
Deferred revenue(1)	141	118

Total current	$487	$349

Non-current:
Deferred revenue(1)	$65	$54
Provisions & other liabilities	25	29

Total non-current	$90	$83

(1)

Deferred revenue relates primarily to cash contributions from third parties to build future natural gas and electricity connections at the Business’ U.K. regulated distribution operation. The deferred revenue is recorded on receipt of cash payments and recognized as revenue as services are rendered over the life of the connections arrangement. Of the deferred revenue outstanding at December 31, 2019, 69% is estimated to be realized during 2020, 5% during 2021, 5% during 2022 and 21% will be realized in more than 3 years.

The Business’ exposure to currency and liquidity risk related to trade and other payables is disclosed in Note 20, Financial Risk Management.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

NOTE 11. FINANCIAL LIABILITIES

US$ MILLIONS	Dec. 31, 2019	Dec. 31, 2018
Current:
Inflation rate swaps and other	$6	$5

Total current financial liabilities	$6	$5

Non-current:
Deferred consideration(1)	$931	$900
Inflation rate swaps and other	71	78

Total non-current financial liabilities	$1,002	$978

(1)

Deferred consideration is related to the acquisition of NTS completed during 2017. The deferred consideration is payable on the fifth anniversary of the date of the acquisition and accrues interest at 3.35% compounded annually.

NOTE 12. BORROWINGS

(a)	Non-Recourse Borrowings

The current and non-current balances of non-recourse borrowings are as follows:

US$ MILLIONS	Dec. 31, 2019	Dec. 31, 2018
Non-current	$3,526	$3,246

Total	$3,526	$3,246

Non-recourse borrowings have increased by $280 million since December 31, 2018. This increase is attributable to proceeds, net of repayments from non-recourse borrowings at our U.K regulated distribution operation to fund additions of long-lived assets during the year. The remaining of the variance is attributable to the impact of foreign exchange.

Principal repayments on non-recourse borrowings due over the next five years and thereafter are as follows:

US$ MILLIONS	Total
2020	$—
2021	—
2022	—
2023	1,623
2024	373
Thereafter	1,539

Total Principal repayments	3,535

Deferred financing costs and other	(9)

Total—Dec. 31, 2019	$3,526

Total—Dec. 31, 2018	$3,246

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

The weighted average interest rates of non-recourse borrowings are as follows:

	2019	2018
Weighted average interest rates	5%	5%

Principal repayments on non-recourse borrowings in their local currency are as follows:

US$ MILLIONS, except as noted	Dec. 31, 2019	Local Currency		Dec. 31, 2018	Local Currency
U.S. dollars	$300	USD	300	$300	USD	$300
British pounds	1,936	GBP	1,460	1,604	GBP	1,256
Brazilian real	1,290	BRL	5,200	1,342	BRL	5,200

(b)	Supplemental Information

Details of the “Changes in liabilities from financing activities”, including both changes arising from cash flows and non-cash changes are as follows:

US$ MILLIONS	Dec. 31, 2018	Cash Flows	Foreign Exchange Movement	Dec. 31, 2019
Non-recourse borrowings	3,246	261	19	3,526

US$ MILLIONS	Dec. 31, 2017	Cash Flows	Foreign Exchange Movement	Dec. 31, 2018
Non-recourse borrowings	1,768	1,549	(71)	3,246

NOTE 13. NON-WHOLLY OWNED AFFILIATES

The following tables present summarized accounts for non-wholly owned affiliates on the Combined Carve-Out Statement of Financial Position:

	As of December 31, 2019
US$ MILLIONS	Current Assets	Non-Current Assets	Current Liabilities	Non-Current Liabilities	Non-Controlling Interest in Affiliates	Equity in Net Assets Attributable to Parent Company
U.K. regulated distribution operation	$159	$4,653	$294	$2,888	$318	$1,312
Brazilian regulated gas transmission operation	435	4,606	199	3,195	1,305	342

Total	$594	$9,259	$493	$6,083	$1,623	$1,654

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

	As of December 31, 2018
US$ MILLIONS	Current Assets	Non-Current Assets	Current Liabilities	Non-Current Liabilities	Non-Controlling Interest in Affiliates	Equity in Net Assets Attributable to Parent Company
U.K. regulated distribution operation	$131	$3,844	$248	$2,452	$247	$1,028
Brazilian regulated gas transmission operation	310	4,955	106	3,185	1,540	434

Total	$441	$8,799	$354	$5,637	$1,787	$1,462

The following tables present summarized accounts for non-wholly owned affiliates on the Combined Carve-Out Statement of Operating Results:

	Year ended December 31, 2019
		Attributable to non- controlling interest		Attributable to parent company
US$ MILLIONS	Revenue	Net Income	Other Comprehensive Income	Net Income	Other Comprehensive Income
U.K. regulated distribution operation	$478	$24	$71	$103	$278
Brazilian regulated gas transmission operation	1,141	349	(83)	132	(33)

Total	$1,619	$373	$(12)	$235	$245

	Year ended December 31, 2018
		Attributable to non- controlling interest		Attributable to parent company
US$ MILLIONS	Revenue	Net Income	Other Comprehensive Income (loss)	Net Income	Other Comprehensive Income (loss)
U.K. regulated distribution operation	$449	$22	$19	$99	$86
Brazilian regulated gas transmission operation	1,112	357	(469)	139	(190)

Total	$1,561	$379	$(450)	$238	$(104)

	Year ended December 31, 2017
		Attributable to non- controlling interest		Attributable to parent company
US$ MILLIONS	Revenue	Net Income	Other Comprehensive Income (loss)	Net Income	Other Comprehensive Income (loss)
U.K. regulated distribution operation	$385	$21	$29	$114	$118
Brazilian regulated gas transmission operation	938	349	(160)	146	(72)

Total	$1,323	$370	$(131)	$260	$46

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

The following tables present summarized accounts for non-wholly owned affiliates on the Combined Carve-Out Statement of Cash Flows:

	Cash Flow Activities
	Year ended December 31, 2019			Year ended December 31, 2018
US$ MILLIONS	Operating	Investing	Financing	Operating	Investing	Financing
U.K. regulated distribution operation	$271	$(416)	$147	$226	$(413)	$179
Brazilian regulated gas transmission operation	839	(21)	(702)	868	(26)	(792)

Total	$1,110	$(437)	$(555)	$1,094	$(439)	$(613)

	Cash Flow Activities
	Year ended December 31, 2017
US$ MILLIONS	Operating	Investing	Financing
U.K. regulated distribution operation	$220	$(343)	$129
Brazilian regulated gas transmission operation	819	83	(839)

Total	$1,039	$(260)	$(710)

NOTE 14. REVENUES

a)	Revenues by service line

Substantially all of the Business’ revenues are recognized over time as services are rendered. The following table disaggregates revenues by service line:

US$ MILLIONS	2019	2018	2017
Gas Transmission	$1,141	$1,112	$938
Distribution	307	286	249
Connections	152	139	123
Other	19	24	13

	$1,619	$1,561	$1,323

b)	Revenues from external customers

The following table disaggregates revenues by geographical region.

US$ MILLIONS	2019	2018	2017
Brazil	$1,141	$1,112	$938
United Kingdom	478	449	385

	$1,619	$1,561	$1,323

The Business’ customer base is comprised predominantly of investment grade companies, with one customer that makes up greater than 10% of the Business’ revenues. For the year ended December 31, 2019, revenue generated from this customer was $1,141 million (2018: $1,112 million, 2017: $938 million).

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

c)	Non-Current Assets

US$ MILLIONS	Dec. 31, 2019	Dec. 31, 2018
Brazil	$4,606	$4,955
United Kingdom	4,653	3,844

	$9,259	$8,799

NOTE 15. INCOME TAXES

Income taxes are recognized for the amount of taxes payable by the Business’ corporate affiliates and for the impact of deferred tax assets and liabilities related to such affiliates.

(a)	Deferred Income Tax Balances

The sources of deferred income tax balances are as follows:

	As of December 31,
US$ MILLIONS	2019	2018
Deferred income tax assets
Financial instruments and other	$15	$18
Tax losses carried forward	31	31

	$46	$49

Deferred income tax liabilities
Property, plant and equipment	$(505)	$(406)
Intangible assets	(965)	(929)

	$(1,470)	$(1,335)

Net deferred income tax liabilities	$(1,424)	$(1,286)

Reflected in the statement of financial position as follows:
Deferred tax assets	$41	$44
Deferred tax liabilities	(1,465)	(1,330)

Net deferred tax liabilities	$(1,424)	$(1,286)

The sources of deferred income tax balances and movements are as follows:

		Recognized in
US$ MILLIONS	Jan. 1, 2019	Net Income	Other Comprehensive Income	Other(1)	Acquisitions (Dispositions)	Dec. 31, 2019
Deferred tax assets related to non-capital losses and capital losses	$31	$—	$—	$—	$—	$31
Deferred tax liabilities related to differences in tax and book basis, net	(1,317)	(97)	(60)	19	—	(1,455)

Net deferred tax liabilities	$(1,286)	$(97)	$(60)	$19	$—	$(1,424)

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

		Recognized in
US$ MILLIONS	Jan. 1, 2018	Net Income	Other Comprehensive Income	Other(1)	Acquisitions (Dispositions)	Dec. 31, 2018
Deferred tax assets related to non-capital losses and capital losses	$34	$(2)	$—	$(1)	$—	$31
Deferred tax liabilities related to differences in tax and book basis, net	(1,355)	(98)	(36)	172	—	(1,317)

Net deferred tax liabilities	$(1,321)	$(100)	$(36)	$171	$—	$(1,286)

(1)	Other items relate to foreign exchange as deferred income taxes are calculated based on the functional currency of each operating entity.

The amount of non-capital and capital losses and deductible temporary differences for which no deferred income tax assets have been recognized is approximately $3 million (2018: $3 million). All of the deductible temporary differences not recognized relate to non-capital losses that will carry forward indefinitely and have no expiry dates.

(b)	Income Tax Recognized in Income or Loss

The major components of income tax expense include the following:

	For the year ended December 31,
US$ MILLIONS	2019	2018	2017
Tax expense comprises:
Current income tax expense	$175	$134	$75
Deferred income tax expense
Origination and reversal of temporary differences	89	94	98
Deferred tax assets not recognized	8	6	3

Total income tax expense	$272	$234	$176

Income tax on income before tax and non-controlling interests reconciles to tax expense as follows:
Net income before income tax and non-controlling interests	$842	$815	$753

Income tax expense calculated at the domestic rates applicable to profits in the country concerned	267	257	239
International operations subject to different tax rates	(3)	(12)	(25)
Taxable income attributable to non-controlling interests	(6)	(24)	(50)
Portion of gains subject to different tax rates	8	9	7
Deferred tax assets not recognized	8	6	3
Permanent differences and other	(2)	(2)	2

Income tax expense recognized in profit or loss	$272	$234	$176

The Business has no temporary differences associated with investments in affiliates for which no deferred income taxes have been provided.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

(c)	Income Tax Recognized Directly in Other Comprehensive Income

US$ MILLIONS	2019	2018	2017
Deferred tax arising on income and expenses recognized in other comprehensive income
Revaluation of property, plant and equipment	$59	$35	$11
Cash flow hedges	1	1	—

Total income tax recognized directly in other comprehensive income	$60	$36	$11

NOTE 16. ACCUMULATED OTHER COMPREHENSIVE INCOME

Attributable to Parent Company

US$ MILLIONS	Revaluation Surplus	Foreign Currency Translation	Cash Flow Hedges	Accumulated Other Comprehensive Income
Balance at December 31, 2017	$594	$(207)	$(5)	$382
Other comprehensive income (loss)	135	(242)	3	(104)

Balance at December 31, 2018	$729	$(449)	$(2)	$278

Other comprehensive income	230	12	3	245

Balance at December 31, 2019	$959	$(437)	$1	$523

NOTE 17. CONTRACTUAL COMMITMENTS

In the normal course of business, the Business will enter into contractual obligations which include commitments relating primarily to contracted project costs for various growth initiatives such as committed expenditures associated with gas and electricity sales contracts at our U.K. regulated distribution operation. As at December 31, 2019, the Business had $913 million (2018: $915 million) of commitments outstanding, of which 30% mature in less than one year, 47% between two and five years, and 23% after five years.

In addition, pursuant to the Master Service Agreement, on a quarterly basis, the partnership pays a base management fee to certain service providers (the “Service Provider”), which are wholly-owned subsidiaries of Brookfield, equal to 0.3125% per quarter (1.25% annually) of the market value of the partnership plus net recourse debt. The fee attributable to the Business is recorded on the Combined Carve-Out Statements of Operating Results in general and administrative expenses. The allocation was based on the estimated fair value of the Business.

NOTE 18. RELATED PARTY TRANSACTIONS

In the normal course of operations, the Business entered into the transactions below with related parties. The ultimate parent of the Business is Brookfield Asset Management Inc. (“Brookfield”). Other related parties of the Business represent Brookfield’s subsidiary and operating entities.

Since inception, our partnership has had a management agreement (the “Master Services Agreement”) with the Service Provider.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

The Business’ combined carve-out financial statements include general corporate expenses of the parent company which were not historically allocated to the Business’ operations. These expenses relate to management fees payable to Brookfield. These allocated expenses have been included as appropriate in the Business’ Combined Carve-Out Statement of Operating Results. Key decision makers of the Business are employees of Brookfield. However, the financial statements may not include all of the expenses that would have been incurred and may not reflect the Business’ combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate the actual costs that would have been incurred had the Business been a standalone business during the periods presented as this would depend on multiple factors, including organizational structure and infrastructure.

Pursuant to the Master Services Agreement, on a quarterly basis, the partnership pays a base management fee, referred to as the Base Management Fee, to the Service Provider equal to 0.3125% per quarter (1.25% annually) of the market value of the partnership. For purposes of calculating the Base Management Fee, the market value of the partnership is equal to the aggregate value of all the outstanding units, plus all outstanding third-party debt with recourse to a recipients of services under the Master Services Agreement, less all cash held by such entities.

The Base Management Fee allocated to the Business was $30 million for the year ended December 31, 2019 (2018: $24 million, 2017: $25 million). The allocation was based on the estimated fair value of the Business.

The Business’ affiliates provide connection services in the normal course of operations on market terms to affiliates and associates of Brookfield Property Partners L.P. For the year ended December 31, 2019, revenues of $2 million were generated (2018: $4 million, 2017: $nil) and $nil expenses were incurred (2018: $nil, 2017: $nil).

NOTE 19. DERIVATIVE FINANCIAL INSTRUMENTS

The Business’ activities expose it to a variety of financial risks, including market risk (i.e. currency risk, interest rate risk, commodity risk and other price risk), credit risk and liquidity risk. The Business selectively uses derivative financial instruments principally to manage these risks.

The aggregate notional amount of the Business’ derivative positions at December 31, 2019 and 2018 were as follows:

US$ MILLIONS	Note	2019	2018
Interest rate swaps and other	(a)	$434	$417

		$434	$417

The following table presents the change in fair values of the Business’ derivative positions during the years ended December 31, 2019 and 2018:

US$ MILLIONS	Unrealized Gains on Derivative Financial Assets	Unrealized Losses on Derivative Financial Liabilities	Net Change During 2019	Net Change During 2018
Interest rate swaps and other	$10	$—	$10	$29

	$10	$—	$10	$29

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

(a)	Interest Rates Swaps and Other

At December 31, 2019, the Business held cross currency interest rate swap contracts having an aggregate notional amount of $267 million (2018: $257 million). The Business has inflation linked swaps with an aggregate notional amount of $167 million (2018: $160 million).

Other Information Regarding Derivative Financial Instruments

The following table presents the notional amounts underlying the Business’ derivative instruments by term to maturity as at December 31, 2019 and the comparative notional amounts at December 31, 2018, for both derivatives that are classified as fair value through profit or loss and derivatives that qualify for hedge accounting:

	2019				2018
US$ MILLIONS	< 1 year	1 to 5 years	> 5 years	Total Notional Amount	Total Notional Amount
Fair value through profit or loss
Inflation rate swaps and other	$—	$—	$167	$167	$160

	$—	$—	$167	$167	$160

Elected for hedge accounting
Cross currency interest rate swaps and other	$—	$267	$—	$267	$257

	$—	$267	$—	$267	$257

The following table classifies derivatives elected for hedge accounting during the years ended December 31, 2019 and 2018 as either cash flow hedges or net investment hedges. Changes in the fair value of the effective portion of the hedges are recorded in either other comprehensive income or net income, depending on the hedge classification, whereas changes in the fair value of the ineffective portion of the hedge are recorded in net income:

	2019			2018
AS AT AND FOR THE YEARS ENDED (US$ MILLIONS)	Notional	Effective Portion	Ineffective Portion	Notional	Effective Portion	Ineffective Portion
Cash flow hedges	$267	$5	$—	$257	$34	$—

The Business settles the difference between the contracted fixed and floating rates of its interest rate swaps on a net basis. All interest rate swap contracts exchanging floating rate interest amounts for fixed rate interest amounts are designated as cash flow hedges in order to reduce the Business’ cash flow exposure resulting from variable interest rates on borrowings. The interest rate swaps and the interest payments on the borrowings occur simultaneously and the amount accumulated in equity is reclassified to profit or loss over the period that the floating rate interest payments on borrowings affect profit or loss.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

NOTE 20. FINANCIAL RISK MANAGEMENT

The Business is exposed to the following risks as a result of holding financial instruments: capital risk; liquidity risk; market risk (i.e. interest rate risk and foreign currency risk); and credit risk. The following is a description of these risks and how they are managed:

(a)	Liquidity Risk Management

The Business manages its capital structure to be able to continue as a going concern while maximizing the return to stakeholders. The Business’ overall capital strategy remains unchanged from 2018.

The capital structure of the Business consists of debt, offset by cash and cash equivalents, and share capital comprised of issued capital and accumulated gains.

US$ MILLIONS	2019	2018
Non-recourse borrowings	$3,526	$3,246
Cash and cash equivalents	(204)	(99)

Net debt	3,322	3,147
Total Equity	3,277	3,249

Total capital and net debt	$6,599	$6,396

Net debt to capitalization ratio	50%	49%

The Board of Directors, along with senior management of the Service Provider, reviews the Business’ capital structure and as part of this review, considers the cost of capital and the risk associated with each class of capital.

The Business manages its debt exposure by financing its operations on a non-recourse basis with prudent levels of debt, ensuring a diversity of funding sources as well as laddering its maturity profile to minimize refinance risk. the Business also borrows in the currency where the asset operates, where possible, in order to hedge its currency risk.

The Business’ financing plan is to fund its recurring growth capital expenditures with cash flow generated by its operations after maintenance capital expenditure, as well as debt financing that is sized to maintain its credit profile. To fund large scale development projects and acquisitions, the Business will evaluate a variety of capital sources including funding from our partnership, proceeds from selling non-core assets, equity and debt financing. The Business will seek to raise additional equity if the Business believes it can earn returns on these investments in excess of the cost of the incremental capital.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

The following tables detail the contractual maturities for the Business’ financial liabilities. The tables reflect the undiscounted cash flows of financial liabilities based on the earliest date on which the Business can be required to pay. The tables include both interest and principal cash flows:

December 31, 2019 US$ MILLIONS	Less than 1 year	1-2 years	2-5 years	5+ years	Total contractual cash flows
Accounts payable and other liabilities	$245	$1	$1	$—	$247
Non-recourse borrowings	—	—	1,996	1,539	3,535
Financial liabilities	6	28	973	1	1,008

Interest Expense:
Non-Recourse borrowings	82	69	184	391	726

December 31, 2018 US$ MILLIONS	Less than 1 year	1-2 years	2-5 years	5+ years	Total contractual cash flows
Accounts payable and other liabilities	$202	$—	$—	$—	$202
Non-recourse borrowings	—	—	1,772	1,480	3,252
Financial liabilities	5	6	943	29	983

Interest Expense:
Non-recourse borrowings	90	74	212	479	855

(b)	Market Risk

Market risk is defined for these purposes as the risk that the fair value or future cash flows of a financial instrument held by the Business will fluctuate because of the change in market prices. Market risk includes the risk of changes in interest rates, foreign currency exchange rates and equity prices.

The Business seeks to minimize the risks associated with foreign currency exchange rates and interest rates primarily through the use of derivative financial instruments to hedge these risk exposures. The use of financial derivatives is governed by Brookfield Infrastructure’s Treasury Policy. The Business does not enter into, or trade financial instruments, including derivative financial instruments, for speculative purposes.

The Treasury Policy provides written principles on the use of financial derivatives. With respect to its treasury policy, the Service Provider performs the monitoring, review and approval role and report to the Board on a regular basis.

Financial instruments held by the Business that are subject to market risk include other financial assets, borrowings and derivative instruments.

Interest Rate Risk Management

The Business’ primary objectives with respect to interest rate risk management are to ensure that:

•	The Business is not exposed to interest rate movements that could adversely impact its ability to meet financial obligations;

•	Earnings and distributions are not adversely affected;

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

•	Volatility of debt servicing costs is managed within acceptable parameters; and

•	All borrowing covenants under various borrowing facilities, including interest coverage ratios, are complied with.

To achieve these objectives, in general terms, the Business’ funding mix comprises both fixed and floating rate debt. Fixed rate debt is achieved either through fixed rate debt funding or through the use of financial derivate instruments. In addition, where possible, interest rate risk is minimized by matching the terms of interest rate swap contracts in regulated businesses to the term of the rate period, thus providing natural hedges.

The sensitivity analyses below reflect the Business’ exposure to interest rates for both derivative and non-derivative instruments at the reporting date, assuming that a 10 basis point increase or decrease in rates takes place at the beginning of the financial year and is held constant throughout the reporting period. The sensitivity analyses assume a 10 basis point change to reflect the current methodology employed by the Business in assessing interest rate risk. Such parallel shift in the yield curve by 10 basis points would have had the following impact, assuming all other variables were held constant:

	2019		2018		2017
US$ MILLIONS	10 bp decrease	10 bp increase	10 bp decrease	10 bp increase	10 bp decrease	10 bp increase
Net income (loss)	$1	$(1)	$1	$(1)	$1	$(1)
Other comprehensive income	—	—	—	—	—	—

Foreign Currency Risk Management

The Business has exposure to foreign currency risk in respect of currency transactions, the value of the Business’ net investment, cash flows and capital expenditures that are denominated outside of the U.S. The Business’ approach to foreign currency risk management is:

•	The Business leverages any natural hedges that may exist within its operations;

•	The Business utilizes local currency debt financing to the extent possible; and

•	The Business may utilize derivative contracts to the extent that natural hedges are insufficient.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

The tables below set out the Business’ currency exposure at December 31, 2019, 2018 and 2017:

2019 US$ MILLIONS	GBP	BRL	Total
Assets:
Current assets	$159	$435	$594
Non-current assets	4,653	4,606	9,259

	$4,812	$5,041	$9,853

Liabilities:
Current liabilities	$294	$199	$493
Non-current liabilities	2,888	3,195	6,083

	$3,182	$3,394	$6,576

Non-controlling interest	318	1,305	1,623

Net investment attributable to parent equity	$1,312	$342	$1,654

2018 US$ MILLIONS	GBP	BRL	Total
Assets:
Current assets	$131	$310	$441
Non-current assets	3,844	4,955	8,799

	$3,975	$5,265	$9,240

Liabilities:
Current liabilities	$248	$106	$354
Non-current liabilities	2,452	3,185	5,637

	$2,700	$3,291	$5,991

Non-controlling interest	247	1,540	1,787

Net investment attributable to parent equity	$1,028	$434	$1,462

2017 US$ MILLIONS	GBP	BRL	Total
Assets:
Current assets	$107	$322	$429
Non-current assets	3,550	5,990	9,540

	$3,657	$6,312	$9,969

Liabilities:
Current liabilities	$281	$73	$354
Non-current liabilities	2,261	2,015	4,276

	$2,542	$2,088	$4,630

Non-controlling interest	217	3,081	3,298

Net investment attributable to parent equity	$898	$1,143	$2,041

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

The following tables detail the Business’ sensitivity to a 10% increase and decrease in the U.S. dollar against the relevant foreign currencies, with all other variables held constant as at reporting date. 10% is the sensitivity rate used when reporting foreign currency risk internally. The sensitivity analysis is performed as follows:

•

Outstanding foreign currency denominated monetary items (excluding foreign exchange derivative contracts) are adjusted at period end for a 10% change in foreign currency rates from the rate at which they are translated;

•	Foreign currency derivative contracts are measured as the change in fair value of the derivative as a result of a 10% change in the spot currency rate; and

•

The impact on net income results from performing a sensitivity of a 10% change in foreign exchange rates applied to the profit or loss contribution from foreign operations (after considering the impact of foreign exchange derivative contracts).

	Impact on Net Income
	2019		2018		2017
US$ MILLIONS	-10%	10%	-10%	10%	-10%	10%
USD/GBP	10	(10)	10	(10)	11	(11)
USD/BRL	13	(13)	14	(14)	15	(15)

	Impact on Parent Equity
	2019		2018		2017
US$ MILLIONS	-10%	10%	-10%	10%	-10%	10%
USD/GBP	131	(131)	103	(103)	90	(90)
USD/BRL	34	(34)	43	(43)	114	(114)

(c)	Credit Risk Management

Credit risk is the risk of loss due to the failure of a borrower or counterparty to fulfill its contractual obligations.

From a treasury perspective, counterparty credit risk is managed through the establishment of authorized counterparty credit limits which are designed to ensure that the Business only deals with credit worthy counterparties and that counterparty concentration is addressed and the risk of loss is mitigated. Credit limits are sufficiently low to restrict the Business from having credit exposures concentrated with a single counterparty but rather encourages spreading such risks among several parties. The limits are set at levels that reflect the Business’ scale of activity and allow it to manage its treasury business competitively.

The Business does not have any significant credit risk exposure to any single counterparty or any group of counterparties having similar characteristics. The credit risk on liquid funds and derivative financial instruments is limited because the counterparties are banks with high credit ratings assigned by international credit rating agencies. Exposure to credit risk is limited to the carrying amount of the assets on the Combined Carve-out Statements of Financial Position.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UTILITIES OPERATIONS OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017

NOTE 21. SUPPLEMENTAL CASH FLOW INFORMATION

	For the year ended December 31,
US$ MILLIONS	2019	2018	2017
Interest paid	$161	$136	$80
Income taxes paid	$96	$107	$73

Amounts paid and received for interest were reflected as operating cash flows in the Combined Carve-out Statements of Cash Flows. Interest paid is net of debt related hedges.

Amounts paid for income taxes were reflected as either operating cash flows or investing cash flows in the Combined Carve-out Statements of Cash Flows depending upon the nature of the underlying transaction.

Details of “Changes in non-cash working capital, net” on the Combined Carve-out Statements of Cash Flows are as follows:

	For the year ended December 31,
US$ MILLIONS	2019	2018	2017
Accounts receivable	$(58)	$(21)	$19
Accounts payable and other	131	36	49

Changes in non-cash working capital, net	$73	$15	$68

STATEMENT OF FINANCIAL POSITION OF BROOKFIELD INFRASTRUCTURE CORPORATION

as at December 31, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of Brookfield Infrastructure Corporation

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of Brookfield Infrastructure Corporation (the “Company”) as of December 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

February 14, 2020

We have served as the Company’s auditor since 2019.

BROOKFIELD INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

US$	As of December 31, 2019
Assets
Cash	$100

Equity
Share capital	100

Total equity	$100

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019

NOTE 1. ORGANIZATION AND DESCRIPTION OF THE COMPANY

Brookfield Infrastructure Corporation (our “company”) is a Canadian corporation incorporated on August 30, 2019 and governed by, the laws of British Columbia, on August 30, 2019. Our company is a subsidiary of Brookfield Infrastructure Partners L.P. (the “partnership”), which we also refer to as the parent company. Our company was established by the partnership to be an alternative investment vehicle for investors who prefer owning the partnership’s operations in a corporate entity. The partnership, a subsidiary of Brookfield Asset Management Inc., contributed $100.

Our company’s registered head office is 250 Vesey Street, New York, NY, United States.

The financial statements were approved by the Board of Directors of our company and authorized for issue on February 14, 2020.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Statement of Compliance

These financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Separate Statements of Operating Results, Changes in Equity and Cash Flows have not been presented as there have been no activities for our company since incorporation.

(b)	Cash

Cash includes cash on hand.

(c)	Critical Accounting Judgments and Key Sources of Estimation Uncertainty

The preparation of financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgments and estimates made by management and utilized in the normal course of preparing our company’s financial statements are outlined below.

(i)	Common control transactions

IFRS 3 (2008) Business Combinations does not include specific measurement guidance for transfers of businesses or subsidiaries between entities under common control. Accordingly, our company has developed a policy to account for such transactions taking into consideration other guidance in the IFRS framework and pronouncements of other standard-setting bodies. Our company’s policy is to record assets and liabilities recognized as a result of transactions between entities under common control at the carrying value on the transferor’s financial statements, and to have the combined carve-out statements of financial position, operating results, changes in equity and cash flows reflect the results of combining entities for all periods presented for which the entities were under the transferor’s common control, irrespective of when the combination takes place.

NOTE 3. CAPITAL STRUCTURE

As at December 31, 2019, one common share was issued and outstanding for $100. Our company is authorized to issue an unlimited number of common shares. A holder of common shares is entitled to require our company to redeem the common shares for a price equal to the net asset value, being the amount by which the value of our company’s assets exceed our company’s liabilities. During 2019, BIPC incorporated BIPC Holdings Inc. BIPC Holdings Inc., in turn, incorporated BUUK Bermuda Holdco Limited, which was subsequently sold to a subsidiary of the partnership at fair value for proceeds, net of cash transferred of $nil. There were no other activities in the subsidiaries of our company. As at December 31, 2019, BIPC wholly-owns BIPC Holdings Inc. and consolidates this entity.

BROOKFIELD INFRASTRUCTURE CORPORATION

Class A Exchangeable Subordinate Voting Shares of

Brookfield Infrastructure Corporation

Limited Partnership Units of Brookfield Infrastructure Partners L.P.

(issuable or deliverable upon exchange, redemption or acquisition of Class A Exchangeable

Subordinate Voting Shares)

Prospectus dated March 12, 2020

Until April 6, 2020, all dealers that effect transactions in the exchangeable shares whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.